UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 6-K
________________________
REPORT OF FOREIGN PRIVATE ISSUER
Pursuant to rule 13a-16 or 15d-16
of the Securities Exchange Act of 1934
February 4, 2026
_________________________
NOVO NORDISK A/S
(Exact name of Registrant as specified in its charter)
_________________________
Novo Allé
DK-2880 Bagsværd
Denmark
(Address of principal executive offices)
Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F
Form 20-F ☒  Form 40-F ☐
Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the
Securities Exchange Act of 1934.
Yes ☐ No ☒
If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g-32(b):82-_______

Novo Nordisk Annual Report 2025

MANAGEMENT REPORT

Annual review						Sustainability statement		Financial statements and additional information

3 4 7 8 9 10 11	Introducing Novo Nordisk Message from the Chair and the CEO 2025 at a glance Five-year overview Purpose, strategy and culture Value creation Inside the discovery of semaglutide	12 13 14 20 26 32	Strategic Aspirations Strategic Aspirations 2025 Financial performance Commercial execution Innovation and therapeutic focus Sustainability commitment	35 36 37 39 41	Governance Executive Management Board of Directors Corporate governance Risk management	45 51 71 132	General information Prioritised topics Other material topics Additional Sustainability statement information	82 120 125 131	Consolidated financial statements Statements and auditor’s reports Financial statements of the parent company More information

– – –	Novo Nordisk Annual Report 2025	3

Introducing Novo Nordisk

4 Message from the Chair and the CEO 7 2025 at a glance 8 Five-year overview 9 Purpose, strategy and culture 10 Value creation 11 Inside the discovery of semaglutide

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / Message from the Chair and the CEO	4

Sharpening our focus for a new era

As we reflect on 2025 and look towards the future, we write at a pivotal moment in Novo Nordisk’s journey. The past year has been one of profound transformation; testing our resilience, sharpening our focus and positioning us for sustainable success in an increasingly dynamic healthcare landscape.

For decades, Novo Nordisk flourished in the diabetes market, building expertise patient by patient, innovation by innovation. Our entry into obesity treatment – a field we pioneered and shaped – thrust us into an era of unprecedented growth that, frankly, surprised even us. This huge demand changed everything: people with obesity actively seeking our medicines, self-paying consumers seeking faster access and a global spotlight on our every move.
This extraordinary period taught us important lessons about serving consumer-driven markets. We discovered that people living with obesity face completely different challenges than those living with diabetes. Instead of fear, they often feel shame or stigmatisation. Instead of conventional clinical support, they want discretion. This realisation demanded different approaches than our traditional physician-
focused model, forcing us to rethink our traditional approaches to patient care and market access.
The competitive landscape has evolved just as dramatically. Where we once enjoyed clear market leadership in obesity treatment, virtually every major pharmaceutical company now recognises this as an attractive market. This competition, whilst challenging, validates the therapeutic area we pioneered and drives continued innovation for patients. We are not intimidated by this new reality; after all, our century-long experience in diabetes has taught us how to compete successfully in crowded markets.
What sets us apart remains compelling: unmatched global reach, extensive manufacturing investments and an unparalleled understanding of metabolic diseases. We have also seen encouraging recognition from the World Health Organization, which has acknowledged the multiple health benefits of GLP-1 treatments and has committed to exploring ways to expand access globally. This growing institutional support opens exciting new pathways to bring our life-changing treatments to more people with obesity and diabetes, wherever they are.

Chair of the Board of Directors Lars Rebien Sørensen (left) and President and CEO Maziar Mike Doustdar (right).

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / Message from the Chair and the CEO	5

In response to these market shifts, we have made decisive changes to remain the leader in obesity and diabetes care. We have refocused our strategy on these core therapeutic areas – not as a limitation, but as recognition that serving the two billion people living with obesity, overweight or diabetes provides massive opportunities for growth and impact. This sharpened focus reflects our DNA: throughout our history, we have always succeeded when concentrating our efforts where we make the greatest difference.
Operationally, we have merged our research and development functions to accelerate innovation without compromise, creating seamless progression from early research through clinical development.
We have also simplified governance structures to increase our operational speed whilst maintaining our commitment to ethics and compliance.
The most challenging decision of 2025 was the reduction of our workforce – the largest in our company’s history. After scaling up rapidly during a period of hyper-growth, we recognised staffing levels had become unsustainable as market dynamics shifted, requiring difficult but necessary action to ensure financial discipline. We approached this with deep respect for those colleagues affected, conducting the process swiftly and with dignity, consistent with the Novo Nordisk Way. These actions preserved our ability to redirect resources towards obesity and diabetes growth opportunities essential to serving patients and driving our future success.
Furthermore, changes to the composition of our Board reflect our commitment to having the right competencies for this new business reality. Following dialogue between Novo Nordisk’s Board and the board of the Novo Nordisk Foundation, different visions for the pace and extent of board renewal made an extraordinary general meeting necessary to provide clarity on governance. Our reconfigured Board stands ready to support management in responding rapidly to market conditions in this dynamic environment. Moving forward, we are committed to constructive engagement with shareholders, ensuring that their perspectives help shape the road ahead.
Our path forward centres on expanding access whilst accelerating innovation. We will develop products for different patient needs, price points and preferences. Just as we serve people living with diabetes with multiple insulin formulations, we will build a comprehensive obesity portfolio offering diverse treatment options. This means developing therapies that address the full spectrum of patient circumstances – from those seeking the highest efficacy outcomes to those who need different delivery methods, dosing frequencies or treatment profiles that better suit their individual needs.
A significant milestone has been the record-breaking launch of the Wegovy® pill – the world’s first and only once-daily oral GLP-1 therapy approved for weight management. This breakthrough addresses patient preferences whilst leveraging the proven efficacy and safety profile of semaglutide, positioning us uniquely in an increasingly competitive field.

With our expanding treatment options, we view the upcoming loss of exclusivity for semaglutide in certain markets as an opportunity, not a threat. When you have multiple ways to serve patients, patent cliffs become stepping stones to broader access. Generic competition will expand access to obesity treatments, creating a stronger foundation for next-generation innovations whilst our oral formulation, higher-strength versions and novel mechanisms will serve diverse patient needs.
As our transformation continues, so does our long-standing commitment to sustainable business practices. The triple bottom line – balancing financial performance with social responsibility and environmental stewardship – remains fundamental to our identity. Long-term value creation requires attention to these broader impacts, and we continue to invest in sustainable practices whilst setting realistic, achievable targets that we can deliver upon.
Throughout this evolution, we remain anchored by the same patient-first obsession that has guided us for more than a century. Every decision and every innovation must ultimately serve the health and wellbeing of the more than 45.6 million patients who depend on us today, and the hundreds of millions more we aim to serve in future. This patient-centric approach extends across our entire value chain:
from researchers designing molecules with real-world patient needs in mind, to pricing strategies reflecting diverse affordability requirements, to commercial approaches that meet people where and how they want to access care.
As we look to 2026 and beyond, we are not promising a rapid return to the extraordinary growth rates of recent years. Market conditions have evolved, competition has intensified and expanding access to our life-changing medicines means finding new ways to reach more patients whilst continuing to invest in the breakthrough treatments of tomorrow. In response, we are building a stronger, more focused organisation that can deliver sustainable value whilst fulfilling our mission to defeat obesity, diabetes and related comorbidities.
The year ahead will test our resolve and capabilities. We face it with confidence, knowing that our renewed focus, strengthened competencies and uncompromising commitment to people with serious chronic diseases position us well for the challenges and opportunities ahead.
Thank you for your continued trust and support as we write Novo Nordisk’s next chapter.

Lars Rebien Sørensen Chair of the Board of Directors	Maziar Mike Doustdar President and CEO

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / Message from the Chair and the CEO	6

Q&A WITH THE CEO Leading through change
The soaring demand for obesity treatment has also highlighted critical patient safety issues with unapproved compounded products that do not undergo rigorous review for safety, effectiveness and quality. This reinforces why authentic, thoroughly tested medicines matter. Our responsibility extends beyond serving people with obesity to actively seeking to protect them from the safety and efficacy risks posed by unapproved compounded products.
How does Novo Nordisk’s portfolio strategy address these diverse patient needs?
Reaching millions more people means we need a portfolio that works for everyone – from affordable options to cutting-edge treatments. In obesity, we are building a strong pipeline with higher-dose and oral formulations of
Wegovy® and exciting next-generation therapies like zenagamtide (amycretin) and CagriSema. But that is just part of the story. We are also focused on diabetes with the continued rollout of Awiqli® and the EU approval of
Kyinsu® (IcoSema), plus we are preparing for the launch of denecimig (Mim8) for people living with haemophilia A.
Different patients have different motivations and preferences. Some need treatment to address serious underlying health risks, others to improve their quality of life. Some prefer oral medications whilst others are comfortable with injections. Our portfolio must reflect this segmentation.
The impending loss of exclusivity for semaglutide actually strengthens this approach. Generic competition will help establish an affordable foundation whilst we build differentiated innovations on top of that. We will not shy away from business development activities that complement our focused strategy, ensuring we serve people with serious chronic diseases with as many treatment options as needed.
What should stakeholders expect as Novo Nordisk moves forward?
As we enter 2026, I want to set realistic expectations. As you can see in our financial outlook for the year ahead, we are projecting a sales decline in 2026 and are not promising a rapid return to the extraordinary growth rates of recent years. We are focused on sustainable, long-term value creation by expanding our reach and advancing our pipeline. This means providing access to many more people while building the foundation for future growth.
We are pursuing impact growth, measured by how many additional people gain access to life-changing treatments, rather than revenue growth for its own sake. This means building sustainable competitive advantages through breakthrough science, strategic partnerships and access programmes that serve people with serious chronic diseases regardless of their economic circumstances.
What gives you confidence in Novo Nordisk’s future?
When you reflect on the history of Novo Nordisk, you can see that it has never been one smooth ride. Innovation is never a straight line – what has made us successful over the past 102 years is our ability to show resilience and create new innovations time and again. That same spirit drives us today.
The hundreds of millions of people we are yet to reach represent an enormous opportunity. We have the right people, guided by the right values, to meet that challenge whilst living up to our triple bottom line principle.
Most importantly, I see colleagues who genuinely care about the patients we serve. That focus on putting patients’ health and wellbeing first remains our greatest strength. This combination of proven resilience and untapped potential is why our best years are still ahead of us.

In his first Annual Report as CEO, Maziar Mike Doustdar
reflects on a challenging year, the strength of Novo
Nordisk's foundations and his vision for sustainable
growth through innovation and expanded access.

This has been a difficult year for Novo Nordisk. How do you reflect on your first six months as CEO?
It has been a difficult year for our employees and our shareholders. We said goodbye to many good colleagues and we were not able to meet our growth expectations, which has been tough on our colleagues and shareholders alike. Our hyper-growth period led to unsustainable increases in staffing and costs that required difficult but necessary corrections to ensure we could redirect resources towards obesity and diabetes growth opportunities – the areas that will ultimately serve patients. But I have no doubt that the foundations of this company are as strong as ever. We serve millions of people across obesity, diabetes and rare diseases, with so many more yet to reach.
During my first six months as CEO, I have interacted with colleagues from across the value chain, and I am more persuaded each time that we have an incredibly talented workforce. What strikes me most is the sense of purpose that guides us: an unwavering commitment to innovation and a genuine obsession to serve patients that has defined our 102-year journey, always guided by the Novo Nordisk Way.
How do you view the competitive landscape in obesity treatment?
We have pioneered an area of unmet need that has created robust competition, and competition has always served innovation and the needs of patients. What motivates me is that the obesity market contains hundreds of millions of people with diverse needs; this is not a constraint, it is an enormous opportunity for a company with our capabilities.
The competitive environment has also taught us valuable lessons about truly understanding our patients.
For example, we have learned that some people living with obesity prefer accessing treatment through online providers from the privacy of their homes rather than in traditional clinical settings. Understanding these real patient preferences is crucial to our success.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / 2025 at a glance	7

2025 at a glance Novo Nordisk is a leading global healthcare company, founded in 1923 and headquartered in Denmark.	GEOGRAPHICAL AREAS	45.6 million people living with obesity and diabetes reached (45.2 million in 2024)	6.4% sales growth as reported (25% in 2024)

Region Europe & Canada
US Operations
Region Emerging markets
Region China
Region Asia Pacific

		52 countries with Wegovy® available (17 in 2024)	11.70 dividend per share (DKK 11.40 in 2024)
		673 submissions and approvals of new products (593 in 2024)	69,505 employees worldwide (77,349 in 2024)

KEY EVENTS

Acquisitions and licencing to
enhance portfolio of treatments.
Included the acquisition of Akero
Therapeutics, Inc. and its phase 3
asset (MASH) and licence
agreements with The United
Laboratories (triple receptor
agonist) and Septerna, Inc. (small
molecules).

Maziar Mike Doustdar
appointed as president
and chief executive officer
of Novo Nordisk.
Maziar Mike Doustdar, formerly
executive vice president of
International Operations,
succeeded Lars Fruergaard
Jørgensen in the role.

Wegovy® approved in the US
for the treatment of MASH.
The Food and Drug
Administration (FDA)
approval positioned Wegovy®
as the first and only GLP-1
treatment approved for MASH,
complementing proven weight
loss and cardiovascular benefits.

Company-wide
transformation plan to
streamline operations and
reinvest for growth.
Included a global workforce
reduction of around 9,000
positions with annualised
savings of DKK 8 billion from
2026 and onwards redirected
to obesity and diabetes
growth opportunities.

Expanded affordability
options to bring our
GLP-1s to more Americans.
Expanding access and
affordability for our
semaglutide medicines on
top of existing initiatives
such as lower self-pay prices
and collaborations with select
telehealth providers.

Advanced pipeline
programmes and submitted
new medicines for approval.
Key progress included
advancing zenagamtide
(amycretin) to initiate phase 3
trials in 2026, and filing weight
management medicine
CagriSema to the FDA.

FDA approval and launch
of Wegovy® pill in the US.
First and only approved once-
daily oral GLP-1 medicine for
weight management. With
efficacy on par with injectable
semaglutide and more
optionality, this advancement
opens new possibilities for the
more than 100 million people
living with obesity in the US.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / Five-year overview	8

Five-year overview

Financial performance						Change
DKK million	2021	2022	2023	2024	2025	2024-25
Net sales	140,800	176,954	232,261	290,403	309,064	6.4%
Sales growth as reported	10.9%	25.7%	31.3%	25.0%	6.4%
Sales growth in constant exchange rates[1]	13.8%	16.4%	35.6%	25.7%	10.3%
Operating profit	58,644	74,809	102,574	128,339	127,658	(0.5%)
Operating profit growth as reported	8.3%	27.6%	37.1%	25.1%	(0.5%)
Operating profit growth in constant exchange rates[1]	12.7%	14.6%	43.7%	26.2%	6.0%
Depreciation, amortisation and impairment losses	6,025	7,362	9,413	19,107	21,982	15.0%
EBITDA[1,2]	64,669	82,171	111,987	147,446	149,640	1.5%
EBITDA growth as reported[1,2]	8.0%	27.1%	36.3%	31.7%	1.5%
EBITDA growth in constant exchange rates[1,2]	12.0%	14.9%	42.4%	32.7%	7.3%
Net financials	436	(5,747)	2,100	(1,148)	2,882
Profit before income taxes	59,080	69,062	104,674	127,191	130,540	2.6%
Effective tax rate[3]	19.2%	19.6%	20.1%	20.6%	21.5%
Net profit	47,757	55,525	83,683	100,988	102,434	1.4%
Adjusted net profit[1]	49,146	57,370	86,229	110,557	116,407
Purchase of property, plant and equipment	6,335	12,146	25,806	47,164	60,140	28%
Purchase of intangible assets	1,050	2,607	13,090	4,145	29,973	623%
Cash used for acquisition of businesses	18,283	7,075	—	82,163	—
Free cash flow[1]	29,319	57,362	68,326	(14,707)	28,295
Total assets	194,508	241,257	314,486	465,630	542,902	17%
Net debt[1]	(5,031)	2,319	8,950	(69,713)	(95,424)	37%
Equity	70,746	83,486	106,561	143,486	194,047	35%
1. See Non-IFRS financial measures.  2. EBITDA is defined as ’net profit’, adjusted for 'income taxes', 'financial items', 'depreciation and amortisation'
and 'impairment losses and reversals'.  3. See Financial definitions and ratios.  4. Total dividend for the year including interim dividend of DKK 3.75 per share, corresponding to DKK 16,663 million, which was paid in August 2025. The remaining DKK 7.95 per share, corresponding to
DKK 35,312 million, will be paid subject to approval at the Annual General Meeting in March 2026.  5. Total number of patients reached by obesity and diabetes products.  6. GHG: Greenhouse Gas.

Financial ratios						Change
DKK million	2021	2022	2023	2024	2025	2024-25
Gross margin[3]	83.2%	83.9%	84.6%	84.7%	81.0%
Sales and distribution costs in percentage of sales	26.3%	26.1%	24.4%	21.4%	20.8%
Research and development costs in percentage of sales	12.6%	13.6%	14.0%	16.6%	16.8%
Cash to earnings[1]	61.4%	103.3%	81.6%	(14.6%)	27.6%
Operating margin[3]	41.7%	42.3%	44.2%	44.2%	41.3%
Net profit margin[3]	33.9%	31.4%	36.0%	34.8%	33.1%
Return on invested capital[1]	69.0%	73.6%	88.5%	63.9%	39.3%
Share performance and capital allocation
Basic earnings per share/ADR in DKK[3]	10.40	12.26	18.67	22.67	23.06	1.7%
Diluted earnings per share/ADR in DKK[3]	10.37	12.22	18.62	22.63	23.03	1.8%
Adjusted diluted earnings per share/ADR in DKK[1]	10.67	12.62	19.18	24.77	26.17	5.7%
Total number of shares (million), end of year	4,620	4,560	4,510	4,465	4,465	0.0%
Dividend per share in DKK[4]	5.20	6.20	9.40	11.40	11.70	2.6%
Total dividend (DKK million)[4]	23,711	27,950	41,987	50,683	51,975	2.5%
Dividend payout ratio[3]	49.6%	50.3%	50.2%	50.2%	50.7%
Share repurchases (DKK million)	19,447	24,086	29,924	20,181	1,388	(93%)
Closing share price (DKK)	368	469	698	624	325	(48%)
Sustainability performance
Total number of patients reached (in millions)[5]	34.9	36.9	41.6	45.2	45.6	1%
Total number of employees (headcount)	48,478	55,185	64,319	77,349	69,505	(10%)
Total GHG[6] emissions – market-based (1,000 tonnes CO2e)	—	—	1,836	2,261	2,690	19%
Plastic footprint per patient (kg/patient)	—	—	—	0.38	0.36	(5%)

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / Purpose, strategy and culture	9

Purpose, strategy and culture

PURPOSE
At Novo Nordisk, our purpose remains clear: driving change to defeat serious chronic diseases. Alongside our purpose, balancing our triple bottom line of financial, social and environmental responsibility remains fundamental to our identity.

CULTURE
The Novo Nordisk Way Essentials
1    We create value by having a patient-centred
business approach.
2  We set ambitious goals and are empowered to
achieve them.
3  We are accountable for our financial, environmental
and social performance.
4  We are curious and innovate for the benefit of
patients and society at large.
5  We build and maintain good relations with
our stakeholders.
6  We value diversity and treat everyone with respect.
7  We focus on performance and personal development.
8  We have a healthy and engaging working environment.
9  We strive for agility and simplicity in everything we do.
10  We never compromise on quality and ethics.

STRATEGY
Our strategy focuses on leading in Obesity, Diabetes
& related comorbidities, through patient centricity,
innovation and affordable access. In Obesity, we
will lead by addressing patients’ diverse needs and
supporting them throughout their care journey.
In Diabetes, we will strengthen leadership with a
cardiorenal focus. In addition, we will continue to
strengthen Rare Disease leadership in rare blood
and rare endocrine disorders.
Significant unmet need persists with almost
1 billion people living with obesity and around
600 million living with diabetes. This represents a
major opportunity and obligation to serve many
more patients.
The updated strategy marks a shift from expansion
into new, dedicated therapy areas as standalone
(CVD, CKD, MASH) towards going deeper into our core
areas, Obesity and Diabetes.

1. Chronic kidney disease. 2. Cardiovascular disease. 3. Metabolic dysfunction-associated steatohepatitis.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / Value creation	10

Value creation

We focus on creating lasting value for society and our business with a strong commitment to our triple bottom line.
Following the Novo Nordisk Way, we are dedicated to delivering long-term value for people with serious chronic diseases, our employees, partners, shareholders and society. Our value chain covers every stage from identifying new treatments through R&D, manufacturing, supplier partnerships and distribution to the people we serve.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Introducing Novo Nordisk / Inside the discovery of semaglutide	11

The molecule that changed everything: Inside the discovery of semaglutide
The breakthrough came through clever chemistry: attaching a fatty acid to semaglutide. This allowed the drug to bind with albumin, a natural blood protein, creating a protective shield that prevented breakdown by the kidneys and kept it circulating in the body for longer. What surprised them most was semaglutide’s superior efficacy. The engineering for once-weekly dosing had also created a more potent
GLP-1 receptor agonist than ever before.
“We set out to create a weekly GLP-1 therapy – that was the task,” Jesper reflects. “But we had also created something much more potent, with unique properties leading to significantly greater effects on both blood sugar and appetite regulation.” Today, their molecule has evolved beyond its original injectable form.
Novo Nordisk has successfully developed oral semaglutide – first as Rybelsus® for diabetes, and more recently as the Wegovy® pill, the first and only FDA-approved oral GLP-1 therapy for weight management.
Semaglutide now represents the vast majority of our revenue. Clinical trials continue confirming its unforeseen potential in cardiovascular, kidney and liver diseases – research that reinforces Thomas’s evolving perspective: “I used to be sceptical about treating obesity with medicine, but I’m now convinced that it’s both meaningful and necessary,” he says. “It lowers the risk of various comorbidities, and it saves society money in the long run.”
Although their names are on the patent, the pair are quick to credit colleagues across Novo Nordisk who have also played key roles in bringing their invention to life. “Successful drug development is always a team effort,” Jesper adds. “It’s fantastic knowing you’ve been part of creating something with such a profound impact on human health.” The journey so far, born from a reluctant chemist’s leap into the unknown, has already changed millions of lives – and the story continues.

A chance encounter with peptide chemistry led a team of Novo Nordisk scientists on a seven-year journey to create one of modern medicine’s most transformative treatments.
Jesper Lau (left) and Thomas Kruse (right).

Thomas Kruse still remembers the moment he was asked to park his expertise in organic chemistry and move into peptides. It was spring 2002, and the Danish researcher had spent nearly a decade crafting small molecules in Novo Nordisk’s laboratories. But his boss, then-Chief Scientific Officer Mads Krogsgaard Thomsen, had a different vision – one that would ultimately reshape how the world treats obesity and diabetes.
“I sometimes describe myself as one of Mads Krogsgaard’s guinea pigs,” Thomas jokes. The transition to peptide engineering wasn’t easy, but this reluctant shift would become the foundation for the creation of semaglutide, a medicine now changing millions of lives worldwide.
By late 2002, Thomas had been joined by Jesper Lau, another chemist who shared the daunting task of establishing Novo Nordisk’s new protein and peptide engineering department. Together with laboratory technician Paw Bloch (who is now enjoying his retirement) and a team of “repurposed” small molecule scientists, they embarked on a seemingly impossible task: creating a once-weekly injectable GLP-1 receptor agonist.
The scientific challenge was formidable. Natural GLP-1 – which stimulates insulin production and regulates appetite – has a half-life of just minutes; far too short for therapeutic use. The team needed to extend this dramatically whilst maintaining potency. Years of painstaking work followed. The team synthesised compound after compound. Semaglutide was compound number 217 – meaning 216 previous attempts had fallen short.
“The real challenge was solving several difficult technical problems at once,” Jesper explains. “It was about half-life, optimal potency and physical stability.”

Unlocking the value of semaglutide
Broader adoption of semaglutide can relieve pressure
on health systems by reducing obesity- and diabetes-
related complications, hospitalisations and productivity
losses. According to a detailed UK analysis from 2023,
GLP-1 medicines can reduce hospitalisations and bed
days by almost 10%, potentially saving approximately
GBP 1.68 billion vs glucose‑only care by 2040. With
global healthcare costs related to chronic diseases
projected to surge 56% – from USD 10.2 trillion today
to an estimated USD 15.9 trillion worldwide by 2050 –
scaling access to semaglutide offers a unique path to a
healthier society and more sustainable public finances.
Source: Novo Nordisk. Unlocking the full value of GLP‑1 for
people, health systems and society. 2025. Available at: https://
www.novonordisk.com/content/dam/nncorp/global/en/media/
pdfs/novo-nordisk-unlocking-the-power-of-glp-1.pdf (The
contents of the company's website do not form a part of this
Form 6-K)
		UK modelling shows expanded GLP-1 use could deliver... 8% fewer CV events 7% fewer hospitalisations 7% fewer bed days – than a glucose management approach	GBP ~1.68 billion in UK cost savings by 2040

– – –	Novo Nordisk Annual Report 2025	12

Strategic Aspirations

13Strategic Aspirations 2025 14Financial performance 20Commercial execution 26Innovation and therapeutic focus 32Sustainability commitment

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Strategic Aspirations 2025	13

Strategic Aspirations 2025		Strategic Aspirations 2025	Progress in 2025
	Financials	Deliver solid sales and operating profit growth
•Sales growth of 10% (CER)
•Operating profit growth of 6% (CER), impacted by one-off restructuring costs related to a company-
wide transformation as well as acquisition of three former Catalent sites
•Had Novo Nordisk not incurred such restructuring costs, of around DKK 8 billion, operating profit would have increased by 13% (CER)

		Drive operational efficiencies	•Operational leverage reflecting sales growth when adjusting for restructuring costs
		Enable attractive capital allocation to shareholders	•Free cash flow of DKK 28.3 billion •DKK 52 billion returned to shareholders
The 2025 Strategic Aspirations were introduced in 2019 and are set to conclude this year:
•  Sales have more than doubled, reaching DKK 309 billion in 2025 with a compound annual growth rate (CAGR) of 17%.
•  Operating profit has more than doubled, reaching DKK 128 billion in
2025 with a CAGR of 16%.
•  Obesity care sales have increased from DKK 6 billion in 2019 to DKK
82 billion in 2025.
•  Rare Disease positioned for sustained growth with late-stage pipeline of denecimig (Mim8) and etavopivat.
•  DKK 306 billion has been returned to shareholders from 2020 to
2025.
•  Treatment provided to 46 million people living with obesity and diabetes, an increase of ~16 million patients since 2019.
Novo Nordisk expects to introduce new Strategic Aspirations as part of Capital Markets Day on 21 September 2026. Until that time, reporting and tracking of progress will continue across key
dimensions of the Novo Nordisk business.
	Innovation and therapeutic focus	Develop superior treatment solutions for Obesity
•In-license agreements of a triple agonist and two oral molecules
•Novo Nordisk to advance subcutaneous and oral zenagamtide (amycretin) for weight management into phase 3
•Semaglutide 2.4 mg approved in the US for the treatment of MASH
•Phase 3 programme with cagrilintide initiated
•Closing of Akero acquisition and its phase 3 FGF21 analogue in MASH
•Semaglutide 7.2 mg submitted in the EU and in the US
•Wegovy® pill for weight management approved in the US and submitted in the EU
•Phase 1a/2b trial initiated with UBT251, a triple agonist
•CagriSema submitted for regulatory approval in the US

Further raise innovation bar for Diabetes treatment
•Ozempic® approved by EMA for the treatment of peripheral arterial disease in the EU
•Resubmission of Awiqli® in the US for treatment of type 2 diabetes
•Phase 3 trial with coramitug initiated in people living with Amyloid Transthyretin (ATTR)
cardiomyopathy
•IcoSema (Kyinsu®) approved in the EU for the treatment of type 2 diabetes in adults
•Evoke phase 3 trials did not demonstrate a statistically significant reduction in Alzheimer's disease progression
•Phase 3 trial with CagriSema, REIMAGINE 2 and 3, in diabetes successfully completed
•Phase 2 trial successfully completed with subcutaneous and oral zenagamtide (amycretin)

Strengthen and progress Rare disease pipeline
•Alhemo® approved in the US for the treatment of haemophilia A and B without inhibitors
•Sogroya® non-replacement indications submitted in the US and Japan
•Denecimig (Mim8) submitted for regulatory approval in the EU and in the US
•Closing of the acqusition of clinical-stage MASP-3 inhibitor zaltenibart
•Sogroya® approved in China

	Commercial execution	Strengthen Diabetes leadership to more than one-third	•Diabetes value market share declined by 3.6 percentage points to 30.1% (MAT)
		More than DKK 25 billion in Obesity care sales by 2025	•Obesity care sales increased by 31% (CER) to DKK 82.3 billion
		Secure a sustained growth outlook for Rare disease	•Rare disease sales increased by 9% (CER) to DKK 19.6 billion
	Purpose and sustainability	Progress towards zero environmental impact	•Overall CO2e emissions (scope 1, 2 and full scope 3) increased by 19% compared to 2024
		Adding value to society and being recognised as a sustainable employer	•Medical treatment provided to 42.0 million people living with diabetes and 3.6 million people living with obesity

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Financial performance	14

2025 performance
Financial performance
Sales increased by 6% measured in Danish kroner and by 10% at CER to DKK 309,064 million in 2025. Novo
Nordisk’s 2025 sales and operating profit performance measured at CER were within the ranges provided in November 2025. The effective tax rate, capital expenditure, free cash flow as well as depreciation, amortisation and impairment losses were all in line with the guidance.
Geographic sales development
Sales in US Operations increased by 3% measured in Danish kroner and by 8% at CER.
Sales in International Operations increased by 10% measured in Danish kroner and by 14% at CER. Sales in
EUCAN increased by 15% measured in Danish kroner and by 16% at CER. Sales in Emerging Markets increased by 3% measured in Danish kroner and by 8% at CER. Sales in APAC increased by 19% measured in Danish kroner and by 25% at CER. Sales in Region China increased by 1% measured in Danish kroner and by 5% at CER.
Sales development across therapeutic areas
Sales of Obesity care products increased by 26% measured in Danish kroner and by 31% at CER. Sales in
Diabetes care remained unchanged in Danish kroner and increased by 4% at CER. Rare disease sales increased by 5% measured in Danish kroner and by 9% at CER.
In the following sections, unless otherwise noted, market data are based on moving annual total (MAT) from
November 2024 and November 2025 provided by the independent data provider IQVIA. EUCAN covers Europe and Canada, Emerging Markets covers mainly Latin America, the Middle East and Africa. APAC covers Japan,
Korea, Oceania, and Southeast Asia. Region China covers Mainland China, Hong Kong and Taiwan.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Financial performance	15

Obesity care
Sales of Obesity care products increased by 26% measured in Danish kroner and by 31% at CER to DKK
82,347 million. Sales growth was driven by both US Operations and International Operations. The volume growth of the global branded GLP-1 obesity market was 104%. Novo Nordisk is the global market leader with a branded volume market share of 59.6%. In International Operations, tirzepatide is categorised under GLP-1 diabetes only in IQVIA data, despite having indications for diabetes and obesity in most launched countries.
Diabetes care
Sales in Diabetes care remained unchanged in Danish kroner and increased by 4% at CER to DKK 207,109 million, mainly driven by growth of GLP-1-based products. Novo Nordisk's global diabetes value market share decreased by 3.6 percentage points over the last 12 months to 30.1%. The market share development was driven by market share losses in US Operations and International Operations.
GLP-1-based therapies for type 2 diabetes
Sales of GLP-1-based products for type 2 diabetes increased by 2% measured in Danish kroner and by 6%
at CER to DKK 152,202 million. The estimated global GLP-1 share of total diabetes prescriptions increased to 8.1% compared with 6.7% 12 months ago. It is possible for a patient to have a prescription for more than one diabetes treatment. Novo Nordisk has a value market share of 45.8%.
•Ozempic® sales increased by 6% measured in Danish kroner and by 10% at CER to DKK 127,089 million.
Sales growth was driven by both US Operations and International Operations. US sales were positively impacted by gross-to-net sales adjustments.
•Rybelsus® sales decreased by 5% measured in Danish kroner and by 2% at CER to DKK 22,093 million.
Sales growth was driven by International Operations, offset by decreasing sales in US Operations. Sales in US and International operations are negatively impacted by a reprioritisation of activities towards other GLP-1 treatments.
•Victoza® sales decreased by 45% measured in Danish kroner and by 43% at CER to DKK 3,020 million.
The decline was driven by the GLP-1 diabetes market moving towards once-weekly treatments and in line with portfolio priorities in both US Operations and International Operations.
Insulin sales
Sales of insulin decreased by 4% measured in Danish kroner and by 1% at CER to DKK 53,137 million.
Rare disease
Rare disease sales increased by 5% measured in Danish kroner and by 9% at CER to DKK 19,608 million.
Rare endocrine disorders
Sales of rare endocrine disorder products increased by 19% measured in Danish kroner and by 24% at
CER to DKK 5,959 million.
Rare blood disorders
Sales of rare blood disorder products decreased by 2% measured in Danish kroner and increased by 2%
at CER to DKK 11,955 million.

Development in costs and operating profit
The cost of goods sold increased by 32% measured in Danish kroner and by 31% at CER to DKK 58,788 million, resulting in a gross margin of 81.0%, measured in Danish kroner, compared with 84.7% in 2024. The decline in gross margin is impacted by amortisations and depreciations related to the three former Catalent manufacturing sites as well as one-off restructuring costs related to the company-wide transformation. In addition, costs are related to ongoing capacity expansions and negative currency impacts, partially countered by a positive product mix, driven by increased sales of GLP-1-based treatments.
Sales and distribution costs increased by 4% measured in Danish kroner and by 7% at CER to DKK 64,310 million. The increase in costs is driven by both US Operations and International Operations. In US
Operations, the cost increase is mainly driven by promotional activities related to Wegovy®. In International
Operations, the increase is primarily related to the Wegovy® launches and promotional activities. Sales and distribution costs amount to 20.8% as a percentage of sales, including impact from one-off restructuring costs related to the company-wide transformation.
Research and development costs increased by 8% measured in Danish kroner and by 10% at CER to DKK
52,039 million, driven by investments within Obesity care, reflecting increased late-stage clinical trial activity, increased early research activities, and increased development investments related to the cardiovascular portfolio. This is partially countered by the impairment loss related to ocedurenone of DKK 5.7 billion and other impairments of intangible assets in 2024. Research and development costs amounted to 16.8% as a percentage of sales, including one-off restructuring costs related to the company-wide transformation.

Administration costs increased by 13% measured in
Danish kroner and by 16% at CER to DKK 5,969
million, or 1.9% of sales. Administration costs are
impacted by severance costs related to previously
announced changes in Executive Management and
one-off restructuring costs related to the company-
wide transformation.
Other operating income and expenses (net) showed a
loss of DKK 300 million compared to a loss of DKK
2,103 million in 2024. Other operating income in 2024
was impacted by impairments related to a partnership
agreement of a company and transaction costs
related to the Catalent transaction.
Operating profit decreased by 1% measured in Danish
kroner and increased by 6% at CER to DKK 127,658
million, mainly impacted by one-off restructuring
costs related to the company-wide transformation
during the third quarter of around DKK 8 billion and
by impacts

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Financial performance	16

related to the acquisition of the three former Catalent manufacturing sites. This is partially countered by the impairment loss related to ocedurenone in 2024.
Had Novo Nordisk not incurred such restructuring cost amounting to around DKK 8 billion, operating profit would have increased by 6% in Danish kroner and 13% at CER.
Financial items (net) and tax
Financial items (net) showed a net gain of DKK 2,882 million, compared with a net loss of DKK 1,148 million in 2024. This primarily reflects gains from hedging the US dollar, which is partly offset by financing costs related to the funding of the Catalent transaction.
In line with Novo Nordisk’s treasury policy, the most significant foreign exchange risks for Novo Nordisk have been hedged, primarily through foreign exchange forward contracts. The foreign exchange result was a net gain of DKK 6,007 million compared with a net loss of DKK 1,023 million in 2024. At the end of
December 2025, a positive market value of financial contracts of DKK 4,339 million had been deferred for recognition in 2026.
The effective tax rate was 21.5% in 2025, compared with an effective tax rate of 20.6% in 2024.
Net profit increased by 1% to DKK 102,434 million and diluted earnings per share increased by 2% to DKK 23.03.

2026 outlook
Novo Nordisk will from 2026 present outlook for sales and operating profit using new non-IFRS measures of adjusted sales growth and adjusted operating profit growth. For further details, please see Company
Announcement No 4 / 2026.

	Guidance	Full-year expectations 3 February 2026
Adjusted sales growth
	at CER	-5% to -13%[1]
	as reported in Danish kroner	Around 3 percentage points lower than at CER
Adjusted operating profit growth
	at CER	-5% to -13%[1]
	as reported in Danish kroner	Around 5 percentage points lower than at CER
1. On a non-adjusted basis, the mid-point of sales and operating profit growth guidance for 2026, both at CER, would be -1% and 11%, respectively
Key modelling considerations
	Financial items (net)	Gain of around 2.3 bDKK
	Effective tax rate	21% to 23%
	Capital expenditure (PP&E)	Around 55 bDKK
	Free cash flow	Between 35 and 45 bDKK

Note: Expectations are as reported in Danish kroner, if not otherwise stated
Note: Free cash flow defined as net cash generated from operating activities, less purchase of property, plant and equipment

Cash flow and capital allocation
Free cash flow in 2025 was DKK 28.3 billion
compared to DKK (14.7) billion in 2024. The
increase in free cash flow compared to last year
is mainly due to the USD 11.7 billion acquisition
of the three former Catalent manufacturing
sites in 2024, partially countered by increased
capital expenditures.
Capital expenditure for property, plant and
equipment was DKK 60.1 billion compared with DKK
47.2 billion in 2024, primarily reflecting investments
in additional capacity for active pharmaceutical
ingredient (API) production and fill-finish capacity
for both current and future injectable and oral
products. Capital expenditure related to intangible
assets was DKK 30.0 billion in 2025 compared with
DKK 4.1 billion in 2024, reflecting business
development activities, mainly related to the
acquisition of Akero Therapeutics, Inc.
1. Expectations for 2026.
Adjusted sales growth is expected to be -5% to -13% at CER, with fluctuations in growth rates expected across quarters. Given the current exchange rates versus the Danish krone, adjusted sales growth reported in Danish kroner is expected to be 3 percentage points lower than at CER, primarily due to depreciation of the USD/DKK exchange rate. The outlook reflects expectations for sales growth within International Operations and expectations for a sales decline within US Operations. In 2026, the global GLP-1 market expansion is assumed to continue, enabling Novo Nordisk to increase patient reach and expand volumes. This is countered by lower realised prices, including the MFN ("Most Favoured Nations") agreement in the US and the loss of exclusivity for the semaglutide molecule in certain markets in International Operations. Lastly, positive impacts related to
US gross-to-net sales adjustments during 2025 are not anticipated to reoccur.
In International Operations, the outlook is based on current growth trends, including continued volume penetration from GLP-1 treatments and market expansion, mainly within obesity, as well as intensifying competition and negative impacts from the compound patent expiry of the semaglutide molecule in certain markets. Novo Nordisk continues to roll-out Wegovy® in more markets during 2026 and expects to introduce the 7.2 mg dose in a number of countries. In US Operations, the outlook is based on current prescription trends for the injectable GLP-1 portfolio, intensifying competition as well as negative impact from reduced obesity medication coverage in Medicaid. Further, lower realised prices linked to investments in market access, amplified by the MFN agreement with the US Administration to bring GLP-1s to more Americans at a lower cost is assumed.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Financial performance	17

Novo Nordisk further focuses on expanding access to Wegovy®, particularly in the self-pay channel through NovoCare® Pharmacy and collaborations with telehealth organisations. Uptake related to the launch of Wegovy® pill in January 2026 is reflected in the outlook, based on a range of assumptions related hereto such as market penetration, potential negative impact on the growth of the injectable obesity medication category as well as channel mix.
Adjusted operating profit growth is expected to be -5% to -13% at CER. Adjusted operating profit growth reported in Danish kroner is expected to be 5 percentage points lower than at CER. The expectation for adjusted operating profit growth primarily reflects the sales outlook, combined with targeted investments in current and future growth opportunities within R&D and Commercial, partly funded by re-
investment of savings from the company-wide transformation in 2025 as well as further optimisation initiatives. Within R&D, investments are related to the continued expansion and progression of the early and late-stage pipeline mainly within Obesity and Diabetes, and includes impact related to acquisition of
Akero Therapeutics, Inc. Commercial investments are mainly related to the GLP-1 portfolio within Obesity and Diabetes.
Key modelling considerations
Novo Nordisk expects financial items (net) for 2026 to amount to a gain of around DKK 2.3 billion. This is driven by gains on hedged currencies, mainly the US dollar, partially countered by increased interest expenses related to net debt. The effective tax rate for 2026 is expected to be in the range of 21-23%.
Capital expenditure is expected to be around DKK 55 billion in 2026 compared to DKK 60 billion in 2025, reflecting the expansion of the global supply chain. The investments will create additional capacity and flexibility across the supply chain, including the manufacturing of active pharmaceutical ingredients (API), additional aseptic production and finished production processes as well as packaging capacity. In the coming years, the capital expenditure investments are expected to decline. To better reflect the underlying cash generation, Novo Nordisk, as of 2026, defines free cash flow as net cash generated from operating activities, less purchase of property, plant and equipment. The free cash flow is expected to be
DKK 35-45 billion, reflecting the lower sales, primarily within US Operations, and related cash flow implications amplified by the US gross-to-net system, combined with CAPEX expenditure.
All of the above expectations are based on assumptions that the global or regional macroeconomic and political environment will not significantly change business conditions for Novo Nordisk during 2026, including energy and supply chain disruptions, the potential implications from major healthcare reforms and legislative changes, taxation changes, including changes in tariffs, duties and pricing policies, (incl Most
Favoured Nations in the US), as well as outcome of legal cases, and that the currency exchange rates, especially the US dollar, will remain at the current level versus the Danish krone. The guidance is also based on assumptions in relation to the estimation of gross-to-net developments in the US. Finally, the guidance does not include the financial implications of any new significant business development transactions.
Novo Nordisk has hedged expected net cash flows in a number of invoicing currencies, and, all other things being equal, movements in key invoicing currencies will impact Novo Nordisk’s operating profit as outlined in note 4.4 on Financial risks.

Forward-looking statements
Novo Nordisk’s statutory Annual Report 2025, Form 20-F, any quarterly financial reports, and written information released, shown, or oral statements made, to the public in the future by or on behalf of
Novo Nordisk, may contain certain forward-looking statements relating to the operating, financial and sustainability performance and results of Novo Nordisk and/or the industry in which it operates.
Forward-looking statements can be identified by the fact that they do not relate to historical or current facts and include guidance. Words such as ‘believe’, ‘expect’, ‘may’, ‘will’, ‘plan’, ‘strategy’, ‘transition plan’,
‘prospect’, ‘foresee’, ‘estimate’, ‘project’, ‘anticipate’, ‘can’, ‘intend’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future operating, financial or sustainability performance identify forward-looking statements. Examples of such forward-looking statements include, but are not limited to:
•Statements of targets, future guidance, (transition) plans, objectives or goals for future operations, including those related to operating, financial and sustainability matters, Novo Nordisk’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto;
•Statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures;

•Statements regarding future economic performance, future actions and outcome of contingencies, such as legal proceedings; and
•Statements regarding the assumptions underlying or relating to such statements.
These statements are based on current plans, estimates, opinions, views and projections. Although Novo
Nordisk believes that the expectation reflected in such forward-looking statements are reasonable, there can be no assurance that such expectation will prove to be correct. By their very nature, forward-looking statements involve risks, uncertainties and assumptions, both general and specific, and actual results may differ materially from those contemplated, expressed or implied by any forward-looking statement.
Factors that may affect future results include, but are not limited to, global as well as local political, economic and environmental conditions, such as interest rate and currency exchange rate fluctuations or climate change, delay or failure of projects related to research and/or development, unplanned loss of patents, interruptions of supplies and production, including as a result of interruptions or delays affecting supply chains on which Novo Nordisk relies, shortages of supplies, including energy supplies, product recalls, unexpected contract breaches or terminations, government-mandated or market-
driven price decreases for Novo Nordisk’s products, introduction of competing products, reliance on information technology including the risk of cybersecurity breaches, Novo Nordisk’s ability to successfully market current and new products, exposure to product liability and legal proceedings and investigations, changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing and marketing, and taxation changes, including changes in tariffs and duties, perceived or actual failure to

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Financial performance	18

adhere to ethical marketing practices, investments in and divestitures of domestic and foreign companies, unexpected growth in costs and expenses, strikes and other labour market disputes, failure to recruit and retain the right employees, failure to maintain a culture of compliance, epidemics, pandemics or other public health crises, effects of domestic or international crises, civil unrest, war or other conflict and factors related to the foregoing matters and other factors not specifically identified herein.
For an overview of some, but not all, of the risks that could adversely affect Novo Nordisk’s results or the accuracy of forward-looking statements in the Annual Report 2025, reference is made to the overview of risk factors in ‘Risk management’ of the Annual Report 2025. None of Novo Nordisk or its subsidiaries or any such person's officers, or employees accept any responsibility for the future accuracy of the opinions expressed in the Annual Report 2025, Form 20-F, any quarterly financial reports, and written information released, shown, or oral statements made, to the public in the future by or on behalf of Novo Nordisk or the actual occurrence of the forecasted developments.
Unless required by law, Novo Nordisk has no duty and undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
Shares and capital structure
Through open and proactive communication, Novo Nordisk aims to provide the basis for fair and efficient pricing of our shares.

Ownership structure[2]

Novo Nordisk Foundation
Institutional and private investors
100%
Novo Holding A/S
77.3% of votes
28.1% of capital
22.7% of votes
71.9% of capital
A shares
1,075m shares
24.1% of capital and
76.0% of votes
B shares
3,390m shares
75.9% of capital and
24.0% of votes
Novo Nordisk A/S

The company’s A shares are not listed and are held by Novo Holdings A/S3, a Danish public limited liability company wholly owned by the Novo Nordisk Foundation. According to the Articles of Association of the
Foundation, the A shares cannot be divested.
Special rights attached to A shares include pre-emptive subscription rights in the event of an increase in the A share capital and pre-emptive purchase rights in the event of a sale of A shares, while B shares take priority for liquidation proceedings. A shares take priority for dividends below 0.5%, and B shares take priority for dividends between 0.5 and 5%. However, in practice, A and B shares receive the same amount of dividend per share.
As of 31 December 2025, Novo Holdings A/S held a B share capital of a nominal value of DKK 17,756,050.
Together with the A shares, Novo Holdings A/S’s total ownership amounted to a nominal value of DKK
125,243,250. Novo Holdings A/S ownership is reflected in the ‘Ownership structure’ chart.

Share capital and ownership
Novo Nordisk’s share capital of DKK 446.5 million is divided into A and B share capital. The A and B shares are calculated in units of DKK 0.10, amounting to 4.5 billion shares. The A share capital, consisting of 1,075 million shares, has a
nominal value of DKK 107,487,200 and the B share capital,
consisting of 3,390 million shares, has a nominal value of
DKK 339,012,800. Each A share of a nominal value of DKK
0.10 carries 100 votes and each B share of a nominal value
of DKK 0.10 carries 10 votes. Novo Nordisk’s B shares are
listed on Nasdaq Copenhagen and on the New York Stock
Exchange (NYSE) as American Depository Receipts (ADRs).
The general meeting has authorised the Board of Directors
to distribute extraordinary dividends, issue new shares in
accordance with the Articles of Association and repurchase
shares in accordance with authorisations granted.

1. Split of shareholders is denoted according to the location of legal deposit-owners.  2. Treasury shares are included; however, voting rights of treasury shares cannot be exercised.  3. Novo Holdings A/S’s registered address is Tuborg Havnevej 19, DK-2900 Hellerup, Denmark.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Financial performance	19

There is no complete record of all shareholders; however, based on available sources of information, as of 31 December 2025 it is estimated that shares were geographically distributed as shown in the
‘Geographical split of shareholders’ chart.
As of 31 December 2025, the free float of listed B shares was 94.13% (of which approximately 15.31% are listed as ADRs), excluding Novo Holdings A/S and Novo Nordisk’s holding of shares. As of 31 December
2025, Novo Holdings A/S and Novo Nordisk’s holding of B shares equaled 198,935,780 shares and had a nominal value of DKK 19,893,578. For details about the share capital, see note 4.3 to the consolidated financial statements.
Capital structure
Novo Nordisk’s Board of Directors and Executive Management consider that the current capital and share structure of Novo Nordisk serves the interests of the shareholders and the company well. Novo
Nordisk’s capital structure strategy offers a balance between long-term shareholder value creation and competitive shareholder return in the short-term.
In 2025, Novo Nordisk issued Eurobonds totaling EUR 10 billion. The total outstanding Eurobonds as of the end of 2025 amounted to EUR 16.3 billion. For details on issuance of Eurobonds, refer to note 4.6 in the Consolidated financial statements.
Dividend policy
The company’s dividend policy, which applies a pharmaceutical industry benchmark to ensure a competitive payout ratio for dividend payments, may be complemented by share repurchase programmes.
The final dividend for 2024 paid in 2025 after the AGM in March was equal to DKK 7.90 per A and B share of
DKK 0.10, as well as for ADRs. The total dividend for 2024 was DKK 11.40 per A and B share of DKK 0.10, corresponding to a payout ratio of 50.2%. The 2024 pharma peer group average was 58.9%.
In August 2025, an interim dividend was paid equaling DKK 3.75 per A and B share of DKK 0.10, as well as for ADRs. For 2025, the Board of Directors will propose a final dividend of DKK 7.95 to be paid in March
2026, equivalent to a total dividend for 2025 of DKK 11.70 and a payout ratio of 50.7%. The company expects to distribute an interim dividend in August 2026. Further information regarding this interim dividend will be announced in connection with the financial report for the first six months of 2026. Dividends are paid from distributable reserves. Novo Nordisk does not pay a dividend on its holding of treasury shares.
Share repurchase programme for 2026
For the next 12 months, Novo Nordisk has decided to implement a new share repurchase programme.
The expected total repurchase cash value of B shares, for the 12 months beginning 2026, is up to DKK 15 billion. The total programme may be reduced in size if significant business development opportunities arise during 2026. Novo Nordisk expects to conduct the new share repurchase programme according to the safe harbour rules under the EU Market Abuse Regulation (MAR).

Share price development
Between the end of December 2024 and end of December 2025, Novo Nordisk’s share price decreased from DKK 624 to DKK 325, a decrease of -48%. The total market value of Novo Nordisk’s B shares, excluding treasury shares and Novo Holdings A/S shares, was DKK 1,037,935,269,555 as of
30 December 2025.

Share price performance 2025 Novo Nordisk share price and indexed peers[4] (%)
2026 financial calendar
Annual General Meeting 2026	26 Mar 2026
Ex-dividend, B shares	27 Mar 2026
Ex-dividend, ADRs	30 Mar 2026
Record date, B shares and ADRs	30 Mar 2026
Payment, B shares	31 Mar 2026
Payment, ADRs	7 Apr 2026
Financial statement for the first three months of 2026	6 May 2026
Financial statement for the first six months of 2026	5 Aug 2026
Ex-dividend, B shares	14 Aug 2026
Ex-dividend, ADRs	17 Aug 2026
Record date, B shares and ADRs	17 Aug 2026
Payment, B shares	18 Aug 2026
Payment, ADRs	25 Aug 2026
Capital Markets Day	21 Sep 2026
Financial statement for the first nine months of 2026	4 Nov 2026
Financial statement for 2026 and Annual Report 2026	3 Feb 2027

4. OMXC25 and pharmaceutical industry development have been rebased to Novo Nordisk share price in January 2025.  5. AstraZeneca, Bristol-Meyers, Eli Lilly, GlaxoSmithKline, Lundbeck, Merck, Novartis, Pfizer, Roche and Sanofi.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Commercial execution	20

We are not standing still. Our commercial strategy is built for real‑world impact: expanding access, protecting patient safety and competing where it counts. Guided by our purpose of driving change to defeat serious chronic diseases, we bring scale, speed and responsibility to the challenge, reaching
45.6 million people living with obesity and diabetes in 2025.
Central to this approach is defending and expanding our leadership in the increasingly competitive market for GLP-1 therapies, where we hold close to 43% market share of global volumes. Powered by semaglutide, these game-changing medicines address two of the world’s most pressing health challenges: obesity, impacting over 1 billion people worldwide, and diabetes, affecting around 600 million. Semaglutide is the only molecule that demonstrates cardiovascular protection in both diseases. Our portfolio spans injectable and oral options with FDA‑approved indications to reduce risk of heart attack, stroke or cardiovascular (CV)
death – giving us unmatched therapeutic breadth.
We are acting urgently to strengthen our portfolio through targeted investment in next‑generation therapies and business development. Our pipeline across obesity, type 2 diabetes and related comorbidities continues to advance, whilst we enhance optionality by tailoring solutions to individual needs. Building this market taught us that what works for diabetes does not necessarily work for obesity – people with obesity have different concerns, different needs and often prefer more discreet ways to access treatment.
Executing this strategy demands market-specific approaches deployed at speed.
“We are acting urgently to strengthen our portfolio through targeted investment in next‑generation therapies and business development”
The US remains our biggest market and demands our boldest moves. We are transforming our position through multiple direct-to-consumer pathways by rapidly expanding our NovoCare® direct-to-patient platform to simplify access and reduce costs, forging new telehealth collaborations and securing retail pharmacy agreements including CVS to improve continuity of care. From 2026, our new agreement with the
US Administration – once finalised – will lower prices across Medicare Part D and Medicaid programmes whilst piloting broader obesity coverage – significantly expanding Wegovy® access. We are also pursuing legal action against unlawful sales and marketing of mass compounded drugs, working with regulators, law enforcement and healthcare professionals to protect patients, the US drug approval framework and market integrity.
Outside the US, we are turning challenges into opportunities. As semaglutide nears loss of exclusivity in certain key markets, we are acting decisively, launching second brands in lower‑priced segments, fast‑tracking differentiated devices and sharpening our channel strategies, while reinforcing quality and pharmacovigilance as generics enter the market.
We are playing to win. Backed by robust evidence and patient‑centred execution, we are not just competing in an increasingly challenging landscape – we are reshaping it. Every decision, every initiative and every innovation is driven by our unwavering commitment to get our life-changing medicines to the people who need them – faster than ever before.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Commercial execution	21

OBESITY& RELATED COMORBIDITIES
Expanding the global reach and impact of Wegovy®
Obesity is one of the defining health challenges of our time, impacting almost 1 billion people worldwide.
Our goal is to translate scientific leadership into choice, access and evidence – bringing new options to patients and meeting needs across related comorbidities. In 2025, our obesity portfolio delivered 31%
sales growth at constant exchange rates (CER), reaching 3.6 million people worldwide.
We have recently expanded the Wegovy® brand with two new offerings: higher‑dose Wegovy®
(semaglutide 7.2 mg), which demonstrated 20.7% weight loss in phase 3 studies, and the Wegovy® pill, offering 16.6% weight loss and the convenience of once-daily oral dosing. The latter is the world’s first and only oral GLP‑1‑based medicine to be approved for chronic weight management and is now being produced domestically in the US, with API manufactured at our Clayton, North Carolina site and tablets made and packed at our Durham, North Carolina site.
Momentum continued across launches and label expansions. By the end of 2025, Wegovy® had almost doubled its global footprint to reach 52 countries – with further roll‑outs planned in 2026, subject to local regulatory approvals. In the US, the label was expanded to include treatment of adults with metabolic dysfunction-associated steatohepatitis (MASH) with moderate to advanced liver fibrosis – an important milestone given the high overlap between obesity and metabolic liver disease.
“By the end of 2025, Wegovy® had almost doubled its global footprint to reach 52 countries”
New clinical and real‑world evidence further strengthened the profile of Wegovy® in obesity care.
Real‑world data from STEER show a 57% lower risk of heart attack, stroke or death associated with
Wegovy® compared with tirzepatide. STEER was conducted among adults with overweight or obesity and established cardiovascular disease, without type 2 diabetes, during periods of continuous treatment
(no treatment gaps longer than 30 days). While observational by design and subject to the usual limitations of real‑world data, these findings add to growing evidence that Wegovy® delivers proven cardiovascular protection in addition to meaningful weight loss benefits for appropriate patients.
Beyond clinical endpoints, we are also advancing understanding of how obesity treatments affect everyday life. INFORM, a survey‑based real‑world evidence study, suggested that people taking
Wegovy® experienced reduced food noise – persistent, intrusive and unwanted thoughts about food
– and improved mental wellbeing. These insights are important for sustained behaviour change and long‑term outcomes, reinforcing the role of GLP‑1 therapy alongside lifestyle support.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Commercial execution	22

OBESITY& RELATED COMORBIDITIES
Breaking down obesity care barriers in the US
Obesity care in the US is at an inflection point. Demand for GLP‑1 medicines is surging, while access remains limited by uneven insurance coverage, affordability barriers and administrative hurdles. In parallel, the spread of unapproved compounded products poses quality and safety risks and can disrupt continuity of care. We are acting across the system – providing near‑term relief for self‑pay patients, partnering to broaden coverage and safeguarding patient safety – so more people can access authorised, FDA‑approved medicines through trusted pathways.
To provide immediate relief for self-paying patients, in November 2025, we introduced an introductory self‑pay offer of USD 199 per month for the first two doses (0.25 mg and 0.5 mg) of Wegovy® or
Ozempic® for new self‑pay patients through 31 March 2026, and lowered the standard monthly self‑pay price to USD 349 thereafter. These offers are available across more than 70,000 pharmacies nationwide, with home delivery through NovoCare® Pharmacy and telehealth partners, and are designed to help patients afford authentic, FDA‑approved semaglutide medicines and reduce the lure of unapproved, compounded alternatives.
“We introduced an introductory self‑pay offer of USD 199 per month for the first two doses (0.25 mg and 0.5 mg) of Wegovy® or Ozempic®”
Patient safety underpins everything we do. With the expiry of all FDA grace periods for shortage‑based semaglutide compounding in May 2025, it is now illegal under US compounding laws to make or sell compounded semaglutide drugs, with rare exceptions. Since then, we have stepped up action – pursuing legal remedies against unlawful marketing and sales, and working with regulators, law enforcement, healthcare professionals, patient and provider groups and other stakeholders to protect patients and uphold the integrity of the FDA drug approval framework. We are raising awareness among healthcare professionals and consumers about the safety and efficacy risks of unapproved compounded products, while expanding access to FDA‑approved medicines through trusted pathways, including NovoCare®
Pharmacy and telehealth partners.
In addition, we have agreed to a framework with the US Administration to lower semaglutide prices across Medicare Part D (government insurance for seniors), Medicaid (government insurance for low-income Americans) and direct‑to‑patient channels from 2026 onwards, and to broaden coverage through a Medicare pilot programme for Part D beneficiaries with qualifying comorbidities. This agreement is a significant step toward expanding access to authentic, FDA-approved obesity and diabetes medicines for millions of people living in the US. We are finalising details and remain committed to constructive dialogue.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Commercial execution	23

DIABETES& RELATED COMORBIDITIES
Additional Ozempic® benefits drive strengthened diabetes leadership	Simplifying insulin treatment with once-weekly options

The global burden of diabetes and related complications is
vast. By developing products that meet the complex needs
of people living with diabetes, our innovations create long-
term value for health systems and society. In 2025, we
reached 42 million people with our diabetes portfolio,
delivering 4% sales growth at CER.
Against this backdrop, the clinical profile of semaglutide
– our flagship GLP-1 innovation – continued to strengthen.
Regulatory authorities in Europe and the US now recognise
its cardiovascular benefits, with the FDA approving
Rybelsus® (oral semaglutide) to reduce the risk of major
adverse cardiovascular events in adults with type 2 diabetes at high risk. Rybelsus® is the only oral GLP‑1 therapy shown to lower blood glucose and body weight with a confirmed
cardiovascular benefit, highlighting the comprehensive
benefits of semaglutide.
Meanwhile, Ozempic® – the injectable form of semaglutide
approved for the treatment of type 2 diabetes – is proving its worth in new areas. The phase 3b STRIDE study showed that
Ozempic® helped people with peripheral arterial disease
walk further without pain, leading European regulators to
update the medicine's label to reflect these mobility and
quality-of-life improvements. In the US, the FDA approved
Ozempic® – based on results from the FLOW trial – to reduce
the risk of kidney disease progression, kidney failure and
cardiovascular death in adults with type 2 diabetes and
chronic kidney disease (CKD), making Ozempic® the only
medicine in its class with a CKD indication.

For many adults with diabetes, basal insulin is essential yet burdensome: daily injections, complex titration and busy
schedules can hinder adherence. Awiqli® – the world’s first
and only once‑weekly basal insulin – reduces the treatment
burden, helping both people with diabetes and healthcare
professionals stay focused on achieving and maintaining
individual glycaemic targets. As a once‑weekly option, it
reduces the weekly injection burden from seven to one.
Awiqli® is approved in the EU and 12 other countries,
with launches progressing across markets. In the US, we
resubmitted the Biologics License Application to the FDA
in September 2025, following a 2024 action letter. Further
reviews are underway in other markets and additional
approvals are expected in 2026.
This rollout is underpinned by evidence from ONWARDS
– five phase 3a trials in about 4,000 adults with type 2
diabetes – where change in HbA1c was the primary
endpoint, supporting clinical decision‑making.
Alongside Awiqli®, our once‑weekly portfolio advanced with
the European Commission’s approval of Kyinsu® (IcoSema),
a once‑weekly combination of basal insulin icodec and the
GLP‑1 RA semaglutide. The decision, based on the COMBINE
phase 3a programme where all three trials met primary
endpoints, confirms a well‑tolerated safety profile and
expands options for adults insufficiently controlled on
basal insulin or GLP‑1 RAs.

Nathalia de Souza Santos lives with type 1 diabetes in Brazil.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Commercial execution	24

RARE DISEASE		PRODUCTION
Expanding therapeutic impact in rare bleeding and growth disorders		Strategic investments to expand manufacturing capacity

Novo Nordisk has a rich legacy and an enduring commitment
to people living with rare diseases. Our portfolio is focused on innovative medicines that combine strong efficacy profiles with simple administration to ease the treatment burden.
In 2025, our rare disease portfolio delivered 9% sales growth at CER, with Sogroya® leading in the long‑acting growth
hormone segment across launch markets and Alhemo®
expanding its presence in haemophilia prophylaxis.
Sogroya®, our long-acting growth hormone treatment,
gained significant momentum in 2025 as new international
consensus guidance standardised the approach to paediatric
growth hormone deficiency. This clinical framework –
covering diagnosis, dosing and weekly monitoring
regimens – is helping clinicians deliver more consistent
care and expanding access to treatment. Building on this
foundation, we maintained Sogroya®’s leadership across
its first five launch markets whilst expanding into France,
Argentina and Canada, with further entries planned for 2026.
In rare bleeding disorders, the FDA and EMA approved
expanded use of Alhemo® for people aged 12 or older with
haemophilia A or B without inhibitors, broadening access
and sustaining our momentum in this therapy area while
addressing the remaining unmet needs in haemophilia B.

Rare disease sales
(DKK billion)
25
20
15
10
5
0
1%
-15%
9%
9%
2022
2023
2024
2025
US Operations
EUCAN
Emerging Markets
APAC
Region China
Growth at CER

In February 2025, the FDA declared the shortage of
semaglutide injectables resolved, confirming that supply
meets or exceeds current and projected US demand. To
ensure consistent, sustainable access to authentic,
FDA‑approved medicines, we are continuing to expand US
manufacturing capacity and to strengthen our supply chain.
Patient safety and uninterrupted care remain our top
priorities. Following the FDA’s declaration, we continue to
work closely with regulators and supply partners to ensure
consistent availability and reduce the risk of interruptions as demand continues to evolve.
We strive to operate our US production facilities around the clock and have accelerated capital expenditure, including
approximately USD 2 billion in US manufacturing in 2025
and plans to invest a further USD 5.6 billion towards 2028.
These investments will add new lines, increase fill‑finish and packaging capacity, and significantly expand multiple US
sites to address national supply needs.
This complements ongoing work to scale production across
our global manufacturing network, with major expansions
underway in Denmark, France, Brazil and China. Following
our 2024 acquisition of three fill‑finish sites formerly
operated by Catalent Inc., these facilities are now being
transitioned into our network. Once fully integrated, they
will enhance flexibility and optionality across the supply
chain and complement our significant internal expansions.

Expansion at our Clayton, North Carolina site in the US.

	“Our portfolio is focused on innovative medicines that combine strong efficacy profiles with simple administration to ease the treatment burden”		“Patient safety and uninterrupted care remain our top priorities”

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Commercial execution	25

Product overview[1]		Patent status for products with marketing authorisation

OBESITY&	RARE DISEASE
GLP-1 •Saxenda®, liraglutide 3.0 mg •Wegovy®, semaglutide 2.4 mg •Wegovy® pill, semaglutide 25 mg Obesity delivery systems •Saxenda®, FlexTouch® •Wegovy®, Single Dose Device and FlexTouch®
GLP-1
•Victoza®, liraglutide
•Ozempic®, semaglutide
•Rybelsus®, oral semaglutide
Pre-filled delivery systems
•FlexTouch®, U100, U200, U700
•FlexPen®
•InnoLet®
•Ozempic®, FlexTouch®
Durable delivery systems
•NovoPen® 6
•NovoPen® 5
•NovoPen® 4
•NovoPen Echo® Plus
•NovoPen Echo®
Other delivery systems
•PumpCart®, NovoRapid® and Fiasp®
cartridge to be used in pump
•Penfill® cartridge
Oral antidiabetic agents
•NovoNorm®, repaglinide
Glucagon
•GlucaGen®, glucagon (vial and
Hypokit®)
•Zegalogue®, dasiglucagon
Needles
•NovoFine® Plus
•NovoFine®
•NovoTwist®
•NovoFine® AutoCover®

Rare blood disorders
•NovoSeven®4, eptacog alfa
•NovoEight®5, turoctocog alfa
•Esperoct®, turoctocog alfa pegol, N8-GP
•Alhemo®, concizumab
•Refixia®6, nonacog beta pegol, N9-GP
•NovoThirteen®7, catridecacog
Rare haemato-renal disorders
•Rivfloza™, nedosiran
Rare endocrine disorders
•Norditropin®, somatropin
•Sogroya®, somapacitan
Pre-filled human growth hormone
delivery systems
•FlexPro®
Other delivery systems
•PenMate®, automatic needle inserter
for FlexPro®
Hormone replacement therapies
•Vagifem®8, estradiol hemihydrate
•Activelle®, estradiol/norethisterone acetate
•Eviana®, estradiol/norethisterone acetate
•Kliogest®, estradiol/norethisterone acetate
•Novofem®, estradiol/norethisterone acetate
•Trisequens®, estradiol/norethisterone acetate
•Estrofem®, estradiol

The patent expiry dates for products with marketing authorisation[1] are shown in the tables below. The dates provided are for expiry in the US, China, Japan and Europe of patents on the active ingredient, unless otherwise indicated, and include actual and estimated extensions of patent term, when applicable. For several products, in addition to the active ingredient patent, Novo Nordisk holds other patents on manufacturing processes, formulations or uses that may be relevant for exclusivity beyond the expiration of the active ingredient patent.
Furthermore, regulatory data protection and/or orphan exclusivity may apply.

DIABETES&		Product	US	China	Japan	Europe[2]

Once-weekly insulin
•Awiqli®, insulin icodec
New generation insulin and
combinations
•Tresiba®, insulin degludec
•Ryzodeg®, insulin degludec/insulin
aspart
•Fiasp®, fast-acting insulin aspart
•Xultophy®2, insulin degludec/
liraglutide
Modern insulin
•Levemir®, insulin detemir
•NovoRapid®3, insulin aspart
•NovoMix® 30, biphasic insulin aspart
•NovoMix® 50, biphasic insulin aspart
Human insulin
•Insulatard® isophane (NPH) insulin
•Actrapid®, regular human insulin
•Mixtard® 30, biphasic human insulin
•Mixtard® 50, biphasic human insulin

		OBESITY&
		Wegovy® injection	2032	2026	2031	2031
		Wegovy® pill	2032	2026	2031	2031
		Saxenda®	Expired	Expired	Expired	Expired

		DIABETES&
		Ozempic®	2032	2026	2031	2031
		Rybelsus®	2032	2026	2031	2031
		Tresiba®	2029	Expired	2027	2028
		Xultophy®	2029	Expired	Expired	2028
		Ryzodeg®	2029	Expired	Expired	2028
		Victoza®	Expired	Expired	Expired	Expired
		Human insulin and Modern insulins[3]	Expired	Expired	Expired	Expired

		RARE DISEASE
		NovoSeven®	Expired	Expired	Expired	Expired
		Norditropin®	Expired	Expired	Expired	Expired

1. Products listed may not be available or approved in all markets.  2. In the US approved under the brand name Xultophy® 100/3.6.
3. In the US approved as NovoLog®.  4. In the US approved as NovoSeven® RT.  5. In the US approved as Novoeight®.  6. In the US approved under the name of REBINYN®.  7. In the US approved under the name tretten®.  8. In the UK also approved as gina®.

1. This overview excludes products that account for less than 1% of Novo Nordisk’s total sales.  2. Patent status varies from country to country. The figures in the table are based on Germany.  3. Modern insulins are NovoRapid® (NovoLog®), NovoMix® 30 (NovoLog® Mix 70/30), NovoMix® 50,
NovoMix® 70 and Levemir®.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Innovation and therapeutic focus	26

Building on Novo Nordisk’s long-standing expertise in obesity and diabetes, our Research & Development
(R&D) organisation is developing multi‑target medicines addressing weight, blood glucose, cardiovascular risk and other related comorbidities together.
Our innovation engine builds on decades of leadership in incretin biology, exemplified by semaglutide, and is now advancing dual and triple agonists to deliver stronger, more comprehensive outcomes tailored to different patient needs.
Key assets include CagriSema, a once-weekly combination therapy in phase 3 trials, and zenagamtide, a novel unimolecular GLP-1 and amylin receptor agonist in phase 3 development for obesity and diabetes.
These assets target clinically meaningful weight reduction and improved glycaemic control, alongside favourable effects on blood pressure and other comorbidities. Aligned with our updated corporate strategy, we prioritise programmes with the greatest potential to improve outcomes in obesity and diabetes.
Our pipeline continues to deliver breakthrough results, with recent approvals for higher‑dose Wegovy®
(semaglutide 7.2 mg) and the Wegovy® pill, reinforcing our focused approach to incretin biology.
Semaglutide 7.2 mg achieved 20.7% mean weight loss if all trial participants adhered to treatment, among the highest observed in clinical studies to date. Meanwhile, oral semaglutide 25 mg became the first and only once-daily oral GLP‑1 medicine approved for chronic weight management, delivering
16.6% weight loss if all study participants adhered to treatment – on par with injectable Wegovy®
(semaglutide 2.4 mg).
“Our pipeline continues to deliver breakthrough results, with recent approvals for higher‑dose Wegovy® (semaglutide 7.2 mg) and the Wegovy® pill”
In parallel, recent phase 2 results in type 2 diabetes with zenagamtide further underscore the clinical impact of our R&D, with HbA1c reductions enabling up to 89% of participants to achieve target levels below 7% and with significant weight loss of up to 14.5% after just 36 weeks. The goal is clear: translate breakthrough science into therapies that work in real‑world care.
To sustain momentum from discovery to delivery, we have created a more seamless, end-to-end engine with the 2025 reconfiguration of our R&D organisation. This integrated approach, enhanced by AI and digital technologies, accelerates our pipeline and decision-making, while bringing manufacturability and supply considerations into drug development earlier to enhance speed and efficiency.
Across R&D, we remain focused on meeting the rising unmet need in obesity and diabetes with therapies that deliver durable, meaningful improvements in health and quality of life – as quickly and responsibly as possible.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Innovation and therapeutic focus	27

OBESITY& RELATED COMORBIDITIES
Next-generation obesity treatments move closer to market
Almost 1 billion people worldwide live with obesity, often alongside type 2 diabetes and other cardiometabolic conditions. Addressing this complex disease requires a range of treatment options that can achieve sustained weight loss, are tolerable for long‑term use and can be tailored to diverse individual needs and preferences. Unlike traditional clinical pathways, obesity care demands approaches that recognise people’s need for discretion and personalised support – insights that have fundamentally reshaped our treatment philosophy.
Because appetite, satiety and glucose regulation are governed by peptide hormones – including GLP‑1, GIP, amylin and glucagon – and their protein receptors, our approach harnesses protein and peptide science alongside complementary mechanisms, rigorous clinical development and targeted partnerships to create multiple pathways for personalised care.
CagriSema, a unique fixed‑dose combination of the amylin analogue cagrilintide and semaglutide, brings together two peptide‑based mechanisms that act on complementary protein receptors, offering patients a dual‑action approach. CagriSema has now completed two pivotal phase 3a trials with clinically meaningful results. In REDEFINE 1, CagriSema delivered weight loss of 22.7% vs 2.3% with placebo at 68 weeks if all trial participants adhered to treatment – with more than 40% of patients achieving weight loss of 25% or more.
The REDEFINE 2 trial in adults with obesity or overweight and type 2 diabetes, showed average weight loss of 15.7% vs 3.1% with placebo when all participants adhered to treatment. We filed for the first regulatory approval for CagriSema in the US in December 2025.
“CagriSema delivered weight loss of 22.7% vs 2.3% with placebo at 68 weeks if all trial participants adhered to treatment – with more than 40% of patients achieving weight loss of 25% or more”
For patients who may benefit from a different therapeutic approach, cagrilintide is being advanced as a monotherapy. A sub‑analysis of the phase 3 REDEFINE 1 trial showed that once‑weekly cagrilintide 2.4 mg produced an average 11.8% body‑weight reduction vs 2.3% with placebo after 68 weeks, if all adhered to treatment. More than 30% of participants achieved at least 15% weight loss compared with less than 5%
on placebo. Based on these results, cagrilintide has entered the RENEW phase 3 programme.
We are also initiating phase 3 development of zenagamtide (formerly known as amycretin) – a unimolecular, long‑acting GLP‑1 and amylin receptor agonist – available in both subcutaneous and oral formulations to address diverse patient preferences. This single‑molecule peptide engages two complementary protein receptors, leveraging the additive effects of two key biologies. Following end‑of‑phase 2 regulatory interactions and completed clinical studies, phase 3 for weight management is underway in the first quarter of 2026. The goal is to provide robust efficacy with flexible delivery options, reflecting our understanding that obesity care must move beyond traditional physician-focused models to embrace individualised approaches.

Robert Williams lives with obesity in Brazil.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Innovation and therapeutic focus	28

OBESITY& RELATED COMORBIDITIES		DIABETES& RELATED COMORBIDITIES
Expanding opportunities through strategic partnerships		Improving lives through safer and smarter diabetes solutions

Strategic partnerships and alliances are enhancing the
breadth of our biology and modality portfolio in obesity,
expanding our toolkit of potential treatment options. This
approach allows us to explore novel biological pathways,
exemplified by our exclusive licence for UBT251, a GLP-1/GIP/
glucagon triple receptor agonist that targets yet another
mechanism for tackling obesity’s complex biology.
Beyond injectables, we are also advancing oral treatment
options through targeted collaborations. Our exclusive
Septerna partnership targets GLP-1, GIP and glucagon
receptors across four programmes, whilst we have licensed
LX9851 from Lexicon Pharmaceuticals, a first-in-class oral
ACSL5 inhibitor. Preclinical data demonstrate that when
combined with semaglutide, LX9851 enhanced weight
reduction, limited weight regain and showed positive
steatosis effects after discontinuation – addressing the
critical challenge of weight maintenance.
Our partnership strategy extends to related metabolic
conditions, particularly metabolic dysfunction-associated
steatohepatitis (MASH). Following FDA approval of Wegovy®
for noncirrhotic MASH with moderate to advanced fibrosis, we acquired Akero Therapeutics and efruxifermin (EFX), a once-
weekly FGF21 analogue now in phase 3 development and the
only investigational drug ever to have demonstrated reversal of fibrosis in patients with cirrhosis due to MASH. This
acquisition supports people across the disease spectrum,
with potential for EFX as a standalone therapy or combined
with Wegovy® to tackle this rapidly growing metabolic burden.

For the nearly 600 million people living with diabetes,
progress is measured in everyday moments: more time‑
in‑range, fewer hypoglycaemic episodes and weight that
stays off. Our pipeline aspires to deliver those outcomes.

CagriSema leads this approach – a once‑weekly fixed‑
dose combination of amylin analogue, cagrilintide and
semaglutide in phase 3 development for type 2 diabetes.
The landmark REIMAGINE 2 trial demonstrated 1.91%‑point
HbA1c reduction and 14.2% weight loss after 68 weeks,
with 43% of participants achieving ≥15% weight loss. These
outcomes demonstrate superiority over semaglutide alone –
validating our innovative dual‑target approach. Zenagamtide
reinforces this strategy, delivering compelling phase 2
results by targeting both GLP-1 and amylin receptors.
Subcutaneous zenagamtide achieved HbA1c reductions of up
to 1.8%, with 89% of participants reaching target levels below
7%. The oral formulation demonstrated improvements of up
to 1.5%, with 78% reaching target. With phase 3 initiation
planned for 2026, we are closer to offering treatment options that align with patient preferences and everyday routines.
Beyond type 2 diabetes, our commitment to type 1 diabetes
remains unwavering. Following the closure of our in-house
cell therapy unit, an expanded partnership with Aspect
Biosystems seeks to advance cellular medicines that could
restore natural blood sugar control – pursuing the ultimate
ambition of a cure. Separately, we continue exploring
GLP‑1‑based medicines in people at risk of developing
type 1 diabetes to delay disease onset.

	Juan Pablo Villaseñor lives with obesity and cardiovascular disease in Mexico.		Gulshan Lal Suchdev lives with type 2 diabetes in Spain. Pictured here with his granddaughter Luna.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Innovation and therapeutic focus	29

DIABETES& RELATED COMORBIDITIES		RARE DISEASE
Tackling diabetes comorbidities with targeted therapies		Building on rare disease leadership with next-generation therapies

People living with diabetes face interconnected health
challenges that extend far beyond blood glucose
management. Comorbidities such as cardiovascular disease
and chronic kidney disease frequently accompany type 2
diabetes, sharing the same biological roots of metabolic
dysfunction and chronic inflammation. Our approach
recognises these connections, developing treatments that
address the broader cardiometabolic spectrum affecting
people living with diabetes.
Ziltivekimab, our monoclonal antibody targeting
interleukin-6, represents this integrated strategy in
cardiovascular medicine. By addressing cardiovascular
inflammation – a key driver of complications in people with
diabetes – phase 3 trials are testing whether targeted anti-
inflammatory therapy can transform care from symptom
management to disease modification. With readouts
expected between 2026 and 2027 across three clinical
settings, ziltivekimab could offer people with diabetes crucial protection against cardiovascular complications.
Meanwhile, the evoke programme explored whether
semaglutide’s benefits could extend to neurodegeneration,
specifically early Alzheimer’s disease. Building on growing
evidence linking diabetes and cognitive decline, we
evaluated semaglutide in two of the largest early-stage
Alzheimer’s trials ever conducted. While results showed no
meaningful reduction in disease progression vs placebo,
this research advanced scientific understanding within the
field of neurodegeneration.

For people living with rare diseases, each innovation can be life-changing. Our focus is to reduce the care burden with
therapies that are effective, tolerable and easier to use.
Denecimig (Mim8), a Factor VIIIa mimetic bispecific antibody now under FDA and EMA review, significantly reduced
treated bleeds with once‑monthly, fortnightly or once-weekly subcutaneous injections in clinical studies, offering the
potential for both strong efficacy and less frequent dosing.
Etavopivat, an investigational oral therapy for sickle cell
disease, reduced pain crises and improved haemoglobin
in phase 2, pointing to a treatment that could help support
daily management and patient outcomes.
We have also strengthened our portfolio with an asset
purchase and global licence agreement for zaltenibart
from Omeros Corporation. This antibody blocks MASP‑3,
a key switch in the alternative complement pathway – part
of the immune system that can become overactive and
damage healthy cells. By calming that response without
compromising core defences, zaltenibart has best‑in‑class
potential across multiple rare blood and kidney disorders.
Together, these programmes reflect our patient‑centred
approach: advancing life-changing options to change the
course of disease while lowering treatment burden and
improving overall quality of life.

	Lazaro Montantes lives with type 2 diabetes and cardiovascular disease in Mexico.		Emil Grullón lives with haemophilia A in the Dominican Republic.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Innovation and therapeutic focus	30

Pipeline overview
We remain committed to bringing innovative therapies to patients. In 2025, two assets entered phase 1, one was acquired in late-stage phase 2 and one advanced in phase 2, two progressed to phase 3 and two assets initiated submissions for regulatory approval in key markets.

Phase 1
Project	Indication	Description	Phase progress*
Amylin 355 NN9638	Obesity	Amylin receptor agonist
Amylin 1213 NN9839	Obesity	Amylin receptor agonist	New
SLC25A5 NN4005	MASH[1]	siRNA[2]
GSI[3] Albumin NN1644	T1D4	Insulin
GYS2 GalXC NN9733	T2D5	siRNA	New
Ventus NLRP3i6 NN6022	CVD[7]	NLRP3 inhibitor
CNP HF8 NN6537	Heart failure	C-type natriuretic peptide
Inno8 NN7441	Haemophilia A w/wo inhibitors	FVIIIa[9] mimetic bispecific antibody fragment

* Compared to 2024  1. MASH: Metabolic dysfunction-associated steatohepatitis.  2. siRNA: Small interfering RNA.  3. GSI: Glucose-sensitive insulin.  4. T1D: Type 1 diabetes.  5. T2D: Type 2 diabetes.  6. NLRP3i: NOD-like receptor protein 3 inhibitor.  7. CVD: Cardiovascular disease.  8. HF: Heart failure.
9. FVIIIa: Activated factor VIII (FVIIIa).  10. CB-1: Cannabinoid receptor-1.  11. GLP-1: Glucagon-like peptide-1.  12. GIP: Gastric inhibitory polypeptide.  13. PKR: Pyruvate kinase-R.  14. PNH: Paroxysmal Nocturnal Haemoglobinuria.  15. CKD: Chronic kidney disease.
16. ASCVD: Atherosclerotic cardiovascular disease.  17. AMI: Acute myocardial infarction.  18. HFpEF: Heart failure with preserved ejection fraction.

Phase 2
Project	Indication	Description	Phase progress*
Monlunabant NN9440	Obesity	CB-1[10] receptor inverse agonist
Zenagamtide (amycretin) NN9487	Obesity	Unimolecular GLP-1[11] and amylin receptor agonist
Triple NN9662	Obesity	GLP-1/ GIP12/amylin	1 → 2
UBT 251 NN9559	Obesity and T2D	A triple agonist	New
CDR132L NN6706	Heart failure	Oligonucleotide inhibitor
Zenagamtide (amycretin) NN9490	T2D	Unimolecular GLP-1 and amylin receptor agonist
Etavopivat NN7536	Thalassemia	PKR[13]-activator
NDec NN7533	Sickle cell disease	Combination of decitabine and tetrahydrouridine in collaboration with EpiDestiny
Zaltenibart NN9064	PNH[14]	Antibody	New

Phase 3
Project	Indication	Description	Phase progress*
CagriSema NN9388	Obesity	Long-acting amylin receptor agonist in combination with a long- acting GLP-1 analogue
Cagrilintide NN9833	Obesity	Amylin receptor agonist	2 → 3
Efruxifermin NN9064	MASH	FGF21 agonist
CagriSema NN9388	T2D	Long-acting amylin receptor agonist in combination with a long- acting GLP-1 analogue
Ziltivekimab NN6018	CKD[15] ASCVD[16] AMI[17] HFpEF[18]	Monoclonal antibody
Coramitug NN6019	CVD	Monoclonal antibody	2 → 3
Etavopivat NN7535	Sickle cell disease	PKR-activator

Obesity& Diabetes& Rare Disease
Submission and/or approval
Project	Indication	Description	Phase progress*
Oral Semaglutide NN9932	Obesity	GLP-1 receptor agonist	3 → Subm/ Appr.
Semaglutide 7.2 mg NN9536	Obesity	GLP-1 receptor agonist	3 → Subm/ Appr.
CagriSema NN9838	Obesity	Long-acting amylin receptor agonist in combination with a long- acting GLP-1 receptor agonist	3 → Subm/ Appr.
Semaglutide NN9931	MASH	GLP-1 receptor agonist	3 → Subm/ Appr.
IcoSema NN1535	T2D	Semaglutide and basal insulin
Icodec NN1436	T1D and T2D	Basal insulin analogue
Denecimig (Mim8) NN7769	Haemophilia A w/wo inhibitors	FVIIIa mimetic bispecific antibody	3 → Subm/ Appr.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Innovation and therapeutic focus	31

Research and development progress
OBESITY&	DIABETES&	RARE DISEASE

Regulatory events
•Wegovy® received accelerated approval by the Food and Drug Administration
(FDA) for the treatment of metabolic dysfunction-associated steatohepatitis
(MASH) and data were submitted to European Medicines Agency (EMA),
Pharmaceuticals and Medical Devices Agency (PMDA) and Centre for Drug
Evaluation (CDE).
•CagriSema new drug application was submitted to the FDA for initial marketing authorisation for weight management.
•Wegovy® pill, oral semaglutide (25 mg), was approved by the FDA for weight management and reduction of major adverse cardiovascular events and data were submitted to the EMA.
•Wegovy® label update was approved by the FDA to reflect reduction in hospitalisations for heart failure or urgent heart failure visits in people with overweight or obesity and atherosclerotic cardiovascular disease based on SELECT data.
•Wegovy®, subcutaneous (sc.) semaglutide 7.2 mg, received a positive opinion by
EMA for weight management and was submitted to the FDA for marketing authorisation.
Clinical progress
•Phase 3a trial REDEFINE 2, investigating CagriSema (cagrilintide 2.4 mg in combination with semaglutide 2.4 mg) to evaluate efficacy and safety in people with overweight/obesity and type 2 diabetes (T2D), was completed.
•Phase 3a trials RENEW 1 and RENEW 2, investigating cagrilintide in people with obesity, with and without T2D, were initiated.
•Acquisition of Akero Therapeutics, Inc., with lead compound efruxifermin (EFX) in
Phase 3 for the treatment of MASH, was completed.
•Phase 3b trials REDEFINE 8 and REDEFINE 11, investigating CagriSema for long-
term weight loss and its full weight-loss potential, were initiated.
•In-licensing of lead asset UBT-251 and an early-stage glucagon for the treatment of obesity, T2D, and other diseases from The United Bio-Technology (Hengqin) Co.,
Ltd. (United Biotechnology) was completed.
•Phase 2 trial investigating once-weekly GIP–GLP-1 was completed.
•Phase 1b/2 trial investigating Triple in people with obesity was initiated.
•Phase 1 trial investigating SLC25A5 in MASH was initiated.
•Phase 1 trial investigating oral zenagamtide (amycretin) was completed.

Regulatory events
•Kyinsu® (IcoSema)  was approved by the EMA for the treatment of T2D in adults insufficiently controlled by basal insulin or GLP-1 receptor agonists.
•Kyinsu® was submitted to the PMDA and the CDE for initial marketing authorisation for the treatment of T2D.
•Awiqli® Biologics License Application (BLA) was resubmitted to the FDA for the treatment of people with T2D.
•Ozempic® label expansion was approved by the FDA to reflect the reduction in kidney disease related events in people with T2D based on FLOW results.
•Rybelsus® label expansion was approved by the FDA and EMA to reflect the risk reduction of major cardiovascular events in people with T2D based on SOUL results.
•Ozempic® label expansion was approved by the EMA to reflect the improvements of functional outcomes in people with T2D and peripheral artery disease (PAD)
based on STRIDE results.
Clinical progress
•Phase 3a trials REIMAGINE 2 and 3, investigating CagriSema in people with T2D, were completed.
•Phase 3a trial CLEOPATRA, investigating Coramitug in people living with transthyretin amyloidosis (ATTR) cardiomyopathy, was initiated.
•Phase 3a trials evoke and evoke+, investigating semaglutide in Alzheimer’s disease, completed interim readouts and the programme was terminated.
•Phase 3b trial REMODEL, a mechanistic study investigating semaglutide in patients with T2D and chronic kidney disease, was completed.
•Phase 2 trial investigating sc. and oral zenagamtide in people with T2D was completed.
•Phase 2 trial investigating once-weekly GIP–GLP-1 in people with T2D was completed.
•Phase 2 trial investigating Coramitug in people living with ATTR cardiomyopathy was completed.
•Phase 1 trial investigating GalXC GYS2 was initiated.
•Early-stage projects STAT3 (oncology/acromegaly), PD‑L1 (oncology) and XDH
GalXC‑lipid (gout) were terminated.
•Phase 1 trial investigating Ventus NLRP3i was completed.
•Alternative routes were pursued for early-stage projects within stem cell therapy.

Regulatory events
•Denecimig (Mim8) BLA was submitted to the FDA and Marketing authorization application (MAA) to the EMA for initial marketing authorization for treatment of haemophilia A in people with and without inhibitors.
•Sogroya® label label extension for the treatment of non-replacement indications was submitted to FDA, EMA, CDE and PMDA.
•Alhemo® (concizumab) was approved by FDA and EMA for the expanded treatment of haemophilia A or B in people without inhibitors.
Clinical progress
•Phase 3a trial HIBISCUS 2, investigating etavopivat in people with sickle cell disease
(SCD), was initiated.
•Phase 3a FRONTIER 2 and Frontier3 trials, investigating denecimig in adults/
adolescents and children with haemophilia A, were completed.
•Phase 2 part, of the HIBISCUS phase 2/3 trial, investigating etavopivat in people with
SCD, was completed.
•Phase 2 trial ASCENT1, investigating NDec in people with SCD, was completed.
•Acquisition of MASP‑3 inhibitor zaltenibart from Omeros Corporation for the treatment of rare blood and kidney disease, of which the phase 2 trial was completed.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Sustainability commitment	32

In 2025, our medicines reached 45.6 million people worldwide – a testament to our expanding therapeutic footprint. Alongside this broad reach, our diabetes access programmes supported 7.1 million vulnerable patients; a decline from 2024 levels primarily driven by lower insulin tender sales due to portfolio consolidation. This underscores the complex balance we must strike between sustainable growth and ensuring continuity of care for those who need us most – a challenge that has prompted renewed efforts to restore and strengthen our reach.
Central to this mission is strengthening access where millions lack essential treatments. Prevention and early access set the course for a healthier life, but as serious chronic diseases rise worldwide, strained healthcare systems face increasing pressure. Our response combines targeted partnerships with systematic affordability initiatives. In the US, we provide assistance for people with or without insurance and have reduced monthly costs for self‑pay patients. In other parts of the world, our Changing Diabetes® in Children programme supports children under 25 with type 1 diabetes in low- and middle-income countries, while our
Access to Insulin Commitment guarantees low-priced human insulin for the least developed countries and humanitarian settings.
Recognising that treatment alone will not bend the obesity curve, we go beyond medicine, addressing the root causes of this chronic disease. By focusing on reaching people where they live, learn and play, our Cities for Better Health programme – now active in 54 cities worldwide – partners with communities to reduce risk of obesity and type 2 diabetes through targeted interventions addressing the social determinants of health.
“We go beyond medicine, addressing the root causes of this chronic disease”
Sustaining our growth and impact requires both expanded reach and financial discipline. We simplified our organisation in 2025 to address complexities that emerged during hyper-growth while reducing costs to ensure long-term sustainability. To enable faster decisions, sharper execution and improved efficiency, we made the difficult decision to reduce approximately 9,000 positions globally. From 2026, these changes will deliver around DKK 8 billion in annualised savings, which we will reinvest in obesity and diabetes growth opportunities.
Our commitment to sustainable growth extends beyond organisational efficiency to environmental accountability. Our environmental performance demands urgent action. While scaling production to serve unprecedented patient demand, our emissions have increased – a trajectory that challenges our sustainability ambitions. We are working to implement initiatives across emissions, nature and plastics to reverse this trend through partnerships and systematic transformation.
Building on this foundation of access, prevention and environmental responsibility, we will align our organisation to deliver health impact at scale whilst confronting environmental challenges with urgency.
We will strengthen partnerships with health systems, expand programmes to reach those who need our medicines the most and build supply chains that serve people and the planet – ensuring our innovations deliver lasting value for the communities we serve and the world we share.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Sustainability commitment	33

SOCIAL
Strengthening global access and affordability programmes
Reaching vulnerable people with diabetes involves addressing coverage, affordability and supply challenges in different ways across different markets. Despite this reach declining in 2025 due to portfolio consolidation affecting insulin tenders, we strengthened access through practical, locally tailored solutions that make quality treatment attainable.
In the US, we are expanding practical pathways to treatment across multiple channels. Through
NovoCare® – our patient assistance programme – patients can check coverage, access savings and, where eligible, receive assistance. In late 2025, we introduced time‑limited introductory pricing for new self‑pay patients for Wegovy® and Ozempic®, followed by a lower standard monthly self‑pay price for most doses, helping reduce costs and discouraging the use of illicit compounded products.
“In the US, we are expanding practical pathways to treatment across multiple channels. Through NovoCare® – our patient assistance programme – patients can check coverage, access savings and, where eligible, receive assistance”
Our global programmes focus on people facing the greatest barriers to care. Changing Diabetes®
in Children (CDiC) supports children under 25 living with type 1 diabetes in low‑ and middle‑income countries; since 2009, we have reached almost 82,000 children with life‑saving care delivered through a holistic model.
In Sub‑Saharan Africa, our iCARE approach – integrating capacity, affordability, reach and empowerment across 49 countries – strengthens healthcare infrastructure, supports workforce development and improves product affordability through tiered pricing in collaboration with local partners.
Our Access to Insulin Commitment, established in 2001, continues to guarantee a low price for human insulin for least‑developed and other low‑income countries, and for organisations providing relief in humanitarian settings, helping to ensure continuity of care where health systems are under strain.
We are also aligning efforts across the broader Novo Nordisk family to maximise impact, with our humanitarian focus prioritising product donations while the Novo Nordisk Foundation and World
Diabetes Foundation lean in on complementary elements of care and prevention.

Olivia Aka lives with type 1 diabetes in Ivory Coast and is supported by the CDiC programme. Pictured here with her grandmother.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Strategic Aspirations / Sustainability commitment	34

SOCIAL		ENVIRONMENTAL
Partnering for prevention		Scaling responsibly on the road to Net Zero

Preventing serious chronic diseases starts with healthier
environments. We invest in primary prevention to help
children, families and communities reduce risk before illness takes hold, aligning policy, data and local action to create lasting change, bringing partners together across sectors
and government levels.
Through Cities for Better Health (CBH), we work with local
authorities, schools and community organisations to make
healthy choices easier in 54 cities worldwide. CBH supports
practical, evidence‑based measures – such as healthier school meals, daily activity programmes and safer streets and parks
– co‑designed with local communities and replicated across
participating cities.
The CBH Childhood Obesity Prevention Initiative breaks new
ground with a five-year, DKK 250 million investment spanning six countries across six continents. Using a rigorous trial-like design developed with partners including Oxford University,
the initiative pilots community-based interventions for children aged 6-13 – from school-day activity and nutrition programmes to safe routes for walking and cycling – building robust evidence for policy change and national scale-up.
Since 2019, we have partnered with UNICEF to advance
childhood obesity prevention, combining policy advocacy,
robust data and implementation support to create healthier
environments for children and adolescents. From 2024 to 2025, more than 468,000 young people benefited directly via local
programmatic activities.

We remain committed to delivering on our environmental targets for 2033 and 2045. As with any major transition, meaningful
results do not materialise overnight, requiring sustained effort to achieve the fundamental changes needed.
Our rapid production scale-up to meet growing demand for
life-saving medicines has driven year-on-year increases in our environmental metrics – presenting a clear challenge to our
sustainability ambitions. Getting back on track will require substantial time, effort and investment, but our ambition
remains unwavering. We continue reporting transparently on
both progress and setbacks as we work to reverse this trend.
Supplier collaboration forms one of the cornerstones of our Net
Zero strategy. More than 3,000 suppliers have committed to
renewable electricity sourcing, accounting for 54% of our total
CO2e emissions. In our own production, we began sourcing bio-
ammonia in 2025, with potential to reduce GHG emissions by
around 80% compared to conventional ammonia.
Beyond energy, we are working to reduce the plastic footprint per patient by changing to reusable devices and therapies requiring less frequent dosing. We source e-methanol from Europe’s first large-
scale e-methanol facility in Kassø, Denmark, together with the LEGO
Group and Maersk, allowing us to explore alternative ways to make lower carbon plastic for our injection pens. Our ReMedTM programme, meanwhile, facilitates pen returns across seven countries.
Even our raw materials reflect this commitment. We are exploring regenerative production methods for glucose – a key raw material in our medicine manufacturing – to improve soil health and
biodiversity while securing supply of the natural resources our therapies depend upon.

Environmental targets
and ambitions[1]
Climate
•Reduce scope 3 emissions
by 33% by 2033[2]
•Reach Net Zero in 2045
Plastic
•Reduce plastic footprint per
patient by 30% by 2033
Nature
•Halt the loss of nature by 2033
•Become nature positive by 2045

Children in Madrid, Spain, one of the cities of our Childhood Obesity Prevention Initiative.
% of GHG emissions from suppliers who have committed to sourcing renewable electricity 54% 41% in 2024
1. Find more information on targets and ambitions, incl. progress, on p. 63–67. 2. vs 2024 baseline, covering ~67% of scope 3 emissions.

– – –	Novo Nordisk Annual Report 2025	35

Governance

36Executive Management 37Board of Directors 39Corporate governance 41Risk management

– – –	Novo Nordisk Annual Report 2025 / Annual review / Governance / Executive Management	36

Executive Management

Maziar Mike Doustdar[1]	Karsten Munk Knudsen[1]	Thilde Hummel Bøgebjerg	Ludovic Helfgott	Martin Holst Lange	Emil Kongshøj Larsen
President and Chief Executive Officer (CEO). Born in August 1970. Male. Other positions and management duties Member of the board of directors of Orion Corporation.
Executive Vice President. Chief Financial
Officer (CFO). Born in December 1971. Male.
Other positions and management duties
Member of the board of directors of
Hempel A/S. Member of the board of
directors of 3Shape Holding A/S.
Chair of NNE board of directors.
		Executive Vice President. Enterprise IT and Quality. Born in March 1982. Female. Other positions and management duties No other management positions.	Executive Vice President. Product & Portfolio Strategy. Born in July 1974. Male. Other positions and management duties President of the Novo Nordisk Haemophilia & Haemaglobinopathies Foundation Council.
Executive Vice President. Research &
Development and Chief Scientific Officer
(CSO). Born in October 1970. Male.
Other positions and management duties
Member of the board of directors of
Pharmacosmos A/S.

Executive Vice President. International
Operations. Born in September 1975. Male.
Other positions and management duties
Member of the board of the European
Federation of Pharmaceutical Industries
and Associations (EFPIA).

Kasper Bødker Mejlvang[2]	David Moore	Tania Sabroe	Elin Jäger	John F. Kuckelman
Executive Vice President. Chemistry, Manufacturing & Control (CMC) & Product Supply. Born in August 1977. Male. Other positions and management duties No other management positions.	Executive Vice President. US Operations. Born in January 1974. Male. Other positions and management duties Member of the board of directors of Novasenta Inc.	Executive Vice President. People, Organisation & Corporate Affairs. Born in July 1977. Female. Other positions and management duties Member of the Danish Life Science Council.	Senior Vice President. Chief of Staff to CEO; Corporate Strategy & Sustainability. Born in September 1986. Female. Other positions and management duties Vice chair of the World Diabetes Foundation.	Senior Vice President. Group General Counsel, Global Legal, IP and Security. Born in February 1972. Male. Other positions and management duties No other management positions.

1. Maziar Mike Doustdar and Karsten Munk Knudsen are registered as executives with the Danish Business Authority. The other members of Executive Management are not registered as executives with the Danish Business Authority.
2. Kasper Bødker Mejlvang, previously SVP of Region Japan, was promoted to executive vice president of CMC & Product Supply with effect from 1 January 2026.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Governance / Board of Directors	37

Board of Directors

Lars Rebien Sørensen Chair	Cees de Jong Vice Chair	Elisabeth Dahl Christensen	Stephan Engels	Liselotte Hyveled

Danish. Born in October 1954. Male. Member
since 2025. Term 2026. Chair of the Board
and Chair of the People & Governance
Committee.
Positions and management duties
Chair of the board of directors of Novo
Nordisk Foundation. Vice chair of the board
of directors of Ferring Pharmaceuticals.
Member of the board of directors of
Jungbunzlauer Suisse AG. Adjunct professor
at the University of Copenhagen’s School of
Life Sciences. Adjunct professor at Center for
Corporate Governance at Copenhagen
Business School.
Competences
Global corporate leadership; healthcare &
pharma industry; business development,
M&A and external innovation sourcing;
medicine & science; human capital
management; environmental, social &
governance (ESG).

Dutch. Born in May 1961. Male. Member since
2025. Term 2026. Vice Chair of the Board and
Chair of the Remuneration Committee and
member of the Audit Committee.
Positions and management duties
Chair of the board of directors of Novonesis
A/S. Chair of the Nomination and
Remuneration Committee of Novonesis A/S.
Member of the Audit Committee of
Novonesis A/S. Chair of the board of directors
of Meatable. Member of the board of Oterra.
Venture Partner, Forbion BioEconomy Fund I.
Competences
Global corporate leadership; finance &
accounting; business development, M&A and
external innovation sourcing; environmental,
social & governance (ESG); human capital
management.

Danish. Born in November 1965. Female.
Member since 2022. Term 2026. Employee
representative. Member of the Remuneration
Committee.
Positions and management duties
Full-time union representative at
Novo Nordisk A/S.
Competences
Not mapped for employee representatives.

German. Born in March 1962. Male. Member
since 2025. Term 2026. Chair of the Audit
Committee and member of the Remuneration
Committee and member of the People &
Governance Committee.
Positions and management duties
Member of the board of directors of SimCorp
A/S. Chair of the Audit and Risk Committee of
SimCorp A/S. Member of the Remuneration
and Nomination Committee of SimCorp A/S.
Competences
Global corporate leadership; finance &
accounting; human capital management;
business development, M&A and external
innovation sourcing.

Danish. Born in January 1966. Female.
Member since 2022. Term 2026. Employee
representative. Member of the Research &
Development Committee.
Positions and management duties
Associate vice president, external innovation,
scientific partnership and integration, Novo
Nordisk A/S. Member of the board of
directors of TriSalus Life Sciences.
Competences
Not mapped for employee representatives.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Governance / Board of Directors	38

Board of Directors (continued)

Mette Bøjer Jensen	Britt Meelby Jensen	Kasim Kutay	Tanja Villumsen

Danish. Born in December 1975. Female.
Member since 2018. Term 2026. Employee
representative. Member of the Audit
Committee. Member of the People &
Governance Committee.
Positions and management duties
Wash & Sterilisation specialist in Product
Supply, Novo Nordisk A/S.
Competences
Not mapped for employee representatives.

Danish. Born in June 1973. Female. Member
since 2025. Term 2026. Member of the
Remuneration Committee and member of
the Research & Development Committee.
Positions and management duties
CEO of Ambu A/S. Vice chair of the board of
directors of Novo Holdings A/S. Member of
the board of directors of Hempel A/S.
Competences
Global corporate leadership; healthcare
& pharma industry; human capital
management; technology, data & digital;
business development, M&A and external
innovation sourcing.

British. Born in May 1965. Male. Member
since 2017. Term 2026. Member of the People
& Governance Committee and the Research &
Development Committee.
Positions and management duties
CEO of Novo Holdings A/S. Member of
the board of directors and member of the
nomination and remuneration committee
of Novonesis A/S.
Competences
Global corporate leadership; healthcare
and pharma industry; finance and
accounting; business development, M&A
and external innovation sourcing; human
capital management.

Danish. Born in June 1980. Member since
2026. Term 2026. Employee representative.
Positions and management duties
Associate Project Director, Clinical Supplies,
CMC & Product Supply. Member of the board
of directors of PFA Pension. Member of the
Audit Committee of PFA Pension. Member of
the board of directors of PFA Holdings. Vice
chair of the board of directors of
Pharmadanmark. Vice chair of the board of
directors of Life Science Danmark ApS.
Member of PAF advisory board to PFA
Pension (pharmacists). Chair of the
Negotiation Committee of Pharmadanmark.
Member of the Strategic Advisory Board of
Nordic Cell Therapy Group ApS.
Competences
Not mapped for employee representatives.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Governance / Corporate governance	39

Board of Directors (continued)								Corporate governance
Independence and meeting attendance overview
Governance structure
The shareholders of Novo Nordisk exercise their rights at the general meeting, which is the supreme governing body of the company. General meetings may be held annually and extraordinarily. While the Annual General Meeting, inter alia, adopts the company’s Articles of Association, approves the
Annual Report and elects the Board of Directors, an Extraordinary General Meeting serves a specific purpose. On 14 November 2025, Novo Nordisk held an Extraordinary General Meeting to elect new members to the Board of Directors. At the Extraordinary General Meeting, seven members of the then
Board of Directors stepped down, whilst four new members were elected to the Board of Directors.
Following the election at the Extraordinary General Meeting, less than half of the shareholder-elected
Board members (two of five) are considered independent. It is the intention of the Board to increase the number of independent Board members to at least four at the Annual General Meeting in March
2026 at which point more than half of the shareholder-elected Board members will accordingly be considered independent.
Any shareholder has the right to raise questions at general meetings. Resolutions can generally be passed by a simple majority. However, resolutions to amend the Articles of Association require two-
thirds of the votes cast and capital represented, unless other adoption requirements are imposed by the Danish Companies Act.
Novo Nordisk has a two-tier management structure consisting of the Board of Directors and Executive
Management. The governance structure and rules of Novo Nordisk are further described in our Articles of Association and our Corporate Governance Report, both available at: https://www.novonordisk.com/
about/corporate-governance.html (The contents of the company's website do not form a part of this
Form 6-K)
Foundation ownership
Novo Holdings A/S, a Danish company wholly owned by the Novo Nordisk Foundation, holds the majority of votes at Novo Nordisk A/S’ general meetings. The combination of foundation ownership and stock listing enables Novo Nordisk to embark on long-term sustainable strategies while maintaining short-term transparency on performance. Our foundation ownership supports the overarching imperative to be both commercially successful and responsive to the wider needs of society.
The Novo Nordisk Foundation has four objectives: to provide a stable basis for the commercial and research activities of Novo Nordisk, Novonesis and additional companies in Novo Holdings’ investment portfolio; to support physicological, endocrinological, metabolic and other medical research; to support research hospital activities within diabetes in Denmark; and to support scientific, humanitarian and social purposes. Please refer to the section on value creation on page 10. For more information about the ownership structure of Novo Nordisk, see page 18.

Meeting attendance in 2025[1]
Name	Independence[2]	Board of Directors	Chair Committee	Audit Committee[12]	People & Governance Committee	Remuneration Committee	R&D Committee
Helge Lund[3]	Independent	18/18	6/6		3/3
Henrik Poulsen[4,5,6,7]	Not independent	18/18	6/6	4/4		4/4
Elisabeth Dahl Christensen[8]	Not independent	19/19				4/4
Laurence Debroux[5,6,7]	Independent	18/18		4/4		4/4
Andreas Fibig	Independent	18/18					8/8
Sylvie Grégoire[5]	Independent	18/18		4/4	3/3		7/8
Liselotte Hyveled[8,9]	Not independent	19/19					8/8
Mette Bøjer Jensen[5,8,10]	Not independent	19/19		5/5
Kasim Kutay[4]	Not independent	18/19			3/3		6/8
Christina Law[5]	Independent	18/18		4/4	2/3
Martin Mackay	Independent	18/18				4/4	8/8
Thomas Rantzau[8]	Not independent	19/19			3/3
Lars Rebien Sørensen[11]	Not independent	1/1	1/1
Cees de Jong[10,11]	Independent	1/1	1/1	1/1		1/1
Britt Meelby Jensen[4,11]	Not independent	1/1				1/1
Stephan Engels[6,7,10,11]	Independent	1/1		1/1		1/1

1. Number of meetings attended by each Board member out of the total number of meetings within the member’s term.  2. As of 31 December
2025, 40% of shareholder-elected board members and 22% of all board members, including employee representatives, are considered independent.  3. Helge Lund was also a member of the Board of Directors for a one-year term from 2014-2015.  4. Member of the board of directors or executive management of Novo Holdings A/S.  5. Pursuant to the US Securities Exchange Act, Laurence Debroux, Sylvie Grégoire and Christina Law qualified as independent Audit Committee members, while Mette Bøjer Jensen and Henrik Poulsen relied on an exemption from the independence requirements.  6. Laurence Debroux, Henrik Poulsen and Stephan Engels possess the qualifications within accounting and auditing required under part 8 of the Danish Act on Approved Auditors and Audit Firms.  7. Designated as financial experts as defined by the US Securities and Exchange Commission (SEC).  8. Elected by employees of Novo Nordisk.  9. Liselotte Hyveled was also an employee-elected member of the Board of Directors for one four-year term from 2014-2018.  10. Under the US Securities Exchange Act on Audit Committee
requirements, Stephan Engels and Cees de Jong qualify as independent, while Mette Bøjer Jensen relies on an exemption to the independence requirements.  11. Was elected to the Board of Directors at the Extraordinary General Meeting on 14 November 2025.  12. Collectively, the
members have relevant industry expertise.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Governance / Corporate governance	40

Corporate governance reporting
Novo Nordisk reports in accordance with the Danish Corporate Governance Recommendations, which are implemented by Nasdaq Copenhagen in the Nordic Main Market Rulebook for Issuer of Shares, as well as the
Corporate Governance Standards of the New York Stock Exchange applicable to foreign private issuers.
Novo Nordisk complies with the Danish Corporate Governance Recommendations because we account for which recommendations we comply with or deviate from and explain our chosen approach. Find further information about our corporate governance practices and a statement on our approach to each of the Danish Corporate Governance
Recommendations as well as the Corporate Governance Standards of the New York Stock Exchange in our Corporate
Governance Report, are available at: https://www.novonordisk.com/about/corporate-governance.html (The contents of the company's website do not form a part of this Form 6-K)
Remuneration
Executive remuneration is linked to financial performance as well as non-financial performance (e.g., innovation and sustainability). Both short- and long-term incentive programmes include sustainability metrics, aligning executive pay with our sustainability objectives. Novo Nordisk has prepared a separate Remuneration Report describing the remuneration awarded or due during 2025 to the Board of Directors and Executive Management
members registered with the Danish Business Authority. The Remuneration Report is submitted to the Annual
General Meeting for an advisory vote. The Remuneration Policy and the Remuneration Report are available at:
https://www.novonordisk.com/about/corporate-governance.html (The contents of the company's website do not form a part of this Form 6-K)
Disclosure regarding change of control provisions
It is disclosed that Novo Nordisk does not have any material contracts that take effect, alter or terminate upon a change of control of Novo Nordisk following implementation of a takeover bid. In the event of termination – whether by Novo Nordisk or by the individual – due to a merger, acquisition or takeover of Novo Nordisk, members of
Executive Management registered with the Danish Business Authority are, in addition to the notice period, entitled to a severance payment of 24 months’ base salary plus pension contribution.
Ethics and compliance
In Novo Nordisk, we have an ethics and compliance programme comprised of a code of conduct (OneCode), requirements (The Ethics Navigator), processes and awareness and capability building as stipulated in the seven elements of an effective compliance programme. Data privacy is a key component in our ethical principles, ensuring guardrails are in place to manage and mitigate risks, thus safeguarding our patients and society at large.
We have also adopted set of principles for data and artificial intelligence (AI) ethics to support ethical decision-
making. Our global AI Ethics compliance framework sets out principles, requirements and operational guidelines, while also cataloguing all deployed AI systems across the organisation. The framework standardises risk assessment processes and strengthens organisational capabilities through AI literacy training. Find more information about these principles, in accordance with the Danish Financial Statements Act Section 99d, at: https://www.novonordisk.com/
data-privacy-and-user-rights/data-ethics.html (The contents of the company's website do not form a part of this Form
6-K)

Sustainability governance
The Board of Directors oversees sustainability, including material impacts, risks and opportunities (IROs), culture and business conduct. These matters are addressed through dedicated reviews and regular updates from Executive Management and the Audit Committee. The Board is supported by its committees: the Audit
Committee oversees financial and sustainability reporting, due diligence outcomes and risk management;
the Remuneration Committee integrates sustainability metrics into executive incentives; and the People &
Governance Committee ensures board competencies align with business conduct and sustainability needs.
These responsibilities are formalised in the Committee charters. While Executive Management sets and monitors the progress of the sustainability targets and strategy, the operational responsibility is anchored in Corporate
Sustainability within the CEO Office. Corporate Sustainability works with business units to integrate environmental and social considerations into strategy, risk management and the product lifecycle. The Board ensures it has access to the skills and expertise needed to oversee sustainability matters and address Novo Nordisk’s material sustainability IROs during the reporting period.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Governance / Risk management	41

Risk management

Risk-taking is integral to our business, and we are exposed to both risks that are inherent to the pharmaceutical industry and specific to our business. 2025 has been an exceptional year, exposing Novo Nordisk to unprecedented geopolitical, macroeconomic and competitive pressures. Through systematic risk management, we have maintained a risk profile proportionate to our innovation ambitions and long-term commitments. While we do not compromise on product quality, business ethics, and safety of our patients and employees, we recognise that there are other risks that cannot be fully mitigated and must be accepted to enable business successes that make a difference and maximise societal value.
As part of our integrated approach to risk management, we identify, assess and mitigate risks across short and long horizons. This enables us to address risks to our short- and medium-term plans and risks that could hinder the long-
term realisation of our corporate strategy. Executive Management and the Board of Directors review Novo Nordisk’s enterprise-wide risk profile quarterly, which focuses on the most significant risks based on likelihood and impact, including potential financial loss or reputational damage. Complementing this, sustainability risks from the double materiality assessment in the Sustainability statement are also considered.
The key risk themes below outline our broad areas of exposure, followed by key risks and mitigations, which detail specific risks, potential impacts and mitigation actions.
Key risks themes
Innovation and competition
Novo Nordisk is exposed to portfolio dependency with multiple brands relying on semaglutide as the active pharmaceutical ingredient. To remain competitive in the long-term and thereby mitigate the innovation risk, we invest in internal and external pipeline opportunities, as well as effectively attracting talent to continue providing patients with innovative treatments.
Geopolitical uncertainty
Conflicts, geopolitical tensions and social unrest represent a volatile landscape, leading to risks of trade restrictions.
Most notably, the US administration continues to assess a range of trade actions affecting US imports, including tariffs and reference pricing measures which may continue targeting pharmaceuticals, with potential spillover effects to other countries. We navigate this uncertainty by monitoring developments, engaging in policy making and diversifying our supply chain.
Healthcare reform
Some governments are adopting changes to their pharmaceutical frameworks, increasing system complexity and regulatory uncertainty. This may increase price pressure and affect profitability. We continuously educate healthcare providers about the value and benefits of our products and engage with policymakers and stakeholders, to communicate potential consequences of healthcare reform to the innovative life science environment.

Commercialisation
Complex market dynamics and intensified competition from branded and generic competitors and compounders lead to risks of price pressure, lowered sales volumes and supply rebalancing. We address this by generating robust clinical and real world evidence to substantiate product value and negotiating with payers to secure access and reimbursement. In parallel, a more consumer driven market introduces risks related to direct to consumer marketing, new capability requirements and brand reputation. We manage these risks by investing in consumer engagement, telehealth channels and partnerships, building necessary competencies and actively monitoring consumer trends.
Production capacity and supply chain risks
Demand fluctuations, resource shortages, geopolitical instability, trade disputes and local manufacturing requirements strain global supply chains. Furthermore, expanding production capacity is complex and associated with long lead times. We continuously evaluate and manage investments in our production capacity and supply chain to mitigate this risk.
Access and affordability
Access to affordable care is a global issue as healthcare systems struggle to provide quality care at a sustainable cost, while the burden of chronic diseases keeps rising. Ensuring access and affordability is a risk and responsibility Novo
Nordisk shares with all stakeholders involved in healthcare. We continue to scale capacity to meet patient demand, broaden access to medicines and meet our social responsibilities.
Digital disruption
New digital technologies offer opportunities to deliver greater value and improve patient outcomes but also risk disruption by intensifying competition through accelerated and enhanced drug discovery and development. To remain competitive, we continuously innovate and integrate these technologies into our processes.
Ethics and compliance
Our commitment to ethics and compliance remains central to our operations. This is essential to navigate a rapidly evolving regulatory landscape, which may affect product approvals, market access, pricing and product liability. Our values, encapsulated in the Novo Nordisk Way and our code of conduct, guide every decision we make and enable us to maintain integrity, adhere to ethics and compliance standards and fulfil our purpose effectively.
Environmental impact
Novo Nordisk’s expansion efforts significantly increase our greenhouse gas emissions. We address this challenge through our Circular for Zero strategy. This includes an increased focus on our global emissions, encompassing scope 3 emissions, as well as assessing, monitoring and mitigating environmental risks across the value chain.

– – –	Novo Nordisk Annual Report 2025 / Annual review / Governance / Risk management	42

Risk management (continued)
Key risks and mitigations
Risk area	Description	Impact	Mitigating actions
Research and clinical pipeline risks	Findings in clinical activities, regulatory processes or misjudging of commercial potential, leading to delays or failure of products in the pipeline.	•Patients would not have access to innovative treatment options. •Could adversely impact sales, profits and market position.
•Pre-clinical and clinical activities to demonstrate safety
and efficacy.
•Consultations with regulators to review pre-clinical
and clinical findings and obtain guidance on
development path.
•Rigorous market assessment to validate potential and
inform development decisions.

Product supply, quality and safety risks
Higher-than-expected demand or
disruption of product supply due to, e.g.,
geopolitical instability or quality issues,
may compromise product availability,
ultimately impacting patients and
representing a lost commercial
opportunity. In addition, there could be
risks related to safety and product liability.

•Product shortages could have potential implications for patients.
•Could jeopardise reputation and licence to operate if regulatory compliance is not ensured.
•Compromised patient safety and exposure to product liability legal proceedings.
•Could diminish trust in Novo Nordisk, impacting our reputation.
•Could have an adverse impact on sales, profits and market position.

•Optimising global production and safety stock to
reduce supply risk.
•Planning and management of supply chain.
•Regular quality audits of internal units and suppliers
to document Good Manufacturing Practice (GMP)
compliance.
•Identification and correction of root causes when issues
are identified. If necessary, products are recalled.

Commercial- isation risks
Competitive pressures and market
dynamics (e.g., generics and
compounding), as well as geopolitical,
macroeconomic or healthcare crises,
reduce payer ability and willingness to pay
and ultimately lower prices and volumes.
•Market dynamics could impact price levels and patient access. •Could adversely impact sales, profits and market position.
•Innovation of novel products, clinical trial data and
real-world evidence demonstrate added value of
new products.
•Payer negotiations to ensure improved patient access.
•Increased and new access and affordability initiatives.

IT security risks	Disruption to IT systems, such as cyber- attacks or infrastructure failure, resulting in business disruption or breach of data confidentiality.
•Could limit our ability to produce and safeguard product quality.
•Could compromise patients’ or other individuals’ privacy.
•Could limit our ability to maintain operations or limit future business opportunities if proprietary information is lost.
•Could have an adverse impact on sales, profits and market position.

•Proactive company-wide information security
awareness initiatives.
•Continuity plans for non-availability of IT systems.
•Company-wide internal audit of IT security controls.
•Detection and protection mechanisms in IT systems and
business processes.

Financial risks	Exchange rate fluctuations (mainly in USD, CNY and JPY), geopolitical risks (e.g., tariffs), disputes with tax authorities and changes to tax legislation and interpretation.	•Could lead to tax adjustments, fines and higher-than-expected tax level. •Could adversely impact sales and profits. •Geopolitical developments could lead to an increase in corporate taxes and duties.
•Hedging for selected currencies.
•Integrated treasury management.
•Applicable taxes paid in jurisdictions where business
activity generates profits and multi-year Advance
Pricing Agreements with tax authorities.

Legal, patents and compliance risks
Breach of legislation, industry codes or
company policies. Competitors asserting
patents against Novo Nordisk or
challenging patents critical for protection
of commercial product and pipeline
candidates.

•Potential exposure to investigations, criminal and civil sanctions and other penalties.
•Could compromise our reputation and the rights and integrity of individuals involved.
•Could lead to unexpected loss of exclusivity for, or injunctions against, existing and pipeline products.
•Could have an adverse impact on sales, profits and market position.

•Code of Conduct integrated in our business.
•Compliance Hotline in place.
•Legal review of key activities and internal audit of
compliance with business ethics standards.
•Internal controls to minimise vulnerability to patent
infringement and invalidity actions.

– – –	Novo Nordisk Annual Report 2025	43

Sustainability statement

45General information 51Prioritised topics 71Other material topics 132 Additional Sustainability statement information

– – –	Novo Nordisk Annual Report 2025	44

Sustainability statement contents

Sustainability statement reading guide
Our Sustainability statement is structured into three chapters: ‘General information’, ‘Prioritised topics’
and ‘Other material topics’ plus 'Additional Sustainability statement information' as an appendix.
The majority of ESRS disclosures can be found in these sections with additional ESRS 2 disclosures addressed in the Annual review, Corporate Governance Report and Remuneration Report through incorporation by reference (see Table 4 in the Additional Sustainability statement information, p. 134).
Novo Nordisk has updated the Double Materiality Assessment (DMA) in 2025 taking the point of departure in the ESRS standards across Social, Environment and Governance (see illustration below).
The DMA resulted in four ’Prioritised topics’, which are those that 1) are double-material, 2) have scored the highest in our DMA and 3) are linked to our Strategic Aspirations (see p. 13). This is where we focus our sustainability efforts and where we can make the greatest difference for our patients, employees, the environment and our business. Moreover, we have 'Other material topics', which are those that are double-material (E3 and G1) or single-material (E4, E2 and S2) related to sustainability commitments beyond our strategic topics, where we take targeted action to enable a resilient, responsible and sustainable business. More information on how we work with sustainability in Novo
Nordisk is provided on the following page.
The Sustainability statement has been structured with the ‘Prioritised topics’ presented first followed by ‘Other material topics’. This sequencing is intended to guide readers to the most decision-relevant topics quickly and to improve clarity for readers who prioritise strategic sustainability topics.

General information
1.1	Sustainability strategy and highlights	45
1.2	Basis for preparation of the Sustainability statement	47
1.3	Interests and views of stakeholders	48
1.4	Double materiality assessment	49
Prioritised topics
2.	Patient protection and quality of life	51
3.	Own workforce	57
4.	Climate change	63
5.	Resource use and circular economy	68
Other material topics
6.	Workers in the value chain	71
7.	Nature	72
8.	Pollution	74
9.	Business conduct	75
10.	EU Taxonomy	80

Additional Sustainability statement information
Table 1 - Sustainability statement policy overview		132
Table 2 - Other legislation		133
Table 3 - Disclosure requirements in ESRS		134
Table 4 - List of incorporation by reference		134
EU Taxonomy context and tables		135

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / 1. General information	45
1. General information
1.1 Sustainability strategy and highlights
At Novo Nordisk, we focus on creating lasting value for society and our business with a strong commitment to our triple bottom line: our financial, social and environmental responsibility.
Building on the results of our double materiality assessment (DMA), the Sustainability statement outlines prioritised topics and other material topics to demonstrate this commitment.
We aim to support patients, society and vulnerable populations1 by enhancing quality of life.
In 2025, we reached an all-time high of 45.6 million people with obesity and diabetes care products. The number of vulnerable patients reached with our diabetes products decreased by
15% compared to 2024, due to reducing insulin tender sales caused by portfolio consolidation. We remain committed to improve access and affordability via targeted programmes and innovations, while ensuring patient protection. In the US, we increased our efforts through NovoCare®, direct-
to-patient offerings and telehealth partnerships. For prevention, we advanced early intervention for childhood overweight and obesity in urban areas with UNICEF’s programmatic activities benefitting more than 468,000 children.
We continued our focus on being a sustainable employer in a year where Novo Nordisk launched a company-wide transformation to simplify the organisation, speed up decision-making, reduce cost and redirect resources towards obesity and diabetes growth opportunities. We maintained a focus on diversity and inclusion and launched a new strategy to leverage employee differences and foster an engaged workforce. We monitored the gender distribution across leadership levels and observed that the transformation process had minimal effect. We remain committed to protecting the health and safety of our employees and maintained a stable performance in
2025. Targeted awareness training and new construction safety standards for expansion and construction sites were implemented to safeguard employees and further enhance our performance.
We remain committed to reducing our plastic footprint and our overall environmental footprint, with targets to reach zero scope 1 and 2 emissions by 2030, and a 33% reduction of scope 3 emissions by 2033. We aim to reach net zero GHG emissions by 2045. In 2025, scope 1, 2 and 3 emissions increased by 19% as expected due to planned expansions and increased energy use at new and growing production sites. We are continuing the advancement of key decarbonisation levers to stay on track towards our committed targets. We also made tangible progress by sourcing more than 10% of our glucose from regenerative agriculture, one of our levers to help us reduce scope 3 emissions in the future.
1. See definition of vulnerable patients reached with diabetes care products in the accounting policy on p. 56

Sustainability at Novo Nordisk

DMA outcome

The matrix demonstrates a high-level outcome of the 2025 DMA, which resulted in four prioritised topics and five other material topics. Topics are placed within proximity of each other and are listed according to materiality.

- Social
- Environmental
- Governance

PRIORITISED TOPICS
S1
S4
E5
E1
OTHER
MATERIAL TOPICS
E3
G1
E4
S2
E2
NON-MATERIAL TOPICS
Financial materiality
Material
Immaterial
Immaterial
Material
Impact materiality

PRIORITISED TOPICS

OTHER MATERIAL TOPICS

- **S2** **Workers in the value chain**
- **E3** **E4** **Nature**
- **E2** **Pollution**
- **G1** **Business conduct**

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / 1. General information	46
Performance on prioritised topics

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / 1. General information	47
1.2 Basis for preparation of the Sustainability statement
General reporting standards and principles
Our Sustainability statement is prepared in accordance with the European Sustainability
Reporting Standards (ESRS) as required by the Danish Financial Statement Act. Information derived from other EU legislation is listed in the 'Additional Sustainability statement information section', p. 133, Table 2.
Certain disclosures have been prepared with reference to other sustainability reporting standards, such as the Taskforce on Climate-related Financial Disclosures (TCFD), Global Reporting Initiative
(GRI) Standards and Sections 99d and 107d of the Danish Financial Statements Act. We also align with other guidance frameworks such as the Greenhouse Gas (GHG) Protocol, Science Based
Targets initiative (SBTi) and the Science Based Targets Network (SBTN). As an early adopter of the
Taskforce on Nature-related Financial Disclosures (TNFD), we align with the material TNFD core global disclosure indicators. While quantitative indicators on global spatial footprint, land-use change and the state of nature are material to our roadmaps, limited data availability currently prevents disclosure. We are improving data quality to enable future reporting on these indicators.
ISSB IFRS S1 and IFRS S2 have been considered in the preparation of this statement.
In July 2025, the European Commission adopted a Delegated Regulation (EU) 2025/4812 extending
ESRS phase-in provisions for wave 1 undertakings, which we applied. We also apply transitional provisions for selected value chain information; see the relevant topical sections for further details. We have not opted to omit any information related to intellectual property, know-how, innovation outcomes, impending developments, or ongoing negotiations. Table 3 in the
Additional Sustainability statement Information (see p. 134) lists all ESRS requirements with which we comply. The time horizons applied in preparing the Sustainability statement follow
ESRS guidance: up to one year (short-term), one to five years (medium-term), and more than five years (long-term). Unless indicated in the action tables, the action is not linked to a target.
We continuously assess and secure the financial and non-financial resources needed to deliver our sustainability actions and meet targets across sustainability topics. EU Taxonomy disclosures are prepared in accordance with the EU Taxonomy Regulation and the amended Disclosures
Delegated Act (EU) 2026/73.
Sources of estimation and outcome uncertainty
Metrics for our own operations are mainly based on primary data, while value chain metrics rely more on estimates and therefore carry greater uncertainty. Assumptions, uncertainties and estimates are described in the relevant accounting policies. Forward-looking information, including targets, is inherently uncertain; see the forward-looking statements on p. 17 for details.
Changes in preparation and presentation of sustainability information
Historical data are restated when prior-period errors or changes in accounting policies exceed the materiality threshold. Restatements mainly reflect methodological improvements or new evidence that enhances reporting accuracy. In 2025, the following metrics were restated due to improved calculation methods, correction of prior-period errors, or alignment with the new segment split used for financial reporting purposes: 1) split of number of employees (headcount)
in geographical areas, 2) gender pay gap, 3) total energy consumption from renewable sources and its sub categories, 4) base and target year values for our scope 3 target, 5) SVHCs leaving facilities and
6) base and target year values for our plastic target. For more information, see sections 3.1 'Working conditions', 3.3 'Equal treatment and opportunities for all', 4.1 'Climate mitigation, adaptation and energy', 5.1 ' Resource inflow, outflow and waste' and 8.1 'Substances of very high concern'. We continuously work on improving our metrics.
Comparative figures
Comparative figures for 2023 are provided only where metric definitions and scope align with
ESRS requirements. We have replaced the metric “membership fees paid to trade associations,”
first reported last year in section 9 Business conduct, with the data point “Amount disclosed in the EU Transparency Register” (see section 9.4 Political influence and lobbying activities, p. 77)
to reflect information that is already publicly available.
Risk management and internal controls over sustainability reporting
Sustainability reporting risks and controls are assessed annually. Data owners evaluate risks related to sustainability data, while a global function maintains the overall risk assessment and determines the required level of internal controls based on the nature of the risk and severity.
The risk assessment covers risks of incomplete or inconsistent sustainability reporting, including data accuracy issues and manual errors during consolidation. A centralised online repository is used to document financial and sustainability risks and controls, applying a risk-based approach prioritising controls for higher-risk data points. Executive Management is responsible for the overall internal controls. The Disclosure Committee, established by Executive Management, reviews sustainability reporting changes in the Company Announcement quarterly. The Audit
Committee oversees financial and sustainability reporting and is informed quarterly of actions and progress on key sustainability metrics and targets. Novo Nordisk Group Internal Audit conducts independent audits to evaluate the design and operating effectiveness of risk and control processes related to reporting.
Statement on sustainability due diligence
The table outlines our sustainability due diligence processes and the location in the statement.

Core elements of environmental and social due diligence		Pages
a)	Embedding due diligence in governance, strategy and business model	40, 47-49, 134
b)	Engaging with affected stakeholders in key steps of due diligence	48, 52, 55, 57, 71, 75-77, 134
c)	Identifying and assessing adverse impacts	48-51, 57, 63, 68, 71-72, 74, 75
d)	Taking actions to address those adverse impacts	52-56, 58-60, 64-65, 68-69, 71, 73, 74, 77
e)	Tracking effectiveness of these efforts and communicating	52-54, 56, 58-61, 64-66, 69-71, 73, 74, 76-78

Updated reporting structure
The reporting structure for 2025 has
changed compared to 2024. Whilst
acknowledging the prescribed
structure in the ESRS (see visualisation
on p. 44), the Sustainability statement
now presents the prioritised topics
first, followed by other material topics
to guide readers to the most material,
decision-relevant topics first.
Basic information and references
within the Sustainability statement
Scope of consolidation and
organisational boundaries
•Scope is the same as the
Consolidated Financial Statements.
•For GHG emissions and pollution
the operational scope is defined
based on financial control.
•NNE is excluded from 'Own
workforce' policies, actions and
targets as it operates under a
different business model and
thereby follows own processes.
Value chain inclusion
•Material IROs across our own
operations and the up- and
downstream value chain are
addressed.
•The inclusion of our value chain
in policies, actions and targets is
determined by our double
materiality assessment.
•A visualisation of our value chain
is provided in the section 'Value
creation' on p. 10.
Incorporation by reference
•See Table 4 in 'Additional
Sustainability statement
information' on p. 134.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / 1. General information	48
1.3 Interests and views of stakeholders
Novo Nordisk strives to understand and reflect the interests of key internal and external stakeholders in order to create lasting value for society and our business. As a global company, we depend on numerous stakeholder groups, which we have divided into six categories, to ensure that we deliver on our Strategic Aspirations with due consideration of our impact. We ensure that the interests and views of our stakeholders are taken into account through relevant due diligence processes and regular interactions as part of our business activities.

Stakeholder group	Purpose and engagement channels	Examples of how outcomes are taken into account
Patient organisations, healthcare professionals and healthcare organisations
We take a patient-centred business approach to improve prevention, detection, treatment and access to quality care for people living with serious chronic diseases. We deliver on these efforts through for example research collaborations, clinical trials, conferences and scientific and medical communications.

•Development of new treatments and product improvements,
see section '2.1 Innovation' p. 52
•Protecting the quality and safety of our products and product communication, see '2.3 Patient protection' on p. 55

Employees
We strive to continuously improve the health and safety of our employees, as well as provide equitable opportunities and competitive working conditions, in order to attract and retain talent. Interests and views are obtained via our annual employee survey, individual career development, workers’ councils, Novo Nordisk Way facilitations, the Ombudsman function, etc.

•Foster a culture of safety with attention to increasing employee health and total wellbeing, including new measures to address symptoms of stress, see '3.2 Health and safety' p. 59
•Update of our Global strategy on Diversity, Equity, Inclusion and
Belonging to leverage our differences and further drive innovation, see '3.3. Equal treatment and opportunities for all' p. 60

Suppliers and third-party representatives
We depend on suppliers and third-party representatives, for example when purchasing goods and services to manufacture or distribute products and and when partnering on activities such as filling or assembling final products or performing clinical trials. Our
Responsible Sourcing Programme, supplier audits and established contracting processes drive our engagement.

•Integration of responsible sourcing principles into contracts with our business partners, see 'Workers in the value chain' p. 71
•Partnering with suppliers on low-carbon materials and feedstocks, see actions in section 4  'Climate change' p. 65

Governments, public officials and regulators
We advance public health issues and ensure early awareness of regulatory developments and standards by organising and sponsoring events, engaging with industry associations and driving bilateral dialogues with local, national and international agencies and authorities.
•Advocacy on issues related to therapy areas that can help address global health challenges, see '9.4 Political influence and lobbying activities' p. 77
Partners and peers
We seek perspectives from partners and peers to advance our commitments, with the aim of having long-term impacts and improving the resiliency of systems and communities that we are a part of. We take a multi-level approach to partnerships and collaborate with different actors such as NGOs, academia and other industry partnerships across our social and environmental efforts.

•Prevent childhood obesity through UNICEF partnership and reduce risk of lifetime cardiometabolic diseases through the Childhood
Obesity Prevention Initiative with partners such as cities and academic institutions, see '2.2 Social responsibility: prevention and access', p. 53.
•Advance our environmental commitments, for example through
partnerships on lower carbon plastics, see 'Resource use and circular economy' p. 68

Investors
We strive to provide timely, accurate and transparent information to our investors through engagements such as Capital Markets Day, the Annual General Meeting, ESG rating providers and recurring engagement in response to investor queries.

•Improved sustainability disclosure transparency through investor feedback.
•Learnings from engagement with ESG rating providers to improve ESG performance, see latest performance in margin to the right.

The interests and views of stakeholders inform anything from daily business activities to our review of the corporate and sustainability strategy as set by Executive Management and the Board of Directors.

Performance of ESG ratings and rankings
Novo Nordisk’s sustainability performance
is recognised by multiple global ESG rating
agencies. Below are the latest 2025
recognitions on our prioritised ESG ratings:
CDP
B (Climate Change) B (Water Security)
On a scale from A-D
MSCI ESG ratings
A
On a scale from AAA-CCC
Corporate Knights Global 100
51
Among 100 most sustainable companies
Access to Medicine Index
12
Out of 20 largest pharma companies
Sustainalytics
Low risk
On a scale from negligible to severe risk

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / 1. General information	49
1.4 Double materiality assessment
Outcomes of the 2025 double materiality assessment
The double materiality assessment (DMA) determines the scope of the Sustainability statement, ensuring the focus is on the impacts, risks and opportunities (IROs) that are material to Novo Nordisk and our stakeholders. An overview of the material IROs is shown on p. 50.
Our 2025 DMA resulted in four prioritised topics: patient protection and quality of life (S4), own workforce (S1), climate change (E1) and resource use and circular economy (E5). These topics are 1) double-material, 2) have scored the highest in our DMA and 3) are linked to our
Strategic Aspirations. Our core social responsibility is to help improve quality of life and provide healthcare for people around the world. Our efforts involve ensuring access to life-saving medicines without compromising safety or quality for patients and vulnerable populations. We acknowledge that the manufacturing of our medicines generates certain environmental impacts across our own operations and our upstream supply chain, particularly GHG emissions, energy use and the use of plastics and other resources. We are working to reduce our material impacts, including in raw material sourcing, production processes and packaging, while continuing to identify opportunities to improve circularity and resource efficiency throughout our downstream distribution and product-use phases.
The DMA resulted in five other material topics that are essential for how we produce our medicines safely, reliably and with the highest ethical standard: workers in the value chain
(S2), nature incl. water and biodiversity (E3 and E4), pollution (E2) and business conduct (G1).
Our dependencies on an extensive global supply chain, chemical inputs and nature-based resources reinforce the materiality of these topics and our obligation for transparent disclosure of our impacts. Strong ethical conduct and governance are fundamental to maintaining trust with our regulators, partners and society, and sustains our licence to operate.
Only minor refinements have been made since the 2024 Sustainability statement, mainly to clarify and reclassify certain IROs. As part of this update, the following sub-topics have been descoped for 2025: substances of concern (E2), severe human-rights-related impacts (S1) and equal-opportunities-related topics (S2). For the new IROs added in 2025, see the IRO table-
overview, and for non-material topics for 2025 see footnote on p. 50.
Interaction with company strategy and business model
To assess strategic resilience, sustainability is considered as part of our strategy review. Executive
Management and the Board of Directors annually review strategic risks and opportunities within and beyond a five-year horizon, ensuring our strategy continues to meet society’s needs (see section 'Risk management' on p. 41 for further details). These resilience discussions draw on cross-organisational input and focus on sustainability matters that influence our long-term direction, such as reaching underserved populations and reducing environmental impacts.
Sustainability considerations are embedded in the relevant strategies and discussed on an ongoing basis with Executive Management.
Processes to identify and assess material impacts, risks and opportunities
In 2025, we updated our double materiality assessment to identify Novo Nordisk’s material impacts, risks and opportunities across the value chain, in line with ESRS 2 IRO-1. The DMA covers both impact materiality, i.e. how our activities affect people and the environment, and financial materiality, i.e. assessing how sustainability-related risks and opportunities influence Novo
Nordisk’s development, performance and position. The process is reviewed annually as part of disclosure preparations.
The process started with the AR16 sustainability matters list and entity-specific topics were identified through screening tools, utilising sources such as public reports, regulatory development, as well as voluntary standards. Stakeholder perspectives informed the assessment. These inputs were drawn by proxy from internal subject-matter experts who engage with stakeholders as part of their daily areas of responsibility, complemented by external value-chain insights gathered in 2024.
In 2025, subject- matter expert workshops were used to pressure-test and refine the list of impacts, risks and opportunities, considering geographic, operational and due-diligence factors as well as business developments. The process combined bottom-up insights with top-down leadership calibration and concluded with an Audit Committee review. Control procedures included documentation of reviews, validation by subject-matter experts and cross-functional governance to ensure consistency and quality of judgments.
Materiality judgements were based on a structured five-point scoring framework in line with ESRS 1.
Severity, likelihood (of potential impacts) and financial effect were assessed. For human rights matters, severity outweighs likelihood. Interdependencies across impacts, risks and opportunities were evaluated jointly with internal experts. Scoring was conducted at the most granular level and aggregated for reporting.
Impact materiality was assessed using scale (magnitude), scope (reach) and irremediability, supported by quantitative indicators for environmental matters. Financial materiality aligned with
Novo Nordisk’s Enterprise Risk Management (ERM) approach but applied longer time horizons and assessed risks on a gross basis. Financial effects were evaluated using qualitative and quantitative scales across monetary, reputational, ethical and quality dimensions.
Thresholds were applied to determine materiality. For impact materiality, topics rated critical, significant or important and deemed to be current were considered material. Financial materiality applied the same approach, but impact materiality intentionally applied lower thresholds than financial materiality (significant and above), ensuring that a broader range of impacts on people and the environment were captured. For potential impacts, risks and opportunities, a heatmap was used to determine materiality. Borderline cases were discussed with management. We continuously assess how sustainability is considered in our overall risk profile to strengthen integration.

Prioritised topics
Patient protection and quality of life
Own workforce
Climate Change
Resource use and circular economy

Other material topics
Workers in the value chain
Nature
Pollution
Business conduct

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / 1. General information	50
Material impacts, risks and opportunities
The illustration provides an overview of the identified material IROs, categorised into prioritised topics and other material topics. Each IRO has a number, and the illustration below indicates the IROs’ position in Novo Nordisk’s value chain, along with the associated time horizon (one year, five years or more than five years). The illustration also highlights where to find further details about our IROs in the topical sections of the Sustainability statement.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 2. Patient protection and quality of life	51

Prioritised topics
Patient protection and quality of life
Own workforce
Climate Change
Resource use and circular economy

Ambition
Being respected for adding value
to society
Policy
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
Cover_Code_of_conduct.pdf (The
contents of the company's website do
not form a part of this Form 6-K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
novo-nordisk-human-rights-
commitment-2022.pdf (The contents
of the company's website do not form
a part of this Form 6-K)
Performance
Patient reach for obesity and diabetes
products remained at a similar level
to 2024
Sub-topics
Patient protection and quality of life is
addressed in three sub-topics:
•Innovation
•Social responsibility
•Patient protection

2. Patient protection and quality of life

IRO name	Category	Sustainability topic	Value chain location
Improving quality of life		•Innovation	•Downstream
Potential new discoveries			•Own operations •Downstream
Health promotion and prevention		•Social responsibility: prevention and access	•Downstream
Health equity in clinical trials and for vulnerable patients			•Own operations •Downstream
Potential reputational risks related to access efforts			•Own operations
Product quality and safety, including clinical trials		•Patient protection	•Own operations •Downstream
Protection of patient safety against illicit trade of our medicines			•Downstream
Protection of clinical trial and patient information			•Own operations •Downstream
Potential regulatory and reputational risks linked to patient protection and clinical trial participants			•Own operations •Downstream

Material impacts, risks and opportunities
As a pharmaceutical company, our end-users not only include the people we serve and our patients, but also clinical trial participants, healthcare- providers and systems. While the following chapter primarily refers to patients, the IROs should be understood in the broader context of all our end-users. To address our patient-related sustainability matters, we have split the chapter into three connected sections, each addressing specific IROs. We take the point of departure in how we develop innovative treatments (Innovation) to support long-term health.
Social responsibility: prevention and access covers the initiatives and programmes enabling those treatments to reach the patients who need them. Patient protection is the guiding principle throughout our operations, ensuring that safety and quality standards govern every stage from discovery to delivery.
.
Innovation
Novo Nordisk adds value to society and creates material positive impacts for people through discovering and developing innovative products to address unmet medical needs. As we continuously strive to set new standards for innovation through AI-supported R&D and digital technologies, we strengthen our ability to innovate, discover and create opportunities to improve the lives of patients.
Social responsibility: prevention and access
Novo Nordisk takes a comprehensive approach to social responsibility, combining prevention efforts with actions to improve the access to and affordability of our products. Defeating chronic diseases depends on tackling root causes, which is why we focus on prevention. With a focus on children and vulnerable populations, our initiatives have the potential to positively impact society and patients by improving health and wellbeing, and addressing shared risk factors across cardiometabolic diseases.
We remain committed to creating positive impact by expanding access to our products, improving affordability as well as supporting vulnerable populations and children with serious chronic diseases in low- and middle-income countries. Access is also central to our clinical trials, enabling our clinical programmes to adequately represent the patient population affected by the diseases we study and treat. We recognise that persistent health inequities pose material reputational risks, and we continue to collaborate with relevant stakeholders, such as policymakers and health authorities, to expand access to affordable care.
Patient protection
Safeguarding patient safety and product quality is our highest priority. We strive to mitigate any negative health impacts associated with clinical trial participation or marketed products. This includes our continuous fight against illicit trade to protect patients from serious health risks of counterfeit, diverted or illicitly compounded medicines.
Protecting patients from information-related impacts, such as data privacy and adequate product information, is central to our business. As we rely on health data in research and increasingly adopt AI in our operations, we remain committed to safeguarding personal data. We aim to provide transparent and responsible information on our products and clinical trials to support optimal treatment choices. Any failure to protect patients would represent both a material negative impact and a risk to Novo Nordisk’s business and reputation. For this reason, we never compromise on safeguarding patients from adverse impacts.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 2. Patient protection and quality of life	52
2.1 Innovation
Policies and approach
Building on more than a century of scientific knowledge, we are committed to promoting long-term health by developing treatments across the spectrum of cardiometabolic health as well as within rare diseases. Our innovation in GLP-1 medicines delivers benefits beyond glycaemic control –
including weight loss and lower risks of cardiovascular events, improving outcomes for the people we serve and for society. Beyond GLP-1 medicines and across R&D programmes, our goal is to meet the unmet need in obesity and diabetes with therapies that deliver durable, meaningful improvements in health and quality of life. These efforts are guided by our OneCode policy, which reflects our patient-centred commitment and sets requirements for how we act across policies and procedures. OneCode is continuously monitored and updated to reflect the evolving regulatory landscape and safeguard our licence to operate.
As a testament to our purpose, we respect the human rights of our patients as outlined in our
Human Rights Commitment (see section 6 'Workers in the value chain', p. 71). In cases where we cause or contribute to human rights impacts, we commit to providing remedy. For more information on our Compliance Hotline see section 9.2 on p. 76. Guided by our Patient Voice
Strategy, we take a patient-centric approach, collaborating with patients and their legitimate representatives throughout the product life cycle, adapting engagement based on development stage and therapy area. We use various channels, including advisory boards, workshops and surveys to gather insights from respondents at frequencies based on need. This engagement process, overseen by two chief patient officers, ensures that insights from patients and care partners are embedded in decision-making to drive ongoing improvements, enhance disease understanding, meet real-world needs and deliver better outcomes.
The adoption of AI in our R&D processes aims to accelerate discovery and development of new treatments, shortening time to market and expanding access to care. Safeguards for data protection in relation to AI are detailed in section 2.3 'Patient protection' p. 55.
Actions
We invest strategically across our R&D value chain and through business development.
Building on decades of leadership in incretin biology, our R&D pipeline includes key assets such as CagriSema, a once-weekly combination therapy in phase 3 trials, and continues to deliver breakthrough results, most recently demonstrated by the FDA approval of the oral semaglutide
25 mg ('the Wegovy® pill'). Opportunities to accelerate innovation within our therapy areas are further outlined in 'Innovation and therapeutic focus', see p. 26-31.
While we are strengthening our pipeline to improve outcomes for people with obesity, diabetes and related comorbidities, we are adapting our commercial strategy to better serve patient needs and expand access (see graph 2.1.1 to the right). Our commercial execution is adapting to reflect those evolving needs by integrating digital pathways, expanding pharmacy and telehealth partnerships, while promoting appropriate use to ensure safe, accessible and effective care.
For more details on how we translate our discoveries into real-world outcomes through commercial delivery, read our chapter on 'Commercial execution' on p. 20-25.
We consider sustainability in our product development process by estimating and informing on the social and environmental profile of each project throughout the product lifecycle. We aim to improve how we use sustainability information as part of product development and decision-
making processes.
Performance
Patients reached is a key performance indicator for tracking progress and impact for our actions.
The number of patients treated with Novo Nordisk’s obesity and diabetes care products is monitored to estimate our global positive impact of improving quality of life through medicine.
The total number of patients reached in 2025 remained at a similar level to 2024. The number of patients reached with diabetes care products decreased by 2% due to lower sales of human insulin products. However, we increased the number of patients reached with diabetes GLP-1 products and new-generation insulin by 10% in 2025 compared to 2024.
The number of patients treated with obesity care products increased significantly by 64%, mainly driven by Wegovy® expanding reach in existing markets and launched in 35 new markets in 2025.
Patient reach is calculated based on annual usage dose per patient. Therefore, this method does not count the actual number of individuals on Wegovy®, since treatment duration may be shorter than a full year.

2.1.1 Patients reached with obesity and diabetes care products (Number in millions)

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 2. Patient protection and quality of life	53
2.2 Social responsibility: prevention and access
Policies and approach
As part of social responsibility, we invest in evidence-based health promotion and primary prevention of serious chronic diseases targeting vulnerable populations. We have a specific focus on the prevention of the shared risk factors across cardiometabolic diseases including overweight, obesity and type 2 diabetes. While we have no formal prevention policy, these activities are integrated into our therapy areas’ strategies and local affiliates’ priorities.
Novo Nordisk has publicly available position papers on https://www.novonordisk.com/content/
dam/nncorp/global/en/sustainable-business/pdfs/esg-portal/sustainability-statement/2025/
Position_on_access_to_diabetes_care.pdf (The contents of the company's website do not form a part of this Form 6-K) and https://www.novonordisk.com/content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/sustainability-statement/2025/
Position_on_medicine_pricing_in_the_pharmaceutical_industry.pdf (The contents of the company's website do not form a part of this Form 6-K). We advocate equal rights to healthcare for all1 and are committed to overcoming barriers to effective diabetes care in low- and middle-
income countries. Our position on medicine pricing states that prices should reflect products’
value to patients, society and the healthcare system, including factors such as the medical need met for clinicians and patients, improvement of short- and long-term health outcomes and quality of life. Other factors include the contracting, pricing and reimbursement system of a given country. We acknowledge global affordability challenges, including in high-income countries, and collaborate with policymakers and health authorities to find solutions to ensure affordable access for all patients. In line with our OneCode policy, we also advance access and representation in clinical research. Internal procedures ensure that we plan, design and execute trials representative of the diseases we study to build confidence in the safety and efficacy of our products.
Actions
Our social responsibility programmes and initiatives focus on advancing prevention, access and affordability for vulnerable populations and children. The impact of our work is measured across initiatives and performance indicators, with increasing efforts to evaluate the health-economic impact and social return on investment. Funding for our initiatives is anchored in our Social
Responsibility team, with investments assessed through financial planning. Additional value is delivered via grants to non-profits organisations in the US through our internal Communities for
Better Health programme as well as to health, sustainability and the life science ecosystem via the
Novo Nordisk Foundation, our majority shareholder, through Novo Holdings A/S.
Health promotion and prevention
We drive action through public-private and multi-sector partnerships at individual, community and national levels, with a specific focus on urban environments. Together with global and local partners, including governments, NGOs and academic institutions, we address societal issues such as nutrition, physical activity, mental health and education through evidence-based interventions, documenting the shorter- and longer-term health-economic societal impact. As part of our in-house for-profit work, we are partnering with companies in biotech and digital health to develop technologies that identify individuals on a disease trajectory using risk predication insights.
1. The position on access to diabetes care is aligned with the UN Universal Declaration of Human Rights
Besides these ongoing actions, we have expanded our Cities for Better Health programme (see box to the right) and also implemented the following key actions in 2025:

2025 actions

Partnership with UNICEF
•Prevent childhood overweight and obesity by fostering healthy environments through policy change, advocacy and innovation in food and urban systems.
•Countries with direct programmatic activities: Brazil, Columbia, Mexico and Indonesia.
•From June 2024 - June 2025, more than 468,000 children under the age of 19 benefited from UNICEF’s local programmatic activities.

Communities for Better Health
•Prevent chronic diseases in vulnerable populations in the US by funding partners across 27
US states and Washington D.C., supporting initiatives that address food-related social determinants of health.
•From August 2024 - September 2025, we invested over USD 20 millions in 29 projects, and our partners served up to 280,000 community members.

Access to care
We collaborate with external partners to strengthen supply chains, expand access and build healthcare capacity. For vulnerable patient populations, we provide low- or no-cost programmes, alongside donations and contributions to access-related causes (see table 2.2.2 on the next page).
Under our Access to Insulin Commitment, we have a ceiling price of USD 3 per vial in low- and middle-
income countries (LMICs) and USD 2 per vial for humanitarian organisations, covering 77 countries
(45 least developed countries2 and 32 LMICs3). In rare disease, we partner with the Sickle Cell
Disease community to improve access to continuous, affordable care. In sub-Saharan Africa, we collaborate with the Consortium on Newborn Screening in Africa (CONSA) and Reach52 to build capacity and capabilities, improve disease management and patient outcomes.
In the US, we continue to support accessible routes to our medicines by offering rebates and discounts for insurers and other payers. We are strengthening direct-to-consumer pathways by expanding NovoCare®, partnering with telehealth providers to broaden access and collaborating with retail pharmacies such as CVS to ensure continuity of care. In 2025, we reduced prices for self-
pay patients and we are currently in discussion with the US Administration to further expand access to FDA-approved obesity and diabetes medicines for millions of Americans. Information on our patient-assistance programmes is available at our NovoCare® website. Besides these ongoing actions, we have also implemented the following key actions in 2025 (see next page):
2. Categorisation of the least developed as defined by the United Nations. 3. Categorisation of low- and middle-income countries as defined by the World Bank.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 2. Patient protection and quality of life	54

2025 actions

Changing Diabetes® in Children
•Provide diabetes care to children and youth with type 1 diabetes living in LMICs. This can include life-saving medicine, blood glucose monitoring equipment and medical supplies.
•Target: 100,000 children by 2030.
•Metric: 2.2.1

iCARE Integrated Business Model
•Improve access to cardiometabolic care for vulnerable populations by embedding social responsibility into commercial objectives of affiliates guided by four pillars: capacity, affordability, reach and empowerment.
•It includes 49 countries in sub-Saharan Africa and Indonesia.
•2024 Action on Access Innovation Incubator has been integrated into the iCARE model
•In 2025, Indonesia implemented the iCARE model, which is now evolving into a holistic, cross-therapy approach in existing markets.
•Metric: 2.2.3

Human Insulin Thermal Solutions (HITS)
•Develop new flexible storage options for two human insulin products: Actrapid® and
Insulatard®, to provide access to care for people with diabetes in settings where refrigeration is a challenge.
•In 2025, the accumulated number of label updates for Actrapid® and Insulatard® reached more than 40 countries, informing users of the new storage options. The ambition is to reach more than 50 countries, where the products are launched.
•Metric: 2.2.3

Clinical trials
We implement trial and therapy area specific measures to advance representativeness in clinical research, including identifying and addressing potential enrolment and retention barriers.
Through the IHI READI public-private partnership, we collaborate with key stakeholders with the aim of creating an inclusive clinical study ecosystem for underrepresented populations. We are expanding decentralised clinical trial elements to improve access, for example by enabling assessments to be conducted at the participants’ preferred locations.

Targets and performance
In 2025, the number of vulnerable patients treated with our diabetes care products decreased by 15% (see graph 2.2.3 to the right) driven primarily by lower insulin tender sales caused by portfolio consolidation. Even though the overall number of vulnerable patients reached has decreased, the number of vulnerable patients reached with diabetes GLP-1 products has increased in 2025 compared to 2024. Looking ahead, we remain committed to our social responsibility and to develop solutions that meet diverse needs across geographies and health systems.
We are aiming to reach 100,000 children with type 1 diabetes by 2030, building on our Changing
Diabetes® in Children (CDiC) programme launched in 2009. The programme spans 30 partner countries, with the target based on International Diabetes Federation (IDF) estimates of children with type 1 diabetes in LMICs. Local partners set milestones to improve diabetes care, while Novo
Nordisk tracks progress quarterly through reports received by the local implementing partners.
By the end of 2025, 81,946 children had been reached in total. The addition of 17,203 children during 2025 was due to new enrolments in primarily China, Morocco, Ethiopia and Pakistan which ensures we are on track to reaching our target.
2.2.1 Children reached through the Changing Diabetes® programme
(Number since 2009)
Novo Nordisk pays out donations and other contributions to a variety of organisations and foundations, among others the World Diabetes Foundation (WDF) and NNHF. In accordance with our agreement, the contribution to WDF was DKK 121 million, an increase of 1% compared to
2024. Moreover, total donations paid out to NNHF increased by 12% to support ongoing projects.

2.2.2 Donations and other contributions
mDKK	2025	2024	2023
World Diabetes Foundation (WDF)	121	120	119
Novo Nordisk Haemophilia & Haemoglobinopathies Foundation (NNHF)[1]	29	26	19
Total donations and other contributions	150	146	138
1. Previously reported as Novo Nordisk Haemophilia Foundation (NNHF).

2.2.3 Vulnerable patients reached with diabetes care products (Number in millions)

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 2. Patient protection and quality of life	55
2.3 Patient protection
Policies and approach
Product quality and safety
People depend daily on the quality and safety of our products. Our quality management system ensures that we work in compliance with Good Practices (GxP) regulations and integrates quality into all processes. Our global pharmacovigilance system monitors and manages the safety profile throughout the products’ lifecycle in line with regulatory requirements. These systems manage the information reported through our publicly available portals including product complaints, side effects or falsified products. For information on illicit trade, see margin to the right.
Guided by national laws, international conventions4 and our public position on https://
www.novonordisk.com/content/dam/nncorp/global/en/sustainable-business/pdfs/esg-portal/
sustainability-statement/2025/Clinical_trials_ethics.pdf (The contents of the company's website do not form a part of this Form 6-K), patient safety is central to our clinical trials and research. A cross-functional safety committee oversees safety data from the outset of our studies, providing assessments of safety data throughout the product or device’s lifecycle. Special consideration is given to vulnerable patient populations, including children and the elderly. If clinical research involves vulnerable patients, we evaluate whether the study should have an external Data Safety
Monitoring Board to ensure independent safety review of the study.
Information-related impacts
We rely on patients and clinical trial participant health data for clinical research. Data protection is embedded in our global governance framework, guided by our public data ethics standards, processing principles and global compliance framework with strengthened safeguards for patient and clinical trial data. We have also adopted a https://www.novonordisk.com/content/
dam/nncorp/global/en/sustainable-business/pdfs/esg-portal/sustainability-statement/2025/Data-
ethics.pdf (The contents of the company's website do not form a part of this Form 6-K), which is similarly embedded in our ethics and compliance framework to ensure ethical decision-making and risk management.
Sharing clinical trial knowledge accelerates scientific progress and advances public health. Outlined in our disclosure and reporting instructions, we ensure that results from studies sponsored by Novo
Nordisk are disclosed in public registers. Plain Language Summarises (PLS) of phase 3 publications are developed to improve accessibility of findings by translating complex scientific information into easy-to understand formats, in line with our standard operating procedures. Following trial completion, we work with local health authorities to ensure informative and accurate product labelling to guide patients’ use. Processes for safeguarding labelling quality in the markets in which Novo Nordisk operates are outlined in standard operating procedures.
We only promote and communicate responsibly about our products for uses that have been approved by regulatory authorities in a manner that is truthful, accurate, non-misleading, balanced and consistent with the approved product label. Off-label promotion is prohibited as outlined in our OneCode policy.
4. Including The Declaration of Helsinki, the International Conference on Harmonisation Guideline for Good Clinical Practice,
Good Pharmacoepidemiology Practices, the Nuremberg Code, the UN Guiding Principles on Business and Human Rights,
the Belmont Report and UNESCO’s Universal Declaration on Bioethics and Human Rights.
Actions
Protecting our patients from adverse impact underpins our licence to operate, with action plans implemented through organisation-wide programmes and activities.
Product quality and safety
Our Customer Complaints- and Global Safety Department records, investigates and responds to safety data from clinical trials, side-effect reports and quality complaints concerning the quality, labelling, durability, reliability, effectiveness, safety, performance or malfunction of our products.
This enables us to take timely and appropriate action and fulfil our reporting obligations to health authorities. Outcomes are monitored and addressed in our risk management system and a risk management plan is prepared. Effectiveness of our safety procedures is tracked through recalls and inspections (see table 2.3.1 on the next page).
To protect the paediatric population in our clinical trials, we design these to minimise disruption to families’ daily lives. Paediatric plans are developed with guidance from our internal, multidisciplinary Paediatric Expert Group to ensure the safety and efficacy of our products for the paediatric populations.
Information-related impacts
We act across the organisation to prevent and mitigate any information-related risks and impacts for patients and clinical trial participants while adhering to all relevant regulations. Management of AI-related risks to patients is continuously strengthened through AI Literacy and awareness building to develop competences across the company. In line with the EU AI Act and corporate requirements, all AI systems are assessed from an ethical standpoint to phase out unacceptable use cases. We completed an update of our Patient Information and Informed Consent (PIIC)
forms to enhance general transparency with respect to engaging in our clinical trials and ensuring protection of our patients data and privacy.
To ensure responsible communication, all promotional product materials undergo legal, medical and regulatory review. Our internal guidelines are continuously strengthened to ensure healthcare professionals receive accurate product information and clinical data for quality patient care.
Besides these ongoing actions, we have also implemented the following key actions in 2025
(see next page):

Illicit trade
•Illicit trade encompasses a range of
criminal activities including:
•Counterfeiting
•Illicit diversion
•Illicit compounding
•These practices pose serious
threats to patient safety, public
health and business integrity.
Policies and approach
•Management of illicit trade is
anchored in our OneCode policy
and covered in our standard
operating procedures and quality
management system.
•Our Prevent, Detect and Respond
strategy outlines how we address
potential adverse impacts of illicit
trade e.g., educating global
communities, driving efforts to
reinforce regulations, maintaining
supply chain integrity, detecting
illegal products via patient/HCP
complaints, field and online
monitoring and responding to cases
by reporting these to authorities
and taking legal action, when
relevant.
•Our positions on https://
www.novonordisk.com/content/
dam/nncorp/global/en/sustainable-
business/pdfs/esg-portal/
sustainability-statement/2025/
Position_on_falsified_medicines.pdf
(The contents of the company's
website do not form a part of this
Form 6-K) and https://
www.novonordisk.com/content/
dam/nncorp/global/en/sustainable-
business/pdfs/esg-portal/
sustainability-statement/2025/
Our_position_on_illicit_compoundin
g_of_semaglutide.pdf (The contents
of the company's website do not
form a part of this Form 6-K)
provides further details on our
principles.
Actions
•We have increased detection and
takedowns of fraudulent online
offers by expanding the scope of
our proactive monitoring to address
illicit trade risks. As a member of
the Pharmaceutical Security
Institute, Novo Nordisk also
contributes to joint industry action.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 2. Patient protection and quality of life	56

2025 actions

Capability building for combatting illicit trade
~~•~~We delivered targeted awareness sessions in most affected markets, training more than
1,500 law enforcement and customs officials.
•Internally, over 2,000 employees responsible for incidents response were trained to report to authorities and ensure proactive engagement with regulators.
•As a measure of effectiveness, an increase in law enforcement vigilance and information sharing was observed.

Patient data protection and AI
•Enhance data ethics risk management across our processes, supplier interactions and use of AI technologies. The scope is global for relevant suppliers, systems and processes.
•New AI clauses in contract templates were implemented, and the Data Protection Impact
Assessment was refined across projects to 1) identify patient data protection risks and 2)
implement actionable measures to mitigate these.

Patient-centric lay language documents
•Obtain and implement patient insights on our communication in lay language to enhance the comprehension and accessibility of clinical trial information.
•Lay language documents in clinical reporting were in scope for feedback from the established Innovation Patient Advisory Board. Based on the insights, relevant template updates will be rolled out in 2026.

e-labelling
•Develop e-labelling to provide an additional channel for accessing labelling information and allowing for faster access to labelling updates (e.g., safety information updates) for end-users. e-labelling is applied in mandated or accepted markets.
•In 2025, a global process for e-labelling was implemented.

Performance
To manage product safety and quality risks, Novo Nordisk tracks product recalls. In 2025, four product recalls occurred; cracked cartridges of Ozempic® in Canada, out-of-specification (OOS)
dissolution results for Vagifem® 10 micrograms in Canada and the Netherlands, errors in shipping documents sent to clinical trials in Italy and Greece, and the risk of biological particulate matter in
Semaglutide (Wegovy®) filling batches in the US. None of the recalls occurred at patient level or led to any health consequences.
We monitor inspections to ensure regulatory compliance. In 2025, 171 inspections were conducted, of which 130 inspections were passed, 40 were in-progress, as final inspection reports had not yet been received, or the final authority’s acceptance was pending. Follow-up on in-progress inspections will continue in 2026. In 2025, a US FDA inspection at the Bloomington site, recently acquired from Catalent, received an 'Official Action Indicated' (OAI) status and subsequent warning letter. We are working closely with US FDA to resolve the issues raised in this inspection and warning letter.

2.3.1 Product recalls and failed inspections
Number	2025	2024	2023
Product recalls	4	3	2
Failed inspections	1	0	0
ACCOUNTING POLICIES
Patients reached with Novo Nordisk’s obesity and diabetes care products
Estimated by dividing Novo Nordisk’s net sales, samples and donations volume by the annual usage dose per patient for each product class, as defined by the WHO (for diabetes) or in accordance with the dose strength of the product (for obesity). Devices are excluded.
Vulnerable patients reached with Novo Nordisk’s diabetes care products
Vulnerable patients are estimated by using two methods: firstly, reach of one vulnerable patient is defined as sales volumes in low-, lower middle- or upper middle- income countries (LMICs)
corresponding to an annual drug usage dose per patient as defined by WHO through public tender sales, products sold under affordability thresholds (based on World Bank data and local healthcare expenditures), humanitarian donations and for vulnerable patients reached in the US through products supplied in select programmes. Secondly, for US access and affordability programmes, reaching one vulnerable patient is defined at the time of enrolment based on patient programme reports. Due to different methodologies applied, vulnerable patients reached with diabetes care products are not fully to be considered a portion of overall patients reached.
Children reached through the Changing Diabetes® in Children programme are estimated as the total accumulated number of children and youth enrolled since the initiation of the partnership in 2009.
Children participating for multiple years are only included once in the year of enrolment. Children and youth are defined as 0-25 years old and living in poverty as defined by the World Bank.
Donations and other contributions
The monetary donations from Novo Nordisk to the World Diabetes Foundation (WDF) and the Novo
Nordisk Haemophilia & Haemoglobinopathies Foundation (NNHF) are recognised when the donation or contribution is paid out.
Product recalls
Number of times Novo Nordisk has instituted a recall of a product from the market due to patient safety reasons, including recalls in connection with clinical trials. A recall may affect multiple countries.
Failed inspections
Inspections where FDA warning letters or European Medicines Agency non-compliance letters related to
Good Medical Practice inspections are received, Good Medical Practice/ISO certificates for strategic sites are lost, pre-approval inspections result in a complete response letter, study conclusions are changed due to Good Clinical Practice/Good Laboratory Practice inspection issues, or marketing or import authorisations are withdrawn due to inspection issues. Strategic sites are defined as the manufacturing sites in Brazil, China, Denmark, France and the US.  Inspections at acquired companies run by Novo
Nordisk are reported as Novo Nordisk inspections. Inspections of acquired companies run by the acquired company are excluded.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 3. Own workforce	57

Prioritised topics
Patient protection and quality of life
Own workforce
Climate Change
Resource use and circular economy

Ambition
Being recognised as a
sustainable employer
Policy
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-
portal/labour-code-of-conduct.pdf
(The contents of the company's
website do not form a part of this
Form 6-K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-
portal/sustainability-
statement/2025/
Health_and_safety.pdf (The
contents of the company's website
do not form a part of this Form 6-
K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-
portal/sustainability-
statement/2025/
Diversity_and_inclusion_policy.pdf
(The contents of the company's
website do not form a part of this
Form 6-K)
Performance
•Gender distribution in Senior
Leadership was 56:44 (men/women)
•The LTIR remained on par with the
2024 level
Sub-topics:
Own workforce is addressed in
the following three sub-topics:
•Working conditions
•Health and safety
•Equal treatment and opportunities
For more information on our
Compliance Hotline, see section 9.2
on p. 76

3. Own workforce

IRO name	Category	Sustainability topic	Value chain location
Fair working conditions		•Working conditions	•Own operations
Protection of health and safety		•Working conditions	•Own operations
Ensure equal treatment and opportunities		•Equal treatment and opportunities	•Own operations
Potential talent attraction risks		•Working conditions •Equal treatment and opportunities	•Own operations

Material impacts, risks and opportunities
Novo Nordisk depends on a skilled and diverse workforce across production sites, laboratories, commercial functions and administrative roles to deliver innovative treatments for people living with serious chronic diseases. Fair labour rights and employee benefits are a fundamental part of our workforce approach, supporting stable and attractive working conditions globally and safeguarding against negative impacts. Central to building an inclusive, diverse and resilient organisation, is protecting our employees health and safety and ensuring equal treatment and opportunities. Strong workforce practices and inclusive cultures help safeguard risks such as not attracting or retaining critical talent, particularly in R&D and specialised roles, which could undermine innovation and competitiveness.
Transformation
In 2025, Novo Nordisk announced a company-wide transformation to simplify the organisation, speed up decision-making and redirect resources towards obesity and diabetes growth opportunities. The plan is designed to sharpen commercial execution, ensuring  we remain competitive while upholding high standards of ethics and compliance. As part of this transformation, we have reduced around 9,000 positions globally of which 5,000 in Denmark.
We recognise that organisational changes of this scale may affect fair labour rights and employee benefits. Maintaining a close dialogue with labour-market representatives and ensuring compliance with applicable labour regulations have therefore been key priorities throughout the transition. The process has been conducted in accordance with local labour-
market requirements, with clear and timely communication to affected employees.
We also acknowledges the importance of safeguarding health and safety during periods of change, ensuring that workforce considerations remain integral to our strategy. We take responsibility for ensuring that our actions do not cause harm, embedding the protection of employee rights, health and well-being into our policies and ways of working.
3.1 Working conditions
Policies and approach
Our Labour Code of Conduct1 sets minimum labour standards safeguarding employee rights and ensuring consistent working conditions across global operations. We continuously assess the effectiveness of our Labour Code of Conduct. A global due diligence review covering a 5-year period was completed in 2025. It confirmed that our working condition standards are upheld and that a strong speak-up culture has been established, supported by multiple channels for reporting concerns.
Employee compensation at Novo Nordisk exceeds local living wage standards (covering basic needs plus discretionary income) and is reviewed regularly to reflect changes in cost of living and economic conditions. Employees can apply for flexible work arrangements, such as career breaks, compressed work weeks, or reduced hours, with corresponding adjustments to pay and benefits. All employees are covered by social protection through public or company-provided benefits. Parental leave for non-birthing parents has been extended globally to 14 weeks paid leave. In Denmark and EU, working hours are monitored to support work–life balance, in accordance with EU legislation. In markets where no laws or collective agreements apply, we aim to keep working hours under 48 hours per week.
Novo Nordisk maintains policies to help ensure a workplace free from discrimination and harassment, based on both legal requirements and broader commitments to inclusion. The global Anti-Harassment Framework sets minimum process standards, implemented by local
People & Organisation and Ethics & Compliance teams. In the US, these are supplemented by local frameworks.
We ensure that workforce engagement takes place through direct dialogue and formal structures, such as our annual employee engagement survey Evolve. Employees have the right to organise and bargain collectively. Where legislation restricts these rights, we protect and support alternative representation and grievance mechanisms. In Denmark, five collective agreements are in place with elected employee representatives, and management meets union representatives quarterly.
In Denmark and other EU countries, employees are represented through works councils or equivalent bodies. The European Works Council engages regularly, including an annual meeting of all representatives. These engagements support our assessment and continuous improvement of workforce practices, including target setting, implemented through local HR teams.
1. The Labour Code of Conduct is aligned with the UN Guiding Principles on Business and Human Rights, the International
Bill of Human Rights, the International Labour Organisations Declaration on Fundamental Principles and Rights at work and the Global Compact Ten Principles

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 3. Own workforce	58
Actions
The Novo Nordisk Way guided our actions throughout the transformation process, ensuring assistance for colleagues affected by the organisational changes e.g., by offering mental wellbeing resources and professional outplacement. Severance pay and other terms met local legal and market benchmarks, and a fair, transparent termination process across countries was prioritised. Employee representatives were engaged where required, and the European Works Council was informed and consulted during the process.
Performance
Novo Nordisk underwent a company-wide transformation in 2025, reducing the number of employees to 69,505 by year-end equal to 10% reduction when comparing to year-end 2024 including Catalent. The reorganisation in 2025 also impacted the number of leavers, increasing the employee turnover rate to 18.4%.

3.1.1 Characteristics of Novo Nordisk’s employees[1]
Number	2025	2024	2023
Total number of employees (FTEs)[2]	68,794	73,109	63,370
Total number of employees (headcount)[2]	69,505	74,156	64,319
•Men	35,453	37,416	–
•Women	33,992	36,711	–
•Other/ not reported	60	29	–
Country by country[3]
•EUCAN (Europe and Canada)	39,004	42,308	35,402
•Hereof Denmark	29,613	34,185	28,692
•USA	9,961	8,829	7,869
•APAC (Japan, Korea, Oceania and Southeast Asia)	8,862	9,953	8,806
•Region China (Mainland China, Hong Kong and Taiwan)	6,188	6,977	6,485
•Emerging Markets (Latin America, the Middle East and Africa)	5,490	6,089	5,757
Number of leavers	13,274	3,574	–
Employee turnover	18.4%	5.5%	5.5%
1. All 2024 employee related metrics exclude Catalent. 2. 2024 figures: FTE and headcount are excluding Catalent.
Including Catalent,  FTE is 76,302 and headcount is 77,349. 3. Geographical split has been reorganised to align with the geographical regions applied throughout the Annual report. Hence 2024 and 2023 figures have been restated.

Novo Nordisk’s HR systems currently provide employees the option to select their self-identified gender. Efforts are being made to raise awareness of this self-identification feature for future reporting, including other/not reported categories.
By end of 2025, Novo Nordisk employed 64,974 permanent and 4,531 temporary employees, similar to the 2024 split (68,669 permanent and 5,487 temporary). No employees in Novo
Nordisk’s own workforce are hired on non-guaranteed hours contracts.
Through the Evolve survey we track overall engagement, the 2025 index score remained broadly stable year on year, with only a 1-point decline in favourable responses. Engagement remains high when benchmarked against external organisations. As the survey preceded the September
2025 reorganisation, any impact of this may be reflected in 2026 results.

3.1.2 Enterprise Evolve score
Favorable % score	2025	2024	2023
Enterprise Evolve score	84	85	86
We have continued to advance our speak-up culture and anti-harassment framework as part of our company-wide campaigns to ensure awareness of speak-up channels, while recognising that some cases may not be reported to the Compliance Hotline. In 2025, the number of substantiated people-related cases increased by 5% compared to 2024. None of the cases were deemed as severe cases of human rights incidents. For substantiated cases, Novo Nordisk follows prescribed procedures to provide remediation. For more information about our grievance mechanism and non-retaliation policy, see section 9.2 on page 76.

3.1.3 Incidents and complaints
Number	2025	2024	2023
Substantiated people-related cases	175	167	–
•Hereof substantiated cases of harassment, including discrimination	150	139	–
Amount of material fines, penalties and compensation related to the above-mentioned incidents (mDKK)	–	–	–

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 3. Own workforce	59
3.2 Health and safety
Policies and approach
We prioritise the health, safety and wellbeing of our workforce to ensure safe and reliable delivery of medicines. Our Global Health and Safety policy covers physical and psychological safety, occupational health and health promotion, with a strong focus on prevention, continuous improvement and regulatory compliance. The policy is implemented globally through a Health and Safety Management System, which addresses chemical and biological exposure, ergonomic hazards, noise, machine safety and psychosocial wellbeing. All production facilities are ISO 45001 certified with acquired sites being certified within a three year period and subject to regular internal and external audits. Leaders and employees are accountable, and safety is never compromised for cost or productivity. Health and safety principles are also embedded in expansion projects and construction sites, ensuring safe conditions throughout the value chain.
Actions
Health and safety actions are implemented in close collaboration with all business areas. Each area maintains a local plan addressing strategic risks and legal requirements, supported by global resources for remediation. An annual bottom-up review evaluates the effectiveness of the management system. In 2025, we sharpened our focus on preventing high-risk incidents, specifically those with Potential Serious Injuries and Fatalities (PSIF) and Serious Injuries and
Fatalities (SIF). We are prioritising the identification, investigation and systematic prevention of
PSIF/SIF, introducing a target to ensure that over 80% of PSIF/SIF incidents undergo systematic root cause analysis, in alignment with our Health & Safety policy. Formal performance monitoring against the new target will be initiated in 2026. To raise awareness and strengthen capabilities, we conducted intensive, targeted awareness training for key personnel and shared incident examples on a monthly basis.  Integration of Health and Safety standards into acquired sites is ongoing, with full integration expected by 2027. One new site underwent internal health and safety audit, with remaining new sites scheduled for 2026–2027. Besides these ongoing actions, we have also implemented the following key actions in 2025:

2025 actions

Protecting psychological safety
•An enterprise-wide psychological safety concept was developed for all employees globally, with tools, frameworks, processes and awareness training in place.
•In 2025, external vendors offering classes and workshops to support the psychological safety journey of employees were identified.
•Metric: 3.2.1 (see table to the right)

          Executing safely on construction and expansion projects
•Introduced a construction safety standard for high-risk activities identified in 2024 mapping, rolled out across major construction projects.
•A 2025 gap analysis, supported by independent consultants, guided site improvements.
•Metric: 3.2.1 (see table to the right)

Targets and performance
We have determined that our stable rate of LTIR is satisfactory following a benchmark against peers. As a result, we discontinued the year-on-year 10% improvement target for Lost Time Injury
Rate (LTIR) in 2025. Instead, we have refocused our target on high-risk incident prevention to reduce incident frequency in the future. We will however continue to monitor LTIR. In 2025, the
LTIR remained stable at 1.2 lost time injuries per million hours worked (ppm), even though the number of recordable work-related lost time injuries increased by 5%. The reason for the LTIR remaining stable is that the number of work-related lost time injuries was counteracted by average FTE also increasing in 2025 compared to 2024. The increase in number of work-related injuries reflects the continued production expansion and workforce growth prior to the transformation in September. Immediate corrective actions were launched following each injury.
Stress symptoms and symptoms of physical pain are measured through our annual Evolve survey, which shows performance at a point in time. As the survey preceded the September 2025 reorganisation, any impact of this may be reflected in 2026 results. Evolve survey insights inform annual targets, with outcomes monitored continuously and reported annually.
Stress symptoms were reported by 14.0% of employees, missing the 10% improvement target since 2024. Business areas with a high reporting of stress symptoms received customised interventions from internal organisational psychologists, leading to a 20% reduction in reported stress symptoms for these specific areas between 2024 and 2025. Work-related physical pain has declined, continuing last year’s downward trend. However, the 5% reduction target was not fully achieved. 'Pain Awareness Workshops' in high-risk areas contributed to the improvement, though additional measures may be needed to meet future targets.

3.2.1 Health and safety (own employees)
Number	2025	2024	2023
Recordable work-related lost time injuries	182	173	153
Lost time injury rate (LTIR) (ppm)	1.2	1.2	1.3
Fatalities as result of work-related lost time injuries, incl. other workers working on Novo Nordisk sites	0	0	1
Employees reporting symptoms of stress	14.0%	13.8%	13.8%
Employees reporting symptoms of work-related physical pain	6.7%	6.8%	7.1%
Workforce (headcount) covered by health and safety management system	100%	100%	–

3.2.2 Lost time injury rate Lost time injuries per million hours worked (ppm)

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 3. Own workforce	60
3.3 Equal treatment and opportunities for all
Policies and approach
Novo Nordisk strives to build a diverse and inclusive workplace that leverages differences, fosters learning and growth and drives innovation. We recognise that diversity is any dimension that differentiates our people and enables diverse thinking, for example gender, ethnicity, race, nationality, disability and sexual orientation. Our Diversity and Inclusion policy supports our organisation as reflective of our patients and customers and society at large. We focus on mitigating bias by creating inclusive workplaces and ensuring leaders act as role models. Equality is applied to all stages of employment, including recruitment, remuneration and promotion in line with all local laws and regulations in the jurisdictions in which we operate. Input from employees, leadership and peers ensures that our Diversity, Equity, Inclusion and Belonging efforts reflect workforce needs and societal expectations.
To foster a workplace where everyone can meaningfully participate, perform their best and to build a strong talent pipeline, we cultivate belonging by leveraging the diverse skill sets, knowledge and experience of our employees. Promoting equal opportunities also means creating a strong learning culture. Personal and professional growth is ensured through ongoing development dialogues and documented development plans. These plans focus on both short-term goals and long-term career aspirations and are structured to focus on both learning experiences and formal training. While we have no standalone training policy, we apply compliance-driven and job-specific training procedures.
Actions
A new Global Diversity, Equity, Inclusion and Belonging strategy has been launched to leverage differences, adapt to changes and foster an engaged workforce that drives innovation for patients. We continue to assess how to improve learning and career advancement opportunities for our employees. At a minimum, we provide access to self-directed learning content, opportunities for internal mentors and coaches and advertise short-term developmental job rotations for all employees. In response to the transformation, we paused all global talent, leadership and learning programmes in Q4 2025 to evaluate and realign them with our strategic priorities. Our updated learning and development portfolio will be launched in Q1 2026 to deliver the capabilities needed for the future.
We perform equal pay reviews to ensure that individuals with similar roles and responsibilities are compensated equitably, regardless of background, gender, or ethnicity to safeguard equal and fair pay. This process covers global operations, excluding US and Canada, which follows its own processes. Alongside the equal pay review process, Novo Nordisk has enhanced transparency of reward elements, including salary ranges, short-term incentives, benefits, and long-term incentives. Employees can now access their own salary positioning. These measures aim to minimise bias and support fair and equal pay.
2. The previously stated minimum 45% gender split is no longer a target but an aspirational objective.
Performance
In 2021, we defined two global aspirations2: one for balanced gender representation at all managerial levels, and one aiming for at least 45% women and 45% men in senior leadership
(VP+) by the end of 2025. The aspirations, covering Novo Nordisk A/S, excluding the US, was benchmarked against peers, leading Danish companies, industry standards and academic research. They were developed with executive input, approved by the Board and have been transparently monitored. In 2025, women occupied 47% of all leadership positions and men occupied 53%, consistent with 2024 figures and thereby meeting our aspiration for balanced gender distribution across all managerial levels (see table 3.3.3 on the following page). At the senior leadership level, 44% of roles were held by women and 56% were held by men at the end of 2025 (see graph 3.3.2 to the right). Despite the 2% point change since 2024, the aspiration for senior leadership was not met by the December 2025 deadline. We will continue to monitor the gender distribution across senior leadership levels. Across all of our efforts, we monitor our global inclusion index, which is part of our annual employee engagement survey, Evolve. It indicates how our employees rate the state of inclusion at Novo Nordisk, and it resulted in 80% of our employees rating the inclusion statements favourably in 2025.
As of 31 December 2025, the Board of Directors (BoD) had equal gender representation with four women and five men (as of 31 January 2026, the BoD consists of five women and four men).
Excluding employee representatives, shareholder-elected members included one woman and four men, not meeting the Danish Gender Balance Act. Novo Nordisk remains committed to achieving balanced gender representation on the BoD in line with applicable legislation. For details on how this will be ensured and how diversity is considered during candidate evaluation, see the section on 'Gender Balance Act' on page 61 and the Corporate Governance Report.
In 2025 we have refined our methodology on the gender pay gap to present the weighted gender pay gap across all job levels and countries. The weighted gender pay gap considers geographical differences, but it does not take into account job level variances. This adjustment is intended to further enhance transparency around our compensation practices. In 2025, the gender pay gap is 1.2% in favour of women.
The remuneration ratio was impacted by a lower payout on the short-term incentive programme for 2025, and a lower performance on the long-term incentive programme for 2025.

3.3.1 Remuneration metrics	2025	2024	2023
Gender pay gap[1]	(1.2%)	(0.4%)	–
Annual total remuneration ratio[2]	37	63	–
1. 2024 figure for Gender pay gap has been restated from (3)% due to a methodological change. 2. Based on present CEO as highest paid employee. If calculated based on former CEO's remuneration, the ratio would be 148 due to severance payment in 2025.

3.3.2 Gender in senior leadership positions (CEO, EVP, SVP, CVP, and VP) (% men:women)

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 3. Own workforce	61

3.3.3 Diversity metrics – Management levels
	Men			Women
Number	2025	2024	2023	2025	2024	2023
Number of employees (headcount) at senior leadership – CEO, EVP, SVP, GVP and VP1	491	504	–	379	361	–
Percentage of employees (headcount) at senior leadership – CEO, EVP, SVP, GVP and VP	56%	58%	59%	44%	42%	41%
Number of employees (headcount) at other leadership levels – Director, manager, team leader	4,598	4,726	–	4,075	4,171	–
Percentage of employees (headcount) at other leadership levels – Director, manager, team leader	53%	53%	54%	47%	47%	46%
Gender in leadership positions (overall)	53%	54%	54%	47%	46%	46%
Gender on the Board of Directors	56%	50%	50%	44%	50%	50%
Gender on the Board of Directors without employee representatives	80%	62%	62%	20%	38%	38%
1. Historical data for Number of employees (headcount) at senior leadership level has been merged into one row instead of two in last year’s reporting. This has not impacted the reported number (headcount) at senior leadership level.

Gender Balance Act - Applicable for Novo Nordisk A/S only
Novo Nordisk A/S, as resident in Denmark, is subject to the Danish Gender Balance Act and obliged to disclose information on gender diversity in the Board of Directors and other management levels for employees employed in Novo Nordisk A/S. Other management levels are defined as two levels of management under the Board of Directors: (i) Executive Management (EVPs employed by Novo
Nordisk A/S), and (ii) individuals with personnel responsibility who report directly to the first management level[1]. Hence, Other management levels are not equal to senior leadership levels.
Measures taken to achieve gender balance
When evaluating candidates for election and re-election for the shareholder-elected Board members, the People & Governance Committee and the Board considers the Competency
Profile of the Board of Directors of Novo Nordisk A/S which includes diversity in terms of e.g., gender and other relevant criteria. In regards to employee representatives, Novo Nordisk A/S has employee representation in its Board of Directors and promotes the election to all eligible employees regardless of backgrounds.
For selecting employees at Other management levels, Novo Nordisk A/S ensures a strong leadership pipeline of diverse talents through its commitment to promoting equality of opportunities within Novo Nordisk A/S.
Status on achieving gender balance
Novo Nordisk A/S has achieved gender balance as defined in the Danish Gender Balance Act for employee representatives in the Board of Directors and in Other management levels, however, it has not achieved gender balance for Board of Directors elected by shareholders.

1. For other management levels, the reporting only regards employees of Novo Nordisk A/S. 2. Ratio as of 31 December 2025. As of 31 January 2026, all employee representatives are women.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 3. Own workforce	62
ACCOUNTING POLICIES
Enterprise Evolve score
Measures the average percentage of favourable answers to the 18 engagement items shared in Novo
Nordisk’s annual employee survey. Favourable answers are defined as 'Agree' and 'Strongly agree' to positively framed questions. The survey is performed once per year in the spring administered by an external vendor.
Employees (headcount)
Measured as the headcount of all employees at year-end, excluding externals, employees on unpaid leave, interns, Bachelor’s and Master’s thesis employees and substitutes. Employee data are based on registrations in Novo Nordisk’s HR systems. Employees are attributed to geographical regions according to their primary workplace.
Number of leavers
The number of employees (headcount), excluding temporary employees, who left the Novo Nordisk
Group during the year.
Employee turnover
Measured as the number of leavers during the financial year, divided by the average number of employees (headcount), excluding temporary employees.
Substantiated people-related cases
Cases that, through a formal process, have been reported to or filed with the Compliance Hotline and have been substantiated or partially substantiated based on an investigation during the year (partially substantiated: an allegation encompasses several aspects, but only a subset of them can be confirmed).
Cases are within the overarching categories of the global anti-harassment framework, the Novo Nordisk
Way and Ombudsman, as well as other potential human rights breaches for internal employees, consultants and other externally hired individual workers.
Substantiated cases of harassment, including discrimination
Cases that have been closed as substantiated or partially substantiated based on an investigation under the Novo Nordisk Way and the global anti-harassment framework for our own workforce (partially substantiated: an allegation encompasses several aspects, but only a subset of them can be confirmed).
Amount of material fines, penalties and compensation related to the above-mentioned incidents
Damages resulting from violations of social or human rights laws, including discrimination and severe human rights incidents, where a Novo Nordisk legal entity (parent or affiliate) has been found in violation by a court of law and been condemned to pay material fines, penalties or compensation.
Recordable work-related lost time injuries
Total number of work-related incidents causing absence for one full day or more, in addition to the day of incident. Absence is considered as calendar days.
Lost time injury rate (LTIR)
Rate of recordable work-related injuries for our own workforce, measured in work-related injuries per million hours worked, also referred to as the lost-time accident frequency (LTAF). Contractors, visitors, employees on unpaid leave, interns and Bachelor’s and Master’s thesis students are not included. The number of hours worked is based on 2,000 working hours annually per full-time equivalent and the monthly records of number of employees converted into full-time equivalents to calculate FTE average for the year.
Fatalities as a result of work-related lost time injuries
Work-related injuries resulting in the death of an employee or other workers working on a Novo Nordisk site. All employees (headcount), permanent, temporary and non-guaranteed hours, have been included in this metric.
Percentages of employees reporting symptoms of stress/work-related physical pain
Reported via the annual employee survey Evolve. In 2025, the scope of the survey was extended to a few Catalent entities acquired in late 2024. In the survey, stress is defined as a situation where the employee feels tense, restless, nervous or troubled, or unable to sleep at night due to thoughts about their problems. Regarding symptoms of physical pain, the survey asks if an employee’s work generally causes them physical pain. The two relative targets of improving mental and physical wellbeing are measured as the percentage of employees responding 'Quite much' or 'Very much' for mental wellbeing or 'Unfavourable' to the statement related to physical pain.
Workforce covered by health and safety management system (headcount)
The percentage of employees in Novo Nordisk’s own workforce who are covered by our health and safety management system based on legal requirements and/or recognised standards or guidelines is defined as the number of employees covered by health and safety management systems (headcount)
divided by all employees (headcount).
Gender pay gap
Calculated as the difference between the weighted average annualised salary for men and women divided by the weighted average annualised salary of men and expressed as the percentage of the average annualised salary of men. All employees at all job levels and in all countries have been included in this metric.
Annual total remuneration ratio
Calculated as the ratio between the annual remuneration of the highest paid individual (the present CEO)
and the average annual remuneration for all employees excluding registered executives. Payments include salary, incentive schemes and severance payments if applicable.
Gender in leadership and senior leadership positions
Reported as the percentage of gender in leadership and senior leadership positions. Senior leadership positions are defined as employees in the global job levels chief executive officer (CEO), executive vice president (EVP), senior vice president (SVP), group vice president (GVP) and vice president (VP). These are the top management positions in the Novo Nordisk Group. Other leadership levels are defined as employees in the global job levels of director, manager and team leader. Leadership positions overall are defined as directors, managers, team leaders and senior leadership positions. Diversity on the Board of Directors is reported as the percentage split by gender among all members, including employee elected members.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 4. Climate change	63

Prioritised topics
Patient protection and quality of life
Own workforce
Climate Change
Resource use and circular economy

Ambition
We aim to build a climate-resilient
business by assessing and adapting to
climate risks, reducing GHG emissions
in line with a well-below 2°C pathway,
and transparently reporting across our
value chain under the GHG Protocol.
Policy
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
sustainability-statement/2025/
Environmental_policy.pdf (The
contents of the company's website do
not form a part of this Form 6-K)
Performance
•Scope 1, 2 and 3 emissions
increased 19% since 2024
Suppliers for Zero Programme
•In 2025, we launched the Suppliers
for Zero programme to align
suppliers with our climate, nature
and plastics goals.
•All Tier 1 suppliers must source
100% renewable electricity by 2033.
•Suppliers must also meet our
Responsible Sourcing Standards
~~•~~Additional initiatives will be defined
by Novo Nordisk in individual
engagements.

4. Climate change

IRO name	Category	Sustainability topic	Value chain location
CO2e emissions contributing to climate change		•Mitigation •Energy	•Upstream •Own operations •Downstream
Potential reputational risks linked to CO2e emissions and speed of mitigation efforts		•Mitigation •Energy	•Upstream •Own operations •Downstream
Potential risks of climate-related disruptions in operations or supply chain		•Adaptation	•Upstream •Own operations •Downstream

Material impacts, risks and opportunities
As a global pharmaceutical company, we recognise that our activities, from sourcing raw materials to manufacturing and distribution, have a material climate impact. As we expand, so does the impact unless we take deliberate action to change it. The majority of our GHG emissions (93%) arise upstream and downstream in our value chain.This includes emissions from sourcing of raw materials and services (direct), other goods and services (indirect) for medicine production, the construction of new manufacturing facilities (investments) and the distribution of raw materials and finished products. Direct operational emissions (scope 1 and 2) represent only 7%. We acknowledge that until we fully decouple business growth from emissions, our operations will continue to generate negative environmental impacts and expose us to transition and reputational risks. We are actively advancing decarbonisation and adaptation plans to strengthen resilience and progress our climate roadmap.
4.1 Climate mitigation, adaptation and energy
Policies and approach
The Novo Nordisk Environmental policy affirms our commitment to providing life-changing treatments for people with serious chronic diseases while minimising environmental impact.
Pharmaceutical production, from producing APIs and excipients to manufacturing, packaging, cold-chain distribution and end-of-life handling, has a material climate footprint.
We are committed to achieving our CO₂e emission reduction targets through energy efficiency, renewable energy, process optimisation and other decarbonisation levers (see illustration 4.1.2), while systematically assessing and adapting to climate-related risks. The policy covers all our activities globally and is embedded across the pharmaceutical value chain.
Implementation is led by management teams and supported by on-site environmental partners at all production facilities, ensuring compliance and continuous improvement. Production sites are ISO 14001 certified for environmental management (excluding all new acquisitions and construction projects) and our Kalundborg site is also certified according to ISO 50001, energy management. Our ISO 14001 is linked to our Circular for Zero Factory Model, which assists manufacturing sites to identify strategic maturity level in line with Novo Nordisk’s environmental roadmaps: climate, nature and plastics, while also driving actions throughout our Environmental Management System.
Transition- and physical climate risks assessment
We assess transition and physical climate risks through our Enterprise Risk Management (ERM)
framework across our production, including the sourcing of APIs, excipients, packaging and logistics. In 2024, we conducted a forward looking climate resilience analysis using 1.5 °C (RCP
2.6) and 4 °C (RCP 8.5) scenarios from the IPCC towards 2030 and 2050, which assume economic constraints arising from moderate population and GDP growth. These scenarios were selected to reflect both 'business as usual' as well as rapid decarbonisation pathways and their impact on our activities. Short-, medium- and long-term risks were evaluated and scenario outcomes are used to inform strategic decisions on site resilience, supply chain planning and our decarbonisation roadmap.
The physical risk assessment focused on site exposure and critical raw materials. Physical climate risks are screened annually at production sites (excluding warehouses) and in parts of the supply chain. For production sites, we assess risks based on geographic location, while for supply chain assessments we consider supplier countries. The transition risks assessment was evaluated using an Integrated Assessment Model (IAM) to capture sector- and region-specific macroeconomic shifts, energy supply, raw materials pricing, labour costs and revenue changes. We assess and adjust mitigation measures, where feasible based on parameters such as evolving national policies, availability of low carbon technologies, energy supply conditions, thereby increasing business resilience to climate risks. No aspects of our business were identified as incompatible with a transition to climate-neutral economy.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 4. Climate change	64

4.1.1 Scope 1, 2 and 3 GHG emissions targets						Annual % (target/ base)
1,000 tCO2e	2024[1]	2025	2030	2033	2045
Scope 1 and 2 GHG emissions - market-based	101	183	0	0	0	17%
Scope 3 GHG emissions[2] (SBTi)	1,448	1,616	–	970	0[3]	4%
Scope 3 GHG emissions (excluded from SBTi target)	712	891	Not applicable
Scope 3 GHG emissions	2,160	2,507
1. Base year  2. Following the target validation by SBTi in 2025, we revised base-year emissions from 1,493 to 1,448.
3. Net emissions with residual emissions after the decarbonisation levers (150 thousand tCO2e) to be neutralized through carbon removals.

4.1.2 Main decarbonisation levers for our 2033 scope 3 target and 2045 net-zero target (1,000 tonnes CO2e)
Climate targets and transition plan
Novo Nordisk has three targets for climate as outlined in the margin to the right and summarised in table 4.1.1: 2030 target for scope 1 and 2, 2033 target for scope 3 (2033) and a 2045 net-zero target for scope 1, 2 and 3.
Our transition plan and decarbonisation levers
Our transition plan is aligned with our climate targets and our strategic priorities, and is based on projected growth in production volumes and expansion projects. It takes into account several uncertainties and assumptions, such as business growth projections to reflect the increased resource use in the coming years and the reduction potential of available technologies. The plan addresses both transition pathways for our direct operations (scope 1 and 2) and our value chain
(scope 3). Emissions reduction efforts in our own operations are focused on switching to renewable energy, increased energy efficiency and transition to electric vehicles (EV). For scope 3 emissions, our transition plan relies on a portfolio of low-carbon value chain initiatives, and we will further focus on our suppliers’ transition to renewable electricity as well as process optimisation to reduce overall demand for materials and services and optimise our processes even further.
Our main decarbonisation levers are (as outlined in 4.1.2):
•Direct spend: Procurement of low-carbon feedstocks for key raw materials, such as
e-methanol for plastic devices, low-carbon ammonia and glucose from regenerative agriculture;
•Indirect spend: Procurement of low-carbon goods and services;
•Investments: Converting to low-carbon construction materials;
•Distribution: Converting product distribution from air freight to sea- and road freight, while sourcing Sustainable Aviation (SAF) and Marine Fuels (SMF) and converting to electric trucks;
Assumptions and uncertainties
We recalibrate priority areas continuously. Although some scope 3 decarbonisation levers are already implemented to mitigate projected emission increase, many of our levers have a delayed effect and will not materialise until 2030. Overall emissions are therefore expected to keep increasing before reductions take effect towards 2033. This reflects planned expansion and the timing of decarbonisation measures, not a deviation from our transition pathway.
Progress against targets is monitored through interim milestones to ensure alignment with our transition plan. We acknowledge that going forward we will need to explore other initiatives to address unallocated opportunities.
Beyond 2033, we will continue to work with our value chain initiatives and we plan to neutralise up to 10% of baseline emissions through carbon removals to meet our 2045 net-zero target, in line with SBTi and IPCC guidance. We are exploring both nature-based and technology-based removal solutions. Read more about our restoration efforts in section 7 'Nature' p. 72.

Targets within transition plan
•2030: Zero scope 1 and 2 emissions.
•Ambition: 1.5°C aligned
•2033: 33% reduction in scope 3[1]
emissions compared with 2024 baseline.
•Ambition: Well-below 2°C,
not  1.5°C aligned
•2045: Net-zero emissions,
•Ambition: Aligned with the
Corporate Net-Zero Standard

1. Our 2033 scope 3 target covers ~67% of
emissions, excluding categories 3, 5, 7, 12 and
parts of 1, 2 and 6, in line with SBTi provisions for
high-uncertainty categories. The target follows a
sectoral decarbonisation pathway. The 2045 net-
zero target includes all scope 1, 2 and 3
emissions. The targets and the transition plan
have been approved by our Board of Directors
and Executive Management.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 4. Climate change	65
Actions
Many of our 2025 actions addressed our aim to decarbonise own operations. We have worked with initiatives to reduce energy consumption through optimising sites and processes and we started to develop site-specific conversion plans for fossil-based heat and steam systems. To reduce emissions across our value chain we increased the number of suppliers committed to renewable electricity (see margin to the right) and we successfully implemented initiatives with several of our key suppliers in the highest-impact sourcing categories.
Besides these ongoing actions, we have also implemented the following key actions in 2025:

2025 actions

Scope 1 and 2: Energy efficiency and optimisation, ongoing to 2030.
•Advanced district cooling and heating ring in Kalundborg (completion 2026, ~20,000 MWh/yearly savings) and new heat pump in Hillerød completed in 2025 (~3,300 MWh/yearly savings).
•Target: Zero scope 1 and 2 by 2030, Metric: 4.1.4

Scope 1 and 2: Converting to renewable heat and steam, ongoing to 2030.
•Investigating heat and steam decarbonisation levers across production sites to enable cost-efficient implementation. Specific roadmap to be finalized in 2026.
•Target: Zero scope 1 and 2 by 2030, Metric: 4.1.4

Scope 1 and 2: Reducing emissions from fossil-based vehicles, ongoing to 2030.
•Expanding EV transition in alignment with local infrastructure across operational countries.
•Target: Zero scope 1 and 2 by 2030, Metric: 4.1.4

Scope 3: Reducing emissions from purchased good and services, until 2033 and beyond.
•Partnering with suppliers on low-carbon materials and feedstocks: first large-scale e-methanol project in Kassø for e-POM production.
•In 2025, over 10% of the glucose we procured was from regenerative agriculture and a large share of purchased ammonia was low-carbon.
•Converting to low-carbon (e.g., steel, concrete) and recycled materials at site Clayton.
•Target: Reduce scope 3 by 33% by 2033, Metric: 4.1.4

Scope 3: Reducing emissions from air and sea distribution, to 2033 and beyond.
•Securing sustainable aviation fuel (SAF) and marine fuel (SMF) agreements with logistics partners.
•Target: Reduce scope 3 by 33% by 2033, Metric: 4.1.4

Climate adaptation to address physical climate risks, until 2033 and beyond
•In 2025, natural hazard exposure reassessed for all production sites and critical suppliers, with detailed climate and nature risk evaluations for key commodities. The analysis indicated
5 key commodities that could potentially be impacted by climate change.

Performance
Total energy consumption increased by 23% compared to 2024, mainly due to the integration of electricity and natural gas consumption at acquired production sites. These acquisitions accounted for over 80% of the energy consumption increase at production sites, while our construction and expansion activities played only a minor role in the overall increase.
In 2025, we refined our reporting methodology to better distinguish between renewable and non-renewable steam and heat, and we now include contractual biomass-derived sources in
Kalundborg, Denmark, under renewable energy (both for 2024 and 2025). Otherwise, we continue to adopt a conservative approach with only including energy as renewable, if suppliers have contractual agreements in place. In 2024, renewables, mainly electricity, biogas and biomass-based heat and steam, accounted for 66% of total energy use, but declined to 57% in
2025 due to the increase in fossil energy consumption in our recent acquisitions. Specifically, the share of renewable electricity for production sites dropped from 100% in 2024 to 86% in 2025, driven by the acquisition of new sites without renewable electricity setup. We have also started to measure and report on self-generated renewable electricity in 2025.
In 2025, the total amount of energy savings achieved through our energy saving initiatives increased from 13.7GWh in 2024 to 29.8 GWh. Yet, this reduction could not offset the overall growth in energy consumption.

4.1.3 Energy consumption and mix
GWh	2025	2024	2023
Total energy consumption related to own operations	1,726	1,400	1,051
Total energy consumption from fossil sources	742	476	–
•Fuel consumption from crude oil and petroleum products	169	188	–
•Fuel consumption from natural gas	369	196	–
•Consumption of purchased or acquired electricity, heat, steam, and cooling[2]	204	92	–
Total energy consumption from renewable sources	984	924	–
•Fuel consumption from renewable sources	156	154	–
•Consumption of purchased or acquired electricity, heat, steam and cooling from renewable sources[2]	827	770	–
•Total self-generated non-fuel renewable energy	1	0	–
Percentage of fossil sources in total energy consumption	43%	34%	–
Percentage of renewable sources in total energy consumption[1]	57%	66%	–
Energy intensity (total energy consumption per net revenue2) (MWh/mDKK)	5.58	4.82	–
1. Contractual biomass-derived heat and steam is included under renewable sources in 2025 and the 2024 values were restated from 54% to 66%, 46% to 34%. Accordingly, the values for consumption of fossil-based electricity heat and steam was restated from 264 GWh to 92 GWh in 2024 and consumption of renewable electricity, heat and steam was restated from
599, GWh to 770 GWh. 2. Please see note 2.1 'Net sales and rebates' on page 88 in the Consolidated financial statements.

Suppliers for Zero Program
To reach our scope 3 targets, we need our
suppliers and CMOs to implement specific
decarbonisation levers and support us to
improve data foundations to measure
impacts and potentials.
We provide support to our suppliers
through collaborative partnerships and
free training
% of GHG emissions from suppliers who
have committed to sourcing renewable
electricity[1]
54%
41% in 2024

1. Commitments cover electricity consumption from suppliers to Novo Nordisk within scope 3 category 1 and 2.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 4. Climate change	66

4.1.4 Scope 1, 2 and 3 GHG emissions
1,000 tCO2e	2025	2024	2023	% change (2025/2024)
Scope 1 GHG emissions	120	85	78	41%
Scope 2 GHG emissions - market-based	63	16	15	294%
Scope 2 GHG emissions - location-based	198	174	–	14%
Scope 1 and 2 GHG emissions - market-based	183	101	93	81%
Scope 3 GHG emissions	2,507	2,160	1,743	16%
•Category 1: Purchased goods and Services	1,383	1,215	1,018	14%
•Category 2: Capital goods	609	465	303	31%
•Category 3: Fuel- and energy-related activities	86	74	56	16%
•Category 4: Upstream transportation and distribution	116	101	108	15%
•Category 5: Waste generated in operations	7	6	6	17%
•Category 6: Business travel	190	188	154	1%
•Category 7: Employee commuting	56	52	43	8%
•Category 9: Downstream transportation and distribution	57	57	52	0%
•Category 12: End-of-life treatment of sold products	3	2	3	50%
Total GHG emissions - market-based	2,690	2,261	1,836	19%
Total GHG emissions - location-based	2,825	2,419	–	17%
GHG emissions intensity, market-based (total GHG emissions per net revenue1) (tCO2e/mDKK)	8.7	7.8	–	12%

GHG emissions outside of scope 1 and 2 (1,000 tCO2)	108	110	–	(2%)
•Biogenic emissions (scope 1)	38	37	–	3%
•Biogenic emissions (scope 2)	70	73	–	(4%)
1. Please see note 2.1 'Net sales and rebates' on p. 88 in the Consolidated financial statements.
Performance
Scope 1, 2 and 3 GHG emissions increased, as anticipated (see graph 4.1.5 to the right).
Therefore we did not achieve any emission reductions in 2025.
Scope 1 emissions (see table 4.1.4 to the left) increased by 41% from 2024 to 2025 primarily due to an overall increased use of fossil natural gas. The five acquired sites accounted for the majority of the increase in scope 1 emissions. Even though total scope 1 emissions increased, scope 1 emissions related to the consumption of diesel as well as gasoline declined in 2025, in line with our aim to reduce emissions from fossil-based vehicles.
Scope 2 (market-based) emissions increased by 294% from 2024 to 2025, driven by non-renewable electricity use at three of the acquired production sites. Our ambition is to transition to long-term renewable solutions that add new renewable capacity to the grid, rather than relying on standalone certificates. This means acquisitions may have an adverse effect on the renewable share before long-term solutions are implemented. Besides the growth in non-renewable electricity consumption at the acquired sites, non-renewable steam consumption at our site expansion in China was also another contributing factor to the increase in scope 2 emissions.
Scope 3 emissions increased by 16% from 2024 to 2025, driven by both procurement of goods and services (category 1) and higher CapEx for property, plant and equipment (category 2).
Categories 1 and 2 made up nearly 80% of total scope 3.
Purchased goods and services (category 1) continue to be the largest scope 3 emissions source.
In 2025, the biggest increase in category 1 came from service-related activities, followed by overall increase in the procurement of production materials and services. To address this challenge, we have in 2025 started to source low-carbon materials and increased the share of our suppliers sourcing renewable electricity (see margin on preceding page).
As anticipated, the fastest growth in scope 3 emissions was reported in category 2, where our construction and expansion activities were the single largest driver of the total growth.
To address this challenge, we focused our efforts in 2025 to foster circularity in the construction of new sites, by setting new thresholds for building design and material choice, and implementing a new standard to design sites for deconstruction and adaptability. For details, see the Action table in section 5.1 'Resource use and circular economy').
Decarbonisation efforts in category 4 (Distribution) were challenged by company growth and increased by 15% compared to 2024. Supply chain optimisation as well as procurement of sustainable aviation fuel (SAF) and sustainable marine fuel (SMF) were not able to fully offset this growth. Category 6 (Business travel), on the other hand, remained stable compared to 2024, reflecting the reduction in employee travel in the second half of the year following the business transformation. Other scope 3 categories remained similar to the 2024 levels.

4.1.5 Scope 1, 2 and 3 emissions (1,000 tCO2e)

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 4. Climate change	67
ACCOUNTING POLICIES
Total energy consumption from fossil sources under Novo Nordisk control
Primary energy consumption from coal, crude oil, petroleum products and natural gas, as well as consumption of externally purchased secondary non-renewable energy such as electricity, heat, steam and cooling. Energy consumption is based on meter readings and/or invoices.
Total energy consumption from renewable sources
Primary energy consumption from renewable fuels (wood, biogas, bioethanol and biodiesel); as well as externally purchased and self-generated renewable electricity and biomass-derived heat and steam, as defined in the contractual agreements. Consumption is based on meter readings and/or invoices and complemented with contractual agreements.
Energy intensity/GHG intensity
Total energy consumption/total GHG emissions per net revenue. For energy intensity this corresponds to energy intensity from activities in high climate impact sectors. It is assumed that all activities of the Novo
Nordisk Group are in a high climate impact sector (NACE code C21). Net revenue refers to total net sales generated by Novo Nordisk.
The reporting of GHG emissions follows the ESRS and GHG Protocol. All impact is measured in tonnes of
CO2e; using the Global Warming Potential (GWP) values published by the IPCC based on a 100-year time horizon and includes emissions of CO2, CH4, N2O, HFCs, PFCs, SF6 and NF3.
Scope 1 GHG emissions
Scope 1 includes CO2e emissions from fuels used in stationary installations on site and mobile installations, as well as fugitive emissions of refrigerants. Emission factors for the respective energy types are based on the UK Government GHG Conversion Factors for Company Reporting. N2O and CH4
emissions from the consumption of biofuels are included in scope 1 and 2, while bio-based CO₂ emission are assumed to be zero and are not included but disclosed separately under biogenic emissions. GHG removals, carbon credits and avoided emissions are not included.
Scope 2 emissions
Indirect GHG emissions from electricity, heat and steam, purchased and consumed by Novo Nordisk.
Location-based emissions are calculated using grid average emission factors on local/regional/national level. Market-based scope 2 emissions are calculated taking into account contractual instruments such as
Energy Attribute Certificates, Power Purchase Agreements and Guarantees of Origin from sources such as wind, hydro, solar and biomass. For sites without such contractual agreements, residual mix emission factors are applied when available, alternatively the grid average emission factor. For steam and district heating, the market-based scope 2 emissions are calculated using supplier specific emission factors. In general, sources of emission factors for scope 2 emission calculations include IEA, AIB, Green-e and supplier specific factors.
Biogenic emissions refer to out of scope emissions of CO2 from the combustion of biomass-based primary fuels (scope 1) and biomass-derived electricity, steam and district heating (scope 2). Biogenic emissions from our fermentation process are not included due to high calculation uncertainty.
Scope 3 emissions
Indirect GHG emissions that originate from our value chain. Novo Nordisk has identified nine categories of scope 3 emissions out of the fifteen defined by the GHG Protocol as significant. The remaining six categories are not reported on separately, as they are not applicable to Novo Nordisk. Accounting policies are detailed only for the two most material categories of scope 3 – category 1 and 2.
Our calculation methods for remaining categories 3, 4, 5, 6, 7, 9 and 12 are in line with the GHG Protocol and include the supplier-specific method, distance-based approach, average-activity method, average spend-based method and other hybrid methods.
In general, major sources of emission factors include EPA, DEFRA, EXIOBASE, GaBi and other industry databases and standards. We continuously strengthen scope 3 reporting to improve accuracy, track action levers and reflect progress as low-carbon materials are introduced. Our goal is to use supplier-
specific emission factors for much of scope 3 reporting. Given limited data availability and evolving science, future restatements remain plausible.
Category 1: Purchased goods and services
Purchased goods and services include purchased raw materials, packaging materials and consumables, as well as services such as marketing, IT and facility services. If available, direct spend is converted into
CO2e emissions using the average activity data method where material weights are matched with CO2e factors. A spend-based factor is applied for other direct spend data where no weight can be obtained.
Indirect spend is converted into CO2e using a spend-based method.
Category 2: Capital goods
Capital goods include emissions related to all indirect investment spend from external suppliers, mainly production utilities and equipment. Indirect spend is converted into CO2e emissions via the average spend-based method using emission factors.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 5. Resource use and circular economy	68

Prioritised topics
Patient protection and quality of life
Own workforce
Climate Change
Resource use and circular economy

Ambition
We aim to reduce our plastic
footprint by extending the life
of materials beyond patient use
and minimising plastic through
smarter design, reusable solutions,
optimised processes and sustainable
alternatives.
Policy
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-
portal/sustainability-
statement/2025/
Environmental_policy.pdf (The
contents of the company's website
do not form a part of this Form 6-K)
Performance
•Plastic footprint per patient
decreased 5% since 2024
Plastic roadmap
1.Reduce by converting to reusable
devices and less frequent dosing
2.Change by transitioning to non-
virgin-fossil plastic
3.Avoid by expanding the ReMedTM
take-back programme

5. Resource use and circular economy

IRO name	Category	Sustainability topic	Value chain location
Resource use associated with manufacturing and capacity expansions		•Resource inflow	•Upstream •Own operations
End-of-life waste from products		•Resource outflow	•Own operations •Downstream
Resource waste associated with manufacturing		•Waste	•Own operations •Downstream
Potential reputational risks associated with resource use		•Resource inflow •Resource outflow •Waste	•Upstream •Own operations •Downstream

Material impacts, risks and opportunities
At the core of our Circular for Zero strategy is a commitment to decouple resource use and waste from our ability to serve growing number of patients. Novo Nordisk depends on resource inflows such as plastics, glucose, solvents and packaging to produce medicines and devices, and construction materials to expand manufacturing. Environmental impacts occur across our operations and value chain, such as at product end-of-life, where limited recycling options for pharmaceuticals lead to incineration or landfill, e.g., plastic device waste. Production waste is another key impact, where most waste is sent for recycling and landfill is minimised.
We also recognise reputational risks tied to resource consumption that arise mainly in connection with the production of our devices.
5.1 Resource inflow, outflow and waste
Policies and approach
Circularity is anchored in our Environmental policy, which states our commitment to designing out waste and pollution and keeping materials in loops. Our Environmental policy outlines our commitment to promoting low impact products and processes, when possible, for example by finding ways to use waste from one process as a resource in another process. We also strive to source reused, recycled and renewable materials, while always considering patient safety and the stringent regulatory requirements applicable to the pharmaceutical sector. The processes to assess impacts and risks involves annual environmental assessments at our production sites and within product development processes.
We systematically use third-party-validated LCA’s (Life Cycle Assessments) to understand and reduce product impacts. We prioritise waste avoidance and reduction over waste treatment and address all levels of the waste hierarchy, from prevention and reuse to recycling, energy recovery and disposal. For details on chemical and water management, see section 8 'Pollution' and section 7 'Nature'.
Actions
We focus on plastics and production waste, guided by our target to reduce the plastic footprint per patient with 30% by 2033 compared to 2024. Ongoing actions include initiatives such as recycling of ethanol in our production, applying Circular Design Guidelines and innovating treatment methods that reduce the plastic footprint (e.g., with Awiqli®). To further address waste from our own products, we have a take-back and recycling scheme called ReMedTM. As of the end of 2025, the scheme is scaled up to the national level in Denmark and the UK, while in other countries (Brazil, France, Italy, Japan and Germany) it is currently available in selected geographic areas. We also work to enhance packaging circularity for the future.
To address waste associated with production, we continuously work to eliminate landfill waste from our production sites globally by diverting waste to incineration with energy recovery, other recovery operations or recycling.
Besides these ongoing actions, we have also implemented the following key actions in 2025
(see next page):

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 5. Resource use and circular economy	69

2025 actions

Convert to lower-carbon plastics (non-virgin-fossil alternatives with a lower carbon footprint)
in our medical devices globally by 2033.
•In 2025, first large-scale e-methanol project in Kassø (DK) inaugurated for e-POM production.
•Target: Reduce scope 3 CO2e emissions by 33% by 2033, Metric: 4.1.4

Fostering circularity in construction of new sites towards 2033.
•In 2025, new LCA thresholds launched to drive sustainable building design and material choices.
•In 2025, new standard introduced for designing sites for deconstruction and adaptability, promoting long-term reuse and procurement of more sustainable or recycled materials.
•For our expansion at site Clayton (USA), approximately 46% of civil, architectural and structural (CSA) materials procured are classified as more sustainable (bio-based, FSC-
certified wood, or recycled content); the target for circularity in expansions is to reach 50%..
•Target: Reduce scope 3 CO2e emissions by 33% by 2033, Metric: 4.1.4

Converting to reusable devices by 2033 to treat more patients with reusable devices.
•In 2025, we worked on preparing a cost-efficient reusable injection pen for launch.
•Target: Reduce our plastic footprint per patient by 30% by 2033.
•Metric: 5.1.3 Plastic footprint per patient (kg/patient).

Innovating treatment methods by 2033
•Awiqli® - the world's first once-weekly basal insulin; going from daily to weekly injection reduces the need for injection pens, thereby reducing  the plastic footprint of treatment by approximately two thirds compared to once daily treatment.
•In 2025, Awiqli® was launched in two additional markets: Italy and Japan.
•Target: Reduce our plastic footprint per patient by 30% by 2033.
•Metric: 5.1.3 Plastic footprint per patient (kg/patient).

Targets and performance
In 2024, we set a voluntary global target to reduce our plastic footprint per patient by 30% by
2033 compared to base year 2024. The scope of the target includes plastic in devices and primary packaging for obesity and diabetes products. Internal and external experts were involved in setting the target. In 2024, we did not include primary packaging for needles for which we have made a restatement for our 2024 base year for both absolute- and relative plastic footprint, as well as our 2033 target value.
The target addresses both resource inflows and outflows, including the minimisation of primary raw materials, converting to reusable devices and innovating treatment methods. Achieving this target requires treating patients with fewer devices and/or delivery solutions with lower plastic footprints, which addresses both resource inflows and outflows and relates to the waste prevention layer of the waste hierarchy. In 2025, we achieved a 5% reduction from 0.38 kg/
patient in 2024 to 0.36 kg/patient mainly driven by an increase in once-weekly treatments combined with a reduction of once-daily treatments (see graph 5.1.3 in the margin).
Resource outflows leaving Novo Nordisk include medicines, injection devices, packaging materials and waste. Key products aligned with circularity principles are our reusable devices.
A conservative estimate of recyclable content in our products' packaging is 29%, reflecting the lowest share of recyclable content across they key geographies (Europe, US and Japan) according to our product lifecycle assessments (LCAs). Some products in certain geographies have a recyclable content in packaging of 29%, while in other geographies or for other products the recyclable content can be as high as 92%.

5.1.1 Resource outflows	2025	2024	2023
Plastic footprint (absolute) (tonnes)[1]	16,463	17,128	–
Plastic footprint per patient (kg/patient)[2]	0.36	0.38	–
Recyclable content in products packaging	29%	28%	–
1. Plastic footprint (absolute) restated from 15,654 to 17,128 tonnes in 2024 due to the inclusion of primary packaging for needles. 2. Relative plastic footprint restated from 0.35 to 0.38 in 2024.
With business growth, the total weight of technical and biological materials used in manufacturing of our medicines increased by 15%. As in 2024, about two-thirds were technical materials and one-third was biological components. In 2025, we took the first steps to source glucose from regenerative agriculture, enabling us for the first time to report a share of sustainably sourced biological materials of 11%.

5.1.2 Resource inflows
1,000 tonnes	2025	2024	2023
Overall total weight of technical and biological materials used	259	226	–
Percentage of biological materials (and biofuels used for non- energy purposes) that are sustainably sourced	11%	0%	–
To address our waste impact, we have a global target of zero landfill from production sites by
2030. In 2025, we refined the methodology to allow up to 0.05% of waste to landfill, e.g., due to local infrastructure or national regulation.
In 2025, out of a total of 174 tonnes waste directed to landfill, 154 tonnes were generated in production, corresponding to 0.06% of our total production waste. This represents a 64%
increase compared to production-related waste directed to landfill in 2024 (94 tonnes). This increase was entirely attributable to recent acquisitions. The acquired sites accounted for over
80% of all waste sent to landfill during 2025.

5.1.3 Plastic footprint (Plastic footprint per patient, kg/patient/year)

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Prioritised topics / 5. Resource use and circular economy	70
At Novo Nordisk, the major waste streams include non-hazardous organic waste (e.g., yeast slurry), water waste (hazardous) and ethanol waste (hazardous). Total waste increased by 18%
from 2024 to 2025, driven primarily by a rise in production waste. The increase in production waste was mainly caused by a temporary shift in the handling of yeast slurry, where it in 2025 was disposed of a higher water content, thereby resulting in a larger volume of production waste.
In 2025, we managed to reduce our hazardous waste by 9% to 48,282 tonnes. The decline was largely due to lower ethanol and water waste volumes. The share of hazardous waste in total waste therefore declined.

5.1.4 Resource outflows - Waste
Tonnes		2025	2024	2023
Total	Total waste generated	271,771	229,690	189,091
	Non-recycled waste	33,416	34,132	-
	Percentage of non-recycled waste	12%	15%	-
Hazardous	Total hazardous waste	48,282	52,982
	Waste diverted from disposal	24,145	26,713	-
	• Preparation for Reuse	43	-	-
	• Recycling	16,561	14,099	-
	• Other recovery operations	7,541	12,614	-
	Waste directed to disposal	24,137	26,269	-
	• Incineration	24,129	26,022	-
	• Landfill	8	0	-
	• Other disposal operations	0	247	-
Non-hazardous	Total non-hazardous waste	223,489	176,708
	Waste diverted from disposal	214,210	168,845	-
	• Preparation for Reuse	981	40	-
	• Recycling	197,810	149,853	-
	• Other recovery operations	15,419	18,952	-
	Waste directed to disposal	9,279	7,863	-
	• Incineration	9,113	7,743	-
	• Landfill	166	120	638
	• Other disposal operations	0	-	-
ACCOUNTING POLICIES
Overall total weight of technical and biological products and materials
Total amount of materials used in our operations. Technical materials cannot be processed by the biological cycle, while biological materials can. Total weight includes all raw materials, associated process materials and semi-manufactured goods or parts sourced into production. Approximately 2% of the total cannot be categorised into biological or technical material but is still included in the total. No material was included in both categories to avoid double-counting.
Sustainably sourced biological materials are biological materials grown in a way that preserves the eco-
system without degrading it further but might fall short of being regeneratively produced. Biological materials sourced from regenerative agriculture or eco-labelled with e.g., FSC or PEFC are included.
Recyclable content in packaging
Novo Nordisk’s definition of recyclable content reflects practical recyclability in line with the Ellen
McArthur Foundation’s definition and the EU Packaging and Packaging Waste Regulation. For recyclable content in product packaging, data on total packaging weights by geography have not been available and the metric shows the lower end of the range of recyclable content across markets and not the weighted average.
Plastic footprint
Absolute plastic footprint is defined as the total amount of plastic placed on the market by Novo Nordisk in connection with obesity and diabetes products, including plastic from Novo Nordisk devices (pens and needles) and primary packaging (e.g., cartridges, vials, blister packs and tablet bottles). The metric does not capture additional plastic used in the process. Plastic footprint per patient refers to the absolute volume divided by patients reached.
Total waste generated by Novo Nordisk
Waste handled by a certified waste management company, measured by weight receipts or other data from the waste management company, including all waste fractions and disposal methods. Waste data for offices and affiliates outside Denmark are extrapolated based on headcount data available for their
Danish counterparts. All waste subcategories are split between hazardous and non-hazardous waste according to the EU’s Waste Framework Directive. Construction waste is not included.
Non-recycled waste refers to all waste (hazardous and non-hazardous) directed to disposal by incineration, both with and without energy recovery, by landfill at designated landfill sites and by other disposal operations.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 6. Workers in the value chain	71

Other material topics
Workers in the value chain
Nature
Pollution
Business conduct

Ambition
Safeguarding human rights,
protecting labour and social rights
Ensuring safe, secure and healthy
working conditions and preserving the
environment and climate.
Policy
https://www.novonordisk.com/
content/dam/nncorp/global/en/
contact/pdfs/2024-responsible-
sourcing-standards.pdf (The contents
of the company's website do not form
a part of this Form 6-K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
novo-nordisk-human-rights-
commitment-2022.pdf (The contents
of the company's website do not form
a part of this Form 6-K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
novo-nordisk-modern-slavery-
statement-2024.pdf (The contents of
the company's website do not form a
part of this Form 6-K)
Performance
•19 Responsible Sourcing Audits
performed in 2025
For more information on supplier
engagement and our Compliance
Hotline, see section 9.2 on page 76

6. Workers in the value chain

IRO name	Category	Sustainability topic	Value chain location
Protect labour rights and health and safety		•Working conditions	•Upstream •Downstream
Potential human rights violations		•Other work- related rights	•Upstream •Downstream

Material impacts, risks and opportunities
Novo Nordisk depends on a global value chain that spans more than 150 countries and includes over 54,000 suppliers delivering goods and services. Supplier representation is highest in
Denmark, China and India. Value chain workers include contractors on expansion projects, manufacturing staff for sourced materials and logistics and warehouse partners. We have identified higher-risk areas among our direct suppliers related to device components, medical consumables, primary packaging, construction, warehousing and logistics in specific geographies. Despite our efforts to minimise negative impacts on value chain workers and their labour rights, we recognise the risks that exist where suppliers fail to meet our standards.
Past impacts have been linked to health and safety incidents and suppliers’ deficiencies of supplier due diligence and management systems.
6.1 Working conditions and other work-related rights
Policies and approach
The Novo Nordisk Responsible Sourcing Standards¹ (RSS) set minimum requirements to our suppliers on responsible business conduct. The RSS covers protection of human, labour and social rights; prevention of bribery and corruption; environmental protection; and promotion of good governance, including protection of worker data and privacy. It is aligned with our Human
Rights Commitment2 that prohibits forced labour, child labour and human trafficking, requiring suppliers to prevent such practices.
With several global capacity expansion projects underway, we have implemented a new global minimum construction safety standard, that emphasises safety policies, providing protective equipment and training of workers.
1.Aligned with UN Guiding Principles, OECD Guidelines, ILO Conventions and the Corporate Sustainability Due Diligence
Directive (CSDDD). 2. Includes the International Bill of Human Rights, ILO Declaration on Fundamental Principles and Rights
at Work and the Convention on the Rights of the Child.
Annually, we provide training to our procurement organisation to reinforce their expertise and ensure the RSS is consistently incorporated into contracts. To ensure supplier adherence to the
RSS, we conduct risk-based human rights and environmental due diligence to prevent, identify and address potential negative impacts. When impacts are identified, we develop and implement preventive measures in collaboration with our suppliers. In cases where Novo Nordisk causes or contributes to human rights impacts specifically, we commit to providing remedy. We conduct responsible sourcing audits for selected suppliers at risk-based frequencies. Audits assess implementation of our RSS through review of documentation, on-site visits and worker interviews. Besides these efforts, our procurement organisation and local RS Experts maintain regular engagement with suppliers and their representatives.
Concerns, including human rights grievances, can be reported via our Compliance Hotline.
For more information on the Hotline, see section 9.2 on p. 76. Suppliers are required to establish anonymous grievance mechanisms to ensure employees can raise issues without fear of retaliation.
Actions
We continuously strengthen our human rights and environmental due diligence processes using our due diligence tool. Full implementation of the tool is targeted by 2028. Throughout 2025, we continued our phased-in approach to ensure the RSS were included in all new and renegotiated contracts. We conducted 19 responsible sourcing audits (see accounting policy in section 9
'Business Conduct' p. 79). Where policy breaches were identified, we issued corrective action plans and monitored timely resolution and remediation.
Besides these ongoing actions, we have also implemented the following key action in 2025:

2025 actions

Implementation of supplier due diligence tool
•The tool enables automated risk screenings, covering areas such as human rights, environmental impacts and governance. The aim is to further strengthen responsible sourcing across our supply chain in compliance with evolving regulation.
•In 2025, we have initiated configuration of the tool with the future scope being active suppliers with spend recorded in the latest 12 months.
•We will continue configurations and implementation of the supplier due diligence tool in 2026.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 7. Nature	72

Other material topics
Workers in the value chain
Nature
Pollution
Business conduct

Ambition
We aim to halt the loss of nature
by 2033 and become nature positive
by 2045 as guided by the Nature
Roadmap.
Policy
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
sustainability-statement/2025/
Environmental_policy.pdf (The
contents of the company's website do
not form a part of this Form 6-K)
Performance
•Water withdrawal increased 15%
since 2024
Nature roadmap
Approved in 2024, implementation
will run from 2025–2045 and cover
our entire value chain.
Five broad ambitions
•Avoid degradation of land
•Reduce our relative impact on
water at priority sites
•Restore biodiversity at
priority sites
•Initiate restoration projects
•Reduce and replace glucose

7. Nature

IRO name	Category	Sustainability topic	Value chain location
Reliance on water resources and quality		•Water withdrawal •Water discharge	•Upstream •Own operations •Downstream
Potential water scarcity risks		•Water withdrawal	•Upstream •Own operations
Reliance on natural resources and ecosystems		•Direct impact drivers •Impacts on the condition of ecosystems •Impacts and dependencies on ecosystem services	•Upstream •Own operations •Downstream
Dependency on vulnerable species for safety testing		•Impact on the state of species	•Upstream •Own operations

Material impacts, risks and opportunities
As illustrated in 7.1.3 on the following page, our nature impacts occur through sourcing of raw materials of agricultural and forestry origin, where freshwater use, land-use change, deforestation and pollution (e.g., pesticides) can degrade ecosystems and lead to loss of natural habitats. We rely on natural resources, in particular agricultural inputs (such as glucose), forestry products (like paper), fossil-based materials (plastic) and other materials (such as glass) that can create dependencies that expose Novo Nordisk to short-, medium- and long-term risks that impact nature within areas such as water, biodiversity and land.
The processes used to assess nature-related impacts are aligned with Science Based Targets
Network (SBTN) and are based on primary activity data, lifecycle assessment databases and data on the state of nature in our value chain. Physical and transition risks were assessed through the World Wildlife Fund Biodiversity Risk Filter and through a qualitative scenario analysis, while dependencies on nature were assessed using the ENCORE (Exploring Natural
Capital Opportunities, Risks and Exposure) tool. Water-related risks were assessed through production site screenings using the World Resources Institute’s Aqueduct 4.0 tool and local water risk assessments. In 2025, we submitted our SBTN step 1 and 2 assessment (impacts and priorities) for validation by the Accountability Accelerator.
Water is a critical resource for manufacturing Novo Nordisk’s products and for sourcing key commodities in our supply chain. For Novo Nordisk, risks related to water include potential water scarcity at production sites and in our supply chain and stricter water quality regulations in pharmaceutical production.
Novo Nordisk also depends on certain species, notably horseshoe crabs, whose blood is used for endotoxin testing to ensure the safety of our products (see also section 9.5 'Bioethics and animal welfare', p. 78). To reduce our negative impact, we no longer use products from endangered horseshoe crab species (Tachypleus sp./TAL) and are working to phase out the use of products from vulnerable horseshoe crab species (Limulus sp./LAL).
7.1 Water withdrawal and discharge, and biodiversity
Policies and approach
Guided by our nature roadmap, our Environmental policy addresses key drivers of biodiversity loss such as water- and land use, over-exploitation, pollution and climate change to mitigate material impacts. We adhere to our nature roadmap aimed at contributing to a nature positive future in alignment with the Global Biodiversity Framework. We commit to protecting and restoring nature by managing impacts, dependencies and risks, collaborating with suppliers on sustainable land, forest and water management.
The Environmental policy applies to all owned, leased, or managed operations, including those near biodiversity-sensitive areas, and covers water withdrawal for production sites and suppliers operating in areas of water stress. We aim to design water-efficient processes by reusing and recycling water, and ensuring production-related wastewater is treated according to regulations.
While we do not yet have a formal deforestation policy, our nature roadmap sets an ambition for a deforestation- and conversion-free (DCF) value chain. We collaborate with our suppliers on raw material traceability.
Transition and physical nature risks assessment
To inform the development of our nature roadmap, we conducted a high-level resilience analysis of the exposure of our current business model to ecosystem-related risks. The analysis assumed two scenarios - one where we meet our nature ambitions and one where we do not with continuous nature degradation towards 2030 and 2050. The scope included upstream value chain of strategic raw materials in selected geographies, water withdrawal in our own operations and chemicals in water discharge. The results indicated that implementation of the roadmap could decrease our exposure to nature-related risks linked to raw material shortage and emerging deforestation regulation and highlighted the need for continued focus on water management. Novo Nordisk has therefore identified resource optimisation and reducing and replacing glucose as nature-related opportunities.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 7. Nature	73
Actions
Through our nature roadmap, we have identified priority sites for action on biodiversity and water (see table 7.1.1). Priority sites (for water; and water and biodiversity) account for approximately 70% of the total water withdrawal. In 2025, we have mapped potential water savings at Kalundborg and Hillerød and will continue with the process for other priority sites setting savings targets for 2028.

7.1.1 Priority sites
Water	Chartres (FR), Tianjin (CN)
Water and biodiversity	Kalundborg (DK), Hillerød (DK), Montes Claros (BR), Clayton (US)
Biodiversity	Durham (US), New Hampshire (US), Tietgenbyen (DK), Bagsværd (DK), Køge (DK)
Priority sites for biodiversity action were identified based on impact and proximity to natural habitats or protected areas. With our ongoing actions we aim to reduce biodiversity impact and to enhance water conditions near production sites including replenishment, to ensure positive impacts by 2033. We initiated nature restoration projects near our priority sites, incorporating local knowledge, currently in China, with further projects planned in Brazil and USA.

2025 actions
Engaging priority suppliers water stewardship programme towards 2033 •Screened and prioritised suppliers for engagement on water stewardship based on their water risks and maturity on the topic.
Saving water and increasing wastewater treatment
•Phasing out surface water withdrawal from Lake Tissø through industrial collaboration in
Kalundborg (DK). Completion expected in 2026, with projected annual savings of 400,000 m3
•Expansion of on-site wastewater treatment operated by Novonesis, increasing the industrial wastewater and biomass treatment capacity. Completion expected in 2026.
•Metric: 7.1.2 Water.

Avoiding degradation of land in supply chain by sourcing glucose from regenerative agriculture. Programme running until 2033.
•Supplier engagement to transition our glucose to regenerative sources to restore soils and reduce nature and carbon impacts.
•In 2025, more than 10% of the glucose we sourced was from regenerative sources.
•Metric: 4.1.4

Nature restoration near priority sites
•In 2025, we entered into a partnership with Conservation International to restore 170 hectares of forest in the same water basin as our production site in Tianjin (China).
•We made a landmark investment in a carbon removal initiative with Re.green to restore 500 hectares of Amazon rainforest in Brazil and capture over 87,000 tonnes of CO2 over the project’s lifetime across 20 years.

The majority of pressure on nature occurs through our sourcing of raw materials (see 7.1.3), particularly paper, cardboard and glucose. As part of our nature roadmap, to avoid the degradation of land, we are taking key actions, for example engaging with suppliers to source glucose from regenerative agriculture. We have also initiated the groundwork internally to ensure that our supply chain is in compliance with upcoming regulations such as the EU Deforestation Regulation 2026.
We are continuously working on minimising and phasing out the use of biological products from vulnerable and endangered species, including LAL from the horseshoe crab, with most testing expected to end by 2027 (pending regulatory approval), and full discontinuation targeted for
2025–2035, both related to the internal Novo Nordisk processes.
Performance
In 2025, water withdrawals increased 15% primarily due to acquisitions of five production sites.
Our savings programme delivered 112,000 m3 in savings, with additional 408,000 m3 estimated as water reused or recycled at our production facilities. We have not defined external water targets;
however, as a part of our 2024 nature roadmap, we aim to reduce relative water impact at priority sites, with savings plans and targets in place by 2028.

7.1.2 Water
1,000 m3	2025	2024	2023
Total water withdrawal	5,988	5,213	4,150
Total water discharge	5,275	4,583	–
Total water recycled and reused	408	416	–
ACCOUNTING POLICIES
Total water withdrawal
Includes all types of water such as drinking water, industrial water, steam water, water from remediation wells and rainwater. Data are based on meter readings and invoices (primary data). Data for offices and affiliates outside Denmark are extrapolated based on data available for their Danish counterparts
(approximately 97% of the total is based on primary data).
Total water discharge
Includes discharge of process and sanitary water and discharge from storm water to outside Novo Nordisk’s boundaries, and water discharge used for irrigation. For sites where metered discharge data are not available, it has been assumed that water discharge equals water withdrawal.
Total water recycled and reused
Total quantity of water and water discharge (treated or untreated) that has been used more than once at the production sites before being discharged. The volume is estimated based on key indicators for specific water treatment equipment and technologies available at the sites. This includes steam condensate returned to steam generator, reverse osmosis water treatment and water discharge used for irrigation. The metric is estimated with a conservative approach.

7.1.3 Impact on Nature[1] (%)
1. Nature Baseline Assessment for Novo Nordisk
conducted in 2025. Nature impact represents the
average contribution (%) of each category to the
impact from seven distinct nature pressures.
2. Raw material used in the production of tablets

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 8. Pollution	74

Other material topics
Workers in the value chain
Nature
Pollution
Business conduct

Ambition
Our ambition is to take ownership to
reduce the use of toxic chemicals and
minimise pharmaceuticals in the
environment.
Policy overview
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
sustainability-statement/2025/
Environmental_policy.pdf (The
contents of the company's website do
not form a part of this Form 6-K)
Performance
•Substances of very high concern
declined overall since 2024
Our chemical roadmap
Approved in 2025, implementation will
run from 2026–2033 and cover our
entire value chain.
Four focus areas to reduce SVHCs:
•Design products
•Design processes
•Optimise and scale production
•Develop data tools and enablers

8. Pollution

IRO name	Category	Sustainability topic	Value chain location
Use of chemicals to produce medicines, devices and packaging		•Substances of very high concern	•Upstream •Own operations •Downstream

Material impacts, risks and opportunities
Novo Nordisk relies on biological processes and chemicals to produce medicines, devices and packaging. Our material impact is primarily linked to active pharmaceutical ingredient (API)
production, which uses substances of very high concern (SVHCs) and other substances with same inherent properties1, such as solvents. These can harm health and ecosystems if not handled safely. Almost all SVHCs and similar substances are subsequently collected as waste during production processes. Very small concentrations leave as emissions to air and water or in our products, primarily in devices or as preservatives for medicines.
8.1 Substances of very high concern
Policies and approach
Our Environmental policy commits us to responsible chemical management and to proactively eliminating SVHCs, similar substances and pollution. We strive to avoid the use of SVHCs and similar substances, when developing or designing new products and processes, whether own operations or outsourced, and to minimise or substitute their use for existing treatments.
We reuse chemicals where feasible and ensure compliance with production site-specific environmental permits. We conduct annual environmental assessments at all production sites, covering waste, noise, water use/discharge, air, soil and groundwater. Breaches of regulatory terms are registered as a non-conformity, investigated and corrective actions implemented.
Actions
In 2025, we developed a new chemical roadmap to steer our efforts for the coming years based on two priorities: reducing SVHCs and similar substances and minimising the release of pharmaceuticals in the environment. We track the use of chemicals through various internal
KPIs and environmental assessments. We work with innovation projects across in-house and outsourced production to reduce product impacts. During the product development process we screen for SVHCs and similar substances. Most medicines in our current portfolio and pipeline
(e.g., CagriSema, Cagrilintide, IcoSema, Amycretin) are expected to be readily biodegradable and assessed to have no significant impact on the environment2.
1.  SVHCs are chemicals that have serious irreversible effects on human health or the environment, in accordance with
REACH. Other substances with similar inherent properties, but currently not classified as SVHCs are referred to as ‘similar substances’ in the remainder of this chapter  2. The assessment has been performed according to the European Medicines
Agency’s Environmental Risk Assessment guideline.
Besides these ongoing actions, we have also implemented the following key actions in 2025:

2025 actions

Reducing SVHCs and similar substances in production of medicines
•Scope includes own production, contract manufacturers and suppliers.
•In 2025, we optimised the manufacturing processes for Ozempic® and Wegovy®, oral
GLP-1 products for obesity and diabetes and reduced the use of SVHCs in the process.
•Metric: 8.1.1

Performance
In 2025, procurement of SVHCs for our production decreased by 19%. We plan to further reduce their use through substitution or by purifying materials for reuse, which is part of our chemical roadmap. SVHCs leaving Novo Nordisk as emissions remained on par with 2024. In 2025, we identified a new SVHC in our devices and updated our 2024 data accordingly. This SVHC will be fully decommissioned by 2026, a culmination of one of our internal innovation projects, which is a development already seen in the 2025 performance of the metric.

8.1.1 Substances of very high concern
Tonnes	2025	2024	2023
Total amount of substances of very high concern that are procured	1,500	1,859	-
Total amount of substances of very high concern leaving facilities as emissions, as products, or as part of products	0.8	1.5	-
• Substances leaving facilities as emissions[1]	0.3	0.3	-
• Substances leaving facilities as products, or part of products[2]	0.5	1.2	-
1. 2024 value was overestimated and had to be restated from 1 to 0.3 tonnes. 2. 2024 value was restated from 0.003 to 1.2 tonnes due to a new SVHC identified in our devices.
ACCOUNTING POLICIES
Disclosures in Table 8.1.1 are manually calculated and carry a high degree of uncertainty. Substance weights are based on known concentrations; where this information is missing, we assume a concentration of 100%, which may lead to overestimation. The list of materials may not be fully complete. Hazard class categorisation is not applicable to substances of very high concern.
Total amount of substances of very high concern (SVHCs) that are procured comprise the total weight of substances procured into production. Data sources include receipts of materials and purchase orders mapped against a chemical database.
Total amount of SVHCs that leave facilities as emissions to air or water are based on available data for Denmark for our API production, Chemistry, Manufacturing and Control processes and Aseptic Manufacturing.
Total amount of SVHCs that leave Novo Nordisk as products or part of products are defined as SVHCs identified either in excipients or devices. Data sources include production data (with final product quantities), bills of materials and purchase orders mapped against a chemical database.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 9. Business conduct	75

Other material topics
Workers in the value chain
Nature
Pollution
Business conduct

Ambition
We define good ethics as conducting
every interaction in a way that
protects trust, prevents harm and
promotes fairness, ensuring that our
values are consistently embedded in
daily practice and rooted in the
practices of our founders.
Policy
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
Cover_Code_of_conduct.pdf (The
contents of the company's website do
not form a part of this Form 6-K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
labour-code-of-conduct.pdf (The
contents of the company's website do
not form a part of this Form 6-K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
contact/pdfs/2024-responsible-
sourcing-standards.pdf (The contents
of the company's website do not form
a part of this Form 6-K)
https://www.novonordisk.com/
content/dam/nncorp/global/en/
sustainable-business/pdfs/esg-portal/
sustainability-statement/2025/
Bioethics.pdf (The contents of the
company's website do not form a part
of this Form 6-K)
Performance
Total supplier audits decreased by 6%
since 2024
Animals purchased for research
decreased 5% since 2024

9. Business conduct

IRO name	Category	Sustainability topic	Value chain location
Promoting Novo Nordisk Way		•Corporate culture	•Own operations
Treating stakeholders in line with ethical standards		•Protection of whistleblowers •Corruption and bribery •Management of relationships with suppliers •Political influence and lobbying	•Upstream •Own operations •Downstream
Potential risks associated with breach of anti-corruption legislation		•Corruption and Bribery	•Upstream •Own operations •Downstream
Promoting public health		•Political engagement and lobbying	•Downstream
Promoting bioethics		•Bioethics	•Own operations
Reliance on animals in research		•Animal welfare	•Upstream •Own operations

Material impacts, risks and opportunities
The impacts and risks we have identified underpin our business model and strategy. We uphold ethics through integrity, anti-corruption, fair competition and protection of whistleblowers, safeguarding patient trust and market access. A strong corporate culture is promoted through the Novo Nordisk Way (NNWay), reinforcing ethical behaviour, accountability and compliance.
Transparent advocacy and responsible political engagement and lobbying support healthcare resilience. Clear supplier expectations and responsible supplier management promote transparency and sustainability, reducing ethical, social and environmental risks.
Stakeholder interests, including patients, healthcare professionals, suppliers and regulators, are integrated through structured engagement, supported by robust frameworks to prevent corruption, bribery and undue influence.
High bioethical standards are central to protecting patients, research participants and society.
Reliance on animals in research remains material to ensuring the safety, efficacy and quality of medicines, and we are committed to animal welfare and the continued pursuit of alternatives.
Across these areas, we embed governance, training, due diligence and stakeholder consultation to reinforce resilience, preserve trust and align responsibility with long-term business growth.
9.1 Corporate culture
Policies and approach
Our corporate culture is embedded in the Novo Nordisk Way and its 10 essentials (see right-side margin on the following page), which establishes expectations for how we act. Guided by the
Board of Directors and Executive Management, our culture ensures that ethical principles are consistently acted on, shaping behaviours across the organisation and aligning business growth with integrity. Our OneCode policy translates these principles into practice, guiding all employees and third parties working on Novo Nordisk’s behalf in areas such as ethical decision making, workplace standards and our speak-up culture.
We implement ongoing actions through our compliance framework, including annual Novo
Nordisk Way facilitations, training, awareness programmes, supplier audits and whistleblowing procedures, which are embedded in our day-to-day governance and operations. We monitor adherence through reputational scores, engagement surveys and hotline reporting. We initiate follow-up action plans across all affiliates and sites on an ongoing basis with yearly cycles, with corrective measures implemented where gaps are identified and progress tracked.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 9. Business conduct	76
Performance
A team of facilitators evaluates the adherence to the Novo Nordisk Way on selected units based on rotation every year. The units facilitated in 2025 represent 18,000 employees with interviews of ~3,000 employees and 800 close collaborators. One unit was found to be not operating in line with the NNWay and two units were assessed as borderline in their NNWay compliance.
Immediate actions have been initiated, which if not taken would have lead to breaches of the
Novo Nordisk Way. All other units were found in compliance, requiring no immediate actions.
Key improvement opportunities reflected the increasingly volatile and competitive market environment in which Novo Nordisk operates in.

9.1.1 Facilitations of the Novo Nordisk Way
Number	2025	2024	2023
Facilitations of the Novo Nordisk Way	63	51	42
9.2 Anti-corruption and anti-bribery
Policies and approach
Our commitment to integrity is reflected in the OneCode policy, which prohibits any form of bribery and corruption in our operations and the value chain. Novo Nordisk integrates these into daily practice.
Ethics and compliance training is mandatory for all employees globally. Annual e-learning and testing ensure awareness of anti-corruption and anti-bribery obligations, with completion rates monitored and followed up. Both shareholder-elected members and employee representatives of the Board of Directors receive annual training in our OneCode policy. Novo Nordisk has not formally defined functions at risk, but our policy applies to all employees and third parties acting on our behalf.
Procedures are in place to prevent, detect and address allegations or incidents of corruption and bribery across all operations. Group Internal Audit conduct regular reviews and operate independently of management when investigating cases. Outcomes and trends from significant investigations are reported to the Audit Committee and Executive Management on a quarterly basis. Sanctions are guided globally by intent and frequency, applied consistently and in line with local laws and agreements.
Employees and stakeholders can report ethical or legal concerns via our Compliance Hotline, which offers multiple formats and guarantees confidentiality, anonymity and protection from retaliation.
Reports may address ethics breaches, financial misconduct, fraud, bribery, corruption, antitrust or data privacy violations, quality- or environmental issues, deviations from the Novo Nordisk Way, other serious offences such as espionage, sabotage, or information security breaches and animal use concerns (see section 9.5 'Bioethics and animal welfare, on page 78) and human rights considerations. Reports are investigated promptly, independently and objectively, and outcomes are monitored to ensure accountability and continuous improvement. The Compliance Hotline is regularly reviewed and independently assessed to ensure trust.
We have zero tolerance for retaliation or discrimination against whistleblowers, good-faith reporters, supporting parties, or investigation participants as outlined in our anti-retaliation policy.
Any retaliation against employees reporting misconduct will result in disciplinary action, including possible termination. The reporting channel 'Compliance Hotline' is described in detail both internally, on the intranet and externally, on the Novo Nordisk website. The mandatory annual compliance training courses also cover how to report suspected misconduct in a secure and confidential manner through the Compliance Hotline. Protections comply with the EU Whistleblowing Directive
(2019/1937), with adherence to local laws during investigations outside Europe.
Performance
We continue to have almost full coverage of our global mandatory ethics and compliance training. Measures such as the annual Ethics Days support awareness, and we will continue to assess such initiatives in the future to strengthen performance. The amount of fines for violation of anti-corruption and anti-bribery laws was zero in 2025. In 2025, 261 substantiated cases were reported via the Compliance Hotline relating to accounting fraud and business ethics, which is an 8% increase compared to 2024. For substantiated cases, Novo Nordisk follows prescribed procedures to provide remedy.

9.2.1 Anti-corruption and anti-bribery
Number	2025	2024	2023
Employees trained in ethics and compliance	99%	99%	99%
Convictions for violation of anti-corruption and anti-bribery laws	–	–	–
Substantiated cases reported within accounting issues, fraud and business ethics matters via the Compliance Hotline	261	242	221
9.3 Management of relationships with suppliers
Policy and approach
Our Global Procurement policy governs contracting from qualification and tendering to invoicing and spend management. It applies to indirect spend, while goods and services used in manufacturing are covered by dedicated internal standard operating procedures. We aim to promote transparency, fair treatment and sustainability through our engagement, while monitoring and mitigating ethical, social and environmental risks across the supply chain in line with the UN Guiding Principles on Business and Human Rights (see section 6 on 'Workers in the value chain', p. 71).

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 9. Business conduct	77
We perform two types of supplier audits: quality audits and responsible sourcing audits. Quality audits qualify new suppliers and monitor performance through regular audits with risk-based frequencies, while audit requirements depend on usage categories and are governed through our manufacturing setup. Responsible sourcing audits cover factors such as country of operation and supplier spend. Procurement decisions are guided by our Responsible Sourcing Standards.
We screen and evaluate suppliers and promote partnerships with preferred suppliers who demonstrate continuous improvement, innovation and reliable delivery. E-sourcing and
e-auction tools ensure fast, fair and transparent negotiations.
Performance
The number of supplier audits have been reduced from 429 in 2024 to 403 in 2025, which is within the normal fluctuation associated with routine audits and requests for qualification audits.
We continue to focus on conducting supplier audits as a key tool for identifying potential deviations from Novo Nordisk’s policies. No critical findings related to responsible sourcing or quality audits were issued during 2025.

9.3.1 Supplier audits
Number	2025	2024	2023
Total supplier audits	403	429	382
Our standard payment term is 60 days, for SMEs this is 30 days to ensure timely payments. In
2025, the overall average time to pay invoices increased by 5% mainly due to longer clearing time after processing and due to a general extension of payment terms. Percentage of payments aligned with standard payment terms defined in our Payment Guideline has increased by 2%
points overall since 2024. We remain firmly committed to preventing late payments, particularly for small enterprises, and had no outstanding legal proceedings related to late payments in 2025.

9.3.2 Payment practices
Days	2025	2024	2023
Average number of days to pay invoice	44	42	–
• Small suppliers	26	24	–
• Large suppliers	50	49	–
Percentage of payments aligned with standard payment terms	85%	83%	–
• Small suppliers	82%	77%	–
• Large suppliers	85%	84%	–
Outstanding legal proceedings for late payments (Number)	0	0	–
9.4 Political influence and lobbying activities
Policies and approach
Our OneCode policy sets out clear commitments for ethical political engagement. We stand by the objectives of having patients’ interests as our priority, acting with professionalism and integrity.
We apply a zero-tolerance policy on offering any undue influence, gifts, or favours to public officials or decision-makers, including zero-tolerance with regards to in-kind political contributions. No member of our Board of Directors has held a comparable position in public administration in the two years preceding their appointment. Our lobbying activities primarily focus on public health policy and access to medicines and are intended to support the material positive impact identified in the DMA related to promoting public health.
We participate in national and international industry associations to advance broad policy issues.
Memberships are regularly assessed for alignment with Novo Nordisk’s objectives and advocacy priorities. We support industry-wide initiatives and regulations that promote: evidence-based chronic disease prevention, patient care and healthcare resilience through innovation, sustainable pharma practices and optimal conditions for discovery. We ensure transparent disclosure of advocacy priorities and provide global staff guidance. Lobbying in the EU and US is reported annually, reviewed, corrected when needed and tracked through yearly activity and expenditure reports. We are registered in the EU Transparency Register (REG no. 29570313329-11).
Actions
Through our engagement with various stakeholders, such as industry and trade associations, we have taken actions for the implementation of our objectives.
Besides these ongoing actions, we have also implemented the following key actions in 2025:

2025 actions

Advocacy via EFPIA
•Advocacy via the EFPIA Obesity Policy Platform to advance care for people living with obesity, recognise it as a relapsing chronic disease and highlight its economic burden.
•Ongoing collaboration with the EFPIA Health Systems Working Group to tackle key challenges to health system resilience.

Advocacy via European Diabetes Forum •Advocacy through the European Diabetes Forum for policy change that enables healthcare systems to better manage diabetes care.

Approach to suppliers and
sustainability
We engage suppliers through a risk-
based approach, guided by global
standards (UNGP, OECD, CSDDD),
with audits, corrective actions and
continuous improvement
requirements.
Our supplier selection and
management embed sustainability
criteria, ensuring labour rights
including health and safety, human
rights, and environmental
stewardship are central to every
partnership.
We hold suppliers accountable
through due diligence, requiring
documentation, risk assessments
and enforcing consequences for
non-compliance.
RSS applies globally but we emphasise
proportionate support for SMEs,
enabling inclusion of smaller and local
suppliers in our supply chain.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 9. Business conduct	78
Performance
In 2025, a new metric on financial political contributions was introduced, namely 'Amount disclosed in the EU Transparency Register'. The metric replaced the previously reported metric
'Trade association membership fees' to ensure greater consistency with peers and use already publicly available data. The financial contributions are paid to target EU pharmaceutical-related policy, as well as broader health, environmental and business-related policy. In accordance with our zero-tolerance policy, we did not make any in-kind political contributions in 2025.

9.4.1 Financial and in-kind political contributions made
mDKK	2025	2024	2023
Amount disclosed in the EU Transparency Register	8.2–9	–	–
In-kind political contributions made	–	–	–
9.5 Bioethics and animal welfare
Policies and approach
Our Bioethics policy sets operational guidelines for R&D to uphold high global ethical standards in research involving people, animals, human materials and gene technology. These extend to partners, Contract Research Organizations (CROs) and suppliers with performance monitored through oversight processes. Our commitments are detailed in publicly available position statements on clinical trials, human biosamples, animal ethics, gene therapy and technology.
We uphold high standards of animal welfare, fully aligning with EU Directive 2010/63/EU and the Marseille Declaration, and collaborating with regulators, NGOs, researchers and welfare organisations1 to advance ethics and transparency. Our Bioethics policy embeds these strict welfare requirements for all animals purchased for research, whether conducted in-house or by contractors. It follows the 3R principles (Replace, Reduce, Refine) and sets clear standards for animal housing, care, transport and health monitoring, ensuring every precaution has been considered. As mentioned under section 7 'Nature', we continuously work on minimising the use of products from vulnerable and endangered species such as the horseshoe crab. Use of non-
human primates is approached with care and consideration, and is limited to cases only where necessary, i.e. where homology to the human genome is essential when testing potential new therapies. Oversight mechanisms include veterinarians, animal unit managers and our Ethical
Review Council, which reviews all studies involving living and sentient animals performed at, or on behalf of, Novo Nordisk.
1. These include the Danish Animal Welfare Society, the UK’s Royal Society for the Prevention of Cruelty to Animals, the
Danish Association of the Pharmaceutical Industry and the Universities Federation for Animal Welfare.
Performance
The number of animals purchased for research in 2025 has decreased by 5% compared to 2024, due to our continuous efforts to reduce the number of animals used in research. In 2025, 96% of the animals were rodents. The increased use of dogs and non-human primates in 2025 are driven by an increased number of late-stage research projects in the portfolio (pre-clinical development), resulting in a higher demand for regulatory-required studies. It also reflects the nature and maturity of the research projects, where species qualification determines the number needed for testing in dogs and non-human primates.

9.5.1 Animals purchased for research
Number	2025	2024	2023
Mice, rats and other rodents	44,917	47,478	54,410
Pigs	521	615	608
Rabbits	214	689	289
Dogs	529	126	356
Non-human primates	475	366	807
Fish	202	0	36
Other vertebrates	11	10	2
Total animals purchased	46,869	49,284	56,508

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / Other material topics / 9. Business conduct	79
ACCOUNTING POLICIES
Facilitations of the Novo Nordisk Way
A facilitation is an internal process for assessing adherence to the Novo Nordisk Way. The number of facilitations is measured as the number of facilitations completed. The assessments are based on a review of documentation and feedback from stakeholders, followed by an on-site visit during which randomly selected employees and management are interviewed. Identified gaps and improvement opportunities related to the
Novo Nordisk Way are presented to, and discussed with, Executive Management. The facilitators and
Executive Management agree on an action plan to address any gaps and improvement opportunities.
Employees trained in ethics and compliance
The mandatory ethics and compliance training for employees working at Novo Nordisk comprises globally applicable e-learning. The percentage of employees trained is calculated as the number of employees that have completed the training divided by the total number of employees (invited to the training) at year-end.
We exclude employees on long-term leave, externals as well as student assistants
Number and amount of convictions for violation of anti-corruption and anti-bribery laws
Anti-corruption and anti-bribery instances where any reported undertaking including parent or affiliated entities has been found in violation by a court of law. Disclosures include incidents involving actors in our value chain only where Novo Nordisk or its employees are directly involved.
Substantiated cases of accounting, fraud and business ethics reported via the Compliance Hotline
Number of cases reported to the Compliance Hotline, where reported allegations of suspected misconduct have been substantiated or partially substantiated (partially substantiated is defined as an allegation which encompasses several aspects, but only a subset of them can be confirmed). When a case has been substantiated or partially substantiated, corrective actions are initiated.
Average number of days to pay invoice
Average number of days it takes Novo Nordisk to settle an invoice from the invoice date (when contractual or statutory term of payment starts to be calculated) until the invoice has been cleared.
The three fill-finish Catalent sites acquired in 2024 are not included in this metric for 2025. SME invoices are measured against a 30-day standard, i.e. the proportion of SME invoices paid within 30 days of issue.
For non-SME invoices, performance is measured against the actual due date stated on the invoice, in line with the contractually agreed payment terms (most commonly 60 days, but other terms may apply).
Percentage of payments aligned with standard payment terms
Includes all transactions where the invoice cycle time is equal to or less than the specified payment terms, divided by the total number of transactions. Small suppliers (with less than DKK 1 million in spend over the last twelve months) are measured based on 30-day payment terms, other suppliers are assessed using payment terms from the invoice document recorded in our internal systems. The three fill-finish Catalent sites acquired in 2024 are not included in this metric for 2025.
Number of outstanding legal proceedings for late payments
Number of all outstanding legal proceedings (litigation or arbitration) for late payment.
Supplier audits
Total number of supplier audits, concluded by Novo Nordisk’s Corporate Quality and Inspections
function, consisting of the number of responsible sourcing audits and quality audits conducted at suppliers, selected using various risk parameters. Audits for responsible sourcing are conducted according to Novo Nordisk’s Responsible Sourcing Standard to ensure compliance. In addition, suppliers of goods and services used in the manufacture of Novo Nordisk pharmaceuticals are subject to extensive quality audits in accordance with different quality standards, including third-party audits. The three fill-
finish Catalent sites acquired in 2024 are not included in this metric for 2025.
Amount disclosed in the EU Transparency Register
Novo Nordisk discloses the annual costs in DKK related to activities (lobbying and advocacy activities)
covered by the EU Transparency Register for the reporting year.
In-kind political contributions
In-kind contributions can include advertising, use of facilities, design and printing, donation of equipment, provision of board membership, employment or consultancy work for elected politicians or candidates for office.
Animals purchased for research
Number of animals purchased for all research undertaken by Novo Nordisk, either in-house or by external contractors. It is based on internal registration of purchased animals and yearly reports from external contractors.

– – –	Novo Nordisk Annual Report 2025 / Sustainability statement / 10. EU Taxonomy	80
10. EU Taxonomy
On 04 July 2025, the European Commission introduced simplification measures for the EU
Taxonomy under a new Delegated Act, effective 1 January 2026 and applicable to the 2025 financial year. We have chosen to adopt the new rules already for financial year 2025.
Taxonomy-eligibility- and alignment
To identify potentially eligible economic activities, we have screened all the activities listed in our financial statement and cross-referenced them with the EU Taxonomy’s list of eligible activities.
In performing the screening, we have only considered activities that were contributing to at least
10% cumulatively of the relevant KPI. For non-material economic activities, please refer to the
'Additional Sustainability statement information' p. 135. The eligibility screening resulted in the following activities being identified as relevant to Novo Nordisk:
•7.1 Construction of new buildings (environmental objective 'Climate change mitigation'):
Relevant for CapEx (eligibility and alignment)
•7.2 Renovation of existing buildings (environmental objective 'Climate change mitigation'):
Relevant for CapEx (eligibility)
•1.2 Manufacture of medicinal products (environmental objective 'Pollution prevention and control'): Relevant for the Turnover and CapEx KPIs (eligibility)

Novo Nordisk adjusted EU Taxonomy overview[1]		Turnover		CapEx
		2025		2025
Environmental objective	Economic activity	(mDKK)	(%)	(mDKK)	(%)
Total Turnover and CapEx		309,064	100	94,249	100
Not assessed activities considered non-material		0	0	2,491	3
Taxonomy-non-eligible activities		0	0	26,282	28
Climate change mitigation	7.1 Construction of new buildings			17,298	18
	7.2 Renovation of existing buildings			2,472	3
Pollution prevention and control	1.2 Manufacture of medicinal products	309,064	100	39,871	42
Eligible not aligned		309,064	100	59,641	63
Eligible and aligned	7.1 Construction of new buildings	0	0	5,835	6
1. See mandatory reporting templates Tables 5a, 5b and 5c in 'Additional Sustainability statement information' on p. 135 and 136
Performance
Novo Nordisk has assessed the technical screening criteria for eligible economic activities deemed material. The summary for 2025 can be seen below:
•7.1: 6% of our CapEx investments in 2025 related to new building constructions are Taxonomy-
aligned. In addition to the two major ongoing construction projects that we began aligning to
Taxonomy requirements last year, three more construction projects meet the criteria for
Taxonomy-alignment. While certain criteria have yet to be fulfilled due to the relevant construction phases not being reached, we are confident in their fulfilment based on pre-
calculations from the design phases and the implementation of appropriate controls throughout the entire construction process. With regard to our assumptions from the previous year, there are no changes.
•7.2: We were not able to claim alignment for this activity in 2025, and we do not currently have any plans to pursue alignment in the future.
•1.2: In continuation of our assessment of alignment criteria focused on our Danish manufacturing sites for Ozempic® and Wegovy®, we have explored opportunities to close gaps where feasible. We still face challenges in securing evidence for, or addressing the practical aspects of certain criteria. In light of the review of the existing EU Taxonomy screening criteria related to the EU Omnibus package, we have decided to await the revised and updated requirements before proceeding further.

EU Taxonomy
The EU Taxonomy is a classification
system with a shared definition of
economic activities identified as
environmentally sustainable, in
accordance with established technical
criteria.
Contextual information about
the KPIs
•We consider all Novo Nordisk’s
turnover Taxonomy-eligible under
economic activity 1.2 'Manufacture
of medicinal products'.
•Taxonomy-eligible CapEx includes
only CapEx directly associated with
the manufacturing process or
related to construction or renovation
of buildings; intangible assets are
included (excluding goodwill).
•Eligible CapEx mainly relates to
equipment for manufacture of
medicinal products and additions to
property, plant and equipment, as
per note 3.3 'Property, plant and
equipment' on p. 96 in the
Consolidated financial statement
For a description of our Taxonomy
disclosure process, incl. substantial
contribution and 'do no significant
harm' (DNSH), accounting policies and
the mandatory reporting templates,
please refer to the 'Additional
Sustainability statement information',
p. 135.

– – –	Novo Nordisk Annual Report 2025	81

Financial statements

82Consolidated financial statements 120Statements and auditor’s reports 125Financial statements of the parent company

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements	82

Consolidated financial statements

Income statement and Statement of comprehensive income		83	Section 4		100
Cash flow statement		84	Capital structure and financial items		100
Balance sheet		85	4.1	Earnings per share	100
Equity statement		86	4.2	Distribution to shareholders	100
			4.3	Share capital, Treasury shares and Other reserves	100
Notes to the Consolidated financial statements		87	4.4	Financial risks	101
Section 1		87	4.5	Derivative financial instruments	103
Basis of preparation		87	4.6	Borrowings	104
1.1	Material accounting policies and key accounting estimates	87	4.7	Cash flow statement specifications	106
1.2	Changes in accounting policies and disclosures	87	4.8	Financial assets and liabilities	107
			4.9	Financial income and expenses	108
Section 2		88
Results for the year		88	Section 5		109
2.1	Net sales and rebates	88	Other disclosures		109
2.2	Segment information	89	5.1	Share-based payment schemes	109
2.3	Research and development costs	91	5.2	Commitments	110
2.4	Employee costs	91	5.3	Acquisition of businesses	110
2.5	Other operating income and expenses	92	5.4	Related party transactions	111
2.6	Income taxes and deferred income taxes	92	5.5	Fees to statutory auditors	112
			5.6	Companies in the Novo Nordisk Group	113
Section 3		94
Operating assets and liabilities		94	Part of the Annual review (not audited)		114
3.1	Intangible assets	94	Financial definitions and ratios		114
3.2	Goodwill	95	Non-IFRS financial measures		115
3.3	Property, plant and equipment	96
3.4	Inventories	97
3.5	Trade receivables	97
3.6	Provisions and contingent liabilities	98

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Income statement and Statement of comprehensive income	83
Income statement and Statement of comprehensive income
for the year ended 31 December

DKK million	Note	2025	2024	2023
Income statement
Net sales	2.1, 2.2	309,064	290,403	232,261
Cost of goods sold	2.2	(58,788)	(44,522)	(35,765)
Gross profit		250,276	245,881	196,496
Sales and distribution costs	2.2	(64,310)	(62,101)	(56,743)
Research and development costs	2.2, 2.3	(52,039)	(48,062)	(32,443)
Administrative costs	2.2	(5,969)	(5,276)	(4,855)
Other operating income and expenses	2.2, 2.5	(300)	(2,103)	119
Operating profit		127,658	128,339	102,574
Financial income	4.9	9,660	6,198	2,945
Financial expenses	4.9	(6,778)	(7,346)	(845)
Profit before income taxes		130,540	127,191	104,674
Income taxes	2.6	(28,106)	(26,203)	(20,991)
Net profit		102,434	100,988	83,683

Earnings per share
Basic earnings per share (DKK)	4.1	23.06	22.67	18.67
Diluted earnings per share (DKK)	4.1	23.03	22.63	18.62

DKK million	Note	2025	2024	2023
Statement of comprehensive income
Net profit		102,434	100,988	83,683

Other comprehensive income:
Exchange rate adjustments of investments in subsidiaries	4.3	(7,759)	3,096	(1,404)
Cash flow hedges:
Realisation of previously deferred (gains)/losses	4.3, 4.5	5,763	(1,612)	(1,026)
Deferred gains/(losses) related to acquisition of businesses	4.3	—	1,154	—
Deferred gains/(losses) on hedges open at year-end	4.3, 4.5	4,339	(5,763)	1,612
Tax and other items	4.3	(2,632)	1,343	(355)
Items that will be reclassified subsequently to the income statement		(289)	(1,782)	(1,173)

Remeasurements of retirement benefit obligations		26	(119)	13
Items that will not be reclassified subsequently to the income statement		26	(119)	13

Other comprehensive income		(263)	(1,901)	(1,160)
Total comprehensive income		102,171	99,087	82,523

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Cash flow statement	84
Cash flow statement
for the year ended 31 December

DKK million	Note	2025	2024	2023
Cash flow statement
Net profit		102,434	100,988	83,683
Adjustment of non-cash items:
Income taxes in the income statement	2.6	28,106	26,203	20,991
Depreciation, amortisation and impairment losses	3.1, 3.3	21,982	19,107	9,413
Other non-cash items[1]	4.7	(3,122)	445	424
Changes in working capital[1]	4.7	3,737	2,589	19,713
Interest received		1,398	1,884	1,072
Interest paid		(3,419)	(612)	(491)
Income taxes paid	2.6	(32,014)	(29,636)	(25,897)
Net cash flows from operating activities		119,102	120,968	108,908
Purchase of intangible assets	3.1	(29,973)	(4,145)	(13,090)
Purchase of property, plant and equipment	3.3	(60,140)	(47,164)	(25,806)
Cash used for acquisition of businesses	5.3	—	(82,163)	—
Settlement for prior year's acquisition of businesses	5.3	1,004	—	—
Proceeds from other financial assets		30	—	33
Purchase of other financial assets		(225)	(786)	(271)
Purchase of marketable securities		(498)	(19,028)	(13,018)
Sale of marketable securities		10,644	24,391	8,260
Net cash flows from investing activities		(79,158)	(128,895)	(43,892)
1. Effective 1 January 2025, 'Sales deductions and product returns' are presented as a separate line item on the balance sheet to enhance clarity of presentation and disclosures. In prior years, a portion of these balances was included within 'Provisions' and has therefore been reclassified from 'Other non-cash items', which captures movements in provisions,  to 'Changes in working capital'. Refer to note 4.7 for further information.

DKK million	Note	2025	2024	2023
Purchase of treasury shares	4.2	(1,388)	(20,181)	(29,924)
Dividends paid	4.2	(51,763)	(44,140)	(31,767)
Proceeds from borrowings	4.6	103,931	79,391	—
Repayment of borrowings	4.6	(79,188)	(6,335)	(1,467)
Net cash flows from financing activities		(28,408)	8,735	(63,158)

Net cash generated from activities		11,536	808	1,858
Cash and cash equivalents at the beginning of the year		15,655	14,392	12,653
Exchange gains/(losses) on cash and cash equivalents		(727)	455	(119)
Cash and cash equivalents at the end of the year		26,464	15,655	14,392

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Balance sheet	85
Balance sheet
at 31 December

DKK million	Note	2025	2024
Assets
Intangible assets[1]	3.1	110,208	90,804
Goodwill[1]	3.2	19,845	20,017
Property, plant and equipment	3.3	208,378	161,680
Investments in associated companies		366	400
Deferred income tax assets	2.6	23,647	24,648
Other receivables and prepayments		5,864	4,016
Other financial assets	4.8	2,141	2,277
Total non-current assets		370,449	303,842

Inventories	3.4	49,623	40,849
Trade receivables	3.5	70,856	71,949
Tax receivables		4,848	2,853
Other receivables and prepayments		13,482	13,503
Marketable securities	4.4	498	10,653
Derivative financial instruments	4.5	6,682	6,326
Cash at bank	4.4	26,464	15,655
Total current assets		172,453	161,788

Total assets		542,902	465,630
1. Effective 1 January 2025, 'goodwill' is presented as a separate line item to enhance clarity of presentation and disclosures. In prior years, goodwill was included in the line item 'intangible assets' and has therefore been reclassified to the new line item.
2. Effective 1 January 2025, 'sales deductions and product returns' are presented as a separate line item to enhance clarity of presentation and disclosures.
In prior years, these amounts were included in the line items 'provisions', 'other liabilities', and 'trade payables' and have therefore been reclassified to the new line item. Refer to note 2.1 for further information.

DKK million	Note	2025	2024
Equity and liabilities
Share capital	4.3	446	446
Treasury shares	4.3	(2)	(2)
Retained earnings		195,298	144,448
Other reserves	4.3	(1,695)	(1,406)
Total equity		194,047	143,486

Borrowings	4.6	118,941	89,674
Deferred income tax liabilities	2.6	6,611	5,515
Retirement benefit obligations		861	903
Provisions[2]	3.6	5,730	6,982
Sales deductions and product returns[2]	2.1	1,051	1,456
Total non-current liabilities		133,194	104,530

Borrowings	4.6	12,017	13,113
Trade payables[2]	4.8	19,758	17,140
Tax payables		8,416	9,716
Other liabilities[2]	4.8	39,721	35,372
Derivative financial instruments	4.5	2,026	7,531
Provisions[2]	3.6	374	289
Sales deductions and product returns[2]	2.1	133,349	134,453
Total current liabilities		215,661	217,614
Total liabilities		348,855	322,144

Total equity and liabilities		542,902	465,630

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Equity statement	86
Equity statement
at 31 December

	2025					2024					2023
DKK million	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total
Balance at the beginning of the year	446	(2)	144,448	(1,406)	143,486	451	(5)	104,839	1,276	106,561	456	(6)	80,587	2,449	83,486

Net profit			102,434		102,434			100,988		100,988			83,683		83,683
Other comprehensive income			26	(289)	(263)			(119)	(1,782)	(1,901)			13	(1,173)	(1,160)
Total comprehensive income			102,460	(289)	102,171			100,869	(1,782)	99,087			83,696	(1,173)	82,523
Transfer of cash flow hedge reserve to intangible assets (note 4.3)				—	—				(900)	(900)				—	—

Transactions with owners:
Dividends (note 4.2)			(51,763)		(51,763)			(44,140)		(44,140)			(31,767)		(31,767)
Share-based payments (note 5.1)			1,435		1,435			2,289		2,289			2,149		2,149
Purchase of treasury shares (note 4.2)		(0)	(1,388)		(1,388)		(2)	(20,179)		(20,181)		(4)	(29,920)		(29,924)
Reduction of the B share capital (note 4.3)	—	—			—	(5)	5			—	(5)	5			—
Tax related to transactions with owners			106		106			770		770			94		94
Balance at the end of the year	446	(2)	195,298	(1,695)	194,047	446	(2)	144,448	(1,406)	143,486	451	(5)	104,839	1,276	106,561
Refer to note 4.3 for details of movements in Other reserves.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 1 Basis of preparation	87
Notes to the Consolidated financial statements
Section 1
Basis of preparation
1.1 Material accounting policies and key accounting
estimates and judgements
The Consolidated financial statements included in this Annual Report have been prepared in accordance with IFRS® Accounting Standards as issued by the
International Accounting Standards Board (IASB) and in accordance with IFRS
Accounting Standards as endorsed by the EU and further requirements in the
Danish Financial Statements Act.
Measurement basis
The Consolidated financial statements have been prepared on the historical cost basis except for derivative financial instruments, equity investments, marketable securities and trade receivables in a factoring portfolio, which are measured at fair value.
Material accounting policies
Novo Nordisk’s material accounting policies are described in each of the individual notes to the Consolidated financial statements. The accounting policies have been applied consistently in the preparation of the Consolidated financial statements for all the years presented.
Functional and presentation currency
The Consolidated financial statements are presented in Danish kroner (DKK), which is also the functional and presentation currency of the parent company.
Key accounting estimates
The use of reasonable estimates is an essential part of the preparation of the Consolidated financial statements. Given the uncertainties inherent in Novo Nordisk’s business activities, Management must make certain estimates regarding valuation and make judgements on the reported amounts of assets, liabilities, net sales, expenses and related disclosures.
The key accounting estimates identified are those that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities in the following reporting period. An example being the estimation of US sales deductions and provisions for sales rebates.
When determining estimates and assumptions, Management has assessed the qualitative and quantitative impact of climate-related matters, geopolitical risks including US tariffs and reference pricing, and other uncertainties. It is Management’s assessment that, based on the current facts, these uncertainties do not significantly impact estimates and assumptions.
Estimates are based on historical experience and various other assumptions that are held to be reasonable under the circumstances. The estimates and underlying assumptions are reviewed on an ongoing basis. If necessary, changes are recognised in the period in which the estimate is revised. Management considers the key accounting estimates to be reasonable and appropriate based on currently available information. The actual amounts may differ from the amounts estimated as more detailed information becomes available.
In addition, Management has made certain judgements in the process of applying the accounting policies, for example in assessing events relevant to recognising revenue related to the 340B Drug Pricing Program, including events after the reporting date, and in determining the implications for the financial statements.
Management regards those listed below as the key accounting estimates and judgements applied in the preparation of the Consolidated financial statements. Refer to the specific notes for further information on the key accounting estimates and judgements, as well as assumptions applied.
Applying materiality
The Consolidated financial statements are a result of processing large numbers of transactions and aggregating those transactions into classes according to their nature or function. The transactions are presented in classes of similar items in the Consolidated financial statements. If a line item is not individually material, it is aggregated with other items of a similar nature in the Consolidated financial statements or in the notes.
Management provides the specific disclosures required by IFRS Accounting Standards unless the information is not applicable or is considered immaterial to the decision-
making of the primary users of these financial statements.

Key accounting estimates and judgements	Risk	Note(s)
Estimate and judgement related to US sales deductions and liabilities for sales deductions	High	2.1, 3.6
Estimate in determining the fair values of assets acquired in prior year's business combinations	Medium	5.3
Estimate in determining the fair values of intangible assets in impairment reviews	Medium	3.1
Estimate regarding deferred income tax assets and provision for uncertain tax positions	Medium	2.6
Estimate of ongoing legal disputes, litigation and investigations	Medium	3.6
1.2 Changes in accounting policies and disclosures
Management has assessed that new or amended IFRS Accounting Standards and interpretations issued by the IASB and endorsed by the EU effective on or after 1 January 2025 have not had a significant effect on the Consolidated financial statements. New or amended IFRS Accounting Standards and interpretations issued by the IASB that have not yet become effective are generally not adopted until they become effective and endorsed by the EU. Management does not anticipate any significant impact on the Consolidated financial statements in the period of initial application from the adoption of these new standards and amendments, apart from
IFRS 18  which replaces IAS 1 effective from 1 January 2027.
IFRS 18 implementation
IFRS 18 will revise the presentation of Novo Nordisk’s Income statement, mainly due to the classification of 'financial income' and 'financial expenses' into three new line items: 'operating financial income and expenses', 'investment income' and 'interest expenses'. This reclassification will result in a difference between the IAS 1 operating profit reported in prior periods and the new IFRS 18-defined operating profit, mainly due to the inclusion of operating foreign exchange differences from intragroup balances and related hedging activities. Reported net results remain unaffected.
Further, IFRS 18 is expected to introduce a new note with 'management-defined performance measures' in the audited section of the financial statements, as well as introduce additional disclosures. 'Goodwill' is presented as a separate line item in the balance sheet with effect from 2025 in line with IFRS 18 requirements.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 2 Results for the year	88
Section 2
Results for the year
2.1 Net sales and rebates

Gross-to-net sales reconciliation
DKK million	2025	2024	2023
Gross sales	729,423	680,563	608,645
US Managed Care and Medicare	(247,003)	(238,946)	(223,191)
US wholesaler charge-backs	(69,504)	(64,437)	(74,435)
US Medicaid rebates	(38,749)	(32,919)	(31,821)
Other US discounts and sales returns	(39,375)	(30,737)	(28,481)
US rebates, discounts and sales returns	(394,631)	(367,039)	(357,928)
Non-US rebates, discounts and sales returns	(25,728)	(23,121)	(18,456)
Total gross-to-net sales adjustments	(420,359)	(390,160)	(376,384)
Net sales	309,064	290,403	232,261

Liabilities for sales deductions and product returns
DKK million	2025	2024	2023
Sales deductions at beginning of the year	132,815	116,090	83,469
Additions, including increases to existing liabilities	310,248	318,812	285,266
Amount paid during the year	(294,690)	(301,247)	(248,074)
Adjustments regarding prior years, including unused amounts reversed during the year	(4,193)	(6,452)	(2,364)
Effect of exchange rate adjustment	(12,848)	5,612	(2,207)
Sales deductions at end of the year	131,332	132,815	116,090
Liabilities for product returns	3,068	3,094	1,532
Sales deductions and product returns	134,400	135,909	117,622
Sales discounts and sales rebates are predominantly issued in the US. As such, total US rebates, discounts and sales returns amount to DKK 394,631 million, corresponding to
70% of gross sales in the US (69% in 2024 and 74% in 2023). Liabilities for sales rebates include US Managed Care, Medicare, Medicaid, 340B Drug Pricing Program and other
US rebate types, as well as rebates in a number of European countries and Canada.
Pricing mechanisms in the US market
In the US, sales rebates are paid in connection with public healthcare insurance programmes, including Medicare and Medicaid, as well as rebates to pharmacy benefit managers (PBMs) and managed healthcare plans. Key customers in the US include private payers, PBMs and government payers. PBMs and managed healthcare plans play a role in negotiating price concessions with drug manufacturers for both the commercial and government channels, and determine which drugs are covered on their formularies (or 'preferred drug lists').
US Managed Care and Medicare
For Managed Care and Medicare, rebates are offered to a number of PBMs and managed healthcare plans. These rebate programmes allow the customer to receive a rebate after attaining certain performance parameters relating to formulary status or pre-established market share thresholds. Rebate liabilities are estimated according to the specific terms in each agreement, historical experience, anticipated channel mix, growth rates and market share information. Novo Nordisk adjusts the liabilities periodically to reflect actual sales performance. Managed Care and Medicare rebates are generally settled around 100 days from the transaction date.
US wholesaler charge-backs
Wholesaler charge-backs relate to contractual arrangements between Novo Nordisk and indirect customers in the US whereby products are sold at contract prices lower than the list price originally charged to wholesalers. Estimates of expected charge-backs are made using a combination of factors such as historical experience, current wholesaler inventory levels, contract terms and the value of claims received but not yet processed. Wholesaler charge-backs are generally settled within 30 days after receipt of claim.
In January 2021, Novo Nordisk changed its policy in the US related to the 340B Drug
Pricing Program, whereby Novo Nordisk no longer provides 340B statutory discounts to certain pharmacies that contract with covered entities participating in the 340B Drug
Pricing Program. Novo Nordisk’s 340B policy has been the subject of legal challenges.
As a result, Novo Nordisk has only recognised revenue related to the 340B Drug Pricing
Program to the extent that in Management’s assessment it is highly probable that its inclusion will not result in a significant revenue reversal in the future. Management’s assessment considers interpretations of applicable laws, and legal and administrative rulings, as well as attrition and experience from historical claims. Given the passage of time and the current legal and regulatory landscape relating to enforcement of the 340B program, the provision for 340B statutory discounts was reduced by USD 0.4 billion during 2025 to USD 4.2 billion at 31 December 2025, reflecting an assessment of applicable laws, and legal and administrative rulings as well as attrition and experience from historical claims. Refer to note 3.6 for further details.
US Medicaid rebates
Medicaid is a government insurance programme. Medicaid rebates have been estimated using a combination of historical experience, product and population growth, price changes and the impact of contracting strategies. The calculation also involves interpretation of relevant regulations that are subject to changes in interpretative guidance from government authorities. Novo Nordisk adjusts the liabilities periodically to reflect actual sales performance. Medicaid rebates are generally settled around 150 days from the transaction date.
Other US and non-US discounts and sales returns
Other discounts are provided to distributors, wholesalers, hospitals, pharmacies, etc.
Further, discounts are provided to patients through different programmes. They are usually linked to sales volume or provided as cash discounts. Discounts are calculated based on historical data and recorded as a reduction in gross sales at the time the related sales are recorded. Sales returns relate to damaged or expired products.
Other net sales disclosures
In 2025, Novo Nordisk had 3 major wholesalers distributing products in the US, representing 23%, 18% and 14% respectively of global net sales (23%, 17% and 17% in
2024 and 22%, 17% and 15% in 2023). Sales to these 3 wholesalers are within both
Obesity and Diabetes care and Rare disease.
Net sales to be recognised from existing customer contracts containing fixed or minimum sales volumes, with an original term greater than 12 months, are expected to be DKK 4,139 million within 12 months (DKK 3,753 million in 2024) and DKK 3,193 million thereafter (DKK 5,822 million in 2024).
KEY ACCOUNTING ESTIMATE AND JUDGEMENT RELATED TO SALES DEDUCTIONS
AND LIABILITIES FOR SALES REBATES
Sales deductions are estimated at the time the related sales are recorded. These estimates of unsettled rebates and discounts are considered a key accounting estimate as not all conditions are known at the time of sale, for example total sales volume to a given customer. The estimates are based on analyses of existing contractual obligations and historical experience. Liabilities are calculated on the basis of a percentage of sales for each product as defined by the contracts with the various customer groups. Liabilities for sales rebates are adjusted to actual amounts as rebates, discounts and returns are processed. Revenue related to the 340B Drug
Pricing Program can only be recognised to the extent that it is highly probable that a significant reversal of the recognised revenue will not occur. As discussed below in this note 2.1 and in note 3.6, Management determined that it was appropriate to record a provision for 340B statutory discounts of USD 4.2 billion at 31 December 2025.
Following a favourable Administrative Dispute Resolution (“ADR”) ruling on a 340B petition filed against Novo Nordisk, that became final and effective on 20 January 2026 after the expiration of a reconsideration deadline, Management concluded that the legal uncertainty relating to the 340B program was resolved only after the balance sheet date. Consequently, it was concluded that it was not highly probable at 31
December 2025 that a significant revenue reversal after that date would not occur.
On that basis, Management considered all pertinent factors and applied judgement determining that the event was a non-adjusting event after the 31 December 2025, and that estimates made in respect of variable consideration constraints at 31
December 2025 are unaffected by the expiration of the reconsideration deadline on 20

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 2 Results for the year	89
January 2026. As such, the Company will in the first quarter of 2026 recognise revenue of USD 4.2 billion comprising the entire amount of provisions for 340B statutory discounts included in ‘sales deductions and product returns’. Refer to note 3.6 for further details.
Novo Nordisk considers the liabilities established for sales rebates to be reasonable and appropriate based on the information currently available. However, the actual amount of rebates and discounts may differ from the amounts estimated by
Management as more detailed information becomes available.
ACCOUNTING POLICIES
Revenue from sale of goods is recognised when Novo Nordisk has transferred control of products sold to the buyer. Control of the products is transferred at a point in time, typically on delivery. Where contracts contain customer acceptance criteria,
Novo Nordisk recognises sales when the acceptance criteria are satisfied. The amount of sales to be recognised is based on the consideration Novo Nordisk expects to receive in exchange for goods. When sales are recognised, Novo Nordisk also records estimates for a variety of sales deductions including product returns as well as rebates and discounts to government agencies, wholesalers, health insurance companies, managed healthcare organisations and retail customers. Sales deductions are recognised as a reduction of gross sales to arrive at net sales, by assessing the expected value of the sales deductions (variable consideration).
Effective 1 January 2025, 'sales deductions and product returns' are presented as a separate balance sheet line for greater clarity. Amounts related to ‘Estimated rebates, discounts and charge-backs’ and ‘Expected products returns’ were previously included in ‘provisions’ and ‘Other liabilities’. Furthermore, amounts related to ‘Confirmed sales rebates’ previously included in ‘trade payables’, have been restated to ‘Sales deductions and product returns’. Wholesaler charge-backs remain netted against trade receivable balances.

Reconciliation of new line item 'sales deductions and product returns'
DKK million	2025	2024	2023
Estimated sales rebates, discounts and charge-backs	—	548	451
Expected product returns	1,051	908	613
Sales deductions and product returns (non-current)	1,051	1,456	1,064
Estimated sales rebates, discounts and charge-backs	124,967	120,561	102,162
Confirmed sales rebates	6,365	11,706	13,477
Expected product returns	2,017	2,186	919
Sales deductions and product returns (current)	133,349	134,453	116,558
Total sales deductions and product returns	134,400	135,909	117,622
Novo Nordisk issues credit notes for expired goods as a part of the normal business.
In some markets, Novo Nordisk sells products on a sale-or-return basis. Where there is historical experience or a reasonably accurate estimate of future returns, estimated product returns are recorded as a reduction in sales and as a provision for estimated product returns. The provision is measured at net sales value. Expected product returns are recorded in the balance sheet as 'sales deductions and product returns'.
2.2 Segment information
Operating segments
Novo Nordisk operates in two segments based on therapies: Obesity and Diabetes care and Rare disease, representing the entirety of the Group's operations. The activities of the segments include research, development, manufacturing and marketing of products within the following areas:
•Obesity and Diabetes care: obesity, diabetes, cardiovascular and emerging therapy areas
•Rare disease: rare blood disorders, rare endocrine disorders and hormone replacement therapy.
Segment performance is evaluated on the basis of operating profit, consistent with the
Consolidated financial statements. Financial income and expenses and income taxes are managed at Group level and are not allocated to segments. There are no sales or other transactions between the segments. Costs have generally been split between segments according to a specific allocation. Certain corporate overhead costs are

Operating segments – Key figures
	Obesity and Diabetes care			Rare disease			Total
DKK million	2025	2024	2023	2025	2024	2023	2025	2024	2023
Net sales	289,456	271,764	215,098	19,608	18,639	17,163	309,064	290,403	232,261
Cost of goods sold	(51,998)	(37,760)	(30,483)	(6,790)	(6,762)	(5,282)	(58,788)	(44,522)	(35,765)
Sales and distribution costs	(60,274)	(57,840)	(52,477)	(4,036)	(4,261)	(4,266)	(64,310)	(62,101)	(56,743)
Research and development costs	(44,891)	(41,490)	(28,073)	(7,148)	(6,572)	(4,370)	(52,039)	(48,062)	(32,443)
Administrative costs	(5,580)	(4,881)	(4,435)	(389)	(395)	(420)	(5,969)	(5,276)	(4,855)
Other operating income and expenses	(267)	(2,074)	(7)	(33)	(29)	126	(300)	(2,103)	119
Segment operating profit	126,446	127,719	99,623	1,212	620	2,951	127,658	128,339	102,574
Operating margin	43.7%	47.0%	46.3%	6.2%	3.3%	17.2%	41.3%	44.2%	44.2%
Depreciation and amortisation expenses	(13,063)	(7,104)	(6,042)	(1,603)	(1,441)	(1,247)	(14,666)	(8,545)	(7,289)
Impairment losses and reversals	(6,143)	(9,262)	(2,153)	(1,173)	(1,300)	29	(7,316)	(10,562)	(2,124)
Total depreciation, amortisation, impairment losses and reversals	(19,206)	(16,366)	(8,195)	(2,776)	(2,741)	(1,218)	(21,982)	(19,107)	(9,413)
allocated between segments based on overall allocation keys. Other operating income and expenses have been allocated to the two segments based on the same principle.
ACCOUNTING POLICIES
Operating segments are reported in a manner consistent with the internal reporting provided to Executive Management and the Board of Directors. We consider Executive
Management to be the operating decision-making body.
Geographical areas
International Operations cover the following Regions:
•EUCAN (covering Europe and Canada),
•Emerging Markets (covering mainly Latin America, the Middle East, and Africa),
•APAC (covering Japan, Korea, Oceania and Southeast Asia), and
•Region China (covering Mainland China, Hong Kong and Taiwan).
Effective 1 January 2025, North America Operations and International Operations were reorganised into US Operations and International Operations. Of the total net sales of
DKK 309,064 million, DKK 173,166 million was generated from external customers in the US (DKK 167,402 million in 2024). The country of domicile is Denmark (part of
EUCAN). Denmark is immaterial to Novo Nordisk's activities in terms of sales as 99.1%
of total net sales are realised outside Denmark (99.2 % in 2024). Sales are attributed to geographical areas according to the location of the customer.
Property, plant and equipment and intangible assets excluding goodwill amount to
DKK 318,586 million (DKK 252,484 million in 2024). DKK 194,790 million is located in
Denmark (DKK 164,744 million in 2024) and DKK 77,394 million is located in the US
(DKK 49,305 million in 2024). Comparatives were restated to reflect changes in the provisional purchase price allocation from business combination in 2024 (note 5.3).

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 2 Results for the year	90

Net sales – Segments and geographical areas
	US Operations			International Operations															Total Novo Nordisk net sales
	USA			Total IO			EUCAN			Emerging Markets			APAC			Region China
DKK million	2025	2024[1]	2023[1]	2025	2024[1]	2023[1]	2025	2024[1]	2023[1]	2025	2024[1]	2023[1]	2025	2024[1]	2023[1]	2025	2024[1]	2023[1]	2025	2024[1]	2023[1]
Obesity and Diabetes care segment:
Ozempic®	88,467	84,201	63,010	38,622	36,141	32,708	22,774	19,819	17,917	7,235	7,448	7,102	3,214	3,112	2,868	5,399	5,762	4,821	127,089	120,342	95,718
Rybelsus®	8,833	10,795	11,060	13,260	12,506	7,690	7,065	6,783	3,968	2,061	2,182	1,375	3,514	3,030	2,216	620	511	131	22,093	23,301	18,750
Victoza®	471	1,699	3,613	2,549	3,783	5,051	694	1,169	2,059	1,050	1,264	1,137	204	375	599	601	975	1,256	3,020	5,482	8,664
Total GLP-1	97,771	96,695	77,683	54,431	52,430	45,449	30,533	27,771	23,944	10,346	10,894	9,614	6,932	6,517	5,683	6,620	7,248	6,208	152,202	149,125	123,132
Long-acting insulin	5,007	5,538	2,931	13,748	13,557	11,974	6,252	6,699	6,237	2,973	2,803	2,688	1,317	1,359	1,400	3,206	2,696	1,649	18,755	19,095	14,905
•of which Awigli®	—	—	—	410	19	—	104	13	—	—	—	—	18	—	—	288	6	—	410	19	—
•of which Tresiba®	4,706	2,806	1,333	7,343	7,099	6,419	3,567	3,633	3,383	1,980	1,642	1,332	847	846	856	949	978	848	12,049	9,905	7,752
•of which Xultophy®	295	281	325	4,324	4,222	2,894	1,864	2,068	1,712	310	347	368	358	393	405	1,792	1,414	409	4,619	4,503	3,219
•of which Levemir®	6	2,451	1,273	1,671	2,217	2,661	717	985	1,142	683	814	988	94	120	139	177	298	392	1,677	4,668	3,934
Premix insulin	567	632	216	9,748	10,157	9,358	930	1,039	1,163	2,049	2,067	1,795	2,106	2,267	1,959	4,663	4,784	4,441	10,315	10,789	9,574
•of which Ryzodeg®	—	—	—	5,382	4,929	3,730	225	186	171	877	627	499	1,316	1,334	1,095	2,964	2,782	1,965	5,382	4,929	3,730
•of which NovoMix®	567	632	216	4,366	5,228	5,628	705	853	992	1,172	1,440	1,296	790	933	864	1,699	2,002	2,476	4,933	5,860	5,844
Fast-acting insulin	8,245	7,773	5,265	10,338	10,749	10,684	5,023	4,963	5,077	2,894	3,111	2,772	1,110	1,201	1,290	1,311	1,474	1,545	18,583	18,522	15,949
•of which Fiasp®	1,079	213	618	1,739	1,656	1,555	1,314	1,270	1,201	210	192	201	215	194	153	—	—	—	2,818	1,869	2,173
•of which NovoRapid®	7,166	7,560	4,647	8,599	9,093	9,129	3,709	3,693	3,876	2,684	2,919	2,571	895	1,007	1,137	1,311	1,474	1,545	15,765	16,653	13,776
Human insulin	1,415	1,535	1,406	4,069	5,432	6,188	705	868	969	1,830	2,745	2,758	812	1,013	1,248	722	806	1,213	5,484	6,967	7,594
Total insulin	15,234	15,478	9,818	37,903	39,895	38,204	12,910	13,569	13,446	9,746	10,726	10,013	5,345	5,840	5,897	9,902	9,760	8,848	53,137	55,373	48,022
Other Diabetes care	139	213	267	1,631	1,907	2,045	519	552	551	261	277	258	263	296	344	588	782	892	1,770	2,120	2,312
Total Diabetes care	113,144	112,386	87,768	93,965	94,232	85,698	43,962	41,892	37,941	20,353	21,897	19,885	12,540	12,653	11,924	17,110	17,790	15,948	207,109	206,618	173,466
Wegovy®	51,015	45,770	29,430	28,091	12,436	1,913	15,383	7,705	1,799	6,100	2,677	114	5,812	1,858	—	796	196	—	79,106	58,206	31,343
Saxenda®	268	777	3,306	2,973	6,163	6,983	1,444	2,796	3,124	1,238	2,195	2,587	263	1,070	1,126	28	102	146	3,241	6,940	10,289
Total Obesity care	51,283	46,547	32,736	31,064	18,599	8,896	16,827	10,501	4,923	7,338	4,872	2,701	6,075	2,928	1,126	824	298	146	82,347	65,146	41,632
Obesity and Diabetes care total	164,427	158,933	120,504	125,029	112,831	94,594	60,789	52,393	42,864	27,691	26,769	22,586	18,615	15,581	13,050	17,934	18,088	16,094	289,456	271,764	215,098
Rare disease segment:
Rare blood disorders	4,927	5,387	5,070	7,028	6,751	6,706	3,340	3,392	3,359	1,946	2,040	2,027	1,045	956	948	697	363	372	11,955	12,138	11,776
•of which Haemophilia A	399	537	468	2,015	1,917	1,954	987	1,113	1,140	410	348	371	253	220	220	365	236	223	2,414	2,454	2,422
•of which Haemophilia B	545	486	336	867	820	725	610	614	509	83	38	44	157	151	159	17	17	13	1,412	1,306	1,061
•of which NovoSeven®	3,502	4,135	4,065	3,824	3,848	3,893	1,651	1,613	1,661	1,407	1,604	1,560	451	521	536	315	110	136	7,326	7,983	7,958
Rare endocrine disorders	3,478	2,922	1,757	2,481	2,071	2,079	1,002	817	981	594	511	(22)	863	702	904	22	41	216	5,959	4,993	3,836
Other Rare disease	334	160	203	1,360	1,348	1,348	960	945	944	205	195	193	190	199	206	5	9	5	1,694	1,508	1,551
Rare disease total	8,739	8,469	7,030	10,869	10,170	10,133	5,302	5,154	5,284	2,745	2,746	2,198	2,098	1,857	2,058	724	413	593	19,608	18,639	17,163
Total sales by geographical area	173,166	167,402	127,534	135,898	123,001	104,727	66,091	57,547	48,148	30,436	29,515	24,784	20,713	17,438	15,108	18,658	18,501	16,687	309,064	290,403	232,261
Total sales growth as reported	3.4%	31.3%	50.6%	10.5%	17.4%	13.5%	14.9%	19.5%	24.1%	3.1%	19.1%	8.0%	18.8%	15.4%	5.4%	0.8%	10.9%	2.9%	6.4%	25.0%	31.3%
1. Comparative information has been restated to reflect the new geographical structure.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 2 Results for the year	91
2.3 Research and development costs

DKK million	2025	2024	2023
Employee costs (note 2.4)	16,598	15,923	12,429
Amortisation, intangible assets (note 3.1)	1,048	931	649
Impairment losses and reversals, intangible assets (note 3.1)	2,742	7,912	1,108
Depreciation, property, plant and equipment (note 3.3)	1,439	1,120	1,053
Impairment losses, property, plant and equipment (note 3.3)	1,588	78	260
Clinical trial cost	16,171	12,232	9,468
Other research and development costs	12,453	9,866	7,476
Total research and development costs	52,039	48,062	32,443
As percentage of net sales	16.8%	16.6%	14.0%
Novo Nordisk's research and development is mainly focused on:
•GLP-1s and combinations for obesity treatment
•Insulins, GLP-1s and other therapeutic compounds for diabetes treatment
•Novel targets for obesity and diabetes treatment and their related comorbidities;
Such as cardiovascular disease, chronic kidney disease and MASH
•New indications with existing assets within MASH, cardiovascular disease and chronic kidney disease
•Blood-clotting factors and new modes of action for treatment of haemophilia and other rare blood disorders
•Human growth hormone and new modes of action for treatment of growth disorders
•Research technology platforms including RNAi for treatment of cardiovascular disease, chronic kidney disease and MASH
The research activities mainly utilise biotechnological methods based on advanced protein chemistry and protein engineering. These methods have played a key role in the development of the production technology used to manufacture insulin, GLP-1, recombinant blood-clotting factors and human growth hormone. Research activities further utilise digital scientific methodologies and other technology platforms, including RNAi therapies and small molecules.
Research and development activities are mainly carried out by Novo Nordisk's research and development centres in Denmark, the US, the UK and China. Clinical trials are carried out all over the world. Novo Nordisk also enters into partnerships and licence agreements to execute R&D activities.
Other research and development costs mainly comprise external consulting fees, IT services, facilities, consumables and other operational costs.
ACCOUNTING POLICIES
Novo Nordisk expenses all research costs. Due to significant regulatory uncertainties and other uncertainties inherent in the development of new products, internal and subcontracted development costs are also expensed as they are incurred, in line with industry practice. This means that they do not qualify for capitalisation as intangible assets until marketing approval by a regulatory authority is obtained or considered highly probable. Costs for post-approval activities that are required by authorities as a condition for obtaining regulatory approval are recognised as research and development costs.
Research and development costs primarily comprise employee costs as well as internal and external costs related to execution of studies, including manufacturing costs and facility costs of the research centres. The costs also comprise amortisation, depreciation and impairment losses related to intellectual property rights and property, plant and equipment used in the research and development activities.
Amortisations of intellectual property rights related to marketed products are recognised in cost of goods sold. Royalty expenses paid to partners after regulatory approval are also expensed as cost of goods sold.
Contractual research and development obligations to be paid in the future are disclosed separately as commitments in note 5.2.
2.4 Employee costs

DKK million	2025	2024	2023
Wages and salaries	61,238	52,311	42,867
Share-based payment costs (note 5.1)	1,435	2,289	2,149
Pensions – defined contribution plans	4,763	4,235	3,267
Pensions – defined benefit plans	129	156	126
Other social security contributions	4,140	3,505	3,039
Other employee costs	5,770	4,929	4,066
Total employee costs for the year	77,475	67,425	55,514
Employee costs capitalised as intangible assets and property, plant and equipment	(4,676)	(3,540)	(2,337)
Change in employee costs capitalised as inventories	(994)	(470)	(409)
Total employee costs in the income statement	71,805	63,415	52,768
Included in the income statement:
Cost of goods sold	24,467	20,074	15,490
Sales and distribution costs	23,757	22,920	20,810
Research and development costs	16,598	15,923	12,429
Administrative costs	5,154	4,265	3,962
Other operating income and expenses	1,829	233	77
Total employee costs in the income statement	71,805	63,415	52,768
Number of employees

Number	2025	2024	2023
Average number of full-time employees	76,343	69,480	59,552
Year-end number of full-time employees	68,794	76,302	63,370
Year-end employees (total)	69,505	77,349	64,319

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 2 Results for the year	92
ACCOUNTING POLICIES
Wages, salaries, social security contributions, annual leave and sick leave, bonuses and non-monetary benefits are recognised in the year in which the associated services are rendered by employees of Novo Nordisk. Where Novo Nordisk provides long-term employee benefits, the costs are accrued to match the rendering of the services by the employees concerned.
2.5 Other operating income and expenses
Other operating income and expenses comprises items secondary to Novo Nordisk's main activities. This primarily includes income from non-core manufacturing contracts with external customers and related expenses. Further, it covers the following items
•Licence income, as well as amortisation and impairment losses, from assets which are secondary to Novo Nordisk's main activities
•Operating profit from wholly owned subsidiaries not related to core activities, and
•transaction costs associated with acquisition of businesses (see note 5.3 for details).
2.6 Income taxes and deferred income taxes

Income taxes expensed
DKK million	2025	2024	2023
Current tax on profit for the year	30,239	32,082	25,918
Deferred tax on profit for the year	(1,179)	(5,484)	(4,464)
Tax on profit for the year	29,060	26,598	21,454
Current tax adjustments recognised for prior years	(1,257)	172	(916)
Deferred tax adjustments recognised for prior years	303	(567)	453
Income taxes in the income statement	28,106	26,203	20,991
Tax on other comprehensive income for the year, (income)/expense	2,629	(1,343)	359

Computation of effective tax rate
% DKK million	2025	2024	2023
Statutory corporate income tax rate in Denmark	22.0%	22.0%	22.0%
Deviation in foreign subsidiaries' tax rates compared to the Danish tax rate (net)	0.1%	(0.5%)	(0.9%)
Non-taxable income less non-tax- deductible expenses (net)	(0.4%)	(0.7%)	(0.7%)
Other adjustments (net)	(0.2%)	(0.2%)	(0.3%)
Effective tax rate	21.5%	20.6%	20.1%

Income taxes paid
DKK million	2025	2024	2023
Income taxes paid in Denmark	24,150	21,810	16,899
Income taxes paid outside Denmark	7,864	7,826	8,998
Income taxes paid	32,014	29,636	25,897
The deviation in foreign subsidiaries' tax rates from the Danish tax rate is mainly driven by Swiss and US business activities. Other adjustments consist of tax related to prior years.
From 1 January 2024 Novo Nordisk is subject to Global Minimum Tax (OECD BEPS Pillar 2 rules). The rules did not have a material impact on the tax position of Novo Nordisk in 2025 and 2024.
KEY ACCOUNTING ESTIMATES REGARDING DEFERRED INCOME TAX ASSETS AND
PROVISIONS FOR UNCERTAIN TAX POSITIONS
Management has considered future taxable income and has estimated the amount of deferred income tax assets that should be recognised. The estimate is based on an assessment of whether sufficient taxable income will be available in the future, against which the temporary differences and unused tax losses can be utilised. The total tax value of unrecognised tax loss carry-forwards amounts to DKK 1,383 million in 2025
(DKK 602 million in 2024).
In the course of conducting business globally, tax and transfer pricing disputes with tax authorities may occur. Management has estimated the expected outcome of the disputes by using the ‘most likely outcome’ method to determine the provisions for uncertain tax positions. Management considers the provisions made to be adequate.
However, the actual obligation may deviate and depends on the result of litigation and settlements with the relevant tax authorities.
ACCOUNTING POLICIES
The tax expense for the period comprises current and deferred tax. It also includes adjustments to previous years and changes in provisions for uncertain tax positions.
Tax is recognised in the income statement except to the extent that it relates to items recognised in equity or other comprehensive income. Provisions for ongoing tax disputes are included as part of deferred tax assets, tax receivables and tax payables.
Deferred income taxes arise from temporary differences between the accounting and tax values of the individual consolidated companies and from realisable tax loss carry-forwards.
In general, the Danish tax rules related to dividends from group companies provide exemption from tax for most repatriated profits. In some countries withholding tax will be applied to dividends paid to Denmark. A provision for withholding tax is only recognised if a concrete distribution of dividends is planned. The unrecognised potential withholding tax amounts to  DKK 1,261 million (DKK 1,228 million in 2024).
The value of future tax deductions in relation to share programmes is recognised as a deferred tax asset until the shares are paid out to the employees. Any estimated excess tax deduction compared to the costs realised in the income statement is charged to equity.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 2 Results for the year	93

Development in deferred income tax assets and liabilities	Property, plant and equipment	Intangible assets	Inventories	Liabilities	Other	Offset within countries	Total
DKK million
2025
Net deferred tax asset/(liability) at the beginning of the year	(5,484)	(6,472)	3,790	18,742	8,557	—	19,133
Income/(charge) to the income statement	(52)	(532)	2,823	222	(1,585)	—	876
Income/(charge) to other comprehensive income	—	—	(407)	(14)	(2,222)	—	(2,643)
Income/(charge) to equity	—	—	—	—	(37)	—	(37)
Additions from acquisitions	—	—	—	—	1,460	—	1,460
Effect of exchange rate adjustment	496	129	(8)	(1,908)	(462)	—	(1,753)
Net deferred tax asset/(liability) at the end of the year	(5,040)	(6,875)	6,198	17,042	5,711	—	17,036
Classified as follows:
Deferred tax asset at the end of the year	579	239	6,267	17,605	11,820	(12,863)	23,647
Deferred tax liability at the end of the year	(5,619)	(7,114)	(69)	(563)	(6,109)	12,863	(6,611)
2024
Net deferred tax asset/(liability) at the beginning of the year	(2,561)	(10,241)	1,717	14,427	6,876	—	10,218
Income/(charge) to the income statement	(207)	427	2,142	3,485	204	—	6,051
Income/(charge) to other comprehensive income	—	(254)	(71)	17	1,622	—	1,314
Income/(charge) to equity	—	254	—	—	(314)	—	(60)
Additions from acquisitions[1]	(2,600)	3,487	—	40	102	—	1,029
Effect of exchange rate adjustment	(116)	(145)	2	773	67	—	581
Net deferred tax asset/(liability) at the end of the year	(5,484)	(6,472)	3,790	18,742	8,557	—	19,133
Classified as follows:
Deferred tax asset at the end of the year[1]	497	231	3,847	19,004	13,112	(12,043)	24,648
Deferred tax liability at the end of the year[1]	(5,981)	(6,703)	(57)	(262)	(4,555)	12,043	(5,515)
1. Comparatives were restated to reflect changes in the provisional purchase price allocation from business combination in 2024. Reference is made to note 5.3.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 3 Operating assets and liabilities	94
Section 3
Operating assets and
liabilities
3.1 Intangible assets

Amortisation
DKK million	2025	2024	2023
Cost of goods sold	5,266	1,400	982
Sales and distribution costs	—	—	9
Research and development costs	1,048	931	649
Administrative costs	29	14	41
Other operating income and expenses	186	167	153
Total amortisation	6,529	2,512	1,834

Impairment losses and reversals
DKK million	2025	2024	2023
Cost of goods sold	12	—	—
Research and development costs	2,742	7,912	1,108
Other operating income and expenses	6	1,601	306
Total impairment losses and reversals	2,760	9,513	1,414

DKK million	Intellectual property rights and know-how	Software and other intangibles	Total intangible assets
2025
Cost at the beginning of the year	106,709	6,402	113,111
Additions during the year	28,719	528	29,247
Disposals during the year	—	(52)	(52)
Effect of exchange rate adjustment	(663)	(178)	(841)
Cost at the end of the year	134,765	6,700	141,465
Amortisation and impairment losses at the beginning of the year	19,873	2,434	22,307
Amortisation for the year	6,211	318	6,529
Impairment losses for the year	2,708	52	2,760
Amortisation and impairment losses reversed on disposals during the year	—	(52)	(52)
Effect of exchange rate adjustment	(252)	(35)	(287)
Amortisation and impairment losses at the end of the year	28,540	2,717	31,257
Carrying amount at the end of the year	106,225	3,983	110,208
2024
Cost at the beginning of the year	60,745	5,584	66,329
Additions from acquisition of businesses (note 5.3)[1]	41,154	90	41,244
Additions during the year	4,165	710	4,875
Disposals during the year	(213)	(70)	(283)
Effect of exchange rate adjustment	858	88	946
Cost at the end of the year	106,709	6,402	113,111
Amortisation and impairment losses at the beginning of the year	8,225	2,162	10,387
Amortisation for the year	2,257	255	2,512
Impairment losses for the year	9,441	72	9,513
Amortisation and impairment losses reversed on disposals during the year	(213)	(70)	(283)
Effect of exchange rate adjustment[1]	163	15	178
Amortisation and impairment losses at the end of the year	19,873	2,434	22,307
Carrying amount at the end of the year	86,836	3,968	90,804
1. Comparatives were restated to reflect changes in the provisional purchase price allocation from business combination in 2024.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 3 Operating assets and liabilities	95
Intellectual property rights and know-how
Intellectual property rights and know-how with a carrying value of DKK 106,225 million
(DKK 86,836 million in 2024), comprise intellectual property and licenses related mainly to marketed products, know-how attributable to manufacturing, products and technologies in development as well as technologies used in the research and development phase. Intangible assets not yet available for use amount to
DKK 47,079 million (DKK 23,893 million in 2024) and relate to intellectual property rights, software and other intangibles.
Know-how with a carrying value of DKK 36,834 million (DKK 40,944 million in 2024), and a remaining useful life of 9 years (10 years in 2024), is recognised in the acquisition of three fill-finish sites in 2024 and is primarily attributable to the documented processes and systems for efficient and large-scale production of GLP-1 products as well as know-how to expand capacity in an efficient way. Products and technologies in development include efruxifermin, a clinical stage drug candidate for the treatment of compensated cirrhosis due to MASH, with a carrying value of
DKK 23,478 million. Intellectual property and licenses related to marketed products include Rybelsus® with a carrying value of DKK 4,887 million (DKK 5,453 million in
2024) and a remaining useful life of 9 years (10 years in 2024). Technologies used in the research and development phase include a RNAi technology platform with a carrying value of DKK 9,172 million (DKK 9,530 million in 2024), with a remaining estimated useful life of 19 years (20 years in 2024).
Impairment losses on intellectual property rights
Impairment losses on intellectual property rights amounted to DKK 2,708 million in
2025 (DKK 9,441 million in 2024). There were no individually material impairment losses recognised in 2025. The single-largest impairment loss recognised in 2024 amounted to DKK 5,650 million arising from the impairment of ocedurenone~~.~~ The impairment loss in 2024 is linked to the termination of a phase 3 trial with ocedurenone which failed to meet its primary endpoints, hence the recoverable amount was estimated to nil. The impairment loss is recognised in research and development costs in the segment Obesity and Diabetes care.
KEY ACCOUNTING ESTIMATES IN DETERMINING FAIR VALUES OF INTANGIBLE
ASSETS IN IMPAIRMENT REVIEWS
Intangible assets not yet available for use are tested for impairment at least annually or when indicators of impairment are identified. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors considered material that could trigger an impairment test include the following:
•Development of a competing drug
•Realised sales trending below predicted sales
•Changes or anticipated changes in participation rates or reimbursement policies
•Inconsistent or unfavourable clinical readouts
•Changes in the legal framework covering patents, rights and licences
•Advances in medicine and/or technology that affect the medical treatments
•Adverse impact on reputation and/or brand names
•Changes in the economic lives of similar assets
•Relationship to other intangible assets or property, plant and equipment
Impairment tests are based on Management’s projections and anticipated net present value of estimated future cash flows. The discount rate used is based on the Group
WACC, adjusted where appropriate, to reflect the risk of the specific asset tested. Fair value is determined using largely unobservable inputs. Accordingly, the valuation technique and inputs used to measure fair value are classified as level 3 in the fair value hierarchy. An impairment loss is recognised when the carrying amount of intangible assets exceeds the recoverable amount. Impairments on intangible assets are reviewed at each reporting date for possible reversal.
ACCOUNTING POLICIES
Research and development projects
Internal and subcontracted research costs are fully charged to the consolidated income statement in the period in which they are incurred. Consistent with industry practice, development costs are expensed until regulatory approval is obtained or is probable; refer to note 2.3.
Payments to third parties under collaboration and licence agreements are assessed for the substance of their nature. Payments which represent subcontracted research and development work are expensed as the services are received. Payments which represent transfer of rights of intellectual property are capitalised.
For acquired research and development projects, and intellectual property rights, the likelihood of obtaining future commercial sales is reflected in the cost of the asset, and thus the probability recognition criteria is always considered to be satisfied. As the cost of acquired research and development projects can often be measured reliably, these projects fulfil the capitalisation criteria as intangible assets on acquisition.
Subsequent milestone payments payable on achievement of a contingent event (e.g., commencement of phase 3 trials) are accrued and capitalised into the cost of the intangible asset when the achievement of the event is probable. Development costs incurred subsequent to acquisition are treated consistently with internal project development costs.
Recognition and measurement
Intangible assets acquired separately are initially measured at cost and are subsequently measured at cost less any accumulated amortisation and any impairment loss. Identifiable intangible assets acquired in a business combination are initially measured at fair value.
Amortisation of intellectual property rights is based on the straight-line method over the estimated useful life. This corresponds to the legal duration or the economic useful life depending on which is shorter, and not exceeding 25 years in either case.
The amortisation of intellectual property rights commences after regulatory approval has been obtained or when assets are put in use.
Amortisation of know-how, which arises from business combinations, is based on the straight-line method over the estimated useful life of 10 years corresponding to the period in which economic benefits are expected to be realised.
Amortisation of software is based on the straight-line method over the estimated useful life of 3-15 years. The amortisation commences when the asset is in the location and condition necessary for it to be capable of operating in the manner intended by Management.
3.2 Goodwill

DKK million	2025	2024
Cost at the beginning of the year	20,017	4,464
Additions during the year[1]	—	15,275
Effect of exchange rate adjustment	(172)	278
Cost at the end of the year	19,845	20,017
Carrying amount at the end of the year	19,845	20,017
1. Comparatives were restated to reflect changes in the provisional purchase price allocation from business combination in 2024. Reference is made to note 5.3.
Impairment review of goodwill
Goodwill is allocated to the segments Obesity and Diabetes care by DKK 19,373 million
(DKK 19,545 million in 2024) and to Rare Disease by DKK 472 million (DKK 472 million in 2024). The annual impairment review showed that the recoverable amount significantly exceeds the carrying amount of the cash-generating units to which goodwill was allocated.
Goodwill is monitored for impairment at the operating segment level, which is the lowest level CGU to which consolidated goodwill is allocated and monitored by Management.
CGUs are therefore defined as Novo Nordisk's operating segments, Obesity and Diabetes care and Rare disease. Goodwill is allocated to operating segments based on expected future cash flow from products utilising the synergies. The recoverable amount is estimated based on fair value, with fair value being estimated at net present value using an income-approach. The applied post-tax discount rates are 7.0% (Pre-tax discount rate of 8.3%). Cash flow projections are based on budgets approved by Management and cover a five-year forecast period, supplemented by a terminal value to reflect cash flows beyond this period.
The key estimations relate to volume of market share, growth rates, pricing, development of new markets and the success rate for introducing new products and treatments. Assumptions are affected by external factors such as market and generic competition, and price regulation. Key assumptions reflect past experience adjusted for market specific risks or expected changes. Fair value is determined using largely unobservable inputs.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 3 Operating assets and liabilities	96
3.3 Property, plant and equipment

Depreciation
DKK million	2025	2024	2023
Cost of goods sold	4,703	3,799	3,522
Sales and distribution costs	560	487	500
Research and development costs	1,439	1,120	1,053
Administrative costs	586	554	354
Other operating income and expenses	849	73	26
Total depreciation	8,137	6,033	5,455
Of which related to leased assets	1,671	1,500	1,251

Impairment losses and reversals
DKK million	2025	2024	2023
Cost of goods sold	2,714	962	446
Sales and distribution costs	5	9	4
Research and development costs	1,588	78	260
Other operating income and expenses	249	—	—
Total impairment losses and reversals	4,556	1,049	710
Of which related to leased assets	216	9	—

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under construction	Property, plant and equipment
2025
Cost at the beginning of the year	61,374	57,039	10,166	85,497	214,076
Additions during the year	5,127	1,877	1,222	56,776	65,002
Disposals during the year	(392)	(509)	(647)	(3,612)	(5,160)
Transfer and reclassifications	2,287	3,564	762	(6,613)	—
Effect of exchange rate adjustment	(2,837)	(1,951)	(390)	(1,426)	(6,604)
Cost at the end of the year	65,559	60,020	11,113	130,622	267,314
Depreciation and impairment losses at the beginning of the year	20,704	25,558	6,134	—	52,396
Depreciation for the year	3,438	3,382	1,317	—	8,137
Impairment losses for the year	401	400	180	3,575	4,556
Depreciation and impairment losses reversed on disposals during the year	(321)	(371)	(589)	(3,575)	(4,856)
Effect of exchange rate adjustment	(565)	(493)	(239)	—	(1,297)
Depreciation and impairment losses at the end of the year	23,657	28,476	6,803	—	58,936
Carrying amount at the end of the year	41,902	31,544	4,310	130,622	208,378
2024
Cost at the beginning of the year	48,990	40,951	8,979	39,663	138,583
Additions from acquisition of businesses (note 5.3)[1]	5,937	12,325	276	6,104	24,642
Additions during the year	3,789	872	874	46,650	52,185
Disposals during the year	(632)	(1,305)	(547)	(524)	(3,008)
Transfer and reclassifications	2,342	3,602	509	(6,453)	—
Effect of exchange rate adjustment	948	594	75	57	1,674
Cost at the end of the year	61,374	57,039	10,166	85,497	214,076
Depreciation and impairment losses at the beginning of the year	18,325	23,834	5,463	—	47,622
Depreciation for the year	2,786	2,099	1,148	—	6,033
Impairment losses for the year	43	474	8	524	1,049
Depreciation and impairment losses reversed on disposals during the year	(563)	(918)	(538)	(524)	(2,543)
Effect of exchange rate adjustment	113	69	53	—	235
Depreciation and impairment losses at the end of the year	20,704	25,558	6,134	—	52,396
Carrying amount at the end of the year	40,670	31,481	4,032	85,497	161,680
1. Comparatives were restated to reflect changes in the provisional purchase price allocation from business combination in 2024.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 3 Operating assets and liabilities	97
Novo Nordisk mainly leases office buildings, warehouses, laboratories and vehicles.
The right-of-use asset is presented in property, plant and equipment and the lease liability in borrowings.

Leased property, plant and equipment
DKK million	2025	2024
Land and buildings	7,600	6,067
Other equipment	881	775
Total	8,481	6,842
The total cash outflow for leases amounted to DKK 2,447 million (DKK 2,211 million in 2024 and DKK 2,022 million in 2023). Refer to note 4.6 for a maturity analysis of lease payments and 5.2 for commitments not recognised in the balance sheet related to leases.
ACCOUNTING POLICIES
Property, plant and equipment is measured at historical cost less accumulated depreciations and any impairment losses. The cost of self-constructed assets includes costs directly attributable to the construction of the assets. Any subsequent cost is included in the asset’s carrying amount or recognised as a separate asset only when it is probable that future economic benefits associated with the item will flow to Novo
Nordisk, and the cost of the item can be measured reliably. Depreciation is based on the straight-line method over the estimated useful life of the assets (buildings: 10-50 years, plant and machinery: 5-25 years and other equipment: 3-10 years. Land is not depreciated), unless another depreciation method better reflects how future economic benefits are expected to be consumed. Climate-related matters, including the commitment to reach net zero emissions, were considered when estimating the useful lives of property, plant and equipment.
Depreciation commences when the asset is available for use, i.e. when it is in the location and condition necessary for it to be capable of operating in the manner intended by
Management. The asset's residual value and useful life is reviewed and adjusted, if appropriate, at the end of each reporting period. If an asset’s carrying amount is higher than its estimated recoverable amount, it is written down to the recoverable amount.
Plant and equipment with no alternative use developed as part of a research and development project are expensed. However, plant and equipment with an alternative use or used for general research and development purposes are capitalised and depreciated over the estimated useful life as research and development costs.
For contracts which are, or contain, a lease, a right-of-use asset and a lease liability is recognised. Right-of-use assets are initially measured at cost, being the initial amount of the lease liability. Right-of-use assets are subsequently depreciated using the straight-line method over the lease term. The lease term comprises the non-
cancellable period of a lease, together with periods covered by extension options if these are reasonably certain to be exercised.
3.4 Inventories

DKK million	2025	2024
Raw materials	17,436	13,369
Work in progress	25,858	22,335
Finished goods	11,990	8,873
Total inventories (gross)	55,284	44,577
Write-downs at year-end	(5,661)	(3,728)
Total inventories (net)	49,623	40,849
Indirect production costs included in work in progress and finished goods	18,867	15,082
Share of total inventories (net)	38%	37%
Movements in inventory write-downs:
Write-downs at the beginning of the year	3,728	2,514
Write-downs during the year	4,272	2,660
Utilisation of write-downs	(2,046)	(1,401)
Reversal of write-downs	(293)	(45)
Write-downs at the end of the year	5,661	3,728
All write-downs in both 2025 and 2024 relate to fully impaired inventory.
ACCOUNTING POLICIES
Inventories are stated at cost or net realisable value, whichever is lower. Cost is determined using the first-in, first-out method. Cost comprises direct production costs such as raw materials, consumables and labour. Production costs for work in progress and finished goods include indirect production costs such as employee costs, depreciation, maintenance, etc. If the expected sales price less completion costs to execute sales (net realisable value) is lower than the carrying amount, a write-down is recognised for the amount by which the carrying amount exceeds its net realisable value.
Inventory manufactured prior to regulatory approval (prelaunch inventory) is capitalised but immediately written down, until there is a high probability of regulatory approval for the product. The cost is recognised in the income statement as research and development costs. Once there is a high probability of regulatory approval being obtained, the write-down is reversed, up to no more than the original cost.
3.5 Trade receivables

DKK million	Gross carrying amount	Loss allowance	Net carrying amount
2025
Not yet due	70,034	(1,244)	68,790
1-90 days	1,813	(141)	1,672
91-180 days	295	(76)	219
181-270 days	212	(37)	175
271-360 days	114	(114)	—
More than 360 days past due	375	(375)	—
Trade receivables	72,843	(1,987)	70,856
2024
Not yet due	71,245	(1,049)	70,196
1-90 days	1,452	(230)	1,222
91-180 days	415	(110)	305
181-270 days	328	(102)	226
271-360 days	341	(341)	—
More than 360 days past due	295	(295)	—
Trade receivables	74,076	(2,127)	71,949

Allowance for doubtful trade receivables
DKK million	2025	2024
Carrying amount at the beginning of the year	2,127	1,794
Reversal of allowance on realised losses	(70)	(70)
Net movement recognised in income statement	44	445
Effect of exchange rate adjustment	(114)	(42)
Allowance at the end of the year	1,987	2,127
Novo Nordisk’s customer base is comprised of government agencies, wholesalers, retail pharmacies and other customers. Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators, as well as payment history, are taken into account in the valuation of trade receivables.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 3 Operating assets and liabilities	98
No loss allowance has been recognised on trade receivables in trade receivable programmes in 2025 and 2024. Refer to note 4.4 for more information on credit exposures and trade receivable programmes.
ACCOUNTING POLICIES
Trade receivables are initially recognised at transaction price. Subsequently, trade receivables eligible for factoring are measured at fair value with changes recognised in other comprehensive income, while the remainder of trade receivables is measured at amortised cost. The allowance for doubtful receivables is deducted from the carrying amount of trade receivables, with changes recognised in sales and distribution costs.
Management measures allowance for doubtful trade receivables based on the simplified approach to provide for expected credit losses, which requires the use of the lifetime expected loss provision for all trade receivables. The allowance is an estimate based on shared credit risk characteristics and the days past due. Generally, invoices are due for payment within 90 days from shipment of goods. Loss allowance is calculated using an ageing factor, geographical risk and specific customer knowledge. The allowance is based on individual customer assessments, a provision matrix based on days past due and a forward looking element relating to incorporation of external country risk ratings.
Refer to note 4.4 for a general description of credit risk.
3.6 Provisions and contingent liabilities

DKK million	Provisions for legal disputes	Other provisions[2]	2025 Total	Provisions for legal disputes	Other provisions[2]	2024 Total
At the beginning of the year	4,179	3,092	7,271	3,786	1,931	5,717
Additional provisions, including increases to existing provisions	124	859	983	202	798	1,000
Additional provisions from acquisition of businesses (note 5.3) [1]	—	—	—	—	884	884
Amount used during the year	(144)	(343)	(487)	—	(191)	(191)
Adjustments regarding prior years, including unused amounts reversed during the year	(506)	(477)	(983)	(31)	(320)	(351)
Effect of exchange rate adjustment	(489)	(191)	(680)	222	(10)	212
At the end of the year	3,164	2,940	6,104	4,179	3,092	7,271
Non-current liabilities[3]	3,139	2,591	5,730	4,154	2,828	6,982
Current liabilities	25	349	374	25	264	289
1. Comparatives were restated to reflect changes in the provisional purchase price allocation from business combination in 2024. 2. Other provisions consist of various types of provisions, including contingent payments arising from business combinations and obligations in relation to employee benefits such as jubilee benefits. 3. For non-current liabilities related to legal disputes, the timing of settlement cannot be determined.

Contingent liabilities
Novo Nordisk is currently involved in pending litigations, arbitrations, claims and investigations arising out of the normal conduct of its business. While provisions that
Management deems to be reasonable and appropriate have been made for probable losses, there are inherent uncertainties connected with these estimates.
Since January 2021, Novo Nordisk Inc. (“NNI”) has made a number of changes to its policy in the US related to facilitating delivery of its discounted medicines to commercial pharmacies that contract with covered entities participating in the 340B
Drug Pricing Program. Novo Nordisk’s 340B policy has been the subject of legal challenges. As a result, Novo Nordisk has only recognised revenue related to the 340B
Drug Pricing Program to the extent that in Management’s assessment it is highly probable that its inclusion will not result in a significant revenue reversal in the future.
Management’s assessment considers interpretations of applicable laws, and legal and administrative rulings, as well as attrition and experience from historical claims. As of
31 December 2025, provisions for 340B statutory discounts included in the ‘sales deductions and product returns’ amounted to USD 4.2 billion.
On 30 January 2023, the US Court of Appeals for the Third Circuit issued a ruling holding that Novo Nordisk’s drug distribution policy was consistent with the 340B statute. On 21 May 2024, the US Court of Appeals for the DC Circuit issued a ruling in a different case involving the drug distribution policies of other pharmaceutical manufacturers that similarly held that their drug distribution policies were consistent with the 340B statute. However, an appeal in another case involving the drug distribution policy of another pharmaceutical manufacturer is still pending before the
US Court of Appeals for the Seventh Circuit, and as such these cases may be subject to further discretionary appellate review before the US Supreme Court. Subsequent to the ruling by the US Court of Appeals for the Third Circuit, covered entities filed ADR petitions against the Company before the Health Resources and Services
Administration (“HRSA”) to recover alleged overcharges related to the 340B Drug
Pricing Program. On 4 December 2025, HRSA dismissed an ADR petition filed by two covered entities, the University of Washington Medical Center (“UW”) and Harborview
Medical Center (“Harborview”), stating that Novo Nordisk’s 340B policy did not result in overcharges to either covered entity, citing the ruling of the US Court of Appeals for the Third Circuit. This decision, rendered by the ADR Panel even in the absence of a ruling from the Seventh Circuit, is evidence that HRSA is applying the Third Circuit ruling as the law governing overcharge claims alleged by covered entities relating to
Novo Nordisk’s 340B policy. Neither UW nor Harborview timely sought reconsideration of the decision, which became final and effective on 20 January 2026 after the expiration of the reconsideration deadline. As a result, Novo Nordisk has determined that, as of 20 January 2026, it is highly probable that the inclusion of revenue relating to the 340B Drug Pricing Program claims that was previously constrained will not result in a significant reversal in the future. As such, the Company will in the first quarter of 2026 recognise revenue of USD 4.2 billion comprising the entire amount of provisions for 340B statutory discounts included in ‘sales deductions and product returns’.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 3 Operating assets and liabilities	99
Pending litigation against Novo Nordisk
Mosaic Health Inc. and Central Virginia Health Services, Inc. (both 340B covered entities) filed a putative class action lawsuit in Federal Court in New York against NNI,
Eli Lilly and Company, Sanofi and AstraZeneca alleging a conspiracy among the manufacturers to artificially fix prices of diabetes medications through changes to their policies relating to the distribution of 340B drugs. The lawsuit was subsequently dismissed by the District Court on 2 September 2022, yet this ruling was reversed and remanded back the District Court by the United States Court of Appeals for the Second
Circuit. Novo Nordisk does not expect this matter to have a material impact on Novo
Nordisk’s financial position, operating profit or cash flow.
Novo Nordisk is currently defending numerous lawsuits, including putative class actions, relating to the pricing of diabetes medicines in the US. The first lawsuit was filed in 2017 and in August 2023 a multi-district litigation was created in the United
States District court for the District of New Jersey. Nearly all pending matters also name Eli Lilly and Company and Sanofi as defendants, while certain matters also name
Pharmacy Benefit Managers ("PBMs") and related entities. Plaintiffs generally allege that the manufacturers and PBMs colluded to artificially inflate list prices paid by consumers for diabetes products, while offering reduced prices to PBMs through rebates used to secure formulary access. Novo Nordisk does not expect these matters to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.
In 2015, a former Novo Nordisk employee (the “Relator”) filed a qui tam lawsuit alleging Novo Nordisk provided kickbacks to patient and physicians and caused the submission of false claims to Medicare, Medicaid, Federal Employees Health Benefits
Program and private insurers in California relating to NovoSeven®. After the US
Department of Justice (”DOJ”) declined to intervene in that lawsuit, the Relator and the
Washington State Attorney General (“WAG”) proceeded with the lawsuit.  A jury trial was conducted in this matter, which resulted in a defense verdict in favor of Novo
Nordisk in November 2025.  Relator and WAG have filed an appeal to the US Court of
Appeals for the Ninth Circuit.  Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.
In 2021, two former Novo Nordisk employees (the “Relators”) filed a qui tam lawsuit in the United States District Court for the District of Columbia alleging Novo Nordisk provided kickbacks to physicians and caused the submission of false claims to federal healthcare programs relating to the promotion of Ozempic® and Rybelsus® and that the Relators’ employment was wrongfully terminated.  Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.
Novo Nordisk, along with Eli Lilly, are defendants in numerous product liability lawsuits (mainly in in the US) related to the use of GLP-1-based medicines. Plaintiffs have alleged that the use of these medicines, including Victoza®, Ozempic®,
Wegovy® and Rybelsus®, have caused various gastrointestinal and other injuries.
The US lawsuits are pending in various federal and state courts, with many matters having been consolidated in two multi-district litigations in the United States District
Court for the Eastern District of Pennsylvania. Novo Nordisk does not expect these matters to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.
On 13 September 2024, five former employees filed a putative class action against
NNI, the NNI Board of Directors, and the NNI Retirement Committee alleging claims for breach of fiduciary duty in connection with the management of the NNI Retirement
Plan. The complaint alleges that, from September 2018 to the present, certain conduct violated the Employee Retirement Income Security Act of 1974. Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.
On 24 January 2025, a class-action lawsuit was filed against Novo Nordisk A/S, former Chief Executive Officer Lars Fruergaard Jørgensen and Executive Vice
President, R&D and Chief Scientific Officer Martin Holst Lange in the United States
District Court for the District of New Jersey by a proposed class of purchasers of Novo
Nordisk ADRs between 2 November 2022 and 19 December 2024. The lawsuit relates to REDEFINE-1 and alleges that the company failed to disclose or otherwise misled investors as to the nature of the dosages provided to patients in the study and that the company misleadingly exhibited confidence in its expected 25% average weight loss outcome. Novo Nordisk does not expect the litigation to have a material impact on
Novo Nordisk’s financial position, operating profit or cash flow.
On 1 August 2025, a class-action lawsuit was filed against Novo Nordisk A/S, former
Chief Executive Officer Lars Fruergaard Jørgensen, Chief Executive Officer Maziar Mike
Doustdar, Chief Financial Officer Karsten Munk Knudsen and Executive Vice President
Dave S. Moore in the United States District Court for the District of New Jersey by
proposed class of purchasers of Novo Nordisk ADRs between 7 May 2025 and 28 July
2025. The lawsuit alleges that the company misled investors as to its potential to capitalise on the compounded market for GLP-1 medicines, understated the potential impact of the personalised exception for compounding of GLP-1 medicines and overstated the company’s ability to penetrate the GLP-1 market to achieve continued
growth. Novo Nordisk does not expect the litigation to have a material impact on Novo
Nordisk’s financial position, operating profit or cash flow.
Other provisions and contingent liabilities
In February 2023, a class action lawsuit was filed by the City of Warwick Retirement
System (”City of Warwick”) against Catalent, Inc. (”Catalent”) and co-defendants in the
United States District Court for the District of New Jersey. The lawsuit alleges that the defendants artificially inflated Catalent’s revenue and made misleading statements and omissions concerning Catalent’s quality control issues; compliance with the US
Generally Accepted Accounting Principles; and the general demand for non-vaccine products. In December 2024, Novo Nordisk acquired three Catalent fill-finish sites from Novo Holding A/S, including a portion of any potential financial liability associated with the City of Warwick lawsuit. In November 2025, Catalent settled this lawsuit for an amount fully covered through Catalent insurance policies. Final court approval of the settlement is anticipated in mid-2026.
In addition to the above, Novo Nordisk is engaged in certain litigation proceedings and various ongoing audits and investigations. In the opinion of Management, neither settlement nor continuation of such proceedings, nor such pending audits and investigations, are expected to have a material effect on Novo Nordisk’s financial position, operating profit or cash flow.
KEY ACCOUNTING ESTIMATES REGARDING ONGOING LEGAL DISPUTES,
LITIGATION AND INVESTIGATIONS
Provisions for legal disputes consist of various types of provisions linked to ongoing legal disputes. Management makes estimates regarding provisions and contingencies, including the probability of pending and potential future litigation outcomes. These are by nature dependent on inherently uncertain future events. When determining likely outcomes of litigation, etc., Management considers the input of external counsel on each case, as well as known outcomes in case law. Although Management believes that the total provisions for legal proceedings are adequate based on currently available information, there can be no assurance that there will not be any changes in facts or matters, or that any future lawsuits, claims, proceedings or investigations will not be material.
ACCOUNTING POLICIES
Provisions for legal disputes are recognised where a legal or constructive obligation has been incurred as a result of past events and it is probable that there will be an outflow of resources that can be reliably estimated. In this case, Novo Nordisk arrives at an estimate based on an evaluation of the most likely outcome. Disputes for which no reliable estimate can be made are disclosed as contingent liabilities.
Provisions are measured at the present value of the anticipated expenditure for settlement. This is calculated using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	100
Section 4
Capital structure and
financial items
4.1 Earnings per share

		2025	2024	2023
Net profit	DKK million	102,434	100,988	83,683
Average number of shares outstanding[1]	in million shares	4,443.0	4,453.9	4,482.8
Average dilutive effect of restricted stock units	in million shares	4.7	9.1	12.0
Average number of shares outstanding, including dilutive effect	in million shares	4,447.7	4,463.0	4,494.8
Basic earnings per share	DKK	23.06	22.67	18.67
Diluted earnings per share	DKK	23.03	22.63	18.62
1. Excluding treasury shares.
The trading unit of the Novo Nordisk B shares listed on NASDAQ Copenhagen was changed from DKK 0.20 to DKK 0.10 as of 13 September 2023. The ADRs listed on the New York Stock Exchange (NYSE) were similarly split as of 20 September 2023.
4.2 Distribution to shareholders

DKK million	2025	2024	2023
Interim dividend for the year	16,663	15,583	13,430
Dividend for prior year	35,100	28,557	18,337
Dividend payout in the year	51,763	44,140	31,767
Share repurchases for the year	1,388	20,181	29,924
Total distribution for the year	53,151	64,321	61,691
Novo Nordisk's dividend pay-outs in the year were complemented by a share repurchase programme ending on 3 February 2025. Novo Nordisk's guiding principle is that any excess capital after the funding of organic growth opportunities and potential acquisitions should be returned to investors. No dividend is declared on treasury shares.

DKK million	2025	2024	2023
Interim dividend[1]	16,663	15,583	13,430
Final dividend[2]	35,312	35,100	28,557
Total dividend	51,975	50,683	41,987

DKK per share	2025	2024	2023
Interim dividend[1]	3.75	3.50	3.00
Final dividend[2]	7.95	7.90	6.40
Total dividend	11.70	11.40	9.40
1. Interim dividend was paid in August 2025.  2. Final dividend for 2025 is expected to be distributed pending approval at the Annual General Meeting in March 2026. Final dividend for
2024 was approved in March 2025 and paid in March 2025 (final dividend on A shares) and April
2025 (final dividend on B shares).

4.3 Share capital, Treasury shares and Other reserves
Development in number of shares

Number of shares (million)	A shares	B shares	Total issued shares	Treasury shares	Out- standing shares
Shares beginning of 2024	1,075	3,435	4,510	(52)	4,458
Shares cancelled in 2024	—	(45)	(45)	45	—
Released allocated shares to employees	—	—	—	8	8
Shares purchased in 2024	—	—	—	(25)	(25)
Number of shares end of 2024	1,075	3,390	4,465	(24)	4,441
Released allocated shares to employees	—	—	—	5	5
Shares purchased in 2025	—	—	—	(2)	(2)
Number of shares end of 2025	1,075	3,390	4,465	(21)	4,444
The A share capital and number of A shares of DKK 0.10 was unchanged in 2025 and 2024.
In 2024, the B share capital decreased by DKK 4.5 million (equal to cancellation of 45 million shares of DKK 0.10).
Each A share of DKK 0.10 per share carries 100 votes and each B share of DKK 0.10 per share carries 10 votes.
At the end of 2025, the holding of treasury shares amounted to 0.5% of the total outstanding shares (0.5% of the outstanding shares in 2024). Treasury shares are primarily acquired to reduce the company's share capital. In addition, a limited part is used to finance Novo Nordisk's long-term share-based incentive programme and restricted stock units to employees. Treasury shares are deducted from the share capital on cancellation at their nominal value of DKK 0.10 per share. Differences between this amount and the amount paid to acquire or received for disposing of treasury shares are deducted directly in retained earnings.
The purchase of treasury shares during the year relates to the remaining part of the
DKK 20 billion Novo Nordisk B share repurchase programme for 2024/2025. The programme ended on 3 February 2025.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	101

Specification of Other reserves
DKK million	Exchange rate adjustments	Cash flow hedges[1]	Tax and other items	Total
Reserve at 1 January 2023	1,385	1,026	38	2,449
Other comprehensive income, net	(1,404)	586	(355)	(1,173)
Reserve at 31 December 2023	(19)	1,612	(317)	1,276
Other comprehensive income, net	3,096	(6,221)	1,343	(1,782)
Transferred to intangible assets[2]	—	(1,154)	254	(900)
Reserve at 31 December 2024	3,077	(5,763)	1,280	(1,406)
Other comprehensive income, net	(7,759)	10,102	(2,632)	(289)
Reserve at 31 December 2025	(4,682)	4,339	(1,352)	(1,695)
1. Refer to note 4.5 for information on cash flow hedges. 2. A gain from cash flow hedges related to acquisition of businesses of DKK 1,154 million was transferred directly from the cash flow hedge reserve on an after-tax basis to the initial cost of net assets acquired leading to a net hedging effect of DKK 900 million.

According to Danish corporate law, reserves available for distribution as dividends are based on the financial statements of the parent company, Novo Nordisk A/S.
Dividends are declared and paid from distributable reserves. As of 31 December
2025, distributable reserves total DKK 141,045 million (DKK 121,931 million in 2024), corresponding to the parent company's retained earnings and Reserve for cash flow hedges and exchange rate adjustments.
4.4 Financial risks
Management has assessed the following key financial risks:

Type	Financial risk
Foreign exchange risk	High
Credit risk	Low
Interest rate risk	Low
Liquidity risk	Low
Novo Nordisk has centralised management of the Group's financial risks. The overall objectives and policies for the company's financial risk management are outlined in the internal Treasury Policy, which is approved by the Board of Directors. The Treasury
Policy consists of the Foreign Exchange Policy, the Investment Policy, the Financing
Policy and the Policy regarding Credit Risk on Financial Counterparts, and includes a description of permitted use of financial instruments and risk limits.
Novo Nordisk only hedges commercial exposures and consequently does not enter into derivative transactions for trading or speculative purposes. Novo Nordisk uses a fully integrated treasury management system to manage all financial positions, and all positions are marked-to-market.
Novo Nordisk's rating is AA and Aa3 from S&P and Moody's, respectively.
Foreign exchange risk
Foreign exchange risk is the largest financial risk for Novo Nordisk and can have a significant impact on the income statement, statement of comprehensive income, balance sheet and cash flow statement. The majority of Novo Nordisk's foreign exchange exposure is in USD, EUR, CNY, and JPY combined. The foreign exchange risk is most significant in USD. The exchange rate risk from EUR is regarded as low because of Denmark's fixed exchange rate policy towards EUR. The overall objective of foreign exchange risk management is to reduce the short-term negative impact of exchange rate fluctuations on earnings and cash flow, thereby contributing to the predictability of the financial results. In selected currencies, Novo Nordisk hedges assets and liabilities as well as future expected cash flows up to a maximum of 24 months.
Hedge accounting is applied to match the impact of the hedged item and the hedging instrument in the consolidated income statement. The currency hedging strategy balances risk reduction and cost of hedging by use of foreign exchange forwards and foreign exchange options matching the due dates of the hedged items. The approach is dynamic as expected cash flows and hedging hereof are continually assessed using historical inflows, budgets and monthly sales forecasts. Hedge effectiveness is assessed on a regular basis.

Exchange rates applied for hedged currencies[1]
	USD	CNY	JPY
Average exchange rate applied (DKK per 100)
2025	662	92	4.43
2024	689	96	4.56
2023	689	97	4.91
Year-end exchange rate applied (DKK per 100)
2025	635	91	4.07
2024	714	98	4.53
2023	674	95	4.77
1. Exchange rates applied for EUR are not included because the exchange rate risk exposure in EUR is regarded as low.

Sensitivity on financial instruments of an immediate 5% decrease in currency rates on 31 December vs DKK[2]
DKK million	2025	2024
Sensitivity of all currencies
Impact on profit before tax	(153)	(323)
Impact on equity	5,678	8,012
Total	5,525	7,689
Of which sensitivity to USD
Impact on profit before tax	348	148
Impact on equity	4,901	7,178
Total	5,249	7,326
2. An immediate 5% increase would have the opposite impact to the above.
The foreign exchange sensitivity analysis comprises effects from the Group's financial instruments, including cash, trade receivables and trade payables, current loans, current and non-current financial investments, lease liabilities and foreign exchange forwards. Anticipated currency transactions, investments in foreign subsidiaries and non-current assets are not included. The main impact is driven by forward contracts used for hedging activities.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	102

Financial contracts coverage at year end
Months	USD	CNY[3]	JPY
2025	12	12	12
2024	12	12	12
3. Chinese yuan traded offshore (CNH) is used to hedge Novo Nordisk's CNY currency exposure.
The table above shows hedge coverage horizon existing at year-end to cover the expected future cash flow for the disclosed number of months. Average hedge rate for USD cash flow hedges is 653 at the end of 2025 (676 at the end of 2024).
Credit risk
Credit risk arises from the possibility that transactional counterparties may default on their obligations towards the Group.

Credit exposure for cash at bank, marketable securities and derivative financial instruments (fair value)
DKK million	Cash at bank	Marketable securities	Derivative financial instruments	Total
2025
AAA range	—	498	—	498
AA range	10,026	—	1,777	11,803
A range	15,457	—	4,905	20,362
BBB range	200	—	—	200
Not rated or below BBB range	781	—	—	781
Total	26,464	498	6,682	33,644
2024
AAA range	—	10,653	—	10,653
AA range	6,582	—	1,773	8,355
A range	8,278	—	4,553	12,831
BBB range	172	—	—	172
Not rated or below BBB range	623	—	—	623
Total	15,655	10,653	6,326	32,634
Credit risk exposure to financial counterparties
Novo Nordisk considers its maximum credit exposure to financial counterparties to be DKK 33,644 million (DKK 32,634 million in 2024).
To manage credit risk regarding financial counterparties, Novo Nordisk only enters into derivative financial contracts and money market deposits with financial counterparties possessing a satisfactory long-term credit rating from at least two of the three selected rating agencies: Standard and Poor's, Moody's and Fitch.
Furthermore, maximum credit lines defined for each counterparty diversify the overall counterparty risk. The credit risk on marketable securities is low, as investments are made in highly liquid bonds with AAA credit ratings.
Credit risk exposure to non-financial counterparties
Novo Nordisk considers its maximum credit exposure to trade receivables, other receivables (less prepayments and VAT receivables) and other financial assets to be
DKK 75,834 million (DKK 78,463 million in 2024). Refer to note 4.8 for details of the
Group's total financial assets.
Outside the US, Novo Nordisk has no significant concentration of credit risk related to trade receivables or other receivables and prepayments, because the exposure in general is spread over a large number of counterparties and customers. In the US, the three major wholesalers account for a large proportion of total net sales, see note 2.1.
However, US wholesaler credit ratings are monitored, and part of the trade receivables are sold on full non-recourse terms; see below for details.
Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators, as well as payment history are taken into account in the valuation of trade receivables.
Trade receivable programmes
Novo Nordisk's subsidiaries in the US and Japan employ trade receivable programmes in which trade receivables are sold on full non-recourse terms to optimise working capital. At year-end, the Group had derecognised receivables without recourse having due dates after 31 December amounting to:

DKK million	2025	2024	2023
US	3,812	3,214	5,059
Japan	1,747	1,834	2,050
Interest rate risk
Novo Nordisk's exposure to interest rate risk is deemed low, because the company's interest-bearing liabilities consist primarily of fixed rate bonds and, to a lesser extent, floating rate bonds. Refer to note 4.6 for details on borrowings. The risk associated with variable interest-bearing liabilities is offset by variable interest-bearing assets.
These assets consist of cash, cash equivalents, and marketable securities with a low portfolio duration. Taking into account these balancing factors, the overall interest rate risk is assessed to be low.
Liquidity risk
Novo Nordisk´s liquidity risk is considered to be low. The availability of the required liquidity is ensured through a combination of cash pools for cash centralisation, highly liquid investment portfolios and both uncommitted and committed credit facilities. In combination these factors mitigate short-term liquidity risk.

Financial reserves
DKK million	2025	2024	2023
Cash at bank	26,464	15,655	14,392
Marketable securities	498	10,653	15,838
Undrawn committed credit facility[4]	24,401	22,380	11,552
Undrawn bridge facility	7,469	6,341	—
Borrowings	(10,681)	(11,775)	(5,431)
Financial reserves	48,151	43,254	36,351
4. The undrawn committed credit facility comprises a facility of EUR  3,267 million in 2025 (EUR
3,000 million in 2024 and EUR 1,550 million in 2023) committed by a portfolio of international banks.
The facility matures in 2030.

Financial reserves comprise sources of liquidity, as shown in the table above, less borrowings that are contractually obliged to be repaid within 12 months. Borrowings, which reduce the financial reserves, consist of current borrowings (DKK 12,017 million)
excluding leasing (DKK 1,336 million).

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	103
4.5 Derivative financial instruments

	2025				2024
DKK million	Average rate	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end	Average rate	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end
Cash flow hedges
Forward contracts USD	653	101,884	4,316	497	676	137,781	13	5,704
Forward contracts CNH and JPY		16,356	598	78		16,910	109	181
Forward contracts recognised in other comprehensive income		118,240	4,914	575		154,691	122	5,885
Fair value hedges
Forward contracts USD	632	69,406	1,186	1,351	683	75,864	6,135	1,577
Forward contracts EUR[1]		102,282	272	1		10,597	15	3
Forward contracts CNH, JPY and others		11,492	310	99		6,854	54	66
Forward contracts recognised in the income statement		183,180	1,768	1,451		93,315	6,204	1,646
Total derivative financial instruments		301,420	6,682	2,026		248,006	6,326	7,531
1.The EUR forward contracts hedge the Eurobonds, see note 4.6. Despite the foreign exchange risk from EUR being considered low, the Eurobonds are hedged due to the size of the outstanding balance.
Deferred gains of DKK 4,339 million from cash flow hedges open at year-end were recorded in Other Comprehensive Income. The corresponding amount of deferred losses in 2024 was DKK 5,763 million.
Forward contracts are expected to impact the income statement within the next 12 months through financial income or expenses. There is no ineffectiveness recognised at 31 December 2025.
ACCOUNTING POLICIES
On initiation of the contract, Novo Nordisk designates each derivative financial contract that qualifies for hedge accounting as one of:
•hedges of the fair value of a recognised asset or liability (fair value hedge)
•hedges of a forecast financial transaction (cash flow hedge).
All contracts are initially recognised at fair value and subsequently remeasured at fair value at the end of the reporting period.
Fair value hedges
Value adjustments of fair value hedges are recognised in the income statement, along with any value adjustments of the hedged asset or liability that are attributable to the hedged risk.
Cash flow hedges
Value adjustments of the effective part of cash flow hedges are recognised in other comprehensive income. The cumulative value adjustment of these contracts is transferred to the income statement when the hedged transaction is recognised in the income statement.
For cash flow hedges of foreign currency risk on highly probable non-financial asset purchases, the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.
Discontinuance of cash flow hedging
When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is transferred when the forecasted transaction is ultimately recognised in the income statement. When a forecasted transaction is no longer expected to occur, the cumulative gain
or loss that was reported in equity is immediately transferred to the income statement under financial income or financial expenses.
For additional disclosures on accounting policies for financial instruments refer to note 4.8.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	104
4.6 Borrowings

Liabilities arising from financing activities				Non-cash movements
DKK million	Beginning of the year	Re- payments	Proceeds	Additions[1]	Disposals	Exchange rates	Other	End of the year
2025
Lease liabilities	6,766	(1,503)	—	3,935	(23)	(628)	25	8,572
Eurobonds	50,528	(3,734)	74,091	—	—	118	71	121,074
Loans	39,701	(45,898)	6,599	—	—	(18)	—	384
Commercial papers	5,343	(27,865)	23,261	—	—	6	—	745
Bank overdrafts	449	(188)	(20)	—	—	(58)	—	183
Total borrowings	102,787	(79,188)	103,931	3,935	(23)	(580)	96	130,958
2024
Lease liabilities	5,726	(1,417)	—	2,383	(3)	71	6	6,766
Eurobonds	20,824	(4,849)	34,513	—	—	12	28	50,528
Loans	—	—	39,494	201	—	6	—	39,701
Commercial papers	—	—	5,344	—	—	(1)	—	5,343
Bank overdrafts	456	(69)	40	—	—	22	—	449
Total borrowings	27,006	(6,335)	79,391	2,584	(3)	110	34	102,787
1. Non-cash additions in 2024 include additions from acquisitions of businesses.

Issuance of Eurobonds			Nominal value in millions
Interest	Issue date	Maturity	EUR	DKK
3.375% Fixed	May 2024	May 2026	1,300	9,710
3mEuribor + 30bp	May 2025	May 2027	1,400	10,456
1.125% Fixed	Mar 2022	Sep 2027	500	3,734
3mEuribor + 20bp	Nov 2025	Nov 2027	650	4,855
2.375% Fixed	May 2025	May 2028	1,450	10,830
0.125% Fixed	Jun 2021	Jun 2028	650	4,855
3.125% Fixed	May 2024	Jan 2029	1,000	7,469
2.500% Fixed	Nov 2025	Feb 2029	650	4,855
1.375% Fixed	Mar 2022	Mar 2030	500	3,734
2.875% Fixed	May 2025	Aug 2030	1,000	7,469
3.250% Fixed	May 2024	Jan 2031	1,000	7,469
3.000% Fixed	Nov 2025	Feb 2032	600	4,481
3.125% Fixed	May 2025	May 2033	900	6,722
3.375% Fixed	May 2024	May 2034	1,350	10,083
3.375% Fixed	Nov 2025	Feb 2035	600	4,481
3.625% Fixed	May 2025	May 2037	1,250	9,336
3.625% Fixed	Nov 2025	Feb 2038	750	5,602
4.000% Fixed	Nov 2025	Nov 2045	750	5,602
Eurobonds
In 2025, eleven tranches of Eurobonds with an aggregate nominal amount of EUR 10 billion, corresponding to DKK 74.7 billion, were issued under the Novo Nordisk’s
European Medium Term Note (EMTN) programme. The fair value of Eurobonds approximates the carrying value. Net proceeds were used in 2025 partly to repay the temporary funding of three fill-finish sites acquired from Novo Holdings A/S in 2024 in connection with a transaction where Novo Holdings A/S acquired Catalent, Inc. (note
5.3), and partly for the financing of the acquisition of Akero Therapeutics Inc.
Loans
Loans comprise bank loans which carry a combination of fixed and variable interest rates. The fair value of the loans approximates their carrying value.
Commercial papers
Commercial papers comprise short-term, unsecured promissory notes, which carry fixed interest rates. The fair value of the commercial papers approximates their carrying value.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	105
ACCOUNTING POLICIES
Issued bonds, loans, commercial papers and bank overdrafts are initially recognised at the fair value of the proceeds received less transaction costs. In subsequent periods these are measured at amortised cost using the effective interest method. The difference between the proceeds received and the nominal value is recognised in financial income or financial expenses over the term of the loan. For fair value determination refer to note 4.8.
Lease liabilities are related to right-of-use assets primarily premises and company cars and include the present value of future lease payments during the lease term.
Lease liabilities are initially measured at the present value of the lease payments outstanding at the commencement date, discounted using the incremental borrowing rate. Lease liabilities are measured using the effective interest method. Lease liabilities are subsequently remeasured to reflect changes in future lease payments, e.g., changes in lease terms.

Contractual undiscounted cash flows						2025
DKK million	Leases	Eurobonds	Loans	Commercial papers	Bank overdrafts	Total
2025
Within 1 year	1,613	12,536	58	747	183	15,137
1-3 years	2,485	40,369	124	—	—	42,978
3-5 years	1,785	27,999	39	—	—	29,823
More than 5 years	4,740	64,137	256	—	—	69,133
Total	10,623	145,041	477	747	183	157,071
Carrying amount end of the year	8,572	121,074	384	745	183	130,958
Non-current borrowings	7,236	111,373	332	—	—	118,941
Current borrowings	1,336	9,701	52	745	183	12,017
2024
Within 1 year	1,510	4,842	3,279	5,356	449	15,436
1-3 years	2,327	11,829	37,945	—	—	52,101
3-5 years	1,558	17,700	28	—	—	19,286
More than 5 years	2,056	23,403	—	—	—	25,459
Total	7,451	57,774	41,252	5,356	449	112,282
Carrying amount end of the year	6,766	50,528	39,701	5,343	449	102,787
Non-current borrowings	5,428	46,799	37,447	—	—	89,674
Current borrowings	1,338	3,729	2,254	5,343	449	13,113

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	106
4.7 Cash flow statement specifications

Other non-cash items
DKK million	2025	2024	2023

Interest income and interest expenses, net (note 4.9)	2,938	(198)	(527)
Capital gain/(loss) on investments, net (note 4.9)	(80)	19	106
Results of associated companies (note 4.9)	17	17	(81)
Share-based payment costs (note 5.1)	1,435	2,289	2,149
Increase/(decrease) in provisions and retirement benefit obligations[1]	(1,209)	1,918	1,349
Exchange rate effects on provisions and retirement benefit obligations[1]	711	(230)	65
Adjustment for remeasurements of retirement benefit obligations	26	(119)	13
Adjustment of provisions and retirement benefit obligations related to acquisition of businesses	—	(1,088)	—
Unrealised gain/(loss) on fair value hedge through profit or loss (note 4.9)	4,241	(5,098)	(662)
Unrealised gain/(loss) from foreign exchange	(9,432)	4,996	2,394
Other	(1,769)	(2,061)	(4,382)
Total other non-cash items[1]	(3,122)	445	424
1. Amounts relating to the reclassification from 'provisions' to 'sales deductions and product returns' in 2024 and 2023 have been reclassified from 'Other non-cash items' to 'Changes in working capital'.

Change in working capital
DKK million	2025	2024	2023
Inventories	(8,774)	(9,038)	(7,423)
Trade receivables	1,093	(7,179)	(14,210)
Other current receivables and prepayments	21	(4,544)	(2,063)
Sales deductions and product returns1 2	(1,509)	18,287	33,123
Trade payables[2]	2,618	5,011	7,529
Other liabilities[2]	4,349	9,264	5,436
Other non-current receivables and prepayments	(1,848)	(2,586)	(1,224)
Adjustment for payables related to non-current assets	54	(3,520)	(2,432)
Adjustment related to acquisition (note 5.3) of businesses	—	1,134	—
Adjustment related to settlement for prior year's acquisition of businesses (note 5.3)	(1,004)	—	—
Change in working capital including exchange rate adjustments	(5,000)	6,829	18,736
Exchange rate adjustments[1]	8,737	(4,240)	977
Cash flow change in working capital[1]	3,737	2,589	19,713
1. Amounts relating to the reclassification from 'provisions' to 'sales deductions and product returns relating to 2024 and 2023 have been reclassified from 'Other non-cash items' to 'Changes in working capital'. 2. Amounts included in 'sales deductions and product returns relating to 2024 and
2023 have been reclassified from 'trade payables' and 'other liabilities'.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	107
4.8 Financial assets and liabilities

Financial instruments by measurement category
	2025					2024
DKK million	Amortised cost	Fair value through the income statement	Fair value through other comprehensive income	Derivatives used as hedging instruments	Total	Amortised cost[4]	Fair value through the income statement[4]	Fair value through other comprehensive income	Derivatives used as hedging instruments	Total
Other receivables and prepayments[1]	2,837	—	—	—	2,837	3,233	1,004	—	—	4,237
Other financial assets	599	1,542	—	—	2,141	747	1,530	—	—	2,277
Trade receivables (note 3.5)	27,434	—	43,422	—	70,856	25,996	—	45,953	—	71,949
Marketable securities	—	498	—	—	498	—	10,653	—	—	10,653
Derivative financial instruments (note 4.5)	—	—	—	6,682	6,682	—	—	—	6,326	6,326
Cash at bank (note 4.4)	26,464	—	—	—	26,464	15,655	—	—	—	15,655
Financial assets at the end of the year	57,334	2,040	43,422	6,682	109,478	45,631	13,187	45,953	6,326	111,097
Borrowings (note 4.6)	130,958	—	—	—	130,958	102,787	—	—	—	102,787
Other liabilities[2,3]	38,804	—	—	—	38,804	34,412	—	—	—	34,412
Trade payables[3]	19,758	—	—	—	19,758	17,140	—	—	—	17,140
Sales deductions and product returns (note 2.1)[3]	134,400	—	—	—	134,400	135,909	—	—	—	135,909
Derivative financial instruments (note 4.5)	—	—	—	2,026	2,026	—	—	—	7,531	7,531
Financial liabilities at the end of the year	323,920	—	—	2,026	325,946	290,248	—	—	7,531	297,779
1. The balance sheet item 'other receivables and prepayments' includes prepayments and VAT receivables amounting to DKK 16,509 million (DKK 13,282 million in 2024) that are not financial instruments.
2. The balance sheet item 'other liabilities' includes VAT and duties payable amounting to DKK 917 million (DKK 960 million in 2024) that are not financial instruments.
3. Comparatives were restated to reflect the new balance sheet item 'sales deductions and product returns' and the reclassification of confirmed sales rebates from 'trade payables' and 'other liabilities' to 'sales deductions and product returns'. Reference is made to note 2.1.
4. Comparatives for 'other receivables and prepayments' were restated to reflect changes in the provisional purchase price allocation from business combination in 2024. Reference is made to note 5.3.

Fair value measurement hierarchy
DKK million	2025	2024
Active market data (level 1)	800	10,833
Directly or indirectly observable market data (level 2)	6,682	6,326
Not based on observable market data (level 3)[1]	44,662	48,307
Total financial assets at fair value	52,144	65,466
Directly or indirectly observable market data (level 2)	2,026	7,531
Total financial liabilities at fair value	2,026	7,531
1. Comparatives were restated to reflect changes in the provisional purchase price allocation from business combination in 2024. Reference is made to note 5.3.
Financial assets and liabilities measured at fair value can be categorised using the fair value measurement hierarchy. There were no material transfers between the 'Active market data' and 'Directly or indirectly observable market data' categories during 2025 or 2024.
Cash at bank at 31 December 2025 includes DKK 897 million that is restricted (DKK 867 million in 2024). The restricted cash balance relates to subsidiaries in which availability of currency for remittance of funds is temporarily scarce.
ACCOUNTING POLICIES
Depending on purpose, Novo Nordisk classifies financial instruments into the following categories:
•Financial assets at amortised cost
•Financial assets at fair value through the income statement
•Financial assets at fair value through other comprehensive income
•Financial liabilities at amortised cost
•Derivatives used as hedging instruments
Recognition and measurement
Financial assets measured at fair value through the income statement consist of other financial assets, which are comprised of equity investments, and marketable securities. These financial instruments are initially recognised at fair value. Net gains and losses arising from changes in the fair value of equity instruments and marketable securities are recognised in the income statement as financial income or expenses.
For a description of accounting policies on derivative financial instruments used as hedging instruments, refer to note 4.5.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 4 Capital structure and financial items	108
Financial assets at amortised cost are cash at bank and non-derivative financial assets solely with payments of principal and interest. Novo Nordisk normally 'holds-to-collect'
the financial assets to attain the contractual cash flows. These are initially measured at fair value less transaction costs, except for trade receivables that are initially measured at the transaction price. Subsequently, they are measured at amortised cost using the effective interest method less impairment. For a description of accounting policies on trade receivables, refer to note 3.5.
Financial assets at fair value through other comprehensive income are trade receivables that are held to collect or to sell in factoring agreements.
Financial liabilities at amortised cost consist of borrowings (issued Eurobonds, bank overdrafts and lease liabilities), trade payables, liabilities for sales deductions and product returns as well as other liabilities (primarily accruals for promotional and distribution activities, accrued employee-related costs and accrued payables related to assets under construction). These are initially recognised at the fair value less transaction costs.  Subsequently, they are measured at amortised cost using the effective interest method. For initial recognition of lease liabilities refer to note 4.6.
Fair value measurement
If an active market exists, the fair value of a financial instrument is based on the most recently observed market price at the end of the reporting period. If a financial instrument is quoted in a market that is not active, Novo Nordisk bases its valuation on the most recent transaction price. Adjustment is made for subsequent changes in market conditions, for instance by including transactions in similar financial instruments assumed to be motivated by normal business considerations. The fair values of quoted investments are based on current bid prices at the end of the reporting period.
Financial assets for which no active market exists are carried at fair value based on a valuation methodology. The fair value of such financial instruments is determined on the basis of quoted market prices of financial instruments traded in active markets.
The fair value of standard and simple financial instruments, such as foreign exchange forward contracts, interest rate swaps, currency swaps and unlisted bonds, is measured according to generally accepted valuation techniques. Market-based input is used to measure the fair value.
The fair value of trade receivables held to collect or sell in factoring agreements is calculated based on the net invoice amount (invoice amount less charge-backs) less the fee payable to the factoring entity. The factoring fee is insignificant due to the short period between the time of sale to the factoring entity and the invoice due date and the rate applicable. Inputs into the estimate of US wholesaler charge-backs are described in note 2.1.
4.9 Financial income and expenses

DKK million	2025	2024	2023
Financial income
Interest income[1]	1,269	1,838	1,069
Foreign exchange gain (net)	8,311	—	308
Financial gain from forward contracts (net)	—	4,358	1,344
Capital gain on investments	80	—	—
Capital gain on marketable securities	—	2	143
Result of associated companies	—	—	81
Total financial income	9,660	6,198	2,945
Financial expenses
Interest expenses on debts and borrowings	4,207	1,640	542
Foreign exchange loss (net)	—	5,381	—
Financial loss from forward contracts (net)	2,304	—	—
Capital loss on investments	—	19	106
Capital loss on marketable securities	9	—	—
Result of associated companies	17	17	—
Other financial expenses	241	289	197
Total financial expenses	6,778	7,346	845
1. Interest income include DKK 57 million from marketable securities at fair value through the income statement (2024: DKK 399 million; 2023: DKK 370 million) while the remaining interest income is derived from financial assets at amortised cost.

Financial impact from forward contracts, specified
DKK million	2025	2024	2023
Income/(loss) transferred from other comprehensive income	(5,763)	1,612	1,026
Realised fair value adjustment of transferred contracts	9,860	(2,903)	214
Unrealised fair value adjustments of forward contracts[2]	317	4,558	(540)
Realised foreign exchange gain/(loss) on forward contracts	(6,718)	1,091	644
Financial income/(expense) from forward contracts	(2,304)	4,358	1,344
2. Refer to note 4.5 for information on open fair value hedge contracts at 31 December.
ACCOUNTING POLICIES
Management has chosen to classify the result of hedging activities as part of financial items in the income statement, except for foreign currency-risk cash flow hedges on highly probable non-financial asset purchases, where the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 5 Other disclosures	109
Section 5
Other disclosures
5.1 Share-based payment schemes

Share-based payment expensed in the income statement
DKK million	2025	2024	2023
Restricted stock units to employees	576	380	365
Long-term share-based incentive programme (Management Board)	119	314	304
Long-term share-based incentive programme (Management group below Management Board)	437	1,403	1,271
Restricted stock units to individual employees	303	192	209
Share-based payment expensed in the income statement	1,435	2,289	2,149

General terms and conditions of 2025-2023 programmes
	100 year anniversary programme	Management Board			Management group below Management Board			Individual employees
Year of launch	2023	2025	2024	2023	2025	2024	2023	2025	2024	2023
Preliminary number of shares outstanding[1] (million)	3.3	0.3	0.2	0.3	1.5	0.9	1.3	0.6	0.1	0.1
Fair value per restricted stock unit at grant date (DKK)	446	545	767	456	545	767	456	331	794	544
Performance and vesting period	2023 to 2026	2025 to 2027	2024 to 2026	2023 to 2025	2025 to 2027	2024 to 2026	2023 to 2025	2025 to 2028	2024 to 2027	2023 to 2026
Allocation date	Aug 2026	Feb 2028	Feb 2027	Feb 2026	Feb 2028	Feb 2027	Feb 2026	2028	2027	2026
Amortisation period	3.5 years	3 years	3 years	3 years	3 years	3 years	3 years	1 - 3 years	1 - 3 years	1 - 3 years
1. The number of shares to be allocated at target under the LTIPs to Management Board and management group below Management Board, respectively, may potentially be reduced or increased depending on whether Novo Nordisk's performance during the 3-year performance period is higher or lower compared to targets determined by the Board of Directors. The maximum number is capped.

Restricted stock units to employees
In connection with Novo Nordisk's 100 year anniversary and in appreciation of the efforts of employees during recent years, as of 1 February 2023, all eligible employees in the company were offered 74 restricted stock units. Each restricted stock unit gives the holder the right to receive one Novo Nordisk B share free of charge in August
2026, subject to continued employment. The cost of the programme is DKK 1,533 million and is amortised over the vesting period.
Long-term share-based incentive programme (LTIP)
Management Board
The LTIPs commenced in 2023, 2024 and 2025 have a three-year performance period, subject to continued employment, and a subsequent two-year holding period. Targets are set at the beginning of the performance period and include determination of threshold, on-target level of performance and level of performance to achieve maximum allocation of shares. The maximum share allocation at grant cannot exceed 30 months' base salary for the CEO, 24 months' base salary for executive vice presidents and up to 15.6 months' base salary for senior vice presidents. Hence the
LTIP is capped at a number of shares at the time of grant. For 2024 onward, the Board sets both financial and non-financial targets for a three-year period which are linked to three-year average growth in sales, operating profit and non-financial performance.
All targets are aligned to Novo Nordisk's Strategic Aspirations 2025: Purpose and
sustainability, Innovation and therapeutic focus, Commercial execution and Financials.
Target achievement is assessed by the Board of Directors.
The grant date of the 2025-programme was 5 February 2025, and the share price used for the determining the grant date fair value of the award (DKK 545) was the average share price for Novo Nordisk B shares on Nasdaq Copenhagen in the period 5 February 2025 to 19 February 2025, adjusted for the expected dividend.
Based on the split of participants at the grant date, 50% of the shares are allocated to Executives and 50% to other members of the Management Board.
All restricted stock units and shares allocated to Management are settled by transfers of treasury shares at the time of vesting.
Management group below the Management Board
The Management group below the Management Board has a share-based incentive programme with similar performance criteria to the Management Board.
For 2024 onward, the Board sets both financial and non-financial targets for a three-year period.
On 31 December 2025, a total of 8.8 million shares (13.3 million in 2024 and 18.9 million in 2023) were expected to vest, including all ongoing programmes.
ACCOUNTING POLICIES
Novo Nordisk operates equity-settled, share-based compensation plans.
The fair value of the employee services received in exchange for the grant of shares is recognised as an expense and allocated over the vesting period.
The total amount to be expensed over the performance and vesting period is determined by reference to the fair value of the shares granted, excluding the impact of any non-market vesting conditions. The fair value is fixed at the grant date, and adjusted for expected dividends during the vesting period. Non-market vesting conditions are included in assumptions about the number of shares that are expected to vest. At the end of each reporting period, Novo Nordisk revises its estimates of the number of shares expected to vest. Novo Nordisk recognises the impact of the revision of the original estimates, if any, in the income statement and in a corresponding adjustment to equity (change in proceeds) over the remaining vesting period. Adjustments relating to previous years are included in the income statement in the year of adjustment.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 5 Other disclosures	110
5.2 Commitments

Contractual obligations not recognised in the balance sheet
DKK million (undiscounted)	Current	Non- current	Total
2025
Leases[1]	265	717	982
Research and development obligations	10,201	15,705	25,906
Research and development – potential milestone payments[2]	1,610	23,341	24,951
Commercial product launch – potential milestone payments[2]	278	27,721	27,999
Purchase obligations relating to investments in property, plant and equipment	16,775	3,668	20,443
Purchase obligations relating to contract manufacturers	15,746	75,285	91,031
Other purchase obligations	8,832	5,702	14,534
Total obligations not recognised in the balance sheet	53,707	152,139	205,846
2024
Leases[1]	288	3,893	4,181
Research and development obligations	12,101	23,215	35,316
Research and development – potential milestone payments[2]	2,076	32,507	34,583
Commercial product launch – potential milestone payments[2]	384	16,543	16,927
Purchase obligations relating to investments in property, plant and equipment	8,305	3,354	11,659
Purchase obligations relating to contract manufacturers	8,925	62,136	71,061
Other purchase obligations	10,531	8,463	18,994
Total obligations not recognised in the balance sheet	42,610	150,111	192,721
1. Predominantly relates to estimated variable property taxes, leases committed but not yet commenced and low value leases.  2. Potential milestone payments are associated with uncertainty because they are linked to successful achievements in research activities.
Contractual obligations
Research and development obligations include commitments relating to external research and development agreements, mainly related to costs for clinical trials.
Potential milestone payments tied to external research and development are contingent upon successful progress in research and development activities.
Commercial product launch milestones include contingent payments solely related to achievement of a commercial product launch following regulatory approval.
Commercial milestones, royalties and other payments based on a percentage of sales generated from sale of goods following marketing approval are excluded from the contractual commitments analysis because of their contingent nature, related to future sales.
Potential milestone payments entail uncertainties in relation to the period in which payments are due because a proportion of the obligations are dependent on milestone achievements. Exercise fees and subsequent milestone payments under in-
licensing option agreements are excluded, because Novo Nordisk is not contractually obligated to make such payments. The increase in research and development obligation is driven by the general increase in business activities.
Purchase obligations relating to investments in property, plant and equipment primarily relates to production capacity expansion projects. Novo Nordisk expects to fund these commitments with existing cash and cash flow from operations.
Purchase obligations related to contract manufacturers relate to commitments entered to secure future manufacturing capacity.
Other purchase obligations mainly consist of commitments related to promotional and media activities, professional and consulting activities and strategic sourcing contracts.
The contractual obligations not recognised in the balance sheet are not discounted and are not risk-adjusted.
Other guarantees
Other guarantees amount to DKK 3,053 million (DKK 2,380 million in 2024) and primarily relate to performance guarantees issued by Novo Nordisk.
5.3 Acquisition of businesses
Business combinations in 2025
In 2025, no business combinations were completed. The purchase price allocation for the former Catalent fill-finish sites remained provisional at the end of 2024 and was finalised in 2025. Refer to below section.
Business combinations in 2024
Three fill-finish sites (Catalent)
On 18 December 2024, Novo Nordisk acquired three fill-finish sites from Novo
Holdings A/S in connection with a transaction where Novo Holdings A/S acquired
Catalent, Inc. (“Catalent”), a global contract development and manufacturing organisation. Total cash consideration transferred in 2024 amounted to USD
11,723 million (DKK 82,146 million including hedging effects). The final purchase price allocation is shown in the table below.

Fair value recognised at date of acquisition (final)
				2024
	Fill-finish sites		Other acquisi- tions
DKK million	Provisional	Final		Total
Know-how	41,102	41,102	—	41,102
Intellectual property rights and other intangible assets	311	90	52	142
Property, plant and equipment	24,839	24,034	608	24,642
Deferred tax assets (liabilities), net	992	924	(7)	917
Provisions	(1,084)	(884)	—	(884)
Other net assets	1,290	1,228	(2)	1,226
Net identifiable assets acquired	67,450	66,494	651	67,145
Goodwill	15,293	15,245	30	15,275
Purchase price	82,743	81,739	681	82,420
Settlement from closing mechanism (receivable)	—	1,004	—	1,004
Settlement of pre-existing relationships	(597)	(597)	—	(597)
Cash consideration transferred	82,146	82,146	681	82,827
Cash acquired	(664)	(664)	—	(664)
Cash used for acquisition of businesses; net of cash acquired	81,482	81,482	681	82,163

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 5 Other disclosures	111
The finalisation of the purchase price allocation in 2025 resulted in a retrospective restatement of the net assets recognised. Primary changes to the provisional purchase price allocation included a decrease in fair value of 'Property, plant and equipment' (DKK 805 million) and 'Intellectual property rights and other intangible assets' (DKK 221 million), as well as related tax effects.
Further, the acquisition of the three fill-finish sites from Novo Holdings A/S included closing mechanisms. During the measurement period, confirmed amounts from these closing mechanisms amounted to DKK 1,004 million and were recognised as a receivable at the combination date. Potential future adjustments from these closing mechanisms are yet to be confirmed with Novo Holdings A/S and will be recognised outside the measurement period (in profit or loss). Material transactions with Novo
Holdings A/S in 2025 are disclosed in note 5.4.
As a result of the adjustments made in the measurement period, goodwill decreased by DKK 48 million. Goodwill primarily reflects the value of a highly-skilled assembled workforce in place at the three fill-finish sites and expected synergies from Novo
Nordisk’s existing know-how and production capabilities. Goodwill is fully allocated to the Obesity and Diabetes care segment.
The fair value of know-how remained unchanged from the provisional purchase price allocation. Know-how is primarily comprised of the documented processes and systems for efficient and large-scale production of GLP-1 products as well as know-
how to expand capacity in an efficient way. The fair value of both property, plant and equipment and know-how incorporate a significant value of accelerated access to capacity as a reflection of the current shortage of fill-finish capacity and high demand for GLP-1 products in the market.
All changes made to provisional amounts recognised at 31 December 2024 were restated.
Other acquisitions
Other acquisitions of businesses in 2024 comprise the acquisition of a production site in Ireland for a total purchase price of DKK 681 million. The provisional purchase price allocation was finalised in 2025 without any adjustments.
KEY ACCOUNTING ESTIMATES IN DETERMINING THE FAIR VALUE OF
ASSETS ACQUIRED IN PRIOR YEAR'S BUSINESS COMBINATIONS
The application of the acquisition method of accounting involves the use of significant estimates because the identifiable net assets of the acquiree are recognised at their fair value for which observable market prices are typically not available. This is particularly relevant for assets which require use of valuation techniques typically based on estimates of present value of future cash flows.
The fair value is based on assumptions made by market participants, which in case of the Catalent transaction is assessed to be a company with similar needs and capacity to acquire assets of the same nature and size as those of the acquired business.
The valuation of know-how identified in the acquisition of the three fill-finish sites is based on the multi-period excess earnings method, which is used to value unique assets that generate earnings. The economic benefit of the know-how is comprised by net cash flows attributable to the asset which also includes the benefit of accelerated access to production capacity compared to a greenfield construction scenario without the know-how required for commercial production at scale. The net present value of future estimated cash flows is based on projections of sales volumes and prices, valuation period and royalty rates.
The valuation of property, plant and equipment identified in the acquisition of the three fill-finish sites is mainly based on the depreciated replacement cost method in combination with the present value of accelerated access to production facilities. The depreciated replacement cost method reflects adjustments for physical deterioration as well as functional and economic obsolescence. Land has been valued using the market approach based on comparable transactions.
ACCOUNTING POLICIES
The acquisition method of accounting is used to account for all business combinations.
The purchase price for a business comprises the fair value of the assets transferred, liabilities incurred to the former owners including warrant holders of the acquired business and the fair value of any asset or liability resulting from a contingent consideration arrangement. Any amount of the purchase price which effectively comprises a settlement of a pre-existing relationship is not part of the exchange for the acquiree and is therefore not included in the consideration for the purpose of applying the acquisition method. Settlements of pre-existing relationships are accounted for as separate transactions in accordance with the relevant IFRS
Accounting Standards.
Identifiable assets and liabilities and contingent liabilities assumed are measured at fair value at the date of acquisition by applying relevant valuation methods.
Acquisition-related costs are expensed as incurred. Goodwill is recognised as the excess of purchase price over the fair value of net identifiable assets acquired and liabilities assumed.
5.4 Related party transactions

Material transactions with related parties
DKK million	2025	2024	2023
Novo Holdings A/S
Purchase of Novo Nordisk B shares	—	10,164	8,775
Acquisition of fill-finish sites (note 5.3)	—	82,146	—
Settlement for prior year's acquisition of fill-finish sites (note 5.3)	(1,004)	—	—
Dividend payment to Novo Holdings A/S	14,591	12,502	9,028
Services provided by Novo Nordisk	(55)	(33)	(17)

Subsidiaries of Novo Holding A/S
•Catalent Group
Services provided by Catalent	743	—	—

•Novonesis Group
Services provided by Novo Nordisk	(42)	(48)	(48)
Services provided by Novonesis	280	117	112
Assets purchased from Novonesis	125	—	—

•Altasciences Group
Services provided by Altasciences	103	146	229

•Other subsidiaries
Services provided to Novo Nordisk	139	93	—

NNIT Group
Services provided by NNIT	237	257	436

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 5 Other disclosures	112
Novo Nordisk A/S is controlled by Novo Holdings A/S (incorporated in Denmark), which owns 28.1% of the share capital in Novo Nordisk A/S, representing 77.3% of the total number of votes. The remaining shares are widely held. The ultimate parent of the
Group is the Novo Nordisk Foundation (incorporated in Denmark). Both entities are considered related parties.
Novonesis Group, Catalent Group, Altasciences Company Inc., and other subsidiaries of Novo Holdings A/S are considered related parties to Novo Nordisk A/S. As an associated company of Novo Nordisk A/S, NNIT Group is also considered a related party.
In 2025, Novo Nordisk A/S and Novonesis entered into a joint liability agreement with a local utilities provider for a shared project. Novo Nordisk A/S has guaranteed
Novonesis’ obligations under the agreement.
In 2025, Novo Nordisk A/S did not acquire B shares from Novo Holdings A/S as part of the DKK 20,000 million share repurchase programme.

Remuneration to Executives and Board of Directors
DKK million	2025	2024	2023
Salary and short-term incentive	127	180	173
Pension	11	18	17
Benefits	16	10	12
Long-term incentive[1]	100	112	121
Termination payments[2]	220	45	7
Executives in total[3,4]	474	365	330
Fees to Board of Directors[5]	24	23	22
Total	498	388	352
1. Refer to note 5.1 for further information on share-based payment schemes.
2. Includes recruitment-related payments for all years which for 2025 amounted to DKK 6 million.
3. Total remuneration for persons registered as members of Executive Management with the
Danish Business Authority amounts to DKK 46 million (DKK 88 million in 2024 and DKK 195 million in
2023).
4. Executive Management comprises the Chief Executive Officer, Executive Vice Presidents and two
Senior Vice Presidents. The remuneration disclosed includes only the Executives, meaning the Chief
Executive Officer and Executive Vice Presidents.
5. All members of the Board of Directors are registered with the Danish Business Authority. Fees paid to observers in Novo Nordisk's board meetings amounted to DKK 0.9 million and are not included in the table above (no payments to observers in 2024 and 2023).

There were no transactions with Executives or the Board of Directors besides remuneration.
There were no material unsettled balances with related parties at the end of the year.
5.5 Fees to statutory auditors

DKK million	2025	2024	2023
Statutory audit[1]	43	35	30
Audit-related services	6	5	3
Tax advisory services	10	9	8
Other services	6	13	18
Total fees to statutory auditors	65	62	59
1. Statutory audit fees in 2024 include DKK 5 million of additional fees mainly related to business acquisitions.
Fees for services other than statutory audit of the financial statements amount to
DKK 22 million (DKK 27 million in 2024 and DKK 29 million in 2023).
In 2025, Deloitte Statsautoriseret Revisionspartnerselskab provided other services than statutory audit in the amount of DKK 10 million (DKK 6 million in 2024 and
DKK 18 million in 2023) which primarily relate to ESG assurance, tax and financial due diligence relating to acquisitions, and other tax and accounting compliance services.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Consolidated financial statements / Notes to the Consolidated financial statements / Section 5 Other disclosures	113
5.6 Companies in the Novo Nordisk Group

Activity:	•	Sales and marketing	•	Production
	•	Research and development	•	Services/investments

Company and country		Activity
Parent company
Novo Nordisk A/S, Denmark		•	•	•	•

Subsidiaries by geographical area

Company and country	Percentage of shares owned	Activity
US Operations
Novo Nordisk Inc., US	100	•
Novo Nordisk Pharmaceutical Industries LP, US	100		•
Novo Nordisk Pharmatech US, Inc., US	100	•
Novo Nordisk Pharma, Inc., US	100	•
Novo Nordisk Corporate Development US, Inc., US	100			•
Novo Nordisk Research & Development US, Inc., US	100			•
Novo Nordisk US Bio Production, Inc., US	100		•
Novo Nordisk US Holdings Inc., US	100				•
Akero Therapeutics Inc., US	100			•
Catalent Indiana LLC, US	100		•
Dicerna Pharmaceuticals, Inc., US	100			•
Emisphere Technologies, Inc., US	100				•
Forma Therapeutics, Inc., US	100			•

International Operations
Aldaph SpA, Algeria	100	•	•
Novo Nordisk Pharma Argentina S.A., Argentina	100	•
Novo Nordisk Pharmaceuticals Pty. Ltd., Australia	100	•
Novo Nordisk Pharma GmbH, Austria	100	•
Novo Nordisk Azerbaijan LLC, Azerbaijan	100	•
Novo Nordisk Pharma (Private) Limited, Bangladesh	100	•
Novo Nordisk Production Belgium S.A, Belgium	100		•
S.A. Novo Nordisk Pharma N.V., Belgium	100	•
Novo Nordisk Pharma d.o.o., Bosnia and Herzegovina	100	•
Novo Nordisk Farmacêutica do Brasil Ltda., Brazil	100	•
Novo Nordisk Produção Farmacêutica do Brasil Ltda., Brazil	100		•
Novo Nordisk Pharma EAD, Bulgaria	100	•
Inversago Pharma Inc., Canada	100			•
Novo Nordisk Canada Inc., Canada	100	•
Novo Nordisk Farmacéutica Limitada, Chile	100	•
Beijing Novo Nordisk Pharmaceuticals Science & Technology Co., Ltd., China	100			•
Novo Nordisk (China) Pharmaceuticals Co. Ltd., China	100	•	•
Novo Nordisk Region China A/S, Denmark	100				•
Novo Nordisk (Shanghai) Pharma Trading Co., Ltd., China	100	•
Novo Nordisk Colombia SAS, Colombia	100	•

Company and country	Percentage of shares owned	Activity
Novo Nordisk Hrvatska d.o.o., Croatia	100	•
Novo Nordisk Production Czech s.r.o, Czech Republic	100		•
Novo Nordisk s.r.o., Czech Republic	100	•
Novo Nordisk Denmark A/S, Denmark	100	•
Novo Nordisk North America Operations A/S, Denmark	100				•
Novo Nordisk Pharmaceuticals A/S, Denmark	100				•
Novo Nordisk Pharma Operations A/S, Denmark	100	•			•
Novo Nordisk Region AAMEO and LATAM A/S, Denmark	100				•
Novo Nordisk Region Europe A/S, Denmark	100				•
Novo Nordisk Region Japan & Korea A/S, Denmark	100				•
Novo Nordisk Pharmatech A/S, Denmark	100	•	•
Novo Nordisk Egypt LLC, Egypt	100	•
Novo Nordisk Egypt Pharmaceuticals Ltd., Egypt	100	•
Novo Nordisk Estonia OÜ, Estonia	100	•
Novo Nordisk Farma OY, Finland	100	•
Biocorp Production S.A., France	100		•	•
Novo Nordisk Production SAS, France	100		•
Novo Nordisk, France	100	•
Cardior Pharmaceuticals GmbH, Germany	100			•
Novo Nordisk Pharma GmbH, Germany	100	•
Novo Nordisk Hellas Epe., Greece	100	•
Novo Nordisk Hong Kong Limited, Hong Kong	100	•
Novo Nordisk Hungária Kft., Hungary	100	•
Novo Nordisk India Private Limited, India	100	•
Novo Nordisk Service Centre (India) Pvt. Ltd., India	100				•
PT. Novo Nordisk Indonesia, Indonesia	100	•
Novo Nordisk Pars Co. (PJS), Iran	100	•	•
Novo Nordisk Limited, Ireland	100	•
Novo Nordisk Production Ireland Ltd., Ireland	100		•
Novo Nordisk Ltd, Israel	100	•
Catalent Anagni S.R.L, Italy	100		•
Novo Nordisk S.P.A., Italy	100	•
Novo Nordisk Pharma Ltd., Japan	100	•	•
Novo Nordisk Kazakhstan LLP, Kazakhstan	100	•
Novo Nordisk Kenya Ltd., Kenya	100	•
Novo Nordisk Latvia SIA, Latvia	100	•
Novo Nordisk Pharma SARL, Lebanon	100	•
UAB Novo Nordisk Pharma, Lithuania	100	•
Novo Nordisk Pharma (Malaysia) Sdn Bhd, Malaysia	100	•
Novo Nordisk Pharma Operations (Business Area) Sdn, Malaysia	100	•
Novo Nordisk Mexico S.A. de C.V., Mexico	100	•
Novo Nordisk Service Centre Mexico, S.A., Mexico	100				•
Novo Nordisk Pharma SAS, Morocco	100	•
Novo Nordisk B.V., Netherlands	100	•

Company and country	Percentage of shares owned	Activity
Novo Nordisk Finance (Netherlands) B.V., Netherlands	100				•
Novo Nordisk Pharmaceuticals Ltd., New Zealand	100	•
Novo Nordisk Pharma Limited, Nigeria	100	•
Novo Nordisk Farma dooel, North Macedonia	100	•
Novo Nordisk Norway AS, Norway	100	•
Novo Nordisk Pharma (Private) Limited, Pakistan	100	•
Novo Nordisk Panama S.A., Panama	100	•
Novo Nordisk Peru S.A.C., Peru	100	•
Novo Nordisk Pharmaceuticals (Philippines) Inc., Philippines	100	•
Novo Nordisk Pharma Sp.z.o.o., Poland	100	•
Novo Nordisk Pharmaceutical Services Sp. z.o.o., Poland	100	•
Novo Nordisk Portugal, Lda., Portugal	100	•
Novo Nordisk Farma S.R.L., Romania	100	•
Novo Nordisk Limited Liability Company, Russia	100	•	•
Novo Nordisk Production Support LLC, Russia	100				•
Novo Nordisk Saudi for Trading, Saudi Arabia	100	•
Novo Nordisk Regional Headquarters Company, Saudi Arabia	100				•
Novo Nordisk Pharma d.o.o. Belgrade (Serbia), Serbia	100	•
Novo Nordisk Pharma (Singapore) Pte Ltd., Singapore	100	•
Novo Nordisk Slovakia s.r.o., Slovakia	100	•
Novo Nordisk, d.o.o., Slovenia	100	•
Novo Nordisk (Pty) Limited, South Africa	100	•
Novo Nordisk Pharma Korea Ltd., South Korea	100	•
Novo Nordisk Pharma S.A., Spain	100	•
Novo Nordisk Lanka (PVT) Ltd, Sri Lanka	100	•
Novo Nordisk Scandinavia AB, Sweden	100	•
Novo Nordisk Health Care AG, Switzerland	100	•		•	•
Novo Nordisk Pharma AG, Switzerland	100	•
Novo Nordisk Pharma (Taiwan) Ltd., Taiwan	100	•
Novo Nordisk Pharma (Thailand) Ltd., Thailand	100	•
Novo Nordisk Tunisie SARL, Tunisia	100	•
Novo Nordisk Saglik Ürünleri Tic. Ltd. Sti., Turkey	100	•
Novo Nordisk Ukraine, LLC, Ukraine	100	•
Novo Nordisk Pharma Gulf FZE, United Arab Emirates	100	•
Novo Nordisk Limited, UK	100	•
Novo Nordisk Research Centre Oxford Limited, UK	100			•
Novo Nordisk Vietnam Ltd., Vietnam	100	•
Other subsidiaries and associated companies
NNE A/S, Denmark	100				•
NNIT A/S, Denmark	18				•
CS Solar Fund XIV, LLC, US	99				•
Companies without significant activities are not included in the list.
NNE A/S subsidiaries are not included in the list.

– – –	Part of the Annual review – not audited	114
Definitions of key figures and ratios
(part of the Annual review – not audited)
Key figures and financial ratios have been calculated in accordance with the guidelines from the Danish Society of Financial Analysts, and supplemented by certain key ratios for Novo Nordisk. Financial ratios are described below and in the section 'Non-IFRS financial measures'.
KEY FIGURES AND FINANCIAL DEFINITIONS
ADR
An American Depository Receipt (ADR) represents ownership of shares in a non-US company and trades in US financial markets.
EBITDA
EBITDA is defined as ’net profit’, adjusted for 'income taxes', 'financial items',
'depreciation and amortisation' and 'impairment losses and reversals'.
Number of shares outstanding
The total number of shares, excluding the holding of treasury shares.
Shares
The share capital of Novo Nordisk comprises of A shares and B shares, with B shares listed on Nasdaq Copenhagen in trading units of nominal value DKK 0.10 and ADRs, that equal B shares of nominal value DKK 0.10, being listed on New York Stock
Exchange (NYSE). Key ratios per share, including number of outstanding shares, are aligned with trading units of nominal value DKK 0.10.
Working capital
Working capital is the net of operating assets and operating liabilities.
FINANCIAL RATIOS
Basic earnings per share (EPS)
Net profit divided by the average number of shares outstanding.
Diluted earnings per share
Net profit divided by average number of shares outstanding, including the dilutive effect of the outstanding restricted stock units.
Dividend payout ratio
Total dividends for the year as a percentage of net profit. Total dividends for the year comprise interim dividends paid during the year and proposed ordinary dividend for the year.
Effective tax rate
Income taxes as a percentage of profit before income taxes.
Gross margin
Gross profit as a percentage of net sales.
Operating margin
Operating profit as a percentage of net sales.
Net profit margin
Net profit as a percentage of net sales.

– – –	Part of the Annual review – not audited	115
Non-IFRS financial measures
(part of the Annual review – not audited)
In the Annual review, Novo Nordisk discloses certain financial measures of the
Group’s financial performance, financial position and cash flows that reflect adjustments to the most directly comparable measures calculated and presented in accordance with IFRS Accounting Standards. These non-IFRS financial measures may not be defined and calculated by other companies in the same manner, and may therefore not be comparable.
The non-IFRS financial measures presented in the Annual review are:
•Net sales and operating profit growth in constant exchange rates (CER)
•EBITDA and EBITDA at CER
•Adjusted net profit and Adjusted diluted earnings per share (”Adjusted diluted EPS”)
•Free cash flow
•Return on invested capital (ROIC)
•Cash to earnings
•Net debt and Net debt/EBITDA
In addition, the 2026 outlook is provided for growth in Adjusted sales and growth in
Adjusted operating profit. These additional measures will be presented as non-IFRS financial measures from the first quarter of 2026.
IFRS refers to an IFRS financial measure.
Net sales and operating profit in constant exchange rates
'Growth at CER’ means that the effect of changes in exchange rates is excluded. It is defined as the relevant measure for the period calculated using the average exchange rates for the same period prior year compared with the same measure for the same period prior year. Price adjustments within hyperinflation countries, as defined in IAS
29 ‘Financial reporting in hyperinflation economies’, are excluded from the calculation to avoid growth at CER being artificially inflated.
Growth at CER is considered to be relevant information for investors in order to understand the underlying development in net sales and operating profit by adjusting for the impact of currency fluctuations.

Net sales in constant exchange rates
DKK million	2025	2024	2023
Net sales IFRS	309,064	290,403	232,261
Effect of exchange rate	11,219	1,575	7,658
Net sales in constant exchange rates	320,283	291,978	239,919
Net sales previous year	290,403	232,261	176,954
% increase/(decrease) in reported currencies	6.4%	25.0%	31.3%
% increase/(decrease) in constant exchange rates	10.3%	25.7%	35.6%

Operating profit in constant exchange rates
DKK million	2025	2024	2023
Operating profit IFRS	127,658	128,339	102,574
Effect of exchange rate	8,419	1,096	4,898
Operating profit in constant exchange rates	136,077	129,435	107,472
Operating profit previous year	128,339	102,574	74,809
% increase/(decrease) in reported currencies	(0.5%)	25.1%	37.1%
% increase/(decrease) in constant exchange rates	6.0%	26.2%	43.7%
EBITDA and EBITDA growth at constant exchange rates
Novo Nordisk defines EBITDA as ’Net profit’ adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses and reversals'. EBITDA is a measure that is widely used by investors and analysts as it helps analyse operating results from core business operations without including the effects of capital structure, tax rates and depreciation and amortisation and impairment losses.
These factors can vary substantially between companies.

EBITDA and EBITDA growth at constant exchange rates
DKK million	2025	2024	2023
Net profit IFRS	102,434	100,988	83,683
Income taxes IFRS	28,106	26,203	20,991
Financial income IFRS	(9,660)	(6,198)	(2,945)
Financial expenses IFRS	6,778	7,346	845
Operating profit (EBIT) IFRS	127,658	128,339	102,574
Depreciation and amortisations IFRS	14,666	8,545	7,289
Impairment losses and reversals IFRS	7,316	10,562	2,124
EBITDA	149,640	147,446	111,987
Effect of exchange rate	8,632	1,146	5,043
EBITDA in constant exchange rates	158,272	148,592	117,030
EBITDA previous year	147,446	111,987	82,171
% increase/(decrease) in reported currencies	1.5%	31.7%	36.3%
% increase/(decrease) in constant exchange rates	7.3%	32.7%	42.4%

– – –	Part of the Annual review – not audited	116
Adjusted net profit and Adjusted diluted earnings per share (”EPS”)
Novo Nordisk defines Adjusted net profit as ‘Net profit’ excluding the following items and related tax effects:
•Impairment losses and reversals on intangible assets
•Amortisations on intangible assets
•Major restructuring costs
Adjusted net profit is considered to be relevant information for investors as it helps analyse financial performance from core business operations from period to period and enhances comparability against peer companies. Adjusted EPS is calculated as
Adjusted net profit divided by average number of shares outstanding, including the dilutive effect of the outstanding restricted stock units.
Major restructuring costs
Major restructuring costs refer to costs incurred in connection with substantial restructuring plans where the accumulated costs exceed DKK 1,000 million. Costs included under ‘Major restructuring costs’ are considered exceptional and non-
recurring, as they arise from strategic restructurings that are not reflective of the
Group’s ongoing operating activities. Such costs include costs of severance and termination benefits, impairments of tangible assets and committed expenses for contract or projects terminated as part of substantial restructuring plans. Impairments of intangible assets are included in the line ‘Impairment losses and reversals on intangible assets’ even if related to substantial restructuring plans.
The company-wide transformation plan announced on 10 September 2025 is an example of such substantial restructuring plan. As part of the restructuring, the global workforce was being reduced by approximately 9,000 positions. No other major restructuring plans have been undertaken within the past two years.

Adjusted net profit and Adjusted diluted EPS
DKK million	2025	2024	2023
Net profit IFRS	102,434	100,988	83,683
Impairment losses and reversals on intangible assets[1] IFRS	2,760	9,513	1,414
Amortisations on intangible assets IFRS	6,529	2,512	1,834
Major restructuring costs	8,014	—	—
Tax effects of adjustments	(3,330)	(2,456)	(702)
Adjusted net profit	116,407	110,557	86,229
Average number of shares outstanding, including dilutive effect (million)	4,447.7	4,463.0	4,494.8
Adjusted diluted EPS	26.17	24.77	19.18
1. In 2025, impairment losses on intangible assets (DKK 2,760 million) include impairments related to substantial restructuring plans (DKK 1,352 million). These are detailed in the table 'Specification of major restructuring costs'

Specification of major restructuring costs
DKK million	Costs of goods sold	Sales and distributi on costs	Research and develop ment costs	Administ rative costs	2025
Severance and termination benefits	1,685	1,600	1,126	809	5,220
Committed expenses for contracts or projects terminated	—	—	424	—	424
Impairment losses on property, plant and equipment	1,369	—	1,001	—	2,370
Major restructuring costs excluded from Adjusted net profit	3,054	1,600	2,551	809	8,014

Impairment losses on intangible assets	—	—	1,352	—	1,352
Total major restructuring costs	3,054	1,600	3,903	809	9,366
Free Cash Flow
Free cash flow is a measure of the amount of cash generated in the period which is available for the Board of Directors to allocate between Novo Nordisk's capital providers, through measures such as dividends, share repurchases and repayment of debt (excluding lease liabilities) or for retaining within the business to fund future growth.
The following table shows a reconciliation of Free cash flow with net cash generated from operating activities, the most directly comparable IFRS financial measure:

Free Cash Flow
DKK million	2025	2024	2023
Net cash generated from operating activities IFRS	119,102	120,968	108,908
Purchase of property,plant and equipment IFRS	(60,140)	(47,164)	(25,806)
Purchase of intangible assets IFRS	(29,973)	(4,145)	(13,090)
Cash used for acquisition of businesses IFRS	—	(82,163)	—
Settlement for prior year's acquisition of businesses IFRS	1,004	—	—
Proceeds from other financial assets IFRS	30	—	33
Purchase of other financial assets IFRS	(225)	(786)	(271)
Repayment of lease liabilities IFRS	(1,503)	(1,417)	(1,448)
Free cash flow	28,295	(14,707)	68,326

– – –	Part of the Annual review – not audited	117
Cash to earnings
Cash to earnings is defined as 'free cash flow as a percentage of net profit'.
Management believes that cash to earnings is an important performance metric because it measures the Group’s ability to turn earnings into cash. Since Management wants this measure to capture the ability of the Group’s operations to generate cash, free cash flow is used as the numerator instead of net cash flow.
The following table shows the reconciliation of cash to earnings to the most directly comparable IFRS financial measure:

Cash to earnings
DKK million	2025	2024	2023
Free cash flow	28,295	(14,707)	68,326
/ Net profit IFRS	102,434	100,988	83,683
Cash to earnings	27.6%	(14.6%)	81.6%
Net debt and Net debt/EBITDA
Net debt comprises of current and non-current ‘Borrowings’, excluding lease liabilities, less ‘Cash at bank’ and ‘Marketable securities’. Net Debt and Net debt/EBITDA is considered relevant information for investors as it provides a clear indicator of Novo
Nordisk’s leverage position.
The following table shows a reconciliation of Net debt with the balance sheet items, the most directly comparable IFRS financial measures:

Net debt and Net debt/EBITDA
DKK million	2025	2024	2023
Borrowings, non-current IFRS	(118,941)	(89,674)	(20,528)
Borrowings, current IFRS	(12,017)	(13,113)	(6,478)
Add-back of lease liabilities IFRS	8,572	6,766	5,726
Cash at bank IFRS	26,464	15,655	14,392
Marketable securities IFRS	498	10,653	15,838
Net debt	(95,424)	(69,713)	8,950
EBITDA	149,640	147,446	111,987
Net debt/EBITDA	64%	47%	(8%)
Return on invested capital (ROIC)
ROIC is defined as 'operating profit after tax' (using the effective tax rate) as a percentage of average inventories, receivables, property, plant and equipment, intangible assets and deferred tax assets, less non-interest-bearing liabilities including provisions and deferred tax liabilities (where the average is the sum of the above assets and liabilities at the beginning of the year and at year-end divided by two).
Management believes ROIC is a useful measure for providing investors and
Management with information regarding the Group's performance. The calculation of this financial target is a widely accepted measure of earnings efficiency in relation to total capital employed.
The following tables show the reconciliation of ROIC with reconciliation to the most directly comparable IFRS financial measure:

ROIC
DKK million	2025	2024	2023
Operating profit after tax	100,212	101,901	81,957
/ Average net operating assets	254,687	159,548	92,566
ROIC in %	39.3%	63.9%	88.5%
Reconciliation of net operating assets to equity IFRS

DKK million	2025	2024	2023
Equity IFRS	194,047	143,486	106,561
Investment in associated companies	(366)	(400)	(410)
Other financial assets	(2,141)	(2,277)	(1,253)
Marketable securities	(498)	(10,653)	(15,838)
Derivative financial instruments	(6,682)	(6,326)	(2,344)
Cash at bank	(26,464)	(15,655)	(14,392)
Borrowings – non-current	118,941	89,674	20,528
Borrowings – current	12,017	13,113	6,478
Derivative financial instruments	2,026	7,531	1,272
Net operating assets	290,880	218,493	100,602
ROIC numerator
Reconciliation of operating profit to operating profit after tax

DKK million	2025	2024	2023
Operating profit IFRS	127,658	128,339	102,574
Tax on operating profit (using effective tax rate)	(27,446)	(26,438)	(20,617)
Operating profit after tax	100,212	101,901	81,957
ROIC denominator

DKK million	2025	2024	2023
Intangible assets	110,208	90,804	55,941
Goodwill	19,845	20,017	4,465
Property, plant and equipment	208,378	161,680	90,961
Deferred income tax assets	23,647	24,648	20,380
Other receivables and prepayments (non- current)	5,864	4,016	1,430
Inventories	49,623	40,849	31,811
Trade receivables	70,856	71,949	64,770
Tax receivables	4,848	2,853	2,423
Other receivables and prepayments (current)	13,482	13,503	8,068
Deferred income tax liabilities	(6,611)	(5,515)	(10,162)
Retirement benefit obligations	(861)	(903)	(742)
Provisions (non-current)	(5,730)	(6,982)	(5,585)
Sales deductions and product returns (non-current)	(1,051)	(1,456)	(1,064)
Trade payables	(19,758)	(17,140)	(12,130)
Tax payables	(8,416)	(9,716)	(7,116)
Other liabilities (current)	(39,721)	(35,372)	(26,159)
Provisions (current)	(374)	(289)	(132)
Sales deductions and product returns (current)	(133,349)	(134,453)	(116,557)
Net operating assets	290,880	218,493	100,602
Average net operating assets	254,687	159,548	92,566

– – –	Part of the Annual review – not audited	118
New non-IFRS measures effective from 2026
To enhance transparency and comparability of underlying performance, Novo Nordisk will, with effect from the financial year 2026, present outlook and expectations for sales growth and operating profit growth using new non-IFRS measures that better reflect underlying developments by excluding certain exceptional and non-recurring effects, primarily of non-cash nature.
Definitions of the new non-IFRS measures are presented below. From the first quarter of 2026, management will present a reconciliation of these adjusted measures to the most directly comparable IFRS measure.
Adjusted sales as reported and at constant exchange rates
The introduction of Adjusted sales as reported and at constant exchange rates (”CER”)
is driven by the impact of reversing a provision for sales rebates of USD 4.2 billion in the first quarter of 2026 related to the 340B Drug Pricing Program in the US, that was previously constrained. The effect is considered exceptional and non‑recurring and is not reflective of the Group’s normal course operating activities. Adjusted sales growth as reported and at CER will exclude this specific effect to provide a clearer view of underlying operating performance.
Adjusted operating profit as reported and at constant exchange rates
Adjusted operating profit as reported and at constant exchange rates (”CER”) will likewise exclude the impact of reversing the provision for sales rebates of USD 4.2 billion in the first quarter of 2026 related to the 340B Drug Pricing Program in the US, that was previously constrained, as well as other exceptional and non-recurring items related to effects from major legal matters and major impairment losses.
Major legal matters
Major legal matters refers to legal matters (such as legal or administrative disputes, litigations, investigations or settlements) where any such matter, or series of related matters, has an impact (net of insurance recoveries) in excess of DKK 1,000 million on
Novo Nordisk in any given year. Expenses incurred for Novo Nordisk’s legal counsel and consultants in advising, defending, litigating or negotiating settlements are not excluded. Major legal matters are considered exceptional and non‑recurring and not reflective of the Group’s normal course operating activities.
Major impairments
Major impairments refers to impairment losses on intangible assets and property, plant and equipment in excess of DKK 1,000 million. Major impairments are considered exceptional and non‑recurring and not reflective of the Group’s normal course operating activities.
Free cash flow
With effect from 2026, Novo Nordisk defines Free cash flow as ’net cash generated from operating activities’, less ‘Purchase of property, plant and equipment’. The change has been made to align with guidance metric and improve peer comparability.
Adjusted net profit
With effect from 2026, adjusted net profit will further adjust for the impact of reversing the provision for sales rebates of USD 4.2 billion in the first quarter of 2026 related to the 340B Drug Pricing Program in the US, that was previously constrained,
'Major legal matters' and 'Major impairments on property, plant and equipment'. This change is made to align with new guidance metrics, i.e. Adjusted operating profit. The additional adjustments, which are implemented in 2026, are primarily of non-cash nature.

– – –	Part of the Annual review – not audited	119
Sustainable tax approach
Our overall guiding principle within taxation is to have a sustainable tax approach, emphasising our business-anchored approach to managing the impact of taxes while remaining true to the Novo Nordisk values of operating our business in a responsible and transparent manner. Our legal structures are based on business-anchored considerations and substance.
Consequently, we pay tax where value is generated and always respect international and domestic tax rules. As a global business, we conduct cross-border trading, which is subject to transfer pricing regulations.
We apply a ‘Principal structure’ in line with OECD principles, meaning all legal entities, except for the principals, perform their functions under contract on behalf of the principals. As a result, entities contracted by the principals are allocated an activity-
based profit according to a benchmarked profit margin. The tax outcome of this operational model is reflected in the overview below, which shows our corporate income taxes and paid taxes by region.
To ensure alignment between tax authorities regarding the allocation of profit between our entities, we aim to have Advance Pricing Agreements and similar tax rulings in place for geographies representing around 70% of our revenue worldwide.
Our tax policy has been approved by the Board of Directors. Read more about this at:
https://www.novonordisk.com/sustainable-business/esg-portal/principles-positions-
and-policies/tax-policy.html (The contents of the company's website do not form a part of this Form 6-K)

TAXES BY REGION (THREE-YEAR AVERAGE 2023-2025)
Region	Intellectual property rights[1]	Production[2]	Sales[3]	Corporate income taxes (DKK billion)	Paid taxes (DKK billion)
International Operations				23.4	24.1
Denmark				20.4	21.4
EUCAN (excl. Denmark)				1.5	1.0
Emerging Markets				0.3	0.4
APAC				0.3	0.4
Region China				0.9	1.0
US Operations				1.7	5.1
Total				25.1	29.2

1: Intellectual property rights based on sales from where intellectual property rights are located.  2: Production based on number of production employees in the region.  3:  Sales based on location of the customer.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Statements and auditor's report / Statement by the Board of Directors and Executive Management	120
Statement by the Board of Directors and Executive Management
The Board of Directors and Executive Management have today considered and approved the Annual Report of Novo Nordisk A/S for the financial year
1 January 2025 – 31 December 2025.
The Consolidated financial statements are prepared in accordance with IFRS
Accounting Standards as adopted by the EU and disclosure requirements for listed companies in Denmark. The parent financial statements are presented in accordance with the Danish Financial Statements Act. Furthermore, the Annual Report is prepared in accordance with disclosure requirements for listed companies.
In our opinion, the Consolidated financial statements and the parent financial statements give a true and fair view of the Group’s and the Parent's financial position at 31 December 2025 as well as of the results of their operations and the Group's cash flows for the financial year 1 January 2025 – 31 December 2025.
In our opinion, the Management report is prepared in accordance with relevant laws and regulations and contains a fair review of the development of the Group's and the
In our opinion, the Management report is prepared in accordance with relevant laws and regulations and contains a fair review of the development of the Group's and the
Parent’s business and financial matters, the results for the year and of the Parent’s financial position and the financial position as a whole of the entities included in the
Consolidated financial statements, together with a description of the principal risks and uncertainties that the Group and the Parent face.
The Sustainability statement is prepared in accordance with the European
Sustainability Reporting Standards (ESRS) as required by the Danish Financial
Statements Act, as well as article 8 in the EU Taxonomy regulation.
Furthermore, in our opinion, the Annual Report of Novo Nordisk A/S for the financial year 1 January 2025 – 31 December 2025, with the file name NOVO-2025-12-31-1-en, is prepared, in all material respects, in accordance with the ESEF Regulation.
We recommend the Annual Report for adoption at the Annual General Meeting.
Bagsværd, 4 February 2026

Registered Executive Management		Board of Directors

Maziar Mike Doustdar President and Chief Executive Officer (CEO)	Karsten Munk Knudsen Chief Financial Officer (CFO)	Lars Rebien Sørensen Chair	Cees de Jong Vice Chair	Elisabeth Dahl Christensen	Stephan Engels
		Liselotte Hyveled	Mette Bøjer Jensen	Britt Meelby Jensen	Kasim Kutay
Tanja Villumsen

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– – –	Novo Nordisk Annual Report 2025 / Financial statements / Financial statements of the parent company	125
Financial statements of the parent company
The following pages comprise the financial statements of the parent company, the legal entity Novo Nordisk A/S. Apart from ownership of the subsidiaries in the
Novo Nordisk Group, activities of the parent company mainly comprises sales, research and development, production, corporate activities and support functions.
Income statement
For the year ended 31 December

DKK million	Note	2025	2024
Net sales	2	289,015	261,712
Cost of goods sold	3	(73,168)	(48,930)
Gross profit		215,847	212,782
Sales and distribution costs	3	(49,129)	(48,921)
Research and development costs	3	(49,049)	(40,296)
Administrative costs	3	(2,561)	(1,905)
Other operating income and expenses		1,095	692
Operating profit		116,203	122,352
Profit in subsidiaries, net of tax	8	7,070	8,578
Financial income	4	10,348	6,230
Financial expenses	4	(10,495)	(12,568)
Profit before income taxes		123,126	124,592
Income taxes		(22,744)	(22,908)
Net profit		100,382	101,684
Balance sheet
At 31 December

DKK million	Note	2025	2024
Assets
Intangible assets	6	86,049	93,202
Property, plant and equipment	7	119,882	86,376
Financial assets	8	145,275	116,186
Other receivables and prepayments	9	5,697	3,429
Total non-current assets		356,903	299,193
Raw materials		13,678	11,075
Work in progress		23,062	20,439
Finished goods		6,276	5,038
Inventories		43,016	36,552
Trade receivables		3,115	3,289
Amounts owed by affiliated companies		42,674	47,106
Tax receivables		—	7
Other receivables and prepayments	9	6,795	6,402
Receivables		52,584	56,804
Marketable securities		498	10,653
Derivative financial instruments	11	6,682	6,326
Cash at bank		21,112	11,750
Total current assets		123,892	122,085
Total assets		480,795	421,278

DKK million	Note	2025	2024
Equity and liabilities
Share capital	10	446	446
Net revaluation reserve		12,907	18,952
Development costs reserve		2,104	1,994
Reserve for cash flow hedges and exchange rate adjustments		3,570	(4,243)
Proposed dividends		35,330	35,100
Retained earnings		137,475	91,074
Total equity		191,832	143,323
Borrowings	12	113,360	85,368
Deferred income tax liabilities	5	5,802	4,886
Other provisions		1,799	1,576
Total non-current liabilities		120,961	91,830
Borrowings	12	10,764	11,557
Derivative financial instruments	11	2,026	7,531
Trade payables		10,906	9,099
Amounts owed to affiliated companies		119,090	137,678
Tax payables		4,196	3,883
Other liabilities		21,020	16,377
Total current liabilities		168,002	186,125
Total liabilities		288,963	277,955
Total equity and liabilities		480,795	421,278

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Financial statements of the parent company	126
Equity statement

DKK million	Share capital	Net revaluation reserve	Development costs reserve	Reserve for cash flow hedges and exchange rate adjustments	Proposed dividends	Retained earnings	2025	2024
Balance at the beginning of the year	446	18,952	1,994	(4,243)	35,100	91,074	143,323	105,682

Net profit		7,057			51,993	41,332	100,382	101,684
Dividend received from subsidiaries		(4,676)				4,676	—	—
Exchange rate adjustments		(7,692)		(67)			(7,759)	3,066
Development costs			110			(110)	—	—
Realisation of previously deferred (gains)/losses on cash flow hedges				5,763			5,763	(1,547)
Deferred gains/(losses) on cash flow hedges open at year-end				4,339			4,339	(5,763)

Transactions with owners:
Reduction of the B share capital							—	—
Dividends paid during the period					(51,763)		(51,763)	(44,140)
Purchase of treasury shares						(1,439)	(1,439)	(20,181)

Share-based payments		983				452	1,435	2,289
Other adjustments		(1,717)				1,791	74	401
Tax on equity entries				(2,222)		(301)	(2,523)	1,832
Balance at the end of the year	446	12,907	2,104	3,570	35,330	137,475	191,832	143,323

Refer to note 4.3 in the Consolidated financial statements for details on the number of shares, treasury shares and total number of A and B shares in Novo Nordisk A/S.
Refer to note 4.2 in the Consolidated financial statements for details on the dividends paid and shares repurchased in Novo Nordisk A/S.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Financial statements of the parent company	127
Notes
1 Accounting policies
The financial statements of the parent company have been prepared in accordance with the Danish Financial Statements Act (Class D) and other accounting regulations for companies listed on Nasdaq Copenhagen.
The accounting policies for the financial statements of the parent company are unchanged from the previous financial year. The accounting policies are the same as for the Consolidated financial statements with the differences described below. For a description of the accounting policies of the Group, refer to the Consolidated financial statements.
No separate statement of cash flows has been prepared for the parent company;
refer to the statement of cash flows for the Group.
Supplementary accounting policies for the parent company
In the Parent Financial Statements the acquisition of three fill-finish sites from Novo
Holdings A/S during 2024 is accounted for as acquisition of shares in subsidiaries and intangible assets (access to capacity).
Intangible assets (access to capacity)
Access to capacity asset represents a right that Novo Nordisk A/S has acquired to access and control the production capacity of three fill-finish sites acquired by subsidiaries of Novo Nordisk A/S in 2024. Access to capacity asset is amortised over 10 years.
Financial assets
In the financial statements of the parent company, investments in subsidiaries and associated companies are recorded under the equity method, using the respective share of the net asset values in subsidiaries and associated companies. The equity method is used as a measurement method rather than a consolidation method.
The net profit of subsidiaries and associated companies less unrealised intra-group profits and amortisation of goodwill is recorded in the income statement of the parent company.
To the extent that net profit exceeds declared dividends from such companies, the net revaluation of investments in subsidiaries and associated companies is transferred to net revaluation reserve under equity according to the equity method.
Goodwill recognised in subsidiaries is amortised over 3-23 years, which reflects the useful life of the underlying assets and activities generating the goodwill.
Amounts owed by affiliates, where settlement is neither planned nor likely within the foreseeable future, are treated as part of net-investments in subsidiaries, with exchange rate adjustments recognised directly in equity through reserve for cash flow hedges and exchange rate adjustments.
Tax
For Danish tax purposes, the parent company is assessed jointly with its Danish subsidiaries. The Danish jointly taxed companies are included in a Danish on-account tax payment scheme for Danish corporate income tax. All current taxes under the scheme are recorded in the individual companies. Novo Nordisk A/S and its jointly taxed subsidiaries are included in the joint taxation of the parent company,
Novo Holdings A/S.
2 Net sales

DKK million	2025	2024
Net sales by segment
Obesity and Diabetes care	288,847	261,556
Rare disease	168	156
Total net sales	289,015	261,712
Net sales by geographical segment
US Operations	159,077	155,197
International Operations:
EUCAN	57,313	47,855
Emerging Markets	25,527	22,879
APAC	17,506	12,425
Region China	29,592	23,356
Total net sales	289,015	261,712
Net sales are attributed to a geographical segment based on location of the customer.
For definitions of segments, refer to note 2.2 in the Consolidated financial statements.
3 Employee costs

DKK million	2025	2024
Wages and salaries	29,821	25,252
Share-based payment costs	452	626
Pensions	2,531	2,211
Other social security contributions	466	417
Other employee costs	1,548	1,371
Total employee costs	34,818	29,877
Average number of full-time employees	31,059	29,288
Year-end number of full-time employees	26,773	31,096
For information regarding remuneration to the Board of Directors and Executive
Management, refer to note 5.4 in the Consolidated financial statements.
4 Financial income and financial expenses

DKK million	2025	2024
Interest income relating to subsidiaries	418	227
Interest income relating to external counterparties	1,089	1,589
Foreign exchange gain (net)	8,675	—
Financial gain from forward contracts (net)	—	4,355
Capital gain from marketable securities (net)	—	2
Other financial income	166	57
Total financial income	10,348	6,230
Interest expenses relating to subsidiaries	6,369	6,763
Interest expense relating to external counterparties	1,547	529
Result of associated company	13	4
Foreign exchange loss (net)	—	5,076
Financial loss from forward contracts (net)	2,405	—
Capital loss from marketable securities (net)	9	—
Other financial expenses	152	196
Total financial expenses	10,495	12,568
5 Deferred income tax assets/(liabilities)

DKK million	2025	2024
Net deferred tax asset/(liability) at the beginning of the year	(4,886)	(6,282)
Income/(charge) to the income statement	1,699	(349)
Additions from acquisitions	—	254
Income/(charge) to equity	(2,615)	1,491
Net deferred tax asset/(liability) at the end of the year	(5,802)	(4,886)
The Danish corporate tax rate is 22% in 2025 (22% in 2024), which is used for the calculation of the deferred tax liability.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Financial statements of the parent company	128
6 Intangible assets

DKK million	Intellectual property rights and similar rights	Software and other intangibles	2025	2024
Cost at the beginning of the year	102,660	4,670	107,330	35,657
Additions during the year	3,561	439	4,000	72,692
Disposals during the year	(1,184)	(31)	(1,215)	(1,019)
Cost at the end of the year	105,037	5,078	110,115	107,330
Amortisation and impairment losses at the beginning of the year	12,015	2,113	14,128	6,902
Amortisation during the year	7,214	260	7,474	1,399
Impairment losses for the year	2,456	39	2,495	6,056
Amortisation and impairment losses reversed on disposals during the year	—	(31)	(31)	(229)
Amortisation and impairment losses at the end of the year	21,685	2,381	24,066	14,128
Carrying amount at the end of the year	83,352	2,697	86,049	93,202
Intangible assets primarily relate to intellectual property rights and similar rights, which includes access to capacity asset (acquired in 2024) amounting to DKK 50,665 million
(DKK 57,496 million in 2024), and software and other intangibles, which mainly consists of internally developed software and costs related to major IT projects. Intangible assets which are not yet available for use amount to DKK 15,854 million (DKK 17,610 million in 2024). For further information on impairments, refer to note 3.1 in the Consolidated financial statements.

7 Property, plant and equipment

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under construction	2025	2024
Cost at the beginning of the year	27,168	27,904	5,134	61,030	121,236	86,351
Additions during the year	2,270	1,683	365	35,925	40,243	35,819
Disposals during the year	(99)	(162)	(145)	(3,211)	(3,617)	(934)
Transfer from/(to) other items	1,102	1,452	398	(2,952)	—	—
Cost at the end of the year	30,441	30,877	5,752	90,792	157,862	121,236
Depreciation and impairment losses at the beginning of the year	13,338	18,230	3,292	—	34,860	32,529
Depreciation for the year	1,417	1,283	418	—	3,118	2,938
Impairment losses for the year	64	186	105	3,211	3,566	322
Depreciation reversed on disposals during the year	(85)	(159)	(109)	(3,211)	(3,564)	(929)
Depreciation and impairment losses at the end of the year	14,734	19,540	3,706	—	37,980	34,860
Carrying amount at the end of the year	15,707	11,337	2,046	90,792	119,882	86,376
Of which related to leased property, plant and equipment	1,832	—	81	—	1,913	1,461
Leased property, plant and equipment primarily relates to lease of office buildings, warehouses, laboratories and vehicles.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Financial statements of the parent company	129
8 Financial assets

DKK million	Investments in subsidiaries	Amounts owed by affiliated companies	Investment in associated company	Other securities and investments	2025	2024
Cost at the beginning of the year	93,778	2,839	105	963	97,685	63,171
Investments during the year	33,757	1,703		82	35,542	34,990
Divestments and repayments during the year		(373)		(130)	(503)	(476)
Cost at the end of the year	127,535	4,169	105	915	132,724	97,685
Value adjustments at the beginning of the year	18,904	(90)	48	(361)	18,501	24,372
Profit/(loss) after tax	7,070		(13)		7,057	8,574
Dividends received	(4,676)				(4,676)	(21,762)
Divestments during the year				94	94	—
Effect of exchange rate adjustment charged to the income statement				63	63	42
Effect of exchange rate adjustment charged to equity	(7,692)	(67)			(7,759)	3,066
Share-based payments	983				983	1,663
Other adjustments	(1,717)			5	(1,712)	2,546
Value adjustments at the end of the year	12,872	(157)	35	(199)	12,551	18,501
Carrying amount at the end of the year	140,407	4,012	140	716	145,275	116,186
The presentation of Financial assets was updated to enhance clarity and readability by grouping items into broader categories of a similar nature. Comparative figures impacted were restated accordingly without impact on net book values.

For a list of companies in the Novo Nordisk Group, refer to note 5.6 in the Consolidated financial statements.

9 Other receivables and prepayments
Other receivables and prepayments includes prepayments of DKK 10,134 million
(DKK 7,571 million in 2024), primarily related to prepaid contract manufacturing and R&D activities
10 Share capital
For information on share capital, refer to note 4.3 in the Consolidated financial statements.
11 Derivatives
For information on derivative financial instruments, refer to note 4.5 in the
Consolidated financial statements. All derivatives in the group are entered into with Novo Nordisk A/S as the counterpart.
12 Borrowings

DKK million	2025	2024
Within 1 year	10,764	11,557
1-5 years	59,378	63,815
More than 5 years	53,982	21,553
Total borrowings	124,124	96,925
Borrowings mainly consist of loans from Novo Nordisk Finance (Netherlands) B.V.
related to issuance of Eurobonds to fund the acquisition of subsidiaries and intangible assets. For further information on borrowings, refer to note 4.6 in the Consolidated financial statements.

– – –	Novo Nordisk Annual Report 2025 / Financial statements / Financial statements of the parent company	130
13 Related party transactions
The parent company's transactions and obligations with related parties correspond to those reported in note 5.4 to the Consolidated financial statements, except for those listed below where the parent company's share is reported.

Parent company's share of transactions with related parties
DKK million	2025	2024
Catalent Group
Services provided by Catalent	526	—
Novonesis Group
Services provided by Novo Nordisk	(37)	(38)
Services provided by Novonesis	167	115
Other subsidiaries of Novo Holding A/S
Services provided to Novo Nordisk	78	34
NNIT Group
Services provided by NNIT	168	189
Novo Nordisk A/S is included in the Consolidated financial statements of the Novo
Nordisk Foundation.
14 Fee to statutory auditors

DKK million	2025	2024
Statutory audit[1]	14	14
Audit-related services	4	3
Tax advisory services	7	4
Other services	6	13
Total fee to statutory auditors	31	34
1. 2024 statutory audit fee includes DKK 5 million of additional fees mainly related to business acquisitions.
15 Commitments and contingencies

DKK million	2025	2024
Commitments
Leases[1,4]	511	1,346
Research and development obligations	21,523	31,511
Research and development - potential milestones[2]	18,744	33,614
Commercial product launch - potential milestones[2]	25,561	15,749
Purchase obligations relating to investments in property plant and equipment	6,750	4,956
Purchase obligation relating to contract manufacturers	91,031	71,061
Other purchase obligations[4]	5,618	6,338
Guarantees given for subsidiaries[3]	140,183	68,081
Other guarantees	1,014	1,003
1. Lease commitments predominantly relate to lease agreements executed but not commenced and estimated variable property taxes and low value assets.  2. Potential milestone payments are associated with uncertainty because they are linked to successful achievements in research activities; refer to note 5.2 in the Consolidated financial statements.  3. Guarantees given for subsidiaries mainly relate to guarantees towards Novo Nordisk Finance (Netherlands) B.V. related to issuance of Eurobonds.  4. Committed service costs have been reclassified from ‘Leases’ to ‘Other purchase obligations’ to better reflect the nature of these commitments. Comparative figures have been restated accordingly.

Novo Nordisk A/S and its Danish subsidiaries are jointly taxed with the Danish companies in Novo Holdings A/S. The joint taxation also covers withholding taxes in the form of dividend tax, royalty tax and interest tax. The Danish companies are jointly and severally liable for the joint taxation. Any subsequent adjustments to income taxes and withholding taxes may lead to a larger liability. The tax for the individual companies is allocated in full on the basis of the expected taxable income.
For information on Purchase obligations related to contract manufacturers, refer to note 5.2 in the Consolidated financial statements. For information on pending litigation and other contingencies, refer to notes 3.6 and 5.2 in the Consolidated financial statements.

– – –	Novo Nordisk Annual Report 2025 / More information	131

More information
Additional reporting
Novo Nordisk provides additional disclosure to satisfy legal requirements and stakeholder interests.
Supplementary reports can be downloaded at: https://www.novonordisk.com/investors/annual-report.html (The contents of the company's website do not form a part of this Form 6-K), while additional information can be found at: https://www.novonordisk.com/ (The contents of the company's website do not form a part of this Form 6-K).
Annual Report
This Annual Report is Novo Nordisk’s full statutory Annual Report pursuant to Section 149(1) of the Danish
Financial Statements Act. The statutory Annual Report will be presented and adopted at the Annual General
Meeting on 26 March 2026 and will subsequently be submitted to and be available at the Danish Business
Authority. The consolidated financial statements included in this Annual Report have been prepared in accordance with IFRS Accounting Standards (IFRS) as issued by the International Accounting Standards Board
(IASB) and in accordance with IFRS Accounting Standards endorsed by the EU and further requirements in the
Danish Financial Statements Act.
The Sustainability statement included in this Annual Report has been prepared in accordance with the European
Sustainability Reporting Standards (ESRS) as required by the Danish Financial Statement Act, as well as article 8 in the EU Taxonomy regulation.
Form 20-F
The Form 20-F is filed using a standardised reporting form so that investors can evaluate the company alongside
US domestic equities. It is an annual reporting requirement of the US Securities and Exchange Commission (SEC)
for foreign private issuers with equity shares listed on exchanges in the United States.
Corporate Governance Report
The Corporate Governance Report discloses Novo Nordisk’s compliance with corporate governance to meet the requirements of the Danish Financial Statements Act.
Remuneration Report
The Remuneration Report describes the remuneration awarded or due during 2025 to members of the Board and Executive Management registered with the Danish Business Authority in accordance with section 139b of the Danish Companies Act. The Remuneration Report is submitted to the Annual General Meeting for an advisory vote.
Disclaimer
The patients, employees and relatives portrayed in this Annual Report and ancillary reports have participated of their own accord and solely to express their own personal opinions on topics referred to, which do not necessarily reflect the views and opinions of Novo Nordisk. Use of the pictures as illustrations is in no way intended to associate the patients, employees or relatives with the promotion of any Novo Nordisk products.

– – –	Novo Nordisk Annual Report 2025 / Additional Sustainability statement information (part of the Sustainability statement)	132
Additional Sustainability statement information
(part of Sustainability statement)
Table 1 - Sustainability statement policy overview

Policy	Most senior accountable	Scope	Internationally recognised instruments	Availability	Pages covered
OneCode	Executive Management	All Representatives	UN Guiding Principles on Business and Human Rights	https:// www.novonordisk.co m/content/dam/ nncorp/global/en/ sustainable-business/ pdfs/esg-portal/ Cover_Code_of_condu ct.pdf (The contents of the company's website do not form a part of this Form 6-K)	51, 52, 53, 55, 75-77
Labour Code of Conduct	Executive Management	All Employees*	ILO's Declaration on Fundamental Principles and Rights at Work	https:// www.novonordisk.co m/content/dam/ nncorp/global/en/ sustainable-business/ pdfs/esg-portal/ labour-code-of- conduct.pdf (The contents of the company's website do not form a part of this Form 6-K)	57
Health and Safety	Executive Management	All Operations*	ISO 45001
https://
www.novonordisk.co
m/content/dam/
nncorp/global/en/
sustainable-business/
pdfs/esg-portal/
sustainability-
statement/2025/
Health_and_safety.pdf
(The contents of the
company's website do
not form a part of this
Form 6-K)
57, 59
Diversity and Inclusion	Executive Management	All Employees*	N/A
https://
www.novonordisk.co
m/content/dam/
nncorp/global/en/
sustainable-business/
pdfs/esg-portal/
sustainability-
statement/2025/
Diversity_and_inclusio
n_policy.pdf (The
contents of the
company's website do
not form a part of this
Form 6-K)
57, 60
Responsible Sourcing Standards	Senior VP of Global Solutions	Global Activities	UN Guiding Principles on Business and Human Rights OECD Guidelines for Multinational Enterprises on Responsible Business Conduct Eight ILO Conventions International Bill of Human Rights	https:// www.novonordisk.co m/content/dam/ nncorp/global/en/ contact/pdfs/2024- responsible-sourcing- standards.pdf (The contents of the company's website do not form a part of this Form 6-K)	63, 71, 75, 77
Human Rights Commitment	Chief Compliance Officer	All Activities	International Bill of Human Rights ILO Declaration on Fundamental Principles and Rights at Work The Convention on the Rights of the Child
https://
www.novonordisk.co
m/content/dam/
nncorp/global/en/
sustainable-business/
pdfs/esg-portal/novo-
nordisk-human-rights-
commitment-2022.pdf
(The contents of the
company's website do
not form a part of this
Form 6-K)
51-52, 71
Environmental	Executive Management	Global Activities	ISO 14001 ISO 50001
https://
www.novonordisk.co
m/content/dam/
nncorp/global/en/
sustainable-business/
pdfs/esg-portal/
sustainability-
statement/2025/
Environmental_policy.
pdf (The contents of
the company's
website do not form a
part of this Form 6-K)
63, 68, 72, 74
Anti-retaliation	Chief Compliance Officer	All Representatives	N/A	https:// www.novonordisk.co m/content/dam/ nncorp/global/en/ sustainable-business/ pdfs/esg-portal/ sustainability- statement/2025/ Report_suspected_mis conduct.pdf (The contents of the company's website do not form a part of this Form 6-K)	76
Global Procurement	Corporate VP of Corporate Procurement	All Sourced Goods and Services	N/A	N/A	76
Bioethics Policy	Executive Management	Global Activities	Declaration of Helsinki ICH Good Clinical Practice Nuremberg Code Belmont Report UN Guiding Principles on Business and Human Rights UNESCO’s Universal Declaration on Bioethics and Human Right
https://
www.novonordisk.co
m/content/dam/
nncorp/global/en/
sustainable-business/
pdfs/esg-portal/
sustainability-
statement/2025/
Bioethics.pdf (The
contents of the
company's website do
not form a part of this
Form 6-K)
75, 78
*Policies related to 'Own workforce' excludes NNE, as the subsidiary has its own process in place.

– – –	Novo Nordisk Annual Report 2025 / Additional Sustainability statement information (part of the Sustainability statement)	133
Tables in accordance with ESRS 2 General Disclosures and the EU Taxonomy Regulation:
Table 2 – Other legislation
The table below includes all of the data points that derive from other EU legislation as listed in ESRS 2 appendix B, indicating where the data points can be found in our report and which data points are assessed as not applicable to
Novo Nordisk.

Disclosure requirement	Data point	SFDR reference	Pillar 3 reference	Benchmark regulation reference	EU Climate Law reference	Page
ESRS 2 GOV-1	21 (d)	x		x		61
ESRS 2 GOV-1	21 (e)			x		39
ESRS 2 GOV-4	30	x				47
ESRS 2 SBM-1	40 (d) i	x	x	x		Not applicable
ESRS 2 SBM-1	40 (d) ii	x		x		Not applicable
ESRS 2 SBM-1	40 (d) iii	x		x		Not applicable
ESRS 2 SBM-1	40 (d) iv			x		Not applicable
ESRS E1-1	14				x	64
ESRS E1-1	16 (g)		x	x		Not material
ESRS E1-4	34	x	x	x		64
ESRS E1-5	38	x				65
ESRS E1-5	37	x				65
ESRS E1-5	40-43	x				65
ESRS E1-6	44	x	x	x		66
ESRS E1-6	53-55	x	x	x		66
ESRS E1-7	56				x	Not applicable
ESRS E1-9	66			x		Phase-in
ESRS E1-9	66 (a); 66 (c)		x			Phase-in
ESRS E1-9	67 (c)		x			Phase-in
ESRS E1-9	69			x		Phase-in
ESRS E2-4	28	x				Not applicable
ESRS E3-1	9	x				72
ESRS E3-1	13	x				Not applicable
ESRS E3-1	14	x				Not applicable
ESRS E3-4	28 (C)	x				73
ESRS E3-4	29	x				Not material
ESRS 2- IRO 1 - E4	16 (a) i	x				Phase-in
ESRS 2- IRO 1 - E4	16 (b)	x				Phase-in
ESRS 2- IRO 1 - E4	16 (c)	x				72, 73
ESRS E4-2	24 (b)	x				72
ESRS E4-2	24 (c)	x				Not applicable
ESRS E4-2	24 (d)	x				72

Disclosure requirement	Data point	SFDR reference	Pillar 3 reference	Benchmark regulation reference	EU Climate Law reference	Page
ESRS E5-5	37 (d)	x				70
ESRS E5-5	39	x				70
ESRS 2- SBM 3 - S1	14 (f)	x				Not material
ESRS 2- SBM 3 - S1	14 (g)	x				Not material
ESRS S1-1	20	x				Not material
ESRS S1-1	21			x		57
ESRS S1-1	22	x				Not material
ESRS S1-1	23	x				59
ESRS S1-3	32 (c)	x				58, 76
ESRS S1-14	88 (b), 88 (c)	x		x		59
ESRS S1-14	88 (e)	x				Phase-in
ESRS S1-16	97 (a)	x		x		60
ESRS S1-16	97 (b)	x				60
ESRS S1-17	103 (a)	x				58
ESRS S1-17	104 (a)	x		x		Not material
ESRS 2- SBM 3 - S2	11 (b)	x				71
ESRS S2-1	17	x				71
ESRS S2-1	18	x				71
ESRS S2-1	19	x		x		71
ESRS S2-1	19			x		71
ESRS S2-4	36	x				Phase-in
ESRS S3-1	16	x				Not material
ESRS S3-1	17	x		x		Not material
ESRS S3-4	36	x				Not material
ESRS S4-1	16	x				52
ESRS S4-1	17	x		x		53, 55
ESRS S4-4	35	x				Phase-in
ESRS G1-1	10 (b)	x				Not applicable
ESRS G1-1	10 (d)	x				Not applicable
ESRS G1-4	24 (a)	x		x		76
ESRS G1-4	24 (b)	x				76

– – –	Novo Nordisk Annual Report 2025 / Additional Sustainability statement information (part of the Sustainability statement)	134

Table 3 – Disclosure requirements in ESRS covered by the Sustainability statement								Table 4 – List of incorporations by reference
ESRS 2 – General disclosures		ESRS E2 – Pollution		ESRS E5 – Resource use and circular economy		ESRS S2 – Workers in the value chain		ESRS disclosure requirement	Incorporation by reference
Disclosure requirement	Page	Disclosure requirement	Page					ESRS 2 GOV-1 (21 a-e, 22a-d, 23 a, b); G1 GOV-1 (5 a, b): Roles and responsibilities of the Board of Directors and Executive Management
See Annual review, section 'Governance' pages 35-40 (incl.  Sustainability statement: table 3.3.3 'Diversity metrics – Management levels' on page 61).
For additional details on Board competences, see Corporate Governance
Report p. 4, section 'Board competences and composition'

BP-1: Basis for preparation	47	ESRS 2 IRO-1: Processes	74	Disclosure requirement	Page	Disclosure requirement	Page
BP-2: Specific circumstances	47	E2-1: Policies	74	ESRS 2 IRO-1: Processes	68	ESRS 2 SBM 2: Stakeholders	48
GOV-1: Governance roles	40	E2-2: Actions	74	E5-1: Policies	68	ESRS 2 SBM 3: Strategy	71	ESRS 2 GOV-2 (26 a-c): Overseeing sustainability matters and sustainability matters discussed; ESRS 2 GOV-5 (36e): Periodic reporting of risks
See Corporate Governance Report, page 4-7, sub-section ‘4. Board of
Directors' and '5. Board Committees', Annual review, section 'Governance'
pages 35-40, 'Sustainability commitment' pages 32-34, and 'Risk management' section pages 41-42

GOV-2: Governance	40	E2-3: Targets	N/A	E5-2: Actions	68, 69	S2-1: Policies	71
GOV-3: Incentives schemes	40	E2-4: Pollution	N/A	E5-3: Targets	69	S2-2: Processes	71, 76
GOV-4: Due diligence	47	E2-5: Substances	74	E5-4: Resource inflows	69	S2-3: Remediate impacts	71, 76	ESRS 2 GOV-3 (29 a-e): Incentive schemes dependent on sustainability-related targets and performance metrics
See Remuneration Report, pages 13-15, 3.5 ‘Short-term incentive programme
2025’ and pages 16-19, 3.6-3.8 ‘Long-term incentive programmes 2023, 2024 and 2025– programme design’, page 5, table 1, rows: Short-term cash-based incentive programme and Long-term share-based incentive programme for the Board of Directors, and page 9, table 7, rows: Short-term incentive programme (STIP) and Long-term incentive programme (LTIP) for
Executive Management

GOV-5: Risk management	47	E2-6: Financial effects	N/A	E5-5: Resource outflows	69, 70	S2-4: Actions	71
SBM-1: Value chain	10			E5-6: Financial effects	N/A	S2-5: Targets	N/A
SBM-2: Stakeholders	48	ESRS E3 – Water and marine resources
SBM-3: Strategy	9, 49			ESRS S1 – Own workforce		ESRS S4 – Patient protection and quality of life
IRO-1: Processes	49	Disclosure requirement	Page	Disclosure requirement	Page
ESRS E1, 13 (related to ESRS 2 GOV-3):
Portion of total expensed remuneration to
registered executives dependent on
performance against climate related
targets; ESRS 2 GOV-3 (29  d): Portion of
total expensed variable remuneration to
registered executives dependent on
performance against ESG related targets
									See Remuneration Report, pages 13-15, 3.5 ‘Short-term incentive programme 2025’, pages 16-19, 3.6-3.8 ‘Long-term incentive programmes 2023, 2024 and 2025– programme design’, and page 20, table 24
IRO-2: ESRS DR's covered	134	ESRS 2 IRO-1: Processes	72	ESRS 2 SBM 2: Stakeholders	48	Disclosure requirement	Page
		E3-1: Policies	72	ESRS 2 SBM 3: Strategy	57	ESRS 2 SBM 2: Stakeholders	48
ESRS E1 – Climate change		E3-2: Actions	73	S1-1: Policies	57, 59, 60	ESRS 2 SBM 3: Strategy	51
Disclosure requirement	Page	E3-3: Targets	N/A	S1-2: Processes	57, 58, 76	S4-1: Policies	52, 53, 55
ESRS 2 GOV-3: Governance	134	E3-4: Water consumption	73	S1-3: Remediate impacts	58, 76	S4-2: Processes	52, 55
E1-1: Transition plan	63, 64, 65	E3-5: Financial effects	N/A	S1-4: Actions	58, 59, 60	S4-3: Remediate impacts	52, 55	ESRS 2 SBM-1 (40 a i, ii, e-f): Sustainability- related goals and significant products
See Annual review, section 'Product overview' on p. 25 for product overview,
'Sustainability commitment' pages 32-34, and 'Commercial execution' p. 20-25 for key markets (and as additional reference within the Sustainability statement: see p. 58, table 3.1.1 'Employees and employee turnover')

ESRS 2 SBM-3: Strategy	63			S1-5: Targets	59	S4-4: Actions	52-56
ESRS 2 IRO-1: Processes	63	ESRS E4 – Biodiversity and ecosystems		S1-6: Own employees	58	S4-5: Targets	54
E1-2: Policies	63			S1-7: Non-employees	N/A			ESRS 2 BP-2 (12): Forward-looking information	See Annual review, page 17, section ‘Financial performance’, sub-chapter 'Forward-looking statements'
E1-3: Actions	65	Disclosure requirement	Page	S1-8: Bargaining coverage	58	ESRS G1 – Business conduct
E1-4: Targets	64	E4-1: Transition plan	72	S1-9: Diversity	60-61	Disclosure requirement	Page	ESRS 2 SBM-1 (40g; 42, b-c): Business model and value chain	See Annual review, section 'Purpose, strategy and culture' p. 9 and p. 10 on 'Value creation' showcasing the stages from resources to patients, and Strategic Aspirations on p. 13
E1-5: Energy consumption	65	ESRS 2 SBM-3: Strategy	72	S1-10: Adequate wages	57	ESRS 2 GOV-1: Governance	37, 38, 40
E1-6: Scopes 1, 2, and 3	66	ESRS 2 - IRO 1: Processes	72	S1-11: Social protection	N/A	ESRS 2 IRO-1: Processes	75
E1-7: GHG removals	N/A	E4-2: Policies	72	S1-12: Disabilities	N/A	G1-1: Corporate culture	75, 76	ESRS S4-4 MDR-A (33b): Overview of what action is planned or underway to pursue material opportunities for the undertaking in relation to consumers and/or end-users	See Annual review, section 'Innovation and therapeutic focus', p. 27-32, for an overview of opportunities to accelerate healthcare innovation across obesity, diabetes and rare diseases
E1-8: Internal carbon pricing	N/A	E4-3: Actions	73	S1-13:Training	N/A	G1-2: Suppliers	77
E1-9: Financial effects	N/A	E4-4: Targets	N/A	S1-14: Health and safety	59	G1-3: Prevention	76
		E4-5: Impacts	72, 73	S1-15: Work-life balance	57	G1-4: Incidents	76
		E4-6: Financial effects	N/A	S1-16: Compensation	60	G1-5: Political influence	77, 78
				S1-17: Complaints	58	G1-6: Payment practices	77

1. In addition, a detailed description of the material IROs is given in the topical sections of this Sustainability statement.

– – –	Novo Nordisk Annual Report 2025 / Additional Sustainability statement information (part of the Sustainability statement)	135
EU Taxonomy – Contextual information, accounting policies and templates
Taxonomy-related disclosure process
The Taxonomy disclosure process follows three main steps: screening, assessment and eligibility and alignment reporting. Potentially eligible economic activities are identified in line with the technical annexes of the Climate Delegated Act (Annex I on the climate change mitigation and
Annex II on climate change adaptation) and the Environmental Delegated Act (Annexes I–IV). In
line with the amended Annex I of the Disclosures Delegated Act, and following changes in our reporting scope, heating and cooling (4.15), wastewater (5.3), passenger vehicles (6.5), and land acquisition (7.7) have been reviewed at a high level and deemed non-assessed and non-material for the reporting period, and are therefore excluded from further EU Taxonomy assessment.
Taxonomy-alignment – Minimum safeguards
Novo Nordisk upholds responsible business practices in line with minimum safeguards.
•We are committed to respecting human rights across our value chain, with due diligence aligned to the Guiding Principles on Business and Human Rights and OECD Guidelines for Multinational
Enterprises on Responsible Business Conduct (see section 6 'Workers in the Value Chain', p. 71)
•We strictly prohibit bribery and corruption and comply with all relevant laws and industry codes.
Our anti-corruption programme includes audits, training and third-party due diligence (see section 9 'Business conduct' on p. 75).
•We act responsibly and transparently in all tax matters, in full compliance with applicable tax regulations and the spirit of the law.
•We value fair competition and comply with laws governing our relationships with suppliers, customers, and competitors. Employees are trained to uphold these standards.

Table 5a – Proportion of turnover and CapEx from products or services associated with Taxonomy-eligible or Taxonomy-aligned economic activities – disclosure covering year 2025
Financial year	2025
KPI (1)	Total (2)	Proportion of Taxonomy- eligible activities (3)	Taxonomy- aligned activities (4)	Proportion of Taxonomy- aligned activities (5)	Breakdown by environmental objectives of Taxonomy-aligned activities						Proportion of enabling activities (12)	Proportion of transitional activities (13)	Not assessed activities considered non-material (14)	Taxonomy- aligned activities in previous financial year (N-1) (15)	Proportion of Taxonomy- aligned activities in previous financial year (N-1) (16)
					Climate change mitigation (6)	Climate change adaptation (7)	Water (8)	Circular Economy (9)	Pollution (10)	Biodiversity (11)
	mDKK	%	mDKK	%	%	%	%	%	%	%	%	%	%	mDKK	%
Turnover	309,064	100	0	0	0	0	0	0	0	0			0	0	0
CapEx	94,249	63	5,835	6	6	0	0	0	0	0			3	3,494	3
Contextual information
On 04 July 2025, the European Commission introduced simplification measures for the EU Taxonomy under a new Delegated Act, effective 1 January 2026 and applicable to the 2025 financial year. We have chosen to adopt the new rules already, for financial year 2025.
In 2025, the reporting scope and data collection process remained unchanged. The Taxonomy
KPIs include all fully consolidated companies of the Novo Nordisk Group. As no activities contribute to multiple environmental objectives, KPI disaggregation is not applicable. For
Turnover and CapEx allocation, we identify relevant income, purchases, and measures, linking them to primary economic activities in the Climate and Environmental Delegated Acts to avoid double counting. No restatements of 2024 figures.
ACCOUNTING POLICIES
Total Turnover
Total revenue from sale of goods, as defined under IFRS Accounting Standards (see note 2.1 'Net sales and rebates' on p. 88 in the Consolidated financial statements). The turnover KPI is defined as
Taxonomy-eligible turnover divided by total turnover.
Capital expenditures (CapEx)
Additions to fixed assets (including finance leases) and intangible assets. Additions resulting from business combinations are also included. Goodwill is not included in CapEx because it is not defined as an intangible asset in accordance with IAS 38. The eligible CapEx KPI is defined as Taxonomy-eligible
CapEx divided by total CapEx (see notes 3.1 'Intangible assets' on p. 94 and 3.2 'Property, plant and equipment' on page 96 in the Consolidated financial statements). The aligned CapEx KPI is defined as
Taxonomy-aligned CapEx divided by total CapEx.

OpEx immateriality
•In accordance with the new
Delegated Act, we have opted to
not report on OpEx eligibility due
to immateriality.
•Eligible OpEx only includes R&D
costs directly related to the
manufacturing process.
•We allocate only a small part of
R&D related to CMC (Chemistry,
Manufacturing and Control
Development and Scaling), and
the remaining R&D is related to
patents etc.).
•For this reason, OpEx is
immaterial.
•Total OpEx: 49,308 mDKK

– – –	Novo Nordisk Annual Report 2025 / Additional Sustainability statement information (part of the Sustainability statement)	136
Table 5b – Proportion of turnover from products or services associated with Taxonomy-eligible or Taxonomy-aligned economic activities – disclosure covering year 2025

Reported KPI		Turnover
Financial year (N)		2025
Economic Activities (1)	Code (2)	Proportion of Taxonomy eligible Turnover (3)	Taxonomy- aligned KPI (4)	Taxonomy- aligned KPI (5)	Environmental objective of Taxonomy-aligned activities						Enabling activity (12)	Transitional activity (13)	Proportion of Taxonomy- aligned in Taxonomy- eligible (14)
					Climate change mitigation (6)	Climate change adaptation (7)	Water (8)	Circular Economy (9)	Pollution (10)	Biodiversity (11)
		%	mDKK	%	%	%	%	%	%	%	(E where applicable)	(T where applicable)%
Manufacture of medical products	1.2	100	0	0	0	0	0	0	0	0			0
Sum of aligned per objective				0	0	0	0	0	0	0
Total KPI (Turnover)		100		0	0	0	0	0	0	0			0
Table 5c – Proportion of CapEx from products or services associated with Taxonomy-eligible or Taxonomy-aligned economic activities – disclosure covering year 2025

Reported KPI		CapEx
Financial year (N)		2025
Economic Activities (1)	Code (2)	Proportion of Taxonomy- eligible CapEx (3)	Taxonomy- aligned KPI (4)	Taxonomy- aligned KPI (5)	Environmental objective of Taxonomy-aligned activities						Enabling activity (12)	Transitional activity (13)	Proportion of Taxonomy- aligned in Taxonomy- eligible (14)
					Climate change mitigation (6)	Climate change adaptation (7)	Water (8)	Circular Economy (9)	Pollution (10)	Biodiversity (11)
		%	mDKK	%	%	%	%	%	%	%	(E where applicable)	(T where applicable)%
Manufacture of medical products	1.2	42	0	0	0	0	0	0	0	0			0
Construction of new buildings	7.1	18	5,835	6	6	0	0	0	0	0			34
Renovation of existing buildings	7.2	3	0	0	0	0	0	0	0	0			0
Sum of aligned per objective				6	6	0	0	0	0	0
Total KPI (CapEx)		63	5,835	6	6	0	0	0	0	0			10
Novo Nordisk A/S – Novo Alle 1, 2880 Bagsværd, Denmark – CVR no. 24256790,
+45 4444 8888 (switchboard), novonordisk.com
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.
Date: February 4, 2026
Novo Nordisk A/S
Maziar Mike Doustdar
Chief Executive Officer